 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

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☐	Soliciting Material Pursuant to § 240.14a-12.

ANSWERS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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237 West 35th Street, Suite 1101
New York, NY 10001

Dear Fellow Stockholder:

You are cordially invited to attend the upcoming special meeting of stockholders of Answers Corporation (“Answers.com” or the “Company”), to be held on April 12, 2011, at  10:00 a.m., local time, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036.  Answers.com has entered into an Agreement and Plan of Merger, dated as of February 2, 2011 (the “merger agreement”), with AFCV Holdings, LLC, a Delaware limited liability company (“AFCV”), and A-Team Acquisition Sub, Inc. (“Merger Sub”), a Delaware corporation and an indirect wholly-owned subsidiary of AFCV.

Under the terms of the merger agreement, Merger Sub will be merged with and into Answers.com, with Answers.com continuing as the surviving corporation (the “merger”) and a wholly-owned subsidiary of AFCV.  If the merger is completed, then at the effective time of the merger, holders of Answers.com common stock will be entitled to receive $10.50 in cash, without interest, less any applicable withholding taxes, for each share of Answers.com common stock owned at the effective time of the merger.  In accordance with the Certificate of Designations, Numbers, Voting Powers, Preferences and Rights of the Series A convertible preferred stock of Answers.com (the “Series A stock”), holders of Series A stock will receive an amount in cash, without interest, for each share of Series A stock owned equal to $10.50 multiplied by (A) the stated value of  $101.76 plus accrued but unpaid dividends thereon accrued daily at the rate of 6% per annum calculated from the date on which the last regular quarterly dividend is paid in respect of the Series A stock to the effective time of the merger, divided by (B) $4.50. In accordance with the Certificate of Designations, Numbers, Voting Powers, Preferences and Rights of the Series B convertible preferred stock of Answers.com (the “Series B stock”), holders of Series B stock will receive an amount in cash without interest for each share of Series B stock owned equal to $10.50 multiplied by (A) the stated value of  $100.00 plus accrued but unpaid dividends thereon accrued daily at the rate of 6% per annum calculated from the date on which the last regularly quarterly dividend is paid in respect of the Series B stock to the effective time of the merger, divided by (B) $5.50.

Notice of the special meeting and the related proxy statement is enclosed.  Certain stockholders, including our chief executive officer, have agreed to vote shares representing approximately 27.3% of the Answers.com common stock and preferred stock outstanding, as of February 25, 2011, voting together as a single class on an as converted to common stock basis, in favor of the adoption of the merger agreement.

The accompanying proxy statement gives you detailed information about the special meeting and the merger and includes the merger agreement as Annex A.  The receipt of cash in exchange for shares of Answers.com common stock and preferred stock in the merger will constitute a taxable transaction for U.S. federal income tax purposes.  We encourage you to read the proxy statement and the merger agreement carefully in their entirety.

After careful consideration, our board of directors has determined that the merger and the merger agreement is fair to, and in the best interests of, Answers.com and its stockholders, and declared the merger to be advisable, and unanimously approved the merger agreement and the transactions contemplated thereby, including the merger.

Your vote is very important regardless of the number of shares you hold.  We cannot complete the merger unless holders of a majority of all outstanding shares of Answers.com common stock and preferred stock, voting, in person or by proxy and entitled to vote on the matter, together as a single class on an as converted to common stock basis, vote to adopt the merger agreement.  Our board of directors recommends that you vote “FOR” the adoption of the merger agreement.  The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement. We are also asking you to vote “FOR” any proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy by mail in the accompanying reply envelope, or submit your proxy by telephone or the Internet.  Stockholders who attend the meeting may revoke their proxies and vote in person. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares unless you obtain a valid legal proxy from such broker or nominee.  You should follow the directions provided by your broker or nominee regarding how to instruct such broker or nominee to vote your shares.

 If you submit your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” any proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you have any questions or need assistance with voting, please contact Okapi Partners, who is assisting us with the solicitation, toll-free at (877) 796-5274 or call collect at (212) 297-0720.

Our board of directors and management appreciate your continuing support of the Company, and we urge you to vote in favor of the adoption of the merger agreement.

Sincerely,

Robert Rosenschein
Chief Executive Office, President and Chairman

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated  February 28 , 2011, and is first being mailed to stockholders on or about March 1 , 2011.

237 West 35th Street, Suite 1101
New York, NY 10001

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on  April 12 , 2011

Dear Answers.com Stockholder:

Answers Corporation, a Delaware corporation (the “Company”), will hold a special meeting of stockholders at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, at  10:00 a.m., local time, on  April 12 , 2011, for the following purposes:

1. To adopt the Agreement and Plan of Merger, dated as of February 2, 2011 (the “merger agreement”), by and among the Company, AFCV Holdings, LLC, a Delaware limited liability company (“AFCV”), and A-Team Acquisition Sub, Inc. (“Merger Sub”), a Delaware corporation and an indirect wholly-owned subsidiary of AFCV, as such agreement may be amended from time to time.

2. To approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The board of the Company has unanimously approved the merger agreement and recommends that its stockholders vote “FOR” the adoption of the merger agreement. The board of directors of the Company also recommends that stockholders vote “FOR” any proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Only record holders of Answers.com common stock, Series A convertible preferred stock of Answers.com (the “Series A stock”) and Series B convertible preferred stock of Answers.com (the “Series B stock”) at the close of business on March 11 , 2011 are entitled to receive notice of, and will be entitled to vote at, the special meeting, including any adjournments or postponements of the special meeting. The list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices located at 237 West 35th Street, Suite 1101, New York, NY 10001, during ordinary business hours at least 10 days before the special meeting.

In connection with the execution of the merger agreement, the holders of our Series A stock and Series B stock, as well as our chief executive officer, solely in their capacities as stockholders, entered into voting agreements with AFCV and the Company, pursuant to which each of those stockholders agreed, among other things, to vote the shares of our capital stock over which these stockholders exercise voting control in favor of adoption of the merger agreement. These stockholders exercised voting control over approximately 27.3% of the shares of our common stock and preferred stock outstanding as of February 25, 2011, voting together as a single class on an as converted to common stock basis.  If the merger agreement is terminated in accordance with its terms, these voting agreements will also terminate.

We urge you to read the accompanying proxy statement carefully in its entirety as it sets forth details of the proposed merger and other important information related to the merger.

Under Delaware law, if the merger is completed, then at the effective time of the merger, holders of Answers.com stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery under Delaware law, subject to the satisfaction of the requirements for exercising and perfecting such rights. A copy of the full text of the applicable Delaware statutory provisions is included as Annex B to this proxy statement.

Your vote is important, regardless of the number of shares you hold, and we urge you to complete, sign, date and return your proxy card as promptly as possible by mail in the accompanying reply envelope, whether or not you expect to attend the special meeting.  If you are unable to attend the special meeting in person and you return your proxy card, your shares will be voted at the special meeting in accordance with your proxy.  You may also submit your proxy by telephone or electronically through the Internet by following the instructions included with your proxy card.  If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares unless you obtain a valid legal proxy from such broker or nominee.  You should follow the directions provided by your broker or nominee regarding how to instruct such broker or nominee to vote your shares. If you submit your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” any proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the proposal to adopt the merger agreement – so please vote.  If you do not vote, it will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal.

The merger is described in the accompanying proxy statement, which we urge you to read carefully in its entirety.  A copy of the merger agreement is attached as Annex A to the proxy statement.

By Order of the Board of Directors,

Caleb A. Chill
Vice President, General Counsel & Corporate Secretary
February 28 , 2011

i

ii

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this document and may not contain all of the information that is important to you. Answers.com encourages you to read carefully the remainder of this document in its entirety, including the attached annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting of stockholders. See also “Where You Can Find More Information” on page 76 of this document. We have included references to other portions of this document to direct you to a more complete description of the topics presented in this summary.

Summary of the Merger

Answers.com and, AFCV Holdings, LLC (“AFCV”), a portfolio company of Summit Partners L. P., a private equity fund  (“Summit”), have agreed to the merger of Answers.com and A-Team Acquisition Sub, Inc. (“Merger Sub”) under the terms of the merger agreement described in this document. We have attached the merger agreement as Annex A to this document. We encourage you to read the merger agreement carefully in its entirety because it is the legal document that governs the merger and related matters.

Under the terms of the merger agreement, Merger Sub, an indirect wholly-owned subsidiary of AFCV, will merge with and into Answers.com, and the separate corporate existence of Merger Sub will cease and Answers.com will be the surviving corporation.

The merger is subject to customary closing conditions, including adoption of the merger agreement by the stockholders of Answers.com.

Treatment of Answers.com Capital Stock, Options and Warrants (see page 55 of this document)

At the effective time of the merger, the capital stock and other securities of Answers.com will be treated as follows (except for shares held by our stockholders who do not vote in favor of adoption of the merger agreement and properly perfect the holder's appraisal rights under Delaware law):

●
Answers.com common stockholders will receive $10.50 in cash, without interest, and less any applicable withholding taxes, in exchange for each share of Answers.com common stock owned and outstanding at the effective time of the merger.

●
Holders of Series A convertible preferred stock of Answers.com (the “Series A stock”) will receive an amount in cash, without interest, in exchange for each share of Series A stock owned and outstanding at the effective time of the merger equal to $10.50 multiplied by (A) the stated value of $101.76 plus accrued but unpaid dividends thereon accrued daily at the rate of six percent (6%) per annum, calculated from the date on which the last regular quarterly dividend is paid in respect of the Series A stock to the effective time of the merger divided by (B) $4.50, and less any applicable withholding taxes.

●
Holders of Series B convertible preferred stock of Answers.com (the “Series B stock”) will receive an amount in cash, without interest, in exchange for each share of Series B stock owned and outstanding at the effective time of the merger equal to $10.50 multiplied by (A) the stated value of $100.00 plus accrued but unpaid dividends thereon accrued daily at the rate of six percent (6%) per annum, calculated from the date on which the last regular quarterly dividend is paid in respect of the Series B stock to the effective time of the merger divided by (B) $5.50, and less any applicable withholding taxes.

●
The holders of vested options to purchase Answers.com common stock will receive an amount in cash equal to the excess, if any, of (A) $10.50 multiplied by the number of shares underlying such options, over (B) the aggregate exercise price of such options, without interest and less any deductions and required withholding taxes, as applicable.  All unvested options to acquire Answers.com common stock outstanding immediately prior to the effective time of the merger will no longer constitute the right to acquire Answers.com common stock.  Instead, with respect to unvested options not held by our non-employee directors, on each date on which a portion of such unvested stock options would have become vested and exercisable, provided that such holder is still employed by the surviving corporation under the merger on such date, such holder will receive an amount in cash equal to the excess, if any, of $10.50 multiplied by the number of shares underlying such stock options which become vested on such date over the aggregate exercise price of such vested stock options, without interest and less any deductions and required withholding taxes, as applicable.  Each unvested option outstanding immediately prior to the effective time of the merger which is held by one of our non-employee directors will be accelerated and treated as a vested option in the merger. In addition, fifty percent of each of our executive officers’ respective unvested options will accelerate upon consummation of the merger, and if any such executive officer is terminated within 12 months following the merger, his remaining unvested options, at the time of termination, will become immediately vested.

●
Each warrant to purchase shares of Company common stock that is issued and outstanding immediately prior to the effective time of the merger will be fully exercised prior to the effective time or terminated at the effective time.  Following the closing, the holder of any such terminated warrant will be entitled to receive an amount in cash equal to the product of (A) the number of shares issuable upon exercise of such warrant, multiplied by (B) an amount equal to the excess, if any, of $10.50 less the per share exercise price for such warrant, without interest, subject to withholding taxes.

Recommendations of the Answers.com Board of Directors to Stockholders (see page 31 of this document)

After careful consideration and consultation with its financial and legal advisors, our board of directors has determined that the merger and the merger agreement is fair to, and in the best interests of, Answers.com and its stockholders, and declared the merger to be advisable.  Our board of directors recommends that Answers.com stockholders vote “FOR” the proposal to adopt the merger agreement. Our board of directors also recommends that Answers.com stockholders vote “FOR” any proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

For the factors considered by the Answers.com board of directors in reaching its decision to approve the merger agreement and the merger, see “The Merger — Recommendations of the Answers.com Board of Directors” beginning on page 31 of this document and “The Merger — Answers.com’s Reasons for the Merger” beginning on page 31 of this document.

Opinion of the Financial Advisor to the Answers.com Board of Directors (see page 36 of this document)

In connection with the merger, the board of directors of Answers.com received a written opinion, dated February 2, 2011, from the Company’s financial advisor, UBS Securities LLC (“UBS”), as to the fairness, from a financial point of view and as of the date of such opinion, of the $10.50 per share consideration to be received in the merger by holders of Answers.com common stock.  The full text of UBS’ written opinion, dated February 2, 2011, is attached to this proxy statement as Annex D.

UBS’ opinion was provided for the benefit of the Answers.com board of directors, in its capacity as such, in connection with, and for the purpose of, its evaluation of the $10.50 per share consideration to be received in the merger by holders of Answers.com common stock, and does not address any other aspect of the merger.  The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Answers.com or Answers.com’s underlying business decision to effect the merger.  The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger.  Holders of Answers.com common stock are encouraged to read UBS’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS.

Debt Financing of the Merger (see page 40 of this document)

The merger agreement does not contain any financing condition.  However, an affiliate of AFCV (the “borrower”) has obtained debt financing commitments from (i) Wells Fargo Bank, National Association (“Wells Fargo”) and (ii) Summit Partners Subordinated Debt Fund IV-A, L.P. and Summit Partners Subordinated Debt Fund IV-B, L.P. (collectively, the “Summit lenders”, and together with Wells Fargo, the “lenders”), on the terms and conditions set forth in the debt commitment letters each dated February 2, 2011 (collectively, the “debt commitment letters”) for the transactions contemplated by the merger agreement.  The commitment from Wells Fargo is to provide $50,000,000 in a senior secured term loan facility and the commitment from the Summit lenders is to provide $50,000,000 in exchange for senior subordinated notes.  The aggregate commitments of Wells Fargo and the Summit lenders, together with cash of Answers.com expected to be on hand at the time of the merger and other sources of cash available to AFCV, are expected to be sufficient for AFCV and Merger Sub to pay the aggregate merger consideration and all transaction expenses.

The Special Meeting of Answers.com Stockholders (see page 17 of this document)

The special meeting of the Answers.com stockholders will be held on  April 12 , 2011, at  10:00 a.m., local time, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036.  At the Answers.com special meeting of stockholders, Answers.com stockholders will be asked to vote on a proposal to adopt the merger agreement and, if necessary, to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Record Date; Stockholders Entitled to Vote (see page 17 of this document)

Stockholders of Answers.com are entitled to vote at the special meeting if they own shares of our capital stock at the close of business on the record date set by our board of directors for the special meeting. As of February 25, 2011, there were 8,134,602 shares of our common stock, 60,000 shares of Series A stock and 70,000 shares of our Series B stock outstanding. Each holder of our common stock will have one vote at the special meeting for each share of common stock owned at the close of business on the record date. Because each share of Series A stock and each share of Series B stock is voted on an as converted to common stock basis, the holder of a share of Series A stock owned at the close of business on February 25, 2011 would have  23.55  votes per share of Series A stock at the special meeting if the record date for the special meeting was February 25, 2011, and the holder of a share of Series B stock owned at the close of business on February 25, 2011 would have 19.10 votes per share of Series B stock at the special meeting, if the record date for the special meeting was February 25, 2011.

Required Stockholder Approval for the Merger

Adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Answers.com common stock, Series A stock and Series B stock (the Series A stock and the Series B stock, together, the “preferred stock”), voting, in person or by proxy and entitled to vote on the matter, together as a single class on an as converted to common stock basis.  If Answers.com stockholders do not adopt the merger agreement, the merger will not be completed. Failure to vote, in person or by proxy, will have the same effect as a vote against the adoption of the merger agreement.

The affirmative vote of the holders of at least a majority of the shares of Answers.com common stock and the preferred stock, voting, in person or by proxy and entitled to vote on the matter, together on an as converted to common stock basis, is required to approve any proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. Failure to vote, in person or by proxy, will have no effect on the approval of the adjournment proposal.

Brokers or other nominees who hold shares of Answers.com common stock in “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those customers’ shares with respect to the adoption of the merger agreement or approval of the adjournment proposal in the absence of specific instructions from those customers. Shares held by brokers or other nominees that are not voted due to the absence of instructions from their customers are sometimes referred to as broker “non-votes.” These non-voted shares of Answers.com common stock will not be counted as votes cast or shares voting and will have the same effect as votes “against” the adoption of the merger agreement. Assuming a quorum is present at the special meeting, non-voted shares of Answers.com common stock will have no effect on any proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

In connection with the merger agreement, the holders of our preferred stock, as well as our chief executive officer, solely in their capacities as stockholders, entered into voting agreements with AFCV pursuant to which each of those stockholders agreed, among other things, to vote the shares of our capital stock over which they exercise voting control in favor of adoption of the merger agreement. These stockholders exercised voting control over an aggregate of 300,960 shares of our common stock, and all of our preferred stock outstanding as of February 25, 2011, which constitutes approximately 27.3% of the shares of our common stock and preferred stock outstanding on that date, voting together as a single class on an as converted to common stock basis.

Conditions to Completion of the Merger (see page 69 of this document)

Conditions to the Obligations of AFCV and Merger Sub.  The obligations of AFCV and Merger Sub to consummate the merger depend upon the satisfaction or waiver, where permitted by the merger agreement, of each of the following conditions:

●	the Answers.com stockholders, by an affirmative vote, shall have adopted the merger agreement;

●	no governmental entity shall have enacted any statute, rule or order making the merger illegal or shall have prohibited or prevented the consummation of the merger;

●	all applicable waiting periods under the HSR Act shall have expired or early termination of those waiting periods shall have been granted;

●
each of Answers.com’s representations and warranties (except those addressing subsidiaries, Answers.com’s Israeli subsidiary, Answers.com’s capital structure, Answers.com’s authority to enter into the merger agreement, any brokers’ and finders’ fees of Answers.com, the UBS fairness opinion and takeover statutes and rights plans) contained in the merger agreement must be true and correct, both as of the date of the merger agreement and as of the closing date of the merger (subject to certain exceptions), except to the extent that the failure of any of those representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Answers.com;

●
each of Answers.com’s representations and warranties addressing Answers.com’s authority to enter into the merger agreement, any brokers’ and finders’ fees of Answers.com, the UBS fairness opinion and takeover statutes and rights plans must be true and correct in all material respects, both as of the date of the merger agreement and as of the closing date of the merger (subject to certain exceptions);

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Answers.com’s representations and warranties relating to its capital structure must be true and correct except to the extent an inaccuracy would result in an increase in the consideration payable by AFCV to the stockholders of Answers.com by 0.5% or more;

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Answers.com’s representations and warranties relating to subsidiaries and its Israeli subsidiary must be true and correct except to the extent an inaccuracy would not reasonably be expected to have, in the aggregate, more than an insignificant adverse effect on AFCV or Answers.com’s ownership or control of Answers.com’s Israeli subsidiary (or any other subsidiary of Answers.com) or on the ability of AFCV, Answers.com or subsidiaries of Answers.com to own or control their respective assets or conduct their respective businesses;

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Answers.com shall have complied with all of its covenants and obligations under the merger agreement in all material respects and delivered to the other party a certificate to that effect signed by an officer of Answers.com;

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Answers.com shall not have suffered any material adverse effect which is continuing as of the closing of the merger and Answers.com shall have delivered to AFCV a certificate to that effect signed by an officer of Answers.com;

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there shall be no pending or threatened government litigation challenging or seeking to restrain or prohibit the consummation of the merger, seeking to impose any restraint under applicable antitrust or competition laws, or where an unfavorable judgment has had, or would reasonably be expected to have, a material adverse effect on Answers.com;

●	immediately prior to the effective time of the merger, Answers.com and its subsidiaries shall have unrestricted cash on hand of at least $25,900,000, less cash expended for certain specified items;

●	Answers.com shall have delivered to AFCV certain third party consents, which have been obtained by Answers.com; and

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the Israeli Subsidiary shall have received written approval from the Investment Center established under the Israeli Law for the Encouragement of Capital Investment, 5719-1959, as amended (the “Investment Center”), which approval was obtained on February 7, 2011.

Conditions to the Obligations of Answers.com.  The obligations of Answers.com to consummate the merger depend upon the satisfaction or waiver, where permitted by the merger agreement, of each of the following conditions:

●	the Answers.com stockholders, by an affirmative vote, shall have adopted the merger agreement;

●	no governmental entity shall have enacted any statute, rule or order making the merger illegal or having prohibited or prevented the consummation of the merger;

●	all applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted;

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each of AFCV and Merger Sub’s representations and warranties contained in the merger agreement must be true and correct, both as of the date of the merger agreement and as of the closing date of the merger, except to the extent that the failure of any such representations and warranties to be so true and correct does not prevent AFCV and Merger Sub from consummating the merger in accordance with the terms of the merger agreement and applicable legal requirements; and

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AFCV and Merger Sub shall have complied with all of their covenants and obligations under the merger agreement in all material respects and delivered to the other party a certificate to such effect signed by an officer of AFCV.

For the definition of “material adverse effect,” see “The Merger Agreement — Representations and Warranties” on page 57 of this document.

Limitation on Answers.com's Ability to Consider Other Acquisition Proposals (see page 66 of this document)

Under the terms of the merger agreement, subject to certain exceptions described below, Answers.com has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, employees, affiliates, investment bankers, attorneys, accountants, or other agents, advisors or representatives to, directly or indirectly:

●	solicit, initiate, seek, knowingly encourage or facilitate, support or induce any inquiry with respect to, or the making, submission or announcement of, any alternative transaction proposal;

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participate or otherwise engage in any discussion or negotiations regarding, or furnish to any person any non-public information or grant access to its books, records or personnel with respect to, or take any action to facilitate any inquiring or the making of any proposal that is or may lead to an alternative transaction proposal;

●	grant any person a waiver or release under any standstill or similar agreement or approve any transaction covered by any such standstill or similar agreement;

●	approve, endorse or recommend any alternative transaction proposal; or

●	enter into any letter of intent or any contract or commitment with respect to an alternative transaction proposal.

Under the merger agreement, Answers.com and its subsidiaries, and their respective representatives, are required to cease all activities, discussions or negotiations that may have been ongoing as of the date of the merger agreement with any third parties with respect to any alternative transaction proposal.  Further, Answers.com agreed, except as otherwise permitted under the merger agreement and described below, that its board of directors shall not withdraw, amend, qualify or modify its recommendation of the merger agreement and the merger.

Notwithstanding the prohibitions described above, if prior to obtaining Answers.com’s stockholder adoption of the merger agreement, Answers.com receives an unsolicited, bona fide alternative transaction proposal, and, among other things, the Answers.com board of directors determines (after consultation with its outside financial and legal advisors) (i) that the alternative transaction proposal is or is reasonably likely to become a “superior proposal,” and (ii) that it is required to take the following actions in order to comply with its fiduciary obligations to its stockholders under Delaware Law, and provided that Answers.com has given AFCV at least 24 hours’ prior written notice of its intention to take any of the following actions, and has disclosed to AFCV the identity of such third party and the material terms and conditions of such alternative transaction proposal, then Answers.com may:

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furnish non-public information to the third party making such alternative transaction proposal under an executed confidentiality agreement, which includes a standstill provision, on terms at least as restrictive as the confidentiality agreement between AFCV and Answers.com and provided that such non-public information be furnished to AFCV; and

●	engage in discussions or negotiations with the third party with respect to an alternative transaction proposal.

In response to a superior proposal or an “intervening event,” the Answers.com board may change its recommendation to the stockholders of Answers.com with respect to adoption of the merger agreement, if:

●	in the case of a superior proposal, the proposal has not been withdrawn and continues to be a superior proposal;

●	approval of the merger agreement by Answers.com’s stockholders has not yet been obtained;

●	Answers.com has:

-
delivered to AFCV written notice at least three business days prior to publicly changing its recommendation and provided to AFCV certain information regarding the superior proposal or intervening event;

-	provided to AFCV all materials and information delivered to the third party making the superior proposal; and

-
during this three business day period, if requested by AFCV, engaged in good faith negotiations to amend the merger agreement in such a manner that the superior proposal would no longer be a superior proposal or, in the case of an intervening event, which obviates the need for a change of recommendation to comply with its fiduciary obligations to Answers.com’s stockholders under Delaware law;

●
AFCV has not, within the aforementioned three business day period, made an offer in writing such that the Answers.com board of directors has in good faith determined that the superior proposal is no longer a superior proposal or, in the case of an intervening event, which obviates the need for the Answers.com board to change its recommendation to comply with its fiduciary obligations to Answers.com stockholders under Delaware law;

●
the board has concluded, after consultation with its outside legal counsel, that in light of the superior proposal or intervening event, and after considering any adjustments proposed by AFCV, that it is required to change its recommendation to comply with its fiduciary obligations under Delaware Law; and

●
Answers.com has previously complied with the provisions summarized under this section and under the section entitled “The Merger Agreement — Answers.com Meeting of Stockholders” beginning on page 65 of this document.

Notwithstanding a change in the recommendation of the board, Answers.com remains obligated to hold the special meeting of the stockholders to adopt the merger agreement, unless the merger agreement has been properly terminated.

For the definitions of “alternative transaction proposal” and “superior proposal,” see “The Merger Agreement — Limitation on Answers.com’s Ability to Consider Other Acquisition Proposals” beginning on page 66 of this document.

Termination of the Merger Agreement (see page 70 of this document)

 The merger agreement may be terminated:

●	by mutual written consent of AFCV and Answers.com;

●
by either AFCV or Answers.com, if the merger has not been consummated by July 5, 2011, but not by a party whose action or failure to act is the principal cause of or has resulted in the failure of the merger to occur;

●
by either AFCV or Answers.com, if any legal requirement makes the merger illegal or if any governmental entity issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger which is final and nonappealable, but not by a party whose action or failure to act is the principal cause of or resulted in the failure of the merger to occur;

●
by either AFCV or Answers.com, if the stockholders of Answers.com fail to adopt the merger agreement at the meeting called for that purpose, but not by Answers.com where its action or failure to act is a principal cause of the failure of the stockholders of Answers.com to adopt the merger agreement;

●
by AFCV, if the board of directors of Answers.com has changed its recommendation with respect to the merger or taken certain other specified actions which are inconsistent with the obligation of the board of directors to recommend the merger, or if Answers.com is in material breach of its obligations under the merger agreement with respect to alternative transaction proposals or its covenant to hold the stockholders meeting;

●
by Answers.com, as a result of the breach by AFCV of its representations, warranties, covenants or agreements under the merger agreement or if any representation or warranty of AFCV shall have become untrue, such that the applicable conditions to the merger would not be satisfied, subject to a twenty day cure period;

●
by AFCV, as a result of the breach by Answers.com of its representations, warranties, covenants or agreements under the merger agreement or if any representation or warranty of Answers.com shall have become untrue, such that the applicable conditions to the merger would not be satisfied, subject to a twenty day cure period;

●	by AFCV, if a material adverse effect on Answers.com has occurred, subject to a twenty day cure period;

●
by Answers.com, if the conditions to the merger have been satisfied (other than those that by their terms are satisfied at the closing), Answers.com is ready, willing and able to consummate the merger and has not materially breached any of its representations, warranties, covenants or agreements under the merger agreement, and on July 5, 2011 AFCV has not received the proceeds of its financing; or

●
by Answers.com, if prior to the stockholders meeting its board of directors has changed its recommendation to the stockholders on account of a superior proposal in accordance with the terms of the merger agreement, it terminates the merger agreement solely to enter into a definitive agreement with respect to the superior proposal, and it concurrently pays to AFCV a termination fee (see below).

Termination Fee and Expenses (see page 71 of this document)

Answers.com is obligated to pay to AFCV a cash termination fee of $4,600,000 if the merger agreement is terminated by AFCV in the event that:

●
the stockholders of Answers.com fail to adopt the merger agreement and (i) at such time the conditions to AFCV’s financing have been or would reasonably be expected to be satisfied, (ii) an alternative transaction proposal has become publicly known and the valuation per share of Answers.com for purposes of the proposal is equal to or greater than the price contemplated by the merger, and (iii) within twelve months following termination of the merger agreement, an alternative transaction proposal is consummated, or Answers.com enters into a letter of intent or any contract or commitment contemplating an alternative transaction proposal which is subsequently consummated;

●
the board of directors of Answers.com has changed its recommendation with respect to the merger or taken certain other specified actions which are inconsistent with the obligation of the board of directors to recommend the merger, or if Answers.com is in material breach of its obligations under the merger agreement with respect to alternative transaction proposals or its covenant to hold the stockholders meeting; or

●
either the merger has not been consummated by July 5, 2011 and all conditions to the merger are satisfied other than the conditions relating to the representations, warranties, covenants and agreements of Answers.com, or Answers.com breaches its representations, warranties, covenants or agreements under the merger agreement such that the applicable conditions to the merger would not be satisfied, and (i) an alternative transaction proposal has become publicly known or is known to the board of directors of Answers.com and the valuation per share of Answers.com for purposes of the proposal is equal to or greater than the price contemplated by the merger, and (ii) within twelve months following termination of the merger agreement, an alternative transaction proposal is consummated, or Answers.com enters into a letter of intent or any contract or commitment contemplating an alternative transaction proposal which is subsequently consummated.

Answers.com is also obligated to pay to AFCV a cash termination fee of $4,600,000 if the merger agreement is terminated by Answers.com if, prior to the stockholders meeting, its board of directors changes its recommendation to the stockholders on account of a superior proposal in accordance with the terms of the merger agreement, and it terminates the merger agreement solely to enter into a definitive agreement with respect to the superior proposal.

In addition, Answers.com is obligated to pay to AFCV up to $1,000,000 of its reasonable and documented out-of-pocket expenses (A) if the stockholders of Answers.com do not adopt the merger agreement by reason of the willful, knowing and material breach of the merger agreement by Answers.com, (B) if the merger agreement is terminated by AFCV if the board of directors of Answers.com has changed its recommendation with respect to the merger or taken certain other specified actions which are inconsistent with the obligation of the board of directors to recommend the merger or if Answers.com is in material breach of its obligations under the merger agreement with respect to alternative transaction proposals or its covenant to hold the stockholders meeting, or (C) if the merger agreement is terminated by Answers.com, if, prior to the stockholders meeting, its board of directors changes its recommendation to the stockholders on account of a superior proposal in accordance with the terms of the merger agreement, and it terminates the merger agreement solely to enter into a definitive agreement with respect to the superior proposal.

AFCV is obligated to pay to Answers.com a cash termination fee of $7,600,000 if the merger agreement is terminated by Answers.com if (i) the conditions to the merger have been satisfied (other than those that by their terms are satisfied at the closing), (ii) Answers.com is ready, willing and able to consummate the merger and has not materially breached any of its representations, warranties, covenants or agreements under the merger agreement, and (iii) on July 5, 2011 AFCV has not received the proceeds of its financing.

In addition, AFCV is obligated to pay to Answers.com up to $1,000,000 of its reasonable and documented out-of-pocket expenses, upon termination of the merger agreement by Answers.com if AFCV has not received the proceeds of its debt financing by July 5, 2011, but only if the failure of AFCV to have received the proceeds of its financing is due to AFCV’s willful, knowing and material breach of the merger agreement.

Interests of Answers.com Directors and Executive Officers in the Merger (see page 41 of this document)

When considering our board of directors’ recommendation that Answers.com stockholders vote in favor of the proposal to adopt the merger agreement, Answers.com’s stockholders should be aware that our directors and executive officers may have interests in the merger that differ from, or are in addition to, the interests of other Answers.com stockholders.  These interests create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger.  Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement and the transactions contemplated thereby, including the merger.

These interests include the following:

●	indemnification rights and coverage for our officers and directors will continue under existing policies or new directors’ and officers’ liability insurance policies;

●	outstanding unvested options held by our non-employee directors will accelerate and be cashed out upon consummation of the merger;

●
(a) fifty percent of each of our executive officers unvested options will accelerate upon consummation of the merger, and (b) if any such executive officer is terminated within 12 months following the merger, his remaining unvested options, at the time of termination, will become immediately vested;

●
certain of our executive officers, pursuant to the terms of their employment agreements, will be entitled to receive an additional month's notice prior to termination, if termination occurs within 12 months following the merger;

●	all of our executive officers will be entitled to receive change of control bonuses upon the consummation of the merger pursuant to “single-trigger” change of control arrangements; and

●
two of our directors, Thomas Dyal and Allen Beasley, are partners of the venture capital fund Redpoint Ventures (“Redpoint”) and were appointed to our board of directors by affiliates of Redpoint which hold preferred stock.

See the section entitled “The Merger — Interests of our Directors and Executive Officers in the Merger” beginning on page 41 of this document.

Regulatory Matters (see page 50 of this document)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), prohibits us from completing the merger until we have furnished required information and materials to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”), and the required waiting period has ended or been early terminated. On February 17, 2011, certain affiliates of AFCV and Answers.com made the required filings concerning the merger with the DOJ and the FTC under the HSR Act.

The change in the composition of our stockholders in connection with the merger requires the approval of the Investment Center. The approval of the Investment Center in connection with the merger is a condition to completion of the merger, which approval was obtained on February 7, 2011.

Material U.S. Federal Income Tax Consequences (see page 48 of this document)

The exchange of shares of Answers.com common stock and preferred stock for cash in the merger will be a taxable transaction to our stockholders for U.S. federal income tax purposes.  In general, a U.S. Holder (as defined below) who receives cash for shares of Answers.com common stock and preferred stock pursuant to the merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of Answers.com common stock and preferred stock.  See “Certain Material U.S. Federal Income Tax Consequences” beginning on page 10 for more information regarding the U.S. federal income tax consequences of the merger to holders of shares of Answers.com common stock and preferred stock.  Because individual circumstances may differ, we urge holders of Answers.com common stock and preferred stock to consult their tax advisors for a complete analysis of the effect of the merger on their U.S. federal, state and local and/or non−U.S. taxes.

Appraisal Rights (see page 44 of this document)

Under Delaware law, if an Answers.com stockholder does not wish to receive the cash consideration for each share of Answers.com stock payable in the merger, that stockholder’s may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of that stockholder shares by the Delaware Court of Chancery, subject to the satisfaction of the requirements for exercising and perfecting those rights. This value could be more than, less than or equal to the value of the merger consideration provided for in the merger agreement. This right to appraisal is subject to a number of restrictions and technical requirements discussed in greater detail on page 19 of this document.

Delisting and Deregistration of Answers.com common stock (see page 51 of this document)

If the merger is completed, Answers.com’s common stock will be delisted from The NASDAQ Capital Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Thereafter, the provisions of the Exchange Act will no longer apply to us, including the requirements to file periodic reports with the SEC and to furnish a proxy or information statement to our stockholders in connection with meetings of our stockholders.

Exchange Agent

American Stock Transfer & Trust Company, LLC will act as the exchange agent in connection with the merger.

Legal Proceedings Regarding the Merger (see page 52 of this document)

Between February 4, 2011 and February 11, 2011, six separate and substantially identical purported stockholder class action complaints were filed in the Supreme Court of New York in New York County, State of New York and the Court of Chancery in the State of Delaware, naming as defendants Answers.com, all the members of the Answers.com board of directors, AFCV, and certain other defendants. The plaintiffs generally allege that, in connection with the approval of the merger agreement, the members of the Answers.com board of directors breached their fiduciary duties owed to Answers.com stockholders by, among other things, failing to take steps to maximize the value of Answers.com to its stockholders and because the merger price of $10.50 per share allegedly does not reflect the true value of Answers.com stock. The plaintiffs further allege that AFCV and certain of the other defendants, aided and abetted the members of the Answers.com board of directors in the alleged breaches of their fiduciary duties. The plaintiffs seek among other things an order enjoining the members of the Answers.com board of directors from consummating the transactions contemplated by the merger agreement, and damages and attorneys’ fees. The outcome in these lawsuits could have an impact on the consummation of the merger. Answers.com and the other defendant parties intend to defend these lawsuits vigorously and believe them to have no merit.

QUESTIONS & ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions about the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that are important to you as a stockholder of Answers.com. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, including in its annexes, all of which you should read carefully in their entirety. See also “Where You Can Find More Information” beginning on page 76.

Throughout this proxy statement, all references to the “Company,” “Answers.com,” “we,” “us,” and “our” refer to Answers Corporation and its subsidiary, unless otherwise indicated or the context otherwise requires.

Q:	Why am I receiving this document?

A:
Answers.com, AFCV and Merger Sub, an indirect wholly-owned subsidiary of AFCV, have agreed to effectuate the merger of Merger Sub with and into Answers.com under the terms of the merger agreement that is described in this document.  A copy of the merger agreement is attached to this document as Annex A. You should carefully read the merger agreement in its entirety.

In order for the merger to be completed, Answers.com stockholders holding at least a majority of the outstanding shares of our common stock and preferred stock, voting, in person or by proxy and entitled to vote on the matter, together as a single class on an as converted to common stock basis, must vote to adopt the merger agreement.  Because the vote is based on the number of shares outstanding rather than the number of votes cast, failure to vote your shares and abstentions will have the same effect as voting against the approval and adoption of the merger agreement.

We will hold a special meeting of stockholders to seek this approval. This document contains important information about the merger and the special meeting of stockholders.

Your vote is important regardless of the number of shares you hold. We encourage you to vote as soon as possible. The enclosed voting materials allow you to vote your shares without attending the special meeting of stockholders in person.

For specific information regarding the merger agreement, see “The Merger Agreement” beginning on page 54 of this document.

Q
When and where is the special meeting of our stockholders?

The special meeting of Answers.com stockholders will be held on  April 12 , 2011, at  10:00  a.m., local time, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036.

Q:
Who is entitled to vote at the special meeting?

Only record holders of Answers.com common stock, the Series A stock and the Series B stock at the close of business on  March 11 , 2011, are entitled to receive notice of, and will be entitled to vote at, the special meeting, including any adjournments or postponements of the special meeting.

Q:	What will happen in the merger?

A:
Answers.com will be acquired by AFCV in a cash merger transaction.  At the closing, Answers.com will become a wholly-owned subsidiary of AFCV.  As a result, shares of Answers.com common stock will no longer be listed on any stock exchange, including The NASDAQ Capital Market, and will be deregistered under the Exchange Act.

Q:	What will an Answers.com stockholder receive if the merger occurs?

A:
Answers.com common stockholders will receive $10.50 in cash, without interest, less any applicable withholding taxes, in exchange for each share of Answers.com common stock owned and outstanding at the effective time of the merger, unless the holder thereof does not vote in favor of adoption of the merger agreement and properly perfects the holder’s appraisal rights under Delaware law.

In accordance with the Certificate of Designations, Numbers, Voting Powers, Preferences and Rights of the Series A stock, holders of Series A stock will receive an amount in cash without interest for each share owned equal to $10.50 multiplied by (A) the stated value of  $101.76 plus accrued but unpaid dividends thereon accrued daily at the rate of 6% per annum calculated from the date on which the last regular quarterly dividend is paid in respect of the Series A stock to the effective time of the merger, divided by (B) $4.50.

In accordance with the Certificate of Designations, Numbers, Voting Powers, Preferences and Rights of the Series B stock, holders of Series B stock will receive an amount in cash without interest for each share owned equal to $10.50 multiplied by (A) the stated value of  $100.00 plus accrued but unpaid dividends thereon accrued daily at the rate of 6% per annum calculated from the date on which the last regularly quarterly dividend is paid in respect of the Series B stock to the effective time of the merger, divided by (B) $5.50.

Q:	Will I have appraisal rights if I dissent from the merger?

A:
Yes.  Under the Delaware General Corporation Law, you have the right to seek appraisal of the fair market value of your shares, as determined by the Delaware Court of Chancery, if the merger is completed, but only if (a) you do not vote in favor of adoption of the merger agreement, (b) you deliver a written demand for appraisal (as described elsewhere in this proxy statement) and (c) you continuously hold through the effective time of the merger the shares for which you demand appraisal.  See “The Merger — Appraisal Rights” beginning on page 44 of this document for a more detailed discussion of appraisal rights and the text of Section 262 of the Delaware General Corporation Law attached as Annex B to this proxy statement.

Q:	What constitutes a quorum at the special meeting?

A:	A quorum at the special meeting shall consist of a majority of the shares entitled to vote at the special meeting of Answers.com stockholders.

Q:	What vote of Answers.com stockholders is required to adopt the merger agreement?

A:
Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Answers.com common stock and preferred stock, voting, in person or by proxy and entitled to vote on the matter, together as a single class on an as converted to common stock basis, outstanding as of the record date for the special meeting.

Answers.com and AFCV have entered into voting agreements with (i) Robert Rosenschein, Answers.com’s chief executive officer, and (ii) certain affiliates of Redpoint, which stockholders together exercised voting control of approximately 27.3% of the Answers.com common stock and preferred stock outstanding, voting together as a single class on an as converted to common stock basis, as of February 25, 2011.  Under these voting agreements, Mr. Rosenschein and Redpoint’s affiliates have agreed, among other things, to vote their shares in favor of the proposal to adopt the merger agreement.  See “The Voting Agreements” beginning on page 72 of this document for a more detailed discussion of the voting agreements with Mr. Rosenschein and Redpoint’s affiliates. The voting agreements are attached as Annexes C-1 and C-2, respectively, to this proxy statement.

Q:
What vote of Answers.com stockholders is required to approve any proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement?

A:
Approval of the proposal to adjourn the special meeting to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of Answers.com common stock and preferred stock entitled to vote on the matter, voting together as a single class on an as converted to common stock basis, and present in person or by properly executed proxy at the special meeting.

Q:	How does the board of directors of Answers.com recommend that I vote?

A:	After careful consideration and consultation with its financial and legal advisors, the Answers.com board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of Answers.com and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger. Our board of directors recommends that Answers.com stockholders vote “FOR” the proposal to adopt the merger agreement. Our board of directors also recommends that Answers.com stockholders vote “FOR” any proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

See “The Merger — Recommendations of the Answers.com Board of Directors” beginning on page 31 of this document for a more detailed discussion of the recommendation of the Answers.com board of directors.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement, including its annexes, carefully and in its entirety and consider how the merger will affect you. If you are a stockholder of record, you can ensure your shares are voted at the special meeting by completing, dating, signing and returning the enclosed proxy card in the enclosed prepaid envelope or by voting through the Internet or by telephone. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker, bank or other nominee how to vote, as discussed below. DO NOT return your stock certificate(s) with your proxy card.

Q:	How do I cast my vote?

A:	If you are the record owner of your shares of Answers.com common stock or preferred stock, you may vote by:

● Internet using the Internet voting instructions printed on your proxy card;

● telephone using the telephone number printed on your proxy card;

● signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope; or

● attending the special meeting and voting in person, as more fully described below.

If you hold your shares in “street name,” you should follow the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the adoption of the merger agreement.

Q:	What if I do not vote?

A:	An abstention from voting or a broker non-vote will have the effect of a vote against the merger proposal but will not have any effect on any proposal to adjourn the special meeting.

Q:	If my broker, bank or other nominee holds my shares in “street name,” will they vote my shares?

A:	Yes, but only if you instruct your broker, bank or other nominee how to vote your shares. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not provide instruction on how to vote your shares, your shares will not be voted and the effect will be the same as a vote by you against the adoption of the merger agreement, but will not have an effect on any proposal to adjourn the special meeting. We urge you to contact your broker, bank or other nominee promptly to ensure that your vote is counted.

Q:	May I attend the special meeting and vote in person?

A:	Yes. All stockholders as of the record date may attend the special meeting and vote in person. If your shares of our common stock are held in “street name,” you must obtain a legal proxy from your broker, bank or other nominee and bring your statement evidencing your beneficial ownership of our common stock in order to attend the special meeting and vote in person.

Whether or not you plan to attend the special meeting, please submit your proxy or voting instructions through the Internet or by telephone or complete, date, sign and return, as promptly as possible, the enclosed proxy card or voting instructions in the enclosed prepaid envelope.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes, if you submit your proxy through the Internet or by telephone or mail, you may revoke your proxy at any time before the vote is taken at the special meeting in any of the following ways:

● granting a proxy through the Internet or by telephone after the date of your original proxy and before the deadlines for voting included on your proxy card;

● submitting a later-dated proxy by mail before your earlier-dated proxy is voted at the special meeting;

●
giving written notice of the revocation of your proxy to our Corporate Secretary at 237 West 35th Street, Suite 1101, New York, NY 10001, that is actually received by our Corporate Secretary prior to the special meeting; or

● voting in person at the special meeting.

Your attendance in person at the special meeting alone does not automatically revoke your proxy. If you have instructed your broker, bank or other nominee to vote your shares, the above-described options for revoking your proxy do not apply. Instead, you must follow the directions provided by your broker, bank or other nominee to change your vote.

Q:	Do any of Answers.com’s directors or officers have interests in the merger that may differ from those of other Answers.com stockholders?

A:	Yes, you should read “The Merger — Interests of Answers.com Directors and Executive Officers in the Merger” beginning on page 41 of this document for a more detailed discussion of these interests.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be consummated. If you transfer your shares of Answers.com stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will have transferred the right to receive the merger consideration to be received by our stockholders in the merger. In order to receive the merger consideration, you must hold your shares through the consummation of the merger.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed you will receive written instructions from the exchange agent on how to exchange your stock certificates for the merger consideration. If your shares of Answers.com com stock are represented by stock certificates, please do not send in your stock certificates with your proxy.

Q:	When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as practicable after the special meeting of stockholders and currently expect to complete the merger in the second calendar quarter of 2011. In addition to obtaining stockholder approval, we must satisfy all other closing conditions contained in the merger agreement, including the expiration or termination of applicable regulatory waiting periods under the HSR Act.  We cannot predict the exact timing of the completion of the merger.

Q:	What are the material U.S. federal income tax consequences of the merger?

A:
If you are a U.S. holder of our common stock and preferred stock, the receipt of cash by you in exchange for your shares of Answers.com common stock and preferred stock in the merger generally will be a taxable transaction to you for U.S. federal income tax purposes.  If you are a non-U.S. holder of our common stock and preferred stock, the receipt of cash by you in exchange for your shares of Answers.com common stock and preferred stock in the merger generally will not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections with the United States, but may be a taxable transaction to you under applicable foreign tax laws.  See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 48 of this document for a more detailed discussion of the U.S. federal income tax consequences of the merger to holders of Answers.com common stock and preferred stock.  The tax consequences of the merger to our stockholders may vary depending upon the particular circumstances of each stockholder.  You should consult your own tax advisor as to the tax consequences to you of the merger, including the consequences under any applicable state, local, foreign or other tax laws.

Q:	What are the material Israeli tax consequences of the merger?

A:
Absent receipt of the ruling or exemption discussed below, Answers.com stockholders will generally be subject to Israeli withholding tax at the rate of 20% (for individuals) and 25% (for corporations) on the gross consideration received in the merger. Following the execution of the merger agreement, Answers.com filed a request for tax rulings from the Israeli Tax Authority with respect to the withholding tax applicable to payments of consideration in the merger to Answers.com stockholders and optionholders. See “The Merger — Material Israeli Tax Consequences of the Merger” beginning on page 50 of this document for a more detailed discussion of the Israeli tax consequences of the merger to holders of Answers.com common stock and preferred stock. The tax consequences of the merger to our stockholders may vary depending upon the particular circumstances of each stockholder. You should consult your own tax advisor as to the tax consequences to you of the merger, including the consequences under any applicable state, local, foreign or other tax laws.

Q:	Who is paying for this proxy solicitation?

A:
This solicitation is made on behalf of the Answers.com board of directors, and Answers.com will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks, brokers and other custodians, nominees and fiduciaries, for forwarding proxy materials to their principals.  Proxies may be solicited, without extra compensation, by Answers.com’s officers, directors and employees by mail, telephone, fax, personal interviews or other methods of communication.  Answers.com has engaged Okapi Partners LLC (“Okapi Partners”) to assist it in the distribution and solicitation of proxies.  Answers.com estimates that it will pay Okapi Partners fees of approximately $30,000 for its services and will reimburse Okapi Partners for reasonable out-of-pocket expenses.

Q:	Who can help answer my questions?

A:
If you have additional questions about the matters described in this document or how to submit your proxy, or if you need additional copies of this document, you should contact our proxy solicitor, Okapi Partners:

Okapi Partners LLC 437 Madison Avenue, 28th Floor New York, NY 10022 Telephone: (877) 796-5274 (toll-free for stockholders) Email: info@okapipartners.com

You may also obtain additional information about Answers.com from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 76 of this document.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger.  These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “The Merger,” “The Merger — Answers.com’s Reasons for the Merger” and “The Merger — Opinion of the Financial Advisor to the Answers.com Board of Directors” and in statements containing words such as “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “likely to become,” “intend,” “plan,” “believe” and other similar expressions.  You should be aware that forward-looking statements involve known and unknown risks and uncertainties.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations or on the merger and related transactions.  These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law.  In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements and other factors and matters which we believe could cause actual results to differ materially from the forward-looking statements in our current filings:

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

●	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

●	the failure of the merger to close for any other reason;

●	the effect of the announcement of the merger on our user and partner relationships, operating results and business generally;

●	the risk that the merger disrupts our current plans and operations, and limits our ability to respond effectively to competitive pressures, industry developments and future opportunities;

●	the amount of the costs, fees, expenses and charges related to the merger;

●	actual and potential litigation relating to the merger;

●	our ability to meet any of our internal financial forecasts, including those described under “The Merger — Provision of Certain Financial Forecasts” beginning on page 30 of this document; and

●	other risks and uncertainties detailed in our current filings with the SEC, including our most recent filings on Forms 10-K, 10-Q and 8-K.

You can obtain copies of our Forms 10-K, 10-Q and 8-K and our other filings for free at the SEC website at www.sec.gov or from commercial document retrieval services.

The term “Answers.com” used in this document is a trademark of Answers Corporation.

SPECIAL MEETING OF STOCKHOLDERS OF ANSWERS CORPORATION

Date, Time and Place of Meeting

The accompanying proxy is solicited by the board of directors of Answers.com for use at the special meeting of stockholders to be held on April 12 , 2011, at 10:00 a.m., local time, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036.

These proxy solicitation materials were mailed on or about March 1 , 2011 to all stockholders entitled to vote at the special meeting.

Record Date; Shares Entitled to Vote; Outstanding Shares

The Answers.com board of directors has fixed the close of business on  March 11 , 2011 as the record date for determining the stockholders of Answers.com entitled to notice of, and to vote at, the special meeting of stockholders or any adjournment thereof.  Only Answers.com stockholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting of stockholders or any adjournments thereof.  As of February 25, 2011, there were 8,134,602 shares of Answers.com common stock, 60,000 shares of Series A stock (convertible into 1,412,991 shares of common stock) and 70,000 shares of Series B stock (convertible into 1,337,165 shares of common stock) issued and outstanding and expected to be entitled to vote at the Answers.com special meeting of stockholders.  Answers.com common stockholders will have one vote for each share of Answers.com common stock that they owned on the record date.  Answers.com preferred stockholders will have the number of votes, which is equal to the number of shares of common stock into which the shares of preferred stock could have been converted on the record date.

The list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices located at 237 West 35th Street, Suite 1101, New York, NY 10001, during ordinary business hours at least 10 days before the special meeting.

Purpose of the Special Meeting of Stockholders

At the special meeting of stockholders, our stockholders will be asked to:

1.  Consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 2, 2011, by and among the Company, AFCV and Merger Sub; and

2.  Consider and vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendations of our Board of Directors

After careful consideration and consultation with its financial and legal advisors, our board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of Answers.com and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger.  Our board of directors recommends that Answers.com stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal, if necessary.  See “The Merger — Recommendations of the Answers.com Board of Directors” beginning on page 31 of this document for a more detailed discussion of the recommendations of the Answers.com board of directors.

If your submitted proxy does not specify how you want to vote your shares, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Your vote is important regardless of the number of shares you hold. Accordingly, please sign, date and return the enclosed proxy card as soon as possible whether or not you plan to attend the Answers.com special meeting of stockholders in person.

Quorum; Abstentions; Broker Non-Votes

There must be a quorum for the special meeting of stockholders to be held.  The holders of at least a majority of the issued and outstanding Answers.com common stock and preferred stock, voting, in person or by proxy and entitled to vote on the matter, together as a single class on an as converted to common stock basis, will constitute a quorum for the purpose of transacting business at the special meeting of stockholders.  Only Answers.com stockholders of record on the record date will be entitled to vote at the special meeting of stockholders.  All shares of Answers.com common stock and preferred stock, voting, in person or by proxy and entitled to vote on the matter, together as a single class on an as converted to common stock basis, represented at the special meeting of stockholders, but not voting, including broker non-votes and abstentions, will be counted as present for purpose of determining the presence or absence of a quorum but will not be counted as having been voted on any proposal.

Broker non-votes result from shares held of record by brokers, banks or nominees which are not voted due to the failure of the beneficial owners of those shares to provide voting instructions as to certain non-routine matters, such as a merger proposal, as to which such brokers, banks or nominees may not vote on a discretionary basis.  Consequently, an abstention from voting or a broker non-vote will have the effect of a vote against the proposal to adopt the merger agreement but will not have any effect on any proposal to adjourn the special meeting.

Votes Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Answers.com common stock and preferred stock, voting, in person or by proxy and entitled to vote on the matter, together as a single class on an as converted to common stock basis. The merger will not be completed unless Answers.com stockholders approve the proposal to adopt the merger agreement.

The affirmative vote of the holders of a majority of the shares of Answers.com common stock and preferred stock, voting, in person or by proxy and entitled to vote on the matter, together as a single class on an as converted to common stock basis whether or not a quorum is present, is required to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Solicitation of Proxies

This solicitation is made on behalf of the Answers.com board of directors, and Answers.com will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks, brokers and other custodians, nominees and fiduciaries, for forwarding proxy materials to their principals.  Proxies may be solicited, without extra compensation, by Answers.com’s officers, directors and employees by mail, telephone, fax, personal interviews or other methods of communication.  Answers.com has engaged Okapi Partners to assist it in the distribution and solicitation of proxies.  Answers.com estimates that it will pay Okapi Partners fees of approximately $30,000 for its services and will reimburse Okapi Partners for reasonable out-of-pocket expenses.

Voting; Proxies and Revocation

You may vote in person or by proxy at the special meeting.  If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting.  Please note, however, that, if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the special meeting, you must bring to the special meeting (a) a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting and (b) your statement evidencing your beneficial ownership of our common stock or preferred stock.

If you do not wish to attend the special meeting and you are a record holder, you may submit your proxy by completing, dating, signing and returning the enclosed proxy card in the enclosed postage-paid envelope or otherwise mail it to Okapi Partners.  In addition, you may submit your proxy by telephone or through the Internet. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy by the Internet or telephone.  If you submit a proxy through the Internet, by telephone or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method.  If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” any proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

If you do not wish to attend the special meeting in person and your shares are held in “street name,” you should instruct your broker, bank or other nominee how to vote your shares using the voting instruction form furnished by your broker, bank or other nominee.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If you submit your proxy through the Internet, by telephone or by mail, you may revoke your proxy at any time before the vote is taken at the special meeting in any of the following ways:

●	granting a proxy through the Internet or by telephone after the date of your original proxy and before the deadlines for voting included on your proxy card;

●	submitting a later-dated proxy by mail before your earlier-dated proxy is voted at the special meeting;

●
giving written notice of the revocation of your proxy to our Corporate Secretary at 237 West 35th Street, Suite 1101, New York, NY 10001, that is actually received by our Corporate Secretary prior to the special meeting; or

●	voting in person at the special meeting.

Your attendance in person at the special meeting does not alone automatically revoke your proxy. If you have instructed your broker, bank or other nominee how to vote your shares, the above-described options for revoking your proxy do not apply. Instead, you must follow the directions provided by your broker, bank or other nominee to change your vote.

Voting Agreements

As an inducement for AFCV and Merger Sub to enter into the merger agreement, (i) Mr. Rosenschein and (ii) Redpoint’s affiliates which hold preferred shares, have each entered into a voting agreement, including an irrevocable proxy, with Answers.com and AFCV.  Mr. Rosenschein entered into his voting agreement solely in his capacity as a stockholder of Answers.com and not in his capacity as a director or officer of Answers.com.  The voting agreements provide, among other things, that the stockholders party thereto will vote (or cause to be voted) all of their shares of Answers.com stock (A) in favor of, among other things, the adoption of the merger agreement and (B) against, among other things, any alternative transaction proposal involving Answers.com. These stockholders exercised voting control over an aggregate of  300,960 shares of our common stock, and all of the preferred stock outstanding as of February 25, 2011, which constituted approximately 27.3% of the shares of our common stock and preferred stock outstanding on that date voting together as a single class on an as converted to common stock basis.

See “The Voting Agreements” beginning on page 72 for a more detailed discussion of the voting agreements.

Appraisal Rights

Under Delaware law, if an Answers.com stockholder does not vote for adoption of the merger agreement and complies with the other statutory requirements of the Delaware General Corporation Law, the stockholder may elect to receive, in cash, the judicially determined fair value of the stockholder’s shares of Answers.com stock.

See “The Merger – Appraisal Rights” beginning on page 44 for a more detailed discussion of appraisal rights.

THE MERGER

This section of the document describes the principal aspects of the proposed merger. While Answers.com believes that the description of the merger contained in this section covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to Answers.com stockholders. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this document as Annex A.  You are encouraged to read the merger agreement and the other annexes to this document carefully and in their entirety.

Parties to the Merger

Answers Corporation

Answers Corporation, a Delaware corporation, which we refer to as “Answers.com,” owns and operates the Internet website Answers.com, a leading Q&A web site.  The Answers.com website is a community-generated social knowledge Q&A platform, leveraging wiki-based technologies.  Through the contributions of its large and growing community, answers are improved and updated over time.  The award-winning Answers.com website also includes content on millions of topics from over 250 licensed dictionaries and encyclopedias from leading publishers, including Houghton Mifflin, Barron’s and Encyclopedia Britannica.  The site supports English, French, Italian, German, Spanish, and Tagalog (Filipino).  Answers.com’s principal executive offices are located at 237 West 35th Street, Suite 1101, New York, NY 10001 and its telephone number is (646) 502-4777.

AFCV Holdings, LLC

AFCV Holdings, LLC, a Delaware limited liability company, which we refer to as “AFCV,” was established in 2007 to build, acquire, and operate a broad range of independent Internet technologies, businesses, and resources that connect consumers seeking advice with the most relevant and comprehensive content from both experts and consumer communities.  Equity investors in AFCV affiliated with Summit hold a majority voting interest in AFCV (which we refer to collectively as the “Summit Investors”), and AFCV is a portfolio company of Summit. AFCV’s principal executive offices are located at 6665 Delmar, Suite 3000, St. Louis, MO 63130 and its telephone number is (314) 664-2010.

A-Team Acquisition Sub, Inc.

A-Team Acquisition Sub, Inc., which we refer to as “Merger Sub,” is a Delaware corporation and an indirect wholly-owned subsidiary of AFCV.  Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.  Merger Sub has not engaged in any business except for activities incident to its incorporation and in connection with the transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at 6665 Delmar, Suite 3000, St. Louis, MO 63130 and its telephone number is (314) 664-2010.

General Description of the Merger

AFCV has agreed to acquire Answers.com under the terms of an Agreement and Plan of Merger, dated as of February 2, 2011, by and among the Company, AFCV and Merger Sub, which we refer to as the “merger agreement,” that is described in this proxy statement and attached as Annex A to this document. Under the merger agreement, Merger Sub will be merged with and into the Company, which will be the surviving entity in the merger. In the merger, holders of our common stock and preferred stock will receive cash in exchange for the shares of our common stock and preferred stock which they hold.

Background of the Merger

As part of the ongoing evaluation of Answers.com’s business, our board of directors and members of our senior management regularly review and assess opportunities to achieve long-term strategic goals, including, among other things, potential opportunities for business combinations, acquisitions, dispositions and investments, as well as other strategic alternatives.   To this end, in July 2005, Answers.com formed a standing Financing Committee, whose purpose is to review and discuss with management financing opportunities that Answers.com is considering, to evaluate the business merits of potential mergers and acquisitions and to provide the board of directors with recommendations as to the terms and conditions of any extraordinary transactions, in consultation with the management team, legal advisors and financial consultants.  The Financing Committee currently consists of three of our directors:  Mr. Mark Segall, who acts as its chairman, Mr. Allen Beasley and Mr. Yehudah Sternlicht.  Mr. Beasley, along with our director, Mr. Thomas Dyal, is a general partner of the venture capital firm Redpoint Ventures, whose affiliates are Answers.com’s largest stockholders, and serves as a representative of Redpoint Ventures on our board of directors.  Consistent with the responsibilities of the Financing Committee, the members of the Committee have regularly considered and discussed with management and other members of our board of directors possible strategic opportunities for Answers.com as they have arisen.  Answers.com has also received from time to time unsolicited expressions of interest in the Company from third parties.  Other than the proposed merger, in the last two years, none of these unsolicited expressions of interest have ever resulted in delivery of any specific proposals with respect to a change-of-control transaction to Answers.com, its management or its board of directors.

At the suggestion of Mr. Beasley and Mr. Dyal, in mid-September 2009, Mr. Robert Rosenschein, Answers.com’s founder, chairman and chief executive officer, had a preliminary conversation with a potential financial advisor that the Company was considering engaging to discuss possible strategic alternatives for the Company.  At the Consumer Electronics Show Conference in Las Vegas, on January 8 and 9, 2010, Mr. Rosenschein met with this potential financial advisor who introduced him to representatives of two entities that had expressed a potential interest in acquiring Answers.com, namely a private equity firm and a major media company.  Following these introductions, the media company did not follow up on its expression of interest.  However, on February 10, 2010, Mr. Rosenschein, accompanied by Mr. Steve Steinberg, Answers.com’s chief financial officer, and Mr. Bruce Smith, Answers.com’s chief strategic officer, attended a meeting in New York City with representatives of the private equity firm, to whom they gave a presentation regarding Answers.com’s business.  Shortly thereafter, the private equity firm indicated that it had no current interest in pursuing an acquisition of Answers.com.

On March 12, 2010, Redpoint Ventures received by e-mail an unsolicited expression of interest from an investment banker from Jefferies & Company, Inc. concerning a possible transaction with AFCV, which, together with its subsidiaries, develops and operates a broad range of consumer Internet technologies. The Summit Investors hold a majority voting interest in AFCV, and AFCV is a portfolio company of Summit.  On March 15, 2010, Mr. Beasley and Mr. Dyal had a telephone conference with representatives of Jefferies to explore this opportunity.  Jefferies had informed Messrs. Beasley and Dyal that it was acting as financial advisor to AFCV and that AFCV had authorized it to reach out to Answers.com.

At a regularly scheduled board meeting on March 17, 2010, in executive session, members of our board of directors discussed the possibility of exploring strategic alternatives to maximize stockholder value.  Mr. Rosenschein briefed the board on recent meetings and phone conversations with the potential financial advisor and with the persons who had expressed interest in the Company.  After discussion and consideration of the merits of doing so at this time but without having made any determination over whether to pursue any such transaction, our board determined that it was in the interests of the Company and its stockholders to explore the possibility of a strategic transaction and to engage a financial advisor to assist in the evaluation of strategic alternatives.  The board agreed that Mr. Segall, as chairman of the Financing Committee and with the assistance of management, should evaluate potential financial advisors and revert to the board with a recommendation.

On March 25, 2010, Mr. Beasley and Mr. Dyal met with representatives of Jefferies and Mr. David Karandish, co-founder and chief executive officer of AFCV.  At this meeting, Mr. Karandish provided an overview of AFCV and the reasons for the interest of AFCV in possibly acquiring Answers.com.  Following the meeting, Mr. Beasley and Mr. Dyal called Mr. Rosenschein and suggested that it would be advisable for him to meet with Mr. Karandish at some time in the future.

On April 22, 2010, Mr. Segall and Mr. Rosenschein met with the potential financial advisor with whom Mr. Rosenschein had previously spoken to discuss possible strategic alternatives and a potential representation to act as Answers.com’s financial advisor in this respect.

The Answers.com board of directors convened a special meeting on April 26, 2010.  In its discussions, the board noted the continuing decline in Answers.com monetization rates (that is, the revenues the Answers.com website generates per page view) and, without making any determination as to whether to pursue a change-of-control transaction at that time, the board continued to believe it was in the best interests of the Company and its stockholders to explore strategic alternatives such that it would be fully informed on various avenues to maximize stockholder value.  Mr. Segall reported to the board on the consideration of possible financial advisors, including the one with whom management had previously spoken.  The board agreed that Mr. Segall, with the assistance of management, should continue to consider potential financial advisors, but otherwise did not take any action at the time.

On May 3, 2010, in Jerusalem, Mr. Rosenschein received an unsolicited visit from a managing director of a U.S.-based private equity firm, who expressed an interest in receiving a presentation on Answers.com’s business.  Mr. Rosenschein had a follow-up meeting in London with representatives of this firm on July 27, 2010, and met again with representatives of this firm on August 10, 2010 in Boston following Answers.com’s second quarter earnings release and after having also begun discussions with AFCV (detailed below).  The latter meeting was also attended by Mr. Smith.  At this meeting, the private equity firm indicated that it had no interest in pursuing a transaction with Answers.com because of the recent negative revenue trends in the Company’s business.

On May 10, 2010, Mr. Rosenschein and Mr. Smith were introduced at an industry conference, sponsored by Jefferies, to Mr. Karandish of AFCV.  Among other properties, AFCV owns and operates Announce Media, which powers a network of vertical search marketplaces designed to help consumers make informed commercial decisions.  At this meeting, the parties discussed the possibility of a strategic transaction between the two companies.  The next day, Mr. Smith, who was visiting St. Louis on separate business, met with Mr. Karandish and other members of his management team.  The executives shared high-level financial and other information concerning the businesses of the two companies.  In informal conversations, Mr. Rosenschein informed certain members of our board of directors of his discussions with AFCV and AFCV’s interest in Answers.com.  The other directors were supportive of Mr. Rosenschein and other members of management continuing to discuss and explore potential strategic opportunities with AFCV, including a potential business combination transaction.  Over the next several weeks and months, Mr. Rosenschein continued to keep the Company’s board informed, formally and informally, of his discussions with Mr. Karandish.

On May 11, 2010, Mr. Segall, Mr. Rosenschein and Mr. Beasley met with representatives of UBS at the offices of UBS in New York City.  At the meeting, Mr. Rosenschein presented a general overview of Answers.com and its business, discussed the interest of the Company’s board of directors in exploring possible strategic alternatives and suggested the possibility of engaging UBS as Answers.com’s financial advisor to assist the board in exploring such transactions. For the prior two years, UBS had not received from the Company any fees for investment banking or financial advisory services.

Also, on May 11, 2010, Mr. Beasley and Mr. Rosenschein met with the chief executive officer of a digital media internet company and informally explored a possible strategic partnership with that company.  Mr. Rosenschein met with representatives of this company again in June 2010, and this company was one of the parties subsequently contacted by UBS to determine its interest in a change-of-control transaction with the Company.

On May 14, 2010, Mr. Segall received a draft engagement letter from the first potential financial advisor and consulted with management on the proposed terms of engagement.  On May 25, 2010, the Company received a draft form of engagement letter from UBS.  The following day, Mr. Rosenschein communicated to our board of directors concerning the interest of UBS and the other financial advisory firm with whom management had been speaking in serving as the Company’s financial advisor and the proposed terms of their respective engagements.

At a regularly scheduled meeting of Answers.com’s board on June 16, 2010, Answers.com management updated our board of directors on the ongoing business challenges and the weaker-than-expected financial performance experienced by the Company in recent quarters.  Mr. Rosenschein also updated the board on the discussions with representatives of AFCV.  On the recommendation of members of the Financing Committee and after review and discussion regarding the respective terms of engagement of the two financial advisory firms under consideration, our board of directors determined to engage the investment banking firm of UBS to serve as Answers.com’s financial advisor and to assist the board in exploring possible strategic alternatives.

On June 25, 2010, Summit Investors personnel, Mr. C.J. Fitzgerald, Mr. Mood Rowghani and Mr. Peter Chung, acting in their capacity as representatives of AFCV, met in California with members of our board of directors. Mr. Beasley and Mr. Dyal at the offices of Redpoint Ventures to further discuss a potential transaction between Answers.com and AFCV.  Mr. Beasley reported to Mr. Rosenschein on this meeting and, based on the positive nature of the discussions, indicated that he believed it was in the interests of the Company and its stockholders to continue to explore a possible transaction with AFCV and that arrangements be made by Mr. Rosenschein to follow up on these discussions.

Mr. Rosenschein and Mr. Karandish again spoke in mid-July 2010 and discussed the possibility of a meeting between executives of the two companies.  The two also discussed the exchange of more detailed information and the need to enter into a confidentiality agreement appropriate for a business combination transaction to facilitate this exchange.  Thereafter, Mr. Caleb Chill, Answers.com’s vice president, general counsel and corporate secretary, provided  Mr. Karandish with a draft of a confidentiality agreement containing, among other things, a “standstill” provision and a mutual employee non-solicitation provision.  Following negotiations between Mr. Chill and representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, outside legal counsel to AFCV, on the terms of the confidentiality agreement, on July 14, 2010, the confidentiality agreement was executed by Answers.com and AFCV.  On the same day, Answers.com’s management team, in person in St. Louis and by video conference, met with executives of AFCV.  Those attending in person included Mr. Smith and Mr. Steinberg.  Mr. Rosenschein and other representatives of Answers.com attended by video conference.  Those attending on behalf of AFCV included Mr. Karandish, Mr. Chris Sims, co-founder and chief marketing officer of AFCV, Mr. James Yang, vice president for product management, and Mr. Thomas Hillman, a founding investor and member of the board of managers of AFCV.  Representatives of AFCV expressed further interest at the meeting in an acquisition of Answers.com, primarily because of the content of Answers.com’s site, its wide audience, its expertise in search engine optimization (SEO) and its brand name recognition.  At that meeting, Mr. Rosenschein indicated that Answers.com was not actively pursuing a sale transaction at the time, but that our board of directors was open to considering strategic alternatives.  On July 18, 2010, Mr. Rosenschein updated each of the members of Answers.com’s board of directors with a detailed account of the meeting with the management of AFCV.

Mr. Karandish and Mr. Rosenschein discussed the state of the Company’s business in a phone call on July 26, 2010.  On this call, Mr. Rosenschein indicated to Mr. Karandish that our board of directors had not determined to sell the Company, and that only a compelling offer at a premium to the market price would likely be considered by the board.

At the end of July 2010, Mr. Karandish sent an e-mail to Mr. Rosenschein in which he stated that management of AFCV had formally approached the Summit Investors concerning a possible acquisition of Answers.com.  He also stated that management of AFCV was expecting to receive the approval of the Summit Investors to proceed formally with discussions concerning a transaction with Answers.com with a view towards making a proposal to Answers.com and its board of directors.

In mid-August, in a series of mail exchanges, and subject to the confidentiality agreement between the two companies, Answers.com shared additional information concerning its business with AFCV.

Following Answers.com’s August 9, 2010 earnings release and investor conference call, in which the Company reported a second consecutive quarterly drop in revenues, the trading price of Answers.com common stock on The NASDAQ Stock Market fell sharply from $7.99 to $4.58 within one week.  In informal communications, members of our board of directors discussed the volatility of the Answers.com stock reflected by this drop and their belief that the volatility was likely to continue because of, among other things, the illiquid market for the Company’s stock.  Based on this and other reasons, the members of our board of directors agreed that it was advisable for the Company and its management, along with its financial advisor, to continue to explore strategic alternatives.

On September 2, 2010, Mr. Karandish called Mr. Rosenschein to discuss the delivery of a non-binding letter of intent for the acquisition of Answers.com by AFCV.  On this call, Mr. Karandish indicated that AFCV was considering a price around $8.00 per share of common stock, subject to a detailed due diligence investigation on the part of AFCV and its representatives and advisors.

On September 7, 2010, Mr. Karandish delivered to Answers.com a non-binding letter of intent for the acquisition of Answers.com which specified a price in the range of $7.50 to $8.25 per share of the Company’s common stock.  The letter of intent was accompanied by a draft financing commitment letter from a nationally recognized investment bank containing a commitment to provide up to $75 million in debt financing in connection with an acquisition of the Company by AFCV.  The letter of intent stated that the proposal was subject to the completion of due diligence and the negotiation of definitive documentation, and that a period of exclusivity was also being requested.  Mr. Rosenschein communicated by reply e-mail to Mr. Karandish, on September 8, 2010, that the Company’s board of directors would be considering the proposal at a regularly scheduled meeting planned for the next week, on September 15, 2010.  Mr. Rosenschein sent the letter of intent and accompanying materials to each of the Company’s board members and indicated that he intended to discuss the proposal with the board of directors at the meeting planned for September 15, 2010.

The interest of AFCV in acquiring Answers.com was discussed in detail by our board of directors at its September 15th meeting, including the letter of intent and the price offered, the request for exclusivity, the financing for the proposed acquisition, the background of the discussions leading up to this proposal and other considerations.  Representatives of UBS participated in the board meeting.  After taking these views and other factors into consideration, our board of directors concluded that a price in the range proposed by AFCV was inadequate, considering the Company’s business, its industry position and relevant industry metrics and that, as such, any request for exclusivity was not justified.  However, the board directed management to continue to explore a possible transaction with AFCV and to finalize the engagement of UBS as Answers.com’s financial advisor.  On September 17, 2010, Answers.com formally engaged UBS.

In a telephone conversation on October 5, 2010, Mr. Rosenschein informed Mr. Karandish that the Company was unwilling to consider a transaction price in the proposed range of $7.50 to $8.25 per share of the Company’s common stock.  Following this conversation, on behalf of Answers.com and with the authorization of our board and management, UBS engaged in discussions with Jefferies, AFCV’s financial advisor, on the price of any potential transaction.  Following that discussion, Jefferies indicated to UBS that, subject to due diligence, there may be room for movement on the price and, after discussions with AFCV, indicated that AFCV would be willing to pay $9.00 per share of the Company’s common stock.  On October 19, 2010, after further communications with representatives of AFCV, representatives of UBS informed Mr. Rosenschein that AFCV was prepared to raise its offer to $9.00 per share of common stock.  Mr. Rosenschein discussed AFCV’s willingness to increase its price with certain of the Company’s board members.  In consultation with these board members, it was determined that it was in the interests of the Company and its stockholders to continue discussions and the exchange of information with AFCV.

Later that month, on October 28, 2010, Mr. Rosenschein, Mr. Steinberg, and Mr. Smith met with Mr. Karandish and representatives of UBS and Jefferies at the offices of UBS in New York City.  Also present on behalf of Answers.com by telephone conference was Mr. Chill.  At the meeting, Answers.com provided AFCV with an updated management presentation and additional diligence materials and information.  Among other things, Answers.com shared with AFCV its projections and strategic plan for the remainder of fiscal year 2010 and for fiscal year 2011.

On November 3, 2010, Mr. Rosenschein provided a detailed written update to our board of directors on the discussions with AFCV’s management.  Among the materials that accompanied the update was a management presentation previously provided to AFCV concerning the Company.  Mr. Rosenschein explained that Answers.com highlighted to AFCV the Company’s forecast for 2011 and its business initiatives to improve performance and that AFCV emphasized the Company’s performance in 2010 and questioned the assumptions underlying the forecast.  Mr. Rosenschein emphasized to the board that, at the same time that management was continuing discussions with AFCV concerning a possible transaction, it was continuing to pursue a variety of initiatives to improve the Company’s performance on a stand-alone basis.

On November 1, 2010, Mr. Rosenschein received an unsolicited expression of interest by telephone from a representative of a private equity firm. On November 15, 2010, Mr. Rosenschein met with this representative, and at the request of Mr. Rosenschein a representative of UBS also subsequently contacted a representative of this firm.  However, the firm indicated that it was not interested in pursuing a change-of-control transaction with the Company.

On November 4, 2010, Mr. Karandish delivered to Answers.com a revised letter of intent in which AFCV raised its offer to $10.00 per share of common stock.  The revised letter of intent was accompanied by AFCV’s exclusivity agreement, pursuant to which Answers.com would be required to refrain for a period from engaging in discussions with other parties concerning a strategic transaction.  On November 5, 2010, the Financing Committee met to consider the revised letter of intent and the reiterated exclusivity request.  The members of the Financing Committee felt that the increase in the price was a positive development, but that Answers.com should not agree to an exclusivity period.  At the direction of the Financing Committee, UBS communicated this to AFCV through representatives of Jefferies.

Further discussions between the parties ensued over the next few days culminating in a telephone conversation on November 8, 2010, during which Jefferies on behalf of AFCV indicated to UBS that AFCV was willing to raise its price to $10.25 per share of common stock provided that Answers.com entered into exclusive negotiations with AFCV.  The Financing Committee directed management and UBS to continue to negotiate with AFCV, without exclusivity, as it continued to believe that the Company should not be precluded from entertaining and discussing alternative proposals.  Several days later, Jefferies informed UBS on behalf of AFCV that AFCV was prepared to continue to discuss a possible transaction at the $10.25 price without exclusivity, but only if Answers.com agree to reimburse AFCV for its expenses should Answers.com agree to engage in a sale transaction with another party at a higher price.  About this time, Answers.com began to assemble a virtual data room to assist AFCV with its due diligence of Answers.com, and Answers.com made additional members of its management available to respond to due diligence questions from AFCV.

After further discussion between the financial advisors for Answers.com and AFCV, on November 14, 2010, representatives of Jeffries, on behalf of AFCV, delivered to UBS, to present to Answers.com, a new non-binding letter of intent, which formally raised its offer price to $10.25 per share of Company common stock and included a side letter agreement for expense reimbursement of AFCV of its expenses along the lines previously communicated by Jefferies to UBS.  It was communicated to UBS that the willingness to proceed with the terms outlined in this letter of intent was premised on the execution of the side letter agreement for expense reimbursement.

A special meeting of the Answers.com board of directors to discuss the AFCV proposal was held on November 15, 2010.  Management and representatives of UBS provided the board with an update of the discussions with AFCV and AFCV’s most recent letter of intent.  It was the consensus of our board of directors that our management be authorized to continue its discussions with AFCV and its representatives and advisors, and that Answers.com allow AFCV to proceed with its due diligence investigation.  After considering AFCV’s unwillingness to proceed with these discussions and its due diligence without an agreement on reimbursement of expenses, our board of directors also authorized Answers.com to enter into an expense reimbursement agreement with AFCV along the lines discussed but within certain parameters.  Notwithstanding the authorization of management to continue discussions with AFCV, the members of our board of directors stressed that they were making no determination at the time to enter into a business combination with AFCV or to pursue any other strategic transaction.

From November 16, 2010 to November 18, 2010, representatives and members of the management teams of Answers.com and AFCV met for an extensive series of due diligence sessions at the offices of Kramer Levin Naftalis & Frankel LLP, outside legal counsel to Answers.com, in New York City.  The parties’ financial advisors and legal advisors were also present at these sessions.  Following the conclusion of these sessions, on November 19, 2010, AFCV delivered to Answers.com a revised letter of intent that again provided for an offer price of $10.25 per share of Company common stock.  AFCV and Answers.com also entered into an expense reimbursement agreement along the lines discussed, with an aggregate cap of $700,000, applicable under certain circumstances.

On November 29, 2010 through December 2, 2010, representatives of AFCV conducted an on-site due diligence investigation of Answers.com’s operations in Israel, with the AFCV team being led by Messrs. Karandish and Yang.  On their visit to the Answers.com facilities in Israel and continuing thereafter, representatives of AFCV and their advisors continued to conduct business, technical, legal, accounting and tax due diligence.  The AFCV team continued to receive and review information through the virtual data room established by Answers.com, and in conference calls with representatives of Answers.com and its advisors.

Our board of directors held a regularly scheduled board meeting on December 8, 2010. Among other things, management updated the board on the status of the discussions with AFCV.  Also at this meeting, representatives of UBS provided an update on the status of its discussions with AFCV’s financial advisor and the timing of a possible transaction and discussed the potential for interest of other parties in a possible transaction.  The UBS representatives reported that AFCV was still working on finalizing the terms of the financing for the transaction and that Answers.com had not yet received commitment letters for the contemplated financing.  UBS stated that, as directed by the board, it had conveyed to AFCV’s financial advisors the Company’s request for the commitment letters and explained to AFCV’s financial advisors that the Answers.com board required information on the financing to fully understand the terms of the proposed acquisition.  After detailed discussion, our board of directors determined that it was in the interests of Answers.com and its stockholders to continue discussions with AFCV, including over the terms of a possible transaction, and to continue to facilitate AFCV’s due diligence investigation.  At the same time the board directed Answers.com management to continue to work with UBS to identify and pursue discussions with other parties who might be interested in a change-of-control transaction with Answers.com and to report back to the board on the results of its efforts.  The board was aware of the risk to the Company if speculation arose that the Company was considering a change-of-control transaction and expected that the process would be conducted to minimize this risk.

Consistent with the direction of the board to explore possible alternative transactions and after consultation with our management, UBS contacted potential buyers to gauge their interest in a transaction with Answers.com.  UBS worked with management and members of the Answers.com board to identify these potential buyers.  Among the potential buyers contacted were major search engine companies, media portals, leading internet publishers and internet vertical advertisers, some of whom had previously expressed interest in the Company.  The entities contacted were those that were considered most likely to be interested in, and have the resources necessary to complete, an acquisition of Answers.com.  Of the ten parties contacted by UBS, three agreed to enter into confidentiality agreements, and our management made presentations to these parties similar to the presentations initially made to AFCV.  None of the other entities approached by UBS expressed any interest in receiving information from, or pursuing any discussions with, the Company.  None of the entities that entered into confidentiality agreement and received the management presentation expressed interest in pursuing a change-of-control transaction with the Company or made an acquisition proposal of any sort to the Company, our board of directors or UBS.

On December 11, 2010, Wilson Sonsini delivered to Answers.com and its outside legal counsel first drafts of an agreement and plan of merger in connection with the proposed acquisition, as well as voting and support agreements to be executed by the affiliates of Redpoint Ventures, Answers.com’s largest stockholders, and management.  Over the course of the next several weeks, Kramer Levin and Wilson Sonsini, together with the parties’ respective management and financial advisors, with input from the Company’s Financing Committee, proceeded to exchange drafts of, and discuss and negotiate the terms of, the merger agreement and the voting agreements.

The Answers.com board of directors met again to consider and receive updates from our management and its advisors on the discussions with AFCV on December 23, 2010.  At this meeting, management provided to the board its updated forecast for fiscal year 2011.  Also at this meeting, attorneys from Kramer Levin reviewed and discussed with the directors their fiduciary duties under Delaware law in considering whether to determine to approve and recommend a change-of control transaction, such as the one proposed with AFCV, updated the board on the status of negotiations with counsel for AFCV and summarized the principal legal issues under the draft merger agreement.  Representatives of UBS provided an update on the financial aspects of the proposed transaction.  UBS noted that it had not yet received financing commitment letters from AFCV but conveyed that Jefferies had indicated that the reason for this was that AFCV was continuing to work with potential lenders to eliminate or reduce the various conditions from the proposed commitments.  UBS also reported to the board on the results of its discussions with other potential acquirers, noting that the level of interest was low.  The UBS representatives informed the board that none of the entities contacted to date had expressed interest in pursuing a change-of-control transaction, with some of those parties explaining that they were not prepared to invest in the Q&A space.  Our board of directors determined that the discussions and exchange of information with AFCV should continue and that UBS should continue its exploration of potential alternative transactions.

Following the December 23, 2010 board meeting, on the same day, a representative of UBS received via e-mail from Jefferies, copies of AFCV’s financial statements for the period ended December 31, 2009.  UBS used this information in order to validate information previously shared by AFCV concerning its financial condition and financing efforts.

Over the next month, Answers.com continued to provide diligence information to AFCV in the virtual data room and through other means, including Answers.com’s revised 2011 forecast.  Attorneys from the firms of Kramer Levin and Wilson Sonsini, with input from the respective management teams and financial advisors, continued their negotiation over the terms of the merger agreement and related documentation.

On January 4, 2011, a representative of UBS spoke with a representative of Jefferies on the timing of the delivery of AFCV’s draft financing commitments and was told that AFCV was continuing to work to improve the terms of the commitments.  The following day, on January 5, 2011, a representative of UBS spoke directly with Mr. Fitzgerald.  Mr. Fitzgerald, in his capacity as a representative of AFCV, confirmed that AFCV was working with a number of potential financing sources to finalize the terms of financing for the transaction, that AFCV expected Answer.com to view favorably the changes in terms as negotiated to that date, and that AFCV expected to be in a position to share draft commitment letters with Answers.com and its advisors shortly.  Mr. Fitzgerald, in his capacity as a representative of AFCV, also provided the representatives of UBS with certain financial performance metrics of AFCV.  UBS shared this information with members of the Financing Committee and Answers.com management.  When the commitment letters had not arrived by January 14, 2011, a representative of UBS, at the direction of our board of directors, informed Jefferies that until it received the draft commitment letters, Answers.com would not be in a position to continue its negotiations concerning the proposed transaction.  On January 17, 2011, Jefferies provided UBS and Answers.com with draft commitment papers for a syndicated debt facility of up to $110 million to partially finance the transaction and provide working capital to the combined company.

On January 19 and again on January 25, 2011, Mr. Rosenschein updated the board in writing on the status of the transaction.

On January 20, 2011, representatives from Jefferies, Wilson Sonsini, UBS and Answers.com held a telephone conference to discuss and review certain findings and conclusions reached by AFCV during its due diligence investigation concerning certain contingent liabilities, the risk of which would be borne by AFCV post closing, given the lack of indemnification in a public transaction.  Answers.com disputed the level of risk attributed by AFCV to these findings and conclusions.

Our Financing Committee met on January 26, 2011 and again on January 27, 2011 to again consider the price being offered by AFCV in the proposed transaction.  Representatives of UBS were present at both these meetings.  At the January 26th meeting, representatives of UBS reviewed with the Financing Committee the resolved and unresolved business issues in the negotiations between AFCV and Answers.com, including as to the diligence findings raised by AFCV.  At those meetings, the Financing Committee carefully considered factors in support of and against a price increase.  Arguing in favor of an increased price were the Company’s improved projections for 2011, its improving cash position and the recent increases in the market price of the Company’s common stock.  Arguing against an increased price were the continuing monetization challenges facing the Company, the credibility with AFCV of the Company’s updated projections and the various contingent liabilities that AFCV purported to identify in its diligence. The Financing Committee also considered the indications over the past several weeks by Jefferies, on behalf of its client, that AFCV was not prepared to increase its price beyond $10.25 in response to suggestions, conveyed to Jefferies by UBS at the direction of our board of directors, that a higher price was warranted for the Company.  The Financing Committee then authorized Mr. Beasley to communicate directly with representatives of Summit to request that AFCV increase its price.  At the January 27th meeting, Mr. Beasley reported that AFCV had rejected the suggestion to increase the price, although Mr. Fitzgerald, in his capacity as representative of AFCV, had indicated that AFCV would be willing at the $10.25 price to assume certain transactional risk that had been at issue in the legal negotiations between the parties.  While the Committee believed that a sale transaction at the $10.25 level was supportable as being in the interests of the Company and its stockholders, the Financing Committee nonetheless determined that UBS should again reach out to AFCV, the Summit Investors and their representatives in an attempt to achieve an increase in price.

On January 26, January 28 and January 29, 2011, representatives of AFCV again exchanged communications with Answers.com directors Mr. Beasley and Mr. Dyal regarding the proposed $10.25 price.  The representatives of AFCV raised with Mr. Dyal and Mr. Beasley the risks discussed by the parties on the January 20th conference call, and said that, in light of those risks, AFCV was not prepared to raise the price of its offer.  Following these exchanges, UBS and various other representatives of Answers.com, as directed by our board of directors, conveyed to AFCV and its representatives that Answers.com was not prepared to move forward with a deal at the $10.25 price proposed by AFCV.

On the morning of February 1, 2011, Mr. Rosenschein telephoned Mr. Karandish and told him that the $10.25 offer was viewed by our board of directors as inadequate.  Later that day, Mr. Karandish spoke by telephone with Mr. Rosenschein and indicated that, after further consideration and in the interests of getting a deal done in an expedient fashion, AFCV was prepared to raise its offer price to $10.50 per share but that this price, in light of the diligence concerns raised and for other reasons, was AFCV’s best and final offer and that it would be willing to move forward expeditiously at this price, subject to the prompt resolution of all open business and legal issues and the execution of a definitive merger agreement.  Also on this date, AFCV furnished to Answers.com and representatives of UBS new commitment letters for the transaction, which provided for a $50 million senior loan to be provided by a single financial institution and a distinct $50 million subordinated loan to be provided by subordinated debt funds affiliated with Summit.

On February 2, 2011, representatives from UBS, Jefferies and the funds providing the commitment letter with respect to the $50 million subordinated loan, as well as outside legal counsel to each of AFCV and Answers.com, held a telephone conference to discuss the new commitment letters for the transaction.

Our board of directors convened a special meeting by conference telephone later that day on February 2, 2011 to consider the proposed transaction with AFCV.  At the meeting, Kramer Levin again reviewed with the board its fiduciary duties and the standards for its decision-making in respect of a possible change-of-control transaction under applicable law.  The Kramer Levin attorneys also reviewed with the board in detail the terms of the proposed merger agreement, with the draft merger agreement and related agreements and a detailed summary of their terms having been provided to the directors in advance of the meeting. In addition, representatives of UBS reviewed with our board of directors the efforts conducted by it and Answers.com management to identify potential alternative acquirers, the parties that had been approached and the lack of interest by those parties in investing in the Q&A space or pursuing a change-of-control transaction with Answers.com, noting that, whatever interest they had when the Company’s stock price was trading at a lower value, they no longer had at the currently increased price of the stock.  Our board of directors concluded that, consistent with its instructions and with management’s input, it believed that it had conducted a thorough check of the market under the circumstances that resulted in no interest in, or acquisition proposals for, the Company.

Representatives of UBS then reviewed with our board of directors the terms of AFCV’s financing for the proposed transaction, based on the draft commitment letters that had been provided to UBS by Jefferies.  Our board of directors then considered and discussed the change in the financing parties and the terms, noting that the conditionality of the revised financing commitments was the same as the previously provided financing commitments, and determined that they were acceptable.

Representatives of UBS then reviewed with the Answers.com board of directors UBS’ financial analysis of the $10.50 per share of Company common stock consideration and delivered to the Answers.com board of directors its oral opinion, which opinion was confirmed by delivery of a written opinion dated February 2, 2011, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $10.50 per share consideration to be received in the merger by holders of the Company’s common stock was fair, from a financial point of view, to such holders.  The full text of the written opinion of UBS, is attached to this proxy statement as Annex D.

Mr. Steinberg then discussed with the board management’s updated projections for 2011, noting the improvements over the projections previously furnished to the board in the fourth quarter of 2010.  On behalf of management, Mr. Rosenschein then reviewed with the board various considerations arguing for and against entering into a sale transaction for Answers.com at the current time, which are included among the factors described below under “—Answers.com Reasons for Merger.”

Finally after discussion, and considering the factors described below under “—Answers.com Reasons for Merger,” including the prospects that the Company would be successful in implementing its business and programming initiatives on a stand-alone basis as an independent public company, our board of directors unanimously (i) determined that the proposed merger was fair to, and in the best interests of, Answers.com and its stockholders, and declared the merger to be advisable, (ii) approved the merger agreement and the transactions that it contemplates, including the merger, and (iii) recommended that the stockholders of the Company adopt the merger agreement and directed that this matter be submitted to the stockholders at a special meeting to be held for that purpose.  Our board also authorized management and its advisors to finalize the merger agreement on terms consistent with those presented to and discussed with the board and authorized our management to execute the definitive merger agreement when so finalized.

Following the board meeting, representatives of AFCV and Answers.com, together with their outside counsel, reached resolution on the outstanding issues in the merger agreement and the related disclosure schedules, and Answers.com, AFCV and merger sub exchanged executed signature pages to the agreement as of February 2, 2011.  AFCV and Mr. Rosenschein and AFCV and affiliates of Redpoint also executed at this time the voting agreement pursuant to which Mr. Rosenschein and the Redpoint entities agreed to vote in favor of the merger agreement and to certain related matters.   At the same time, AFCV entered into financing commitments in connection with the transaction with its financing sources, copies of which were furnished to Answers.com.

A press release announcing execution of the merger agreement was issued by Answers.com before the opening of the financial markets in New York City on February 3, 2011.

Provision of Certain Financial Forecasts

As part of its business planning process, Answers.com’s management from time to time prepares internal financial forecasts regarding its anticipated future operations. Answers.com does not as a matter of course currently make publicly available forecasts as to future performance or earnings and is especially wary of making forecasts for future periods due to the significant unpredictability of the underlying assumptions and estimates. However, in connection with the discussions described under “—Background of the Merger” beginning on page 21 of this document, Answers.com provided certain of these internal forecasts for 2011 to AFCV and its financial advisors on October 28, 2010, and provided an update of those internal forecasts for 2011 to AFCV and its financial advisors on January 24, 2011. The updated internal forecasts which were provided by Answers.com to AFCV and its financial advisors on January 24, 2011 are set forth below.

2011	Adjusted 2011
Revenues	EBITDA
$26.7 million	$9.3 million

The term “Adjusted EBITDA” as used in this document, with respect to the Company, is defined as, GAAP net income before interest, income taxes, depreciation and amortization, gain (loss) resulting from fair value adjustments of the warrants issued to affiliates of Redpoint, costs relating to the consideration, negotiation and consummation of the proposed change of control tranaction with AFCV and stock-based compensation.

The financial forecasts set forth above were prepared solely for Answers.com’s internal use and were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the SEC’s published guidelines, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. Neither Answers.com’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts included above, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and they disclaim any association with, these financial forecasts.

These financial forecasts reflect numerous estimates and assumptions, as well as matters specific to Answers.com’s business, all of which are difficult to predict and many of which are beyond Answers.com’s control. These financial forecasts are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial forecasts constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such financial forecasts including, but not limited to, those described under “Caution Regarding Forwarding-Looking Statements” beginning on page 16 of this document.

There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than projected. These financial forecasts cover Answers.com’s fiscal year 2011, and such information by its nature will become less reliable as Answers.com’s fiscal year 2011 progresses. In addition, these financial forecasts will be affected by Answers.com’s ability to achieve its strategic goals, objectives and targets during its fiscal year 2011. The assumptions upon which these financial forecasts were based necessarily involve numerous judgments with respect to matters that are difficult or impossible to predict accurately and many of which are beyond Answers.com’s control. These financial forecasts also reflect assumptions as to certain business decisions that are subject to change. These financial forecasts cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that Answers.com, any of its financial advisors or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of Answers.com, its subsidiary, any of their affiliates, any affiliates of any of the foregoing or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections described above. None of Answers.com, any of its financial advisors or any affiliates of any of the foregoing intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate (even in the short term).

These financial forecasts do not take into account any circumstances or events occurring after the date they were prepared, including without limitation the announcement of the proposed merger on February 3, 2011. For instance, there can be no assurance that the announcement of the proposed merger will not adversely impact Answers.com’s business. Any such adverse impact will in turn adversely impact Answers.com’s ability to achieve the results reflected in such financial projections. Further, these financial forecasts do not take into account the effect of any failure of the merger to occur, and should not be viewed as accurate or continuing in that context.

The inclusion of these financial forecasts should not be deemed an admission or representation by Answers.com with respect to these financial forecasts or that these financial forecasts are viewed by Answers.com as material information of Answers.com.

These financial forecasts are not being included in this document to influence your decision as to whether or not to vote in favor of the proposals to adopt the merger agreement or adjourn the special meeting, but because these financial forecasts were made available by Answers.com to AFCV and its financial advisors in connection with the discussions described under “—Background of the Merger” beginning on page 21 of this document. The information from these financial forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Answers.com contained in Answers.com’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in Answers.com’s financial forecasts, Answers.com stockholders are cautioned not to place undue, if any, reliance on the projections included in this document.

Recommendations of the Answers.com Board of Directors

After careful consideration and consultation with its financial and legal advisors, the Answers.com board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of Answers.com and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger.  The Answers.com board of directors recommends that Answers.com stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” any adjournment proposal, if necessary.

In considering the recommendation of the Answers.com board of directors with respect to the merger agreement, you should be aware that the directors and executive officers of Answers.com have interests in the merger that are different from, or are in addition to, the interests of the other Answers.com stockholders.  Please see the section entitled “—Interests of Answers.com Directors and Executive Officers in the Merger” beginning on page 41 of this document.

Answers.com’s Reasons for the Merger

The Answers.com board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of Answers.com and its stockholders, approved the merger agreement and the transactions contemplated thereby, including the merger, and recommended that Answers.com’s stockholders adopt the merger agreement.

In reaching its decision to approve the merger agreement and the transactions that it contemplates, including the merger, and to recommend that Answers.com’s stockholders adopt the merger agreement, the board of directors consulted with Answers.com’s senior management and legal and financial advisors and considered a number of factors, including the following:

●
the fact that Answers.com’s stockholders will receive $10.50 in cash, without interest, for each share of common stock, representing a premium of approximately 19.6% over Answers.com’s closing share price of $8.78 on February 1, 2011, a premium of approximately 25.1% over Answers.com’s volume-weighted average closing share price for the 30 trading days ending on February 1, 2011, and a premium of approximately 34.0% over Answers.com’s volume-weighted average closing share price for the 90 trading days ending on February 1, 2011;

●	the fact that the consideration to be paid in the merger is in the form of cash, which provides certainty of value and immediate liquidity to Answers.com’s stockholders;

●
the fact that the merger is not subject to a financing condition, and that Wells Fargo and the Summit lenders have each provided financing commitments to AFCV with respect to the partial payment of the merger consideration which are not subject to syndication, in each case subject to specified conditions as more fully described below under the caption “—Debt Financing of the Merger” beginning on page 40 of this document;

●
the board’s familiarity with, and presentations by and discussions with Answers.com’s management and financial advisors regarding, Answers.com’s business, financial condition, results of operations, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of Answers.com’s business and the industry in which it competes, and general industry, economic and market conditions, both on a historical and on a prospective basis;

●	the high costs of operating as a public company;

●
the board’s conclusion that receipt of the merger consideration is more favorable to Answers.com’s stockholders than other strategic alternatives reasonably available to Answers.com and represents a more attractive opportunity for Answers.com’s stockholders than the value of Answers.com common stock likely to be realized by Answers.com’s stockholders in the event that Answers.com remained independent, specifically considering the following factors:

-	the fact that the market for Answers.com common stock is highly volatile and that Answers.com’s common stock would come under substantial pressure if the stock market experienced a downturn;

-	the fact that the trading market for the common stock is generally illiquid and that Answers.com has failed to attract analyst coverage;

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the fact that Answers.com is dependent on search engines for approximately 90% of its traffic and that Answers.com has no control over the programs and algorithms used by search engines to direct traffic to Answers.com’s website, and that changes to these programs and algorithms in the past have had, and at any time in the future may have, a material adverse effect on Answers.com’s traffic, through no fault of Answers.com or its management;

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the fact that Answers.com earned approximately 75% of its revenues from Google Adsense, during the first three quarters of 2010, that it is expected to continue to be a significant source of revenue for Answers.com in the future although less than the aforesaid 75%, and that Answers.com has no control over the programs and algorithms used by Google to place ads on Answers.com’s website, and that changes to these programs and algorithms in the past have had, and at any time in the future may have, a material adverse effect on the revenue that Answers.com earns through Google Adsense, through no fault of Answers.com or its management;

-
the fact that Answers.com’s monetization, measured in terms of RPM or revenues per thousand page views, has been declining since the beginning of 2009, and that the decline in RPM has materially and adversely affected Answers.com’s revenue growth;

-
the fact that, to remain competitive and to grow its business, Answers.com is required to undertake numerous initiatives, including the creation of a direct advertising sales force; the development of programs to improve the content available on Answers.com’s website which may lag behind the quality of some of Answers.com’s newer competitors; the redesign of Answers.com’s website to improve its function and enhance its utility; and the adaptation of Answers.com’s products for access through newer mobile communication and computing platforms;

-
the fact that these initiatives have required Answers.com to incur significant costs, particularly for additional engineering and marketing personnel, and that in order to realize the benefits of the initiatives Answers.com will have to make substantially greater financial investment in the future, but that each of these initiatives has substantial execution risk, that some, particularly the direct advertising initiative, have not succeeded in the past, that there is no guaranty that any of the initiatives will lead to increased traffic and/or revenues, and that some may result in decreased traffic and/or revenues;

-
the fact that Answers.com is currently facing increased competition in the Q&A space from newer sites, some of which have superior content that Answers.com is attempting to match but there is no guarantee that it can do so without a major shift in its product, and that the Company's attempts to improve its content may not succeed and may lead to lower traffic and revenues; and

-
the possibility that in the future Answers.com could face crippling competition in the Q&A space from industry giants such as Google and Facebook, who are beginning to enter the Q&A space and whose financial resources, following and name recognition are many times those of Answers.com;

●
the fact that, at the direction of the Answers.com board of directors, UBS contacted certain parties to solicit interest in a potential transaction with Answers.com, none of which contacts resulted in an acquisition proposal;

●
the opinion of UBS, dated February 2, 2011, to the effect that, as of such date and based on and subject to the various assumptions, matters considered and limitations described therein, the $10.50 per share consideration to be received by the holders of Answers.com common stock in the merger was fair, from a financial point of view, to such holders, as more fully described below under the caption “—Opinion of the Financial Advisor to the Answers.com Board of Directors” beginning on page 36 of this document;

●
the fact that the Company’s forecast showing improved performance for 2011 is subject to significant risks and uncertainties and that the Company might not be able to achieve the projected performance;

●
that under the merger agreement, if the merger is not consummated because AFCV fails to obtain its financing under specified circumstances, AFCV will be required to pay Answers.com a $7.6 million reverse termination fee, without Answers.com being required to establish any damages, and that if AFCV willfully, knowingly and materially breaches its obligation to use its reasonable best efforts to obtain the financing under specified conditions, AFCV will also be required to reimburse Answers.com for up to $1.0 million of expenses and could also be liable to Answers.com for damages in addition to payment of the $7.6 million reverse termination fee;

●
that the merger agreement permits the Answers.com board of directors to engage in negotiations or discussions with any third party that has made a bona fide, written and unsolicited acquisition proposal that the Answers.com board of directors has determined to be, or is reasonably likely to become, a superior proposal (as defined in the merger agreement) and to furnish to such third party non-public information relating to Answers.com pursuant to a confidentiality agreement that contains confidentiality provisions that are no less favorable to Answers.com than those contained in the confidentiality agreement entered into with AFCV, if the Answers.com board of directors determines in good faith, after consultation with its outside legal counsel, that it is required to do so to comply with its fiduciary obligations to its stockholders under Delaware law;

●
that under the merger agreement, the Answers.com board of directors has the right to withdraw or modify its recommendation in favor of the merger agreement if, under specified circumstances, prior to obtaining the requisite stockholder approval, Answers.com receives an unsolicited takeover proposal and (i) the Answers.com board of directors determines that the unsolicited takeover proposal constitutes a superior proposal, (ii) Answers.com notifies AFCV in writing at least three business days before the withdrawal or modification of its recommendation of its intention to take such action, (iii) AFCV shall not have made, within three business days after its receipt of that written notification, an offer that results in the alternative transaction proposal no longer being a superior proposal, and (iv) that the Answers.com board of directors shall have concluded in good faith that it is required to change its recommendation to comply with its fiduciary obligations to its stockholders under Delaware law;

●
the ability of Answers.com to terminate the merger agreement under specified circumstances (including Answers.com’s compliance with the requirements described in the previous bullet) upon payment to AFCV of a termination fee and expenses reimbursement, solely in order to enter into a definitive agreement with respect to a superior proposal;

●
the ability of the Answers.com board of directors to modify or withdraw its recommendation in favor of the merger agreement under specified circumstances if there occurs an intervening event if (i) Answers.com notifies AFCV in writing at least three business days before the withdrawal or modification of its recommendation of its intention to take such action, (ii) AFCV shall not have made, within three business days after its receipt of that written notification, an offer that obviates the need for such withdrawal or modification, and (iii) the Answers.com board of directors shall have concluded in good faith that it is required to change its recommendation to comply with its fiduciary obligations to its stockholders under Delaware law, although in this circumstance the board would still be required to submit the merger agreement to a vote of stockholders and would be liable for the payment of a termination fee if as a result AFCV chose to terminate the merger agreement;

●
the belief that the terms of the merger agreement, including the parties’ representations, warranties, covenants and agreements, as well as the conditions to the parties’ respective obligations to consummate the merger are fair to, and in the best interests of, Answers.com and its stockholders;

●
the level of efforts that the parties are required to use under the merger agreement to obtain the required governmental, regulatory and other third-party approvals and consents, and the board’s belief, after review with its legal advisors and management, in the likelihood of these approvals and consents being obtained in light of these merger agreement provisions;

●	the availability of appraisal rights in connection with the merger to stockholders who comply with all of the required procedures under Delaware law; and

●	the likelihood that the conditions to each party’s obligation to consummate the merger will be satisfied, and that the merger will be completed, on a timely basis.

The Answers.com board of directors also considered a number of risks and potentially negative factors in its deliberations concerning the merger. The potentially negative factors considered by the Answers.com board of directors included:

●	the fact that the trading price of shares of Answers.com common stock had been increasing in the weeks preceding the announcement of the merger and the reasons for such an increase;

●	the fact that in the past Answers.com common stock in the past has traded above the price being offered in the merger;

●	the fact that the traffic to the Answers.com’s website had been increasing in recent months;

●
the possibility that the initiatives being undertaken by Answers.com with respect to a direct advertising sales force, improved quality of content, redesign of the website and access for mobile computing platforms, and other possible initiatives to improve Answers.com’s performance, could succeed and result over the long term in enhanced traffic, revenues and profitability;

●	the fact that increasing competition in the Q&A space could also spark increased interest among internet users, benefitting Answers.com and creating new opportunities;

●	the fact that the all-cash merger consideration will not allow Answers.com’s stockholders to participate in any of the synergies created by the merger or any future growth of Answers.com’s business;

●
the fact that the all-cash consideration to be received by stockholders who are U.S. persons in the merger generally would be taxable to such stockholders who have a gain for U.S. federal income tax purposes;

●	the fact that the all-cash consideration to be received by certain stockholders may be subject to Israeli withholding tax;

●
the risk that the merger might not be completed in a timely manner, or at all, including as a result of the failure to obtain any required governmental, regulatory or other third-party approvals or consents, or the failure of AFCV to obtain the debt financing that its lenders have committed to provide despite using its reasonable best efforts to obtain such financing as required under the merger agreement;

●
the fact that under the merger agreement, Answers.com is required to obtain AFCV’s prior written consent before it can take a variety of actions before the closing of the merger, which could delay or prevent Answers.com from pursuing business opportunities that may arise, or other actions which it would otherwise take with respect to Answers.com’s operations absent the pending completion of the merger;

●
the fact that if the merger is not consummated, Answers.com’s management and other employees will have expended extensive time and efforts to attempt to complete the merger and will have experienced significant distractions from their duties pending completion of the merger;

●
the fact that the merger agreement does not permit Answers.com or its representatives to solicit third-party bids or to enter into discussions or negotiations regarding, or to accept, approve or recommend, any unsolicited third-party bids except subject to specific terms and conditions;

●
the fact that the merger agreement provides that, in the event the merger is not consummated in certain specified circumstances, Answers.com will be required to pay AFCV a $4.6 million termination fee, without AFCV being required to establish any damages, and that in certain specified circumstances, Answers.com will also be required to reimburse AFCV for up to $1.0 million for its expenses (in addition to payment of the $4.6 million termination fee);

●
the fact that a portion of the financing for the transaction is being provided by an affiliate of AFCV rather than an unaffiliated institutional lender, which could increase financing risk, although it also eliminates syndication risk for that portion of the financing;

●
the fact that, unless AFCV willfully, knowingly and materially breaches its obligation to use reasonable best efforts to obtain the financing for the transaction, Answers.com’s sole remedy if the financing is unavailable and as a result the merger is not consummated is the payment of the reverse termination fee of $7.6 million, even if the damages suffered by Answers.com as a result of the failure of the merger to be consummated exceed this amount; and

●
the interests of certain of Answers.com’s executive officers and directors in the merger, as described under “—Interests of Answers.com Directors and Executive Officers in the Merger” beginning on page 41 of this document.

  After considering these risks and the potentially negative factors concerning the merger, the Answers.com board of directors concluded that the potential benefits of the merger outweighed these risks and potentially negative factors.

  The foregoing discussion, information and factors considered by the board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board of directors. In view of the wide variety of factors considered by the board of directors, as well as the complexity of these matters, the board of directors did not find it practical to quantify or otherwise assign relative weight to the specific factors considered. In addition, the board of directors did not reach any specific conclusions on each factor considered, or any aspect of any particular factor, and individual members of the board of directors may have given different weight to different factors. In making its determinations and recommendations, the board of directors as a whole viewed its determinations and recommendations based on the totality of the information presented to and considered by it. However, after taking into account all of the factors set forth above, the board of directors unanimously determined that the merger is advisable, fair to, and in the best interests of Answers.com and its stockholders, and that Answers.com should proceed with the merger.

Opinion of the Financial Advisor to the Answers.com Board of Directors

On February 2, 2011, at a meeting of the Answers.com board of directors held to evaluate the proposed merger, UBS delivered to the Answers.com board of directors its opinion, which opinion was confirmed by delivery of a written opinion dated February 2, 2011, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $10.50 per share consideration to be received in the merger by holders of Answers.com common stock was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS.  This opinion is attached as Annex D and is incorporated into this proxy statement by reference.  Holders of Answers.com common stock are encouraged to read UBS’ opinion carefully in its entirety.  UBS’ opinion was provided for the benefit of the Answers.com board of directors, in its capacity as such, in connection with, and for the purpose of, its evaluation of the $10.50 per share consideration to be received in the merger by holders of Answers.com common stock from a financial point of view and does not address any other aspect of the merger.  The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Answers.com or Answers.com’s underlying business decision to effect the merger.  The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger.  The following summary of UBS’ opinion is qualified in its entirety by reference to the full text of UBS’ opinion.

In arriving at its opinion, UBS, among other things:

●	reviewed certain publicly available business and financial information relating to Answers.com;

●
reviewed certain internal financial information and other data relating to the business and financial prospects of Answers.com that were not publicly available, including financial forecasts and estimates for the three-month fiscal period ended December 31, 2010 and the fiscal year ending December 31, 2011, in each case prepared by the management of Answers.com, that the Answers.com board of directors directed UBS to utilize for purposes of its analysis;

●	conducted discussions with members of the senior management of Answers.com concerning the business and financial prospects of Answers.com;

●	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

●	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

●	reviewed current and historical market prices of Answers.com common stock;

●	reviewed a draft, dated February 1, 2011, of the merger agreement; and

●	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

As a consequence of the fact that management of Answers.com did not believe it could forecast with confidence the financial performance of Answers.com beyond the fiscal year ending December 31, 2011, and therefore did not provide any such forecasts to UBS, UBS did not prepare a discounted cash flow analysis.

In connection with its review, with the consent of the Answers.com board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion.  In addition, with the consent of the Answers.com board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Answers.com, and it was not furnished with any such evaluation or appraisal.  With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of the Answers.com board of directors, that such forecasts and estimates had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Answers.com as to the future financial performance of Answers.com.  UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the request of the Answers.com board of directors, UBS contacted third parties to solicit indications of interest in a possible transaction with Answers.com and held discussions with certain of these parties prior to February 2, 2011.  In addition, at the direction of the Answers.com board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the $10.50 per share consideration to the extent expressly specified in UBS’ opinion, of the merger agreement or the form of the merger.  In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the $10.50 per share consideration.  UBS also expressed no opinion as to the consideration receivable in the merger by the holders of the Answers.com Series A convertible preferred stock or Series B convertible preferred stock or as to the relative fairness of any portion of the consideration to holders of shares of Answers.com common stock, on the one hand, and holders of shares of any series of Answers.com preferred stock, on the other hand.  In rendering its opinion, UBS assumed, with the consent of the Answers.com board of directors, that (i) the final executed form of the merger agreement would not differ in any material respect from the draft that UBS reviewed, (ii) the parties to the merger agreement would comply with all material terms of the merger agreement, and (iii) the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof.  Except as described above, Answers.com imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.  The issuance of UBS’ opinion was approved by an authorized committee of UBS.

In connection with rendering its opinion to the Answers.com board of directors, UBS performed a variety of financial and comparative analyses which are summarized below.  The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion.  The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.  With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to Answers.com or the merger.  These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion.  UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Answers.com provided by Answers.com or derived from public sources in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates.  In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Answers.com.  Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

The $10.50 per share consideration was determined through negotiation between Answers.com and AFCV and the decision by Answers.com to enter into the merger was solely that of the Answers.com board of directors.  UBS’ opinion and financial analyses were only one of many factors considered by the Answers.com board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Answers.com board of directors or management with respect to the merger or the $10.50 per share consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the Answers.com board of directors on February 2, 2011 in connection with its opinion relating to the proposed merger.  The financial analyses summarized below include information presented in tabular format.  In order for UBS’ financial analyses to be fully understood, the tables must be read together with the text of each summary.  The tables alone do not constitute a complete description of the financial analyses.  Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Companies Analysis

UBS compared selected financial and stock market data of Answers.com with corresponding data of the following nine selected publicly traded internet digital media companies:

●      AOL Inc.
●      Google Inc.
●      IAC/InterActiveCorp
●      InfoSpace, Inc.
●      Local.com Corporation
●      Marchex, Inc.
●      QuinStreet, Inc.
●      ValueClick, Inc.
●      Yahoo Inc.

UBS reviewed, among other things, the enterprise values of the selected companies, calculated as diluted equity market value based on closing stock prices on February 1, 2011, plus debt at book value, preferred stock at liquidation value and minority interests at book value, less cash, cash equivalents and, as appropriate, the value estimated in publicly available equity research for certain unconsolidated investments, non-core domains and overseas operations, as multiples of the latest 12 months (referred to as LTM) actual, and 2010 and 2011 estimated, (i) revenue, (ii) earnings before interest, taxes, depreciation and amortization (referred to as EBITDA) and (iii) EBITDA adjusted to exclude stock-based compensation expense (referred to as Adjusted EBITDA).  UBS then compared these multiples derived for the selected companies with corresponding multiples implied for Answers.com based both on the closing price per share of Answers.com common stock on February 1, 2011 and the $10.50 per share consideration.  Financial data for the selected companies were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information.  Financial data for Answers.com were based on public filings and, for estimated financial data, internal estimates of Answers.com’s management.  This analysis indicated the following implied high, mean, median and low multiples for the selected companies, as compared to corresponding multiples implied for Answers.com:

	Enterprise Value as a Multiple of
	Revenue						EBITDA						Adjusted EBITDA
	LTM(1)		2010E		2011E		LTM(1)		2010E		2011E		LTM(1)		2010E		2011E
Multiples for Selected Companies:
High	7.8	x	7.8	x	6.4	x	17.3	x	16.6	x	13.5	x	22.9	x	23.3	x	11.7	x
Mean	2.3	x	2.2	x	2.0	x	8.9	x	8.7	x	8.0	x	9.1	x	9.0	x	7.3	x
Median	2.0	x	1.9	x	1.7	x	7.5	x	7.4	x	7.2	x	6.3	x	5.9	x	6.4	x
Low	0.4	x	0.4	x	0.4	x	3.6	x	3.2	x	4.7	x	2.7	x	3.1	x	3.2	x

Multiples for Answers.com:
Closing Price on February 1, 2011 of $8.78	3.6	x	3.6	x	2.9	x	14.5	x	14.3	x	9.3	x	11.8	x	11.9	x	8.3	x
Per Share Consideration of $10.50	4.8	x	4.7	x	3.8	x	18.9	x	18.7	x	12.1	x	15.3	x	15.5	x	10.8	x

(1)
LTM figures were calculated as of September 30, 2010, the most recent quarter for which financial results were available, except with respect to Google Inc. and Yahoo Inc., for which LTM figures were calculated as of December 31, 2010.

Selected Transactions Analysis

UBS reviewed the following nine selected transactions involving internet digital media companies:

Announcement Date	Target	Acquiror
● September, 2010	● Internet Brands, Inc.	● Hellman & Friedman Capital Partners VI, L.P.
● July, 2010	● Health Grades, Inc.	● Vestar Capital Partners V, L.P.
● June, 2010	● CreditCards.com	● Bankrate, Inc.
● June, 2010	● NetQuote	● Bankrate, Inc.
● July, 2009	● Bankrate, Inc.	● Apax Partners
● August, 2008	● Greenfield Online, Inc.	● Microsoft Corporation
● August, 2008	● Daily Candy, Inc.	● Comcast Corporation
● April, 2008	● Adify Corporation	● Cox Enterprises, Inc.
● February, 2008	● InsureMe, Inc.	● Bankrate, Inc.

UBS reviewed, among other things, transaction values in the selected transactions, calculated as the purchase price paid for the target company’s equity, plus debt at book value, preferred stock at liquidation value and minority interests at book value, less cash and cash equivalents, as multiples, for the four transactions for which data were available to allow for the calculation of multiples, of LTM and forward (defined as the current fiscal year for transactions announced in the first half of the fiscal year, and the next fiscal year for transactions announced in the second half of the fiscal year) revenue, EBITDA and Adjusted EBITDA.  UBS then compared these multiples derived for the selected transactions with corresponding multiples implied for Answers.com based on the $10.50 per share consideration.  Multiples for the selected transactions were based on publicly available information as of the time of announcement of the relevant transaction including, for forward multiples, publicly disclosed management forecasts.  Financial data for Answers.com were based on public filings and, for forward multiples, internal estimates of Answers.com’s management.  This analysis indicated the following implied high, mean, median and low multiples for the selected transactions, as compared to corresponding multiples implied for Answers.com:

	Transaction Value as a Multiple of
	Revenue				EBITDA				Adjusted EBITDA
	LTM		Forward		LTM		Forward		LTM		Forward
Multiples for Selected Transactions:
High	5.4	x	4.2	x	19.8	x	11.8	x	17.4	x	10.9	x
Mean	4.1	x	3.2	x	15.5	x	10.4	x	13.4	x	9.4	x
Median	4.0	x	3.0	x	14.8	x	10.3	x	13.2	x	9.3	x
Low	3.1	x	2.6	x	12.6	x	9.3	x	9.9	x	8.0	x

Multiples for Answers.com:
Per Share Consideration of $10.50	4.8	x	3.8	x	18.9	x	12.1	x	15.3	x	10.8	x

Miscellaneous

Under the terms of UBS’ engagement, Answers.com agreed to pay UBS for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $2.3 million, $650,000 of which was payable in connection with UBS’ opinion and the remainder of which is contingent upon consummation of the merger.  In addition, Answers.com agreed to reimburse UBS for certain expenses, including reasonable fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.  In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Answers.com or of affiliates of AFCV and, accordingly, may at any time hold a long or short position in such securities.  Answers.com selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and because of UBS’ general familiarity with companies in the digital media industry.  UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Debt Financing of the Merger

The merger agreement does not contain any financing condition.  However, the borrower has obtained debt financing commitments from (i) Wells Fargo and (ii) the Summit lenders, on the terms and conditions set forth in the debt commitment letters each dated February 2, 2011, for the transactions contemplated by the merger agreement.  The commitment from Wells Fargo is to provide $50,000,000 in a senior secured term loan facility (the “senior credit facility”) and the commitment from the Summit lenders is to provide $50,000,000 in exchange for senior subordinated notes (the “senior subordinated notes”).  The aggregate commitments of Wells Fargo and the Summit lenders, together with cash of Answers.com expected to be on hand at the time of the merger and other sources of cash available to AFCV, are expected to be sufficient for AFCV and Merger Sub to pay the aggregate merger consideration and all transaction expenses.

The commitments to provide the senior credit facility and to lend in respect of the senior subordinated notes as described above are subject to customary closing conditions, applicable to each commitment on an independent basis unless otherwise noted, including the following material conditions:

●	the execution and delivery of definitive financing documents consistent with the terms of the commitment letters and otherwise reasonably satisfactory to the borrower and the applicable lenders;

●	the receipt by the lenders of customary legal opinions;

●	the receipt by the lenders of a certificate as to the solvency of the Loan Parties (as such term is used in the applicable debt commitment letter);

●
the receipt by Wells Fargo of all documents to perfect or evidence its first priority security interest in and liens on the collateral, subject to customary provisions providing that, with respect to all types of collateral other than collateral that may be perfected by the filing of a financing statement under the Uniform Commercial Code or the delivery of certificates representing certificated equity interests, borrower need only use commercially reasonable efforts to provide or perfect such collateral by the closing date;

●
all principal, interest and other amounts outstanding in connection with existing debt of the Loan Parties will have been paid in full and all liens securing such debt will be released, except as otherwise provided;

●	all fees and expenses payable to Wells Fargo and the Summit lenders and their respective counsel shall have been paid;

●
the receipt by the lenders of documentation relating to the merger and the consummation of the merger, without waiver, modification or consent thereunder that is materially adverse to Wells Fargo or the Summit lenders, as applicable, unless approved by Wells Fargo or the Summit lenders, as applicable;

●	the receipt by the lender of a pro forma balance sheet for the borrower;

●	the borrower and its subsidiaries (including the surviving corporation in the merger) will have at least $15,000,000 of unrestricted and unencumbered cash and cash equivalents;

●
no material adverse effect (as defined in a manner substantially consistent with the definition of that term in the merger agreement, a summary of which appears under “The Merger Agreement — Representations and Warranties” beginning on page 57 of this document) on Answers.com shall have occurred since the date of the merger agreement and be continuing on the closing date;

●
the representations and warranties specified in the commitment letter shall be true and correct in all material respects, subject to customary provisions providing that, with respect to representations and warranties in the merger agreement relating to Answers.com, the availability of the financing may be conditioned upon the accuracy of such representations only if such representations are material to the lenders and only to the extent their accuracy is a condition to AFCV’s obligation to close under the merger agreement;

●	the receipt by the lenders of specified documentation and information required by regulatory authorities;

●
with respect to the commitment by the Summit lenders, consummation of the debt financing from Wells Fargo or Wells Fargo shall be ready to fund at least $50,000,000 under its commitment contingent solely upon the receipt by borrower of at least $50,000,000 of proceeds from the Summit lenders; and

●	with respect to the commitment by Wells Fargo, consummation of the debt financing from the Summit lenders.

Interests of Answers.com Directors and Executive Officers in the Merger

When considering our board of directors’ recommendation that Answers.com stockholders vote in favor of the proposal to adopt the merger agreement, Answers.com’s stockholders should be aware that our directors and executive officers may have interests in the merger that differ from, or are in addition to, the interests of other Answers.com stockholders.  These interests create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger.  Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement and the transactions contemplated thereby, including the merger.

These interests include the following:

●	indemnification rights and coverage for our officers and directors will continue under existing policies or new directors’ and officers’ liability insurance policies;

●	outstanding unvested options held by our non-employee directors will accelerate and be cashed out upon the consummation of the merger;

●
(a) fifty percent of each of our executive officers unvested options will accelerate upon consummation of the merger, and (b) if any such executive officer is terminated within 12 months following the merger, his remaining unvested options, at the time of termination, will become immediately vested;

●
certain of our executive officers, pursuant to the terms of their employment agreements, will be entitled to receive an additional month's notice prior to termination, if termination occurs within 12 months following the merger;

●	all of our executive officers will be entitled to receive change of control bonuses prior to or upon the consummation of the merger pursuant to “single-trigger” change of control arrangements; and

●	two of our directors, Thomas Dyal and Allen Beasley, are partners of Redpoint and were appointed to our board of directors by affiliates of Redpoint which hold preferred stock.

Answers.com stockholders should be aware of these interests when considering our board of directors’ recommendation that they adopt the merger agreement.

Indemnification and Insurance

Under the terms of the merger agreement, AFCV has agreed to cause the surviving corporation in the merger to indemnify the directors and officers of Answers.com against liability for matters occurring prior to the effective time of the merger for six years following the effective time to the same extent as Answers.com is currently obligated to indemnify these individuals.

AFCV has also agreed to cause the surviving corporation to prepay in full the premium for a “tail” insurance policy, with a claims period of at least six years after the effective time, that provides coverage at least as favorable as the directors’ and officers’ liability insurance policy in place prior to the effective time of the merger, and covering those individuals who are covered under that policy as of the effective time, for claims based upon matters occurring prior to the effective time.  AFCV will not be required to expend in excess of a specified amount for the premium on that tail policy, which amount has been determined based upon the current annual premium paid by Answers.com for the directors’ and officers’ liability insurance policy that it currently maintains.

Treatment of Stock Options

Non-employee Directors.  All of our non-employee directors hold stock options.  In connection with the merger, those stock options, whether vested or unvested, will entitle the holders thereof to receive an amount in cash equal to the excess, if any, of $10.50 multiplied by the number of shares underlying those stock options over the aggregate exercise price of that stock option.

The following table sets forth the number of outstanding vested and unvested in-the-money stock options, including the weighted average exercise price for each, to acquire Answers.com common stock held by Answers.com’s non-employee directors, in each case, as of February 25, 2011, and the consideration that each of them will receive at the completion of the merger on account of vested options, unvested options that are accelerated on completion of the merger and in the aggregate in respect of all options that each of them holds.

Name	Weighted Average Exercise Price Per Share	No. of Shares Underlying Options		Value of O ptions(1)
		Vested	Accelerated	Vested	Accelerated	Total

Allen Beasley	$5.00	26,008	24,217	$153,359	$122,950	$276,309
Tom Dyal	$7.74	14,499	28,551	$34,085	$84,877	$118,962
Lawrence S. Kramer	$7.26	14,050	14,650	$33,180	$59,808	$92,988
Mark B. Segall	$6.81	42,750	14,650	$152,285	$59,808	$212,093
Yehuda Sternlicht	$6.53	27,750	14,650	$108,530	$59,808	$168,338
Mark A. Tebbe	$6.17	44,403	15,744	$196,696	$63,604	$260,300

(1)	Value is net of exercise price payable in connection with exercise of outstanding stock options.

Officers.  The following table sets forth the number of outstanding vested and unvested in-the-money stock options, including the weighted average exercise price, to acquire Answers.com common stock held by Answers.com’s executive officers, in each case, as of February 25, 2011.  The table also shows the consideration that each of them will receive on account of vested options, unvested options that will accelerate upon the completion of the merger, and the consideration that they will receive following the merger if they remain with Answers.com through the vesting date of all their remaining unvested options and in the aggregate in respect of all options that each of them holds.  Under the terms of the merger agreement, an executive officer whose options are not vested or do not accelerate upon consummation of the merger will receive following the merger, if they remain employed by the surviving corporation at the time the options would otherwise vest, an amount equal to $10.50 multiplied by the number of shares subject to the options that have become vested less the aggregate exercise price for such options.  Under the terms of their employment agreements, (a) fifty percent of each of our executive officers, unvested options will accelerate upon consummation of a change of control transaction, and (b) if any such executive officer is terminated within 12 months following such change of control transaction, his remaining unvested options held by such executive officer, at the time of termination, will become immediately vested.  The merger will constitute a change of control for these purposes.

Name	Weighted Average Exercise Price Per Share	No. of Shares Underlying Options			Value of Options(1)
		Vested	Accelerated	Unvested	Vested	Accelerated	Unvested(2)	Total
Robert Rosenschein	$5.31	277,088	23,938	23,938	$1,493,527	$96,681	$96,681	$1,686,889
Bruce D. Smith	$6.61	46,690	25,255	25,255	$173,812	$102,044	$102,044	$377,900
Steve Steinberg	$5.44	68,476	23,532	23,532	$391,088	$96,557	$96,557	$584,202
Jeff Schneiderman	$5.81	47,532	23,550	23,550	$250,737	$96,692	$96,692	$444,121
Caleb Chill	$5.89	23,506	19,647	19,647	$125,405	$82,182	$82,182	$289,769

(1)	Value is net of exercise price payable in connection with exercise of outstanding stock options.
(2)	Based on current vesting schedule and continued employment.

Termination Following Change of Control

Under the terms of their respective employment agreements, certain of our executive officers are entitled to receive three months advance notice prior to a termination of employment, provided that, upon a change of control, these executive officers are entitled to one additional month of notice prior to a termination of employment if such termination occurs within 12 months of the change of control.  The merger will constitute a change of control for these purposes.

Special Change of Control Bonus

Upon the consummation of the merger, our executive officers will each be entitled to receive a bonus in consideration of their efforts in connection with the merger. The amount of the bonus that will be payable to each of the executive offices is as follows.

Bob Rosenschein	$40,000
Bruce Smith	$40,000
Steve Steinberg	$60,000
Jeff Schneiderman	$40,000
Caleb Chill	$60,000
Total	$240,000

Ownership of Series A Stock, Series B Stock and Warrants

Mr. Beasely and Mr. Dyal are each partners with Redpoint Ventures.  Funds affiliated with and managed by Redpoint Ventures own all of Answers.com’s outstanding Series A stock and Series B stock.  They also own warrants to acquire 666,667 shares of Answers.com common stock with an exercise price of $4.95 per share and warrants to acquire 636,364 shares of Answers.com common stock with an exercise price of $6.05 per share.

Appraisal Rights

Under the Delaware General Corporation Law, holders of Answers.com stock have the right to demand appraisal of their shares in connection with the merger and to receive, in lieu of the merger consideration, payment in cash for the fair value of their shares, together with a fair rate of interest, as determined by the Delaware Court of Chancery (the “Chancery Court”). Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 in order to perfect their rights.  Answers.com will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex B to this proxy statement.

Section 262 requires that stockholders, as of the record date of the special meeting, be notified that appraisal rights will be available not less than 20 days before the special meeting. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

●
You must deliver to the company a written demand for appraisal of your shares before the vote to adopt the merger agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

●
You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

●	You must continuously hold your shares through the effective time.

If you fail to comply with any of these conditions and the merger is consummated, you will be entitled to receive the cash payment for your shares as provided for in the merger agreement if you are the holder of record at the effective time, but you will have no appraisal rights with respect to your shares.  A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement, will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be addressed to the Corporate Secretary of the Company at 237 West 35th Street, Suite 1101, New York, NY 10001, Attention: Corporate Secretary, and must be delivered before the vote to adopt the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of stock must be made by, or on behalf of, such record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on his or her stock certificate(s). The demand must state that the stockholder intends thereby to demand appraisal of such holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the company. The beneficial holder must, in such cases, have the record holder (often a broker, bank or other nominee) submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise the right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly submitted a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and presently has no intention to file such a petition in the event there are stockholders who demand appraisal of their shares, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Within 120 days after the effective time, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal were received by the company and the number of holders of such shares. Such statement must be mailed to the stockholder within 10 days after the written request has been received by the surviving corporation or within 10 days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

After notice to the stockholders seeking appraisal rights as required by the Chancery Court, the Chancery Court is empowered to conduct a hearing upon the petition, and determine which stockholders have complied with Section 262 and have thereby become entitled to the appraisal rights. The Chancery Court may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid upon the amount determined to be the fair value. Unless the Chancery Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, in the case of holders of uncertificated shares forthwith, and in the case of holders of shares represented by certificates, upon surrender of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In determining fair value for appraisal purposes under Section 262, the Chancery Court might, or might not, employ some or all of the valuation analyses utilized by the company’s financial advisors as described in summary fashion under the headings “— Opinion of the Financial Advisor to the Answers.com board of directors,” beginning on page 36 of this document. Although Answers.com believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and you should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement. Moreover, the surviving corporation does not currently anticipate offering more than the value that you are entitled to receive under the terms of the merger agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and/or the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payments becoming due prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

If you have any questions regarding your right to exercise appraisal rights, you are strongly encouraged to seek the advice of legal counsel.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of certain material U.S. federal income tax consequences to holders of shares of Answers.com common stock and preferred stock upon the exchange of shares of their Answers.com common stock and preferred stock for cash in the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations for holders of Answers.com common stock and preferred stock received in connection with the exercise of employee stock options or otherwise as compensation, holders that validly exercise their rights under Delaware law to object to the merger, or holders subject to special treatment under U.S. federal income tax law (such as insurance companies, banks, tax-exempt entities, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, tax-deferred or other retirement accounts, holders subject to the alternative minimum tax, U.S. persons that have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States or holders that hold shares of Answers.com common stock and preferred stock as part of a hedge, straddle, integration, constructive sale or conversion transaction).  In addition, this summary does not discuss any consequences to holders of options or warrants to purchase shares of Answers.com common stock and preferred stock, or any aspect of state, local, non-income or foreign tax law that may be applicable to any holder of Answers.com common stock and preferred stock. This summary assumes that holders own shares of Answers.com common stock and preferred stock as capital assets.

We have not sought and will not seek any opinion of counsel or any ruling from the Internal Revenue Service with respect to the matters discussed herein.

For purposes of this discussion, a U.S. Holder is a beneficial owner of shares of Answers.com common stock and preferred stock that is, for U.S. federal income tax purposes, a citizen or resident of the U.S., a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state, or the District of Columbia, any estate the income of which is subject to U.S. federal income taxation regardless of its source, and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust (a “U.S. Holder”).

The term “Non-U.S. Holder” means a beneficial owner, other than a partnership, of shares of Answers.com common stock and preferred stock that is not a U.S. Holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Answers.com common stock and preferred stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of Answers.com common stock and preferred stock in the merger.

U.S. Holders

The exchange of shares of Answers.com common stock and preferred stock for cash in the merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes, and a U.S. Holder who receives cash for shares of Answers.com common stock and preferred stock in the merger will generally recognize gain or loss equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of Answers.com common stock and preferred stock. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the shares of Answers.com common stock and preferred stock is more than one year at the time of the exchange of such holder’s shares of Answers.com common stock and preferred stock for cash.  Long-term capital gains recognized by a non-corporate holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

As discussed below (see “— Material Israeli Income Tax Consequences of the Merger” beginning on page 50 of this document), payments made to a U.S. Holder with respect to shares of Answers.com common stock and preferred stock exchanged for cash in the merger may be subject to Israeli withholding tax.  U.S. Holders may be entitled to a deduction or foreign tax credit for such withholding tax in computing such U.S. Holder’s U.S. federal income tax liability, subject to applicable conditions and limitations, including in the case of the foreign tax credit that such U.S. Holder has sufficient foreign source taxable income in order to claim the full amount of the credit.  Gain from the receipt by U.S. Holders of cash in the Merger generally will be U.S. source gain for foreign tax credit purposes.  Unused foreign tax credits may be carried back two years or forward ten years.  The foreign tax credit rules are complex, and U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such Israeli withholding tax.

Payments made with respect to shares of Answers.com common stock and preferred stock exchanged for cash in the merger may be subject to information reporting, and such payments will be subject to U.S. federal backup withholding tax unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an IRS Form W-9) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

●
the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met, in which case such Non-U.S. Holder generally will be subject to a tax equal to 30% (or, if applicable, a lower treaty rate) of the Non-U.S. Holder’s net gain realized in the merger, which may be offset by U.S. source capital losses; or

●
the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case such Non-U.S. Holder will be subject to U.S. federal income tax on that gain on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, a corporate Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or, if applicable, a lower treaty rate) of the effectively connected earnings and profits attributable to such gain, subject to adjustments.

In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of Answers.com common stock and preferred stock exchanged for cash in the merger if the Non-U.S. Holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the Non-U.S. Holder’s gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

EACH HOLDER OF ANSWERS.COM COMMON STOCK AND PREFERRED STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO THAT HOLDER AS A RESULT OF THE MERGER, AND ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES RELEVANT TO THAT HOLDER AS A RESULT OF THE MERGER.

Material Israeli Tax Consequences of the Merger

Absent receipt of a ruling or exemption, discussed below, Answers.com’s stockholders will generally be subject to Israeli withholding tax at the rate of 20% (for individuals) and 25% (for corporations) on the gross consideration received in the merger. Following the execution of the merger agreement Answers.com filed a request for a tax ruling from the Israeli Tax Authority with respect to the withholding tax applicable to payments of consideration to stockholders under the merger. The tax ruling requested by Answers.com, if obtained, would provide, among other things, that:

●
Payments to eligible Israeli brokers or Israeli financial institutions solely on behalf of beneficial stockholders will not be subject to Israeli withholding tax, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law;  and

●
Payments to Eligible Stockholders, who certify that they are non-Israeli residents for purposes of the Israeli Income Tax Ordinance (New Version), 1961, as amended (the “ITO”), will not be subject to Israeli withholding tax.

Declaration of Status forms for Israeli Tax purposes, shall be provided to the stockholders.

For purposes of the tax ruling mentioned above on “Eligible Stockholder” is a stockholder who (i) acquired their Answers.com stock on or after the Answers.com initial public offering in October and (ii) is not a Five Percent Stockholders. A“Five Percent Stockholder” means a stockholder who holds or is entitled to purchase, directly or indirectly, alone or together with a relative thereof, one of the following:

●	at least five percent of the issued and outstanding Answers.com stock.

●	at least five percent of the voting rights of Answers.com.

●	the right to receive at least five percent of Answers.com’s profits or its assets upon liquidation.

●	the right to appoint a manager/director.

A “relative” of a person is defined as the spouse, brother, sister, parents, grandparents, descendants and the descendants of the spouse of such person, and the spouse of any of the foregoing.

Certain stockholders who are not entitled to an exemption from Israeli withholding tax under the above mentioned tax ruling (including U.S. stockholders who do not qualify under such tax ruling but are eligible to claim benefits under the U.S.-Israel income tax treaty) may nonetheless be entitled to separately obtain from the Israeli Tax Authority a certificate of exemption from withholding or an individual tax ruling providing for no withholding or withholding at a reduced rate.   The purchaser or the exchange agent is required to withhold in accordance with such a valid certificate or ruling (as determined in their discretion) that is provided to them at least three business days prior to the date of the applicable payment.

Payments to be made to stockholders not covered by a tax ruling or exemption certificate will be subject to Israeli withholding tax at the fixed rate of 20% for individuals and 25% for corporations.

Stockholders who received or acquired their Answers.com shares or were granted options under one or more of the Answers.com stock incentive plans, or otherwise as compensation for employment or services provided to Answers.com, may be subject to different tax rates.

Following the execution of the merger agreement, Answers.com filed a request for a tax ruling from the Israeli Tax Authority with respect to the withholding tax applicable to payments of consideration in the merger to holders of vested stock options and common stock subject to Section 102 of the ITO and with respect to unvested stock options. The tax ruling requested by Answers.com, if obtained, would confirm, among other things:

●
that the statutory holding period with respect to vested stock options, and common stock subject to Section 102 of the ITO, will continue uninterrupted from the original date of grant and will not recommence as a result of the transactions contemplated by the merger agreement; provided that the consideration paid to the holders of vested stock options and common stock is deposited with the trustee appointed by Answers.com’s Israeli subsidiary, in accordance with Section 102 of the ITO, for the duration of the statutory holding period; and

●
the tax consequences of the rights granted under the merger agreement in lieu of unvested stock options granted under Section 102 of the ITO, and the payment of cash consideration to holders of unvested stock options.

The Israeli tax rulings may not be obtained or may contain such provisions, terms and conditions as the Israeli Tax Authority may prescribe, which may be different from those detailed above.

EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE ISRAELI WITHHOLDING TAX CONSEQUENCES APPLICABLE TO THAT STOCKHOLDER AS A RESULT OF THE MERGER.

Regulatory Matters

Antitrust Laws. Under the HSR Act, and the rules that have been promulgated under the HSR Act, acquisitions of a sufficient size may not be completed unless information has been furnished to the Antitrust Division of the DOJ and to the FTC and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted.  The merger is subject to the provisions of the HSR Act.  As a closing condition to the merger, the waiting period (and any extension thereof) applicable to the merger under the HSR Act must expire or be terminated early.

On February 17, 2011, Answers.com and certain affiliates of AFCV made the required filings concerning the merger with the DOJ and the FTC under the HSR Act.

AFCV and Answers.com conduct operations in a number of countries besides the United States, some of which have antitrust or competition law notification requirements applicable to mergers of this kind.  AFCV and Answers.com, however, have determined that no such notifications are required in connection with the merger.

At any time before or after the completion of the merger, notwithstanding that the applicable waiting period has ended or approval has been granted, any state, foreign country, or private individual could take action to enjoin the merger under the antitrust laws of the United States or a foreign jurisdiction as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds.

While there can be no assurance that the merger will not be challenged by any governmental authority or private party in the United States or in any foreign jurisdiction, Answers.com, based on a review of information provided by AFCV relating to the businesses in which it and its affiliates are engaged, believes the merger can be consummated in compliance with all applicable antitrust laws and no remedy will be required.

The change in the composition of our stockholders in connection with the merger requires the approval of the Investment Center. The approval of the Investment Center in connection with the merger is a condition to completion of the merger, and was obtained on February 7, 2011.

Market Price and Dividend Data

Answers.com common stock is listed for trading on The NASDAQ Capital Market under the symbol “ANSW.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on The NASDAQ Capital Market.

	High	Low
Fiscal Year Ended December 31, 2011
First Quarter (through February 2 5 , 2011)	$11.02	$7.65
Fiscal Year Ended December 31, 2010
Fourth Quarter	$8.71	$5.75
Third Quarter	$8.23	$4.50
Second Quarter	$9.30	$7.00
First Quarter	$9.75	$7.34
Fiscal Year Ended December 31, 2009
Fourth Quarter	$11.07	$7.18
Third Quarter	$9.50	$7.49
Second Quarter	$9.00	$5.96
First Quarter	$9.80	$5.45

The closing sale price of Answers.com common stock on The NASDAQ Capital Market on February 2, 2011, the last trading day prior to the announcement of the merger, was $8.90 per share. The $10.50 to be paid for each share of Answers.com common stock in the merger represents a premium of approximately 18.0% to the closing price on February 2, 2011.  On February 25 , 2011, the most recent practicable date before this proxy statement was printed, the closing price for a share of Answers.com common stock on The NASDAQ Capital Market was $10. 49 . You are encouraged to obtain current market quotations for Answers.com common stock in connection with voting your shares.

We have never declared or paid cash dividends on our common stock. Currently, we intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying cash dividends in the foreseeable future.

Delisting and De-registration of Answers.com Common Stock after the Merger

If the merger is completed, Answers.com’s common stock will be delisted from The NASDAQ Capital Market and deregistered under the Exchange Act.  Thereafter, the provisions of the Exchange Act will no longer apply to us, including the requirements to file periodic reports with the SEC and to furnish a proxy or information statement to our stockholders in connection with meetings of our stockholders.

Legal Proceedings Regarding the Merger

On February 4, 2011, a purported class action complaint was filed in the Supreme Court of New York in New York County, State of New York, Mathason v. Rosenschein, et. al., Index No. 650311/2011 on behalf of a putative class of Answers.com stockholders and naming as defendants Answers.com, all the members of the Answers.com board of directors, Summit and AFCV. The plaintiffs generally allege that, in connection with the approval of the merger agreement, the members of the Answers.com board of directors breached their fiduciary duties owed to Answers.com stockholders by, among other things, (i) failing to take steps to maximize the value of Answers.com to its stockholders because the merger price of $10.50 per share of common stock allegedly does not reflect the true value of Answers.com stock, and (ii) purportedly failing to comply with their disclosure obligations. The plaintiffs further assert that Summit and AFCV aided and abetted the members of the Answers.com board of directors in the alleged breaches of their fiduciary duties. The plaintiffs seek among other things a declaration that the members of the Answers.com board of directors have breached their fiduciary duties, an injunction barring consummation of the merger or rescinding, to the extent already implemented, the merger agreement, and an award of fees, expenses and costs to plaintiffs and their attorneys. In addition, the plaintiffs have served a request for production of documents.

On February 7, 2011, another purported class action complaint was filed in the Court of Chancery in the State of Delaware, Lewis v. Answers Corporation, et.al., Case No. 6170-VCN, naming as defendants Answers.com, all the members of the Answers.com board of directors, AFCV, Merger Sub and Summit. The plaintiffs generally allege that, in connection with the approval of the merger agreement, the members of the Answers.com board of directors breached their fiduciary duties owed to Answers.com stockholders by, among other things, (i) failing to take steps to maximize the value of Answers.com to its stockholders because the merger price of $10.50 per share of common stock allegedly does not reflect the true value of Answers.com stock, and (ii) creating supposedly preclusive deal protection devices in the merger agreement. The plaintiffs further allege that AFCV, Summit and Merger Sub aided and abetted the members of the Answers.com board of directors in the alleged breaches of their fiduciary duties. The plaintiffs seek among other things an order enjoining the defendants from consummating the transactions contemplated by the merger agreement unless and until Answers.com adopts and implements a procedure or process to obtain a merger agreement providing the best possible terms for stockholders, and damages and attorneys’ fees. In addition, the plaintiffs have served a request for production of documents.

On February 9, 2011, a third purported class action complaint was filed in the Court of Chancery in the State of Delaware, Wilhelm v. Answers Corporation, et.al., Case No. 6177-VCN, naming as defendants Answers.com, all the members of the board of directors, AFCV, and Merger Sub. The plaintiffs generally allege that, in connection with the approval of the merger agreement, the members of the Answers.com board of directors breached their fiduciary duties owed to Answers.com stockholders by, among other things, (i) failing to take steps to maximize the value of Answers.com to its stockholders because the merger price of $10.50 per share of common stock allegedly does not reflect the true value of Answers.com stock, and (ii) creating allegedly preclusive deal protection devices in the merger agreement. The plaintiffs further allege that Answers.com, AFCV, and Merger Sub aided and abetted the members of the Answers.com board of directors in the alleged breaches of their fiduciary duties. The plaintiffs seek among other things an order enjoining the defendants from consummating the transactions contemplated by the merger agreement unless and until Answers.com adopts and implements a procedure or process to obtain a merger agreement providing the best possible terms for stockholders, and damages and attorneys’ fees.

On February 11, 2011, a fourth purported class action complaint was filed in the Court of Chancery in the State of Delaware, Iroquois Master Fund Ltd. v. Answers Corporation, et. al., Case No. 6183-VCN, naming as defendants Answers.com, all the members of the Answers.com board of directors, AFCV, Merger Sub and Summit. The plaintiffs generally allege that, in connection with the approval of the merger agreement, the members of the Answers.com board of directors breached their fiduciary duties owed to Answers.com stockholders by, among other things, (i) failing to take steps to maximize the value of Answers.com to its stockholders because the merger price of $10.50 per share of common stock allegedly does not reflect the true value of Answers.com stock, (ii) failing to shop Answers.com properly, and (iii) creating allegedly preclusive deal protection devices in the merger agreement. The plaintiffs further allege that AFCV, Summit and Merger Sub aided and abetted the members of the Answers.com board of directors in the alleged breaches of their fiduciary duties. The plaintiffs seek among other things an injunction barring consummation of the merger or rescinding, to the extent already implemented, the merger, and damages and attorneys’ fees.

On February 11, 2011, a fifth purported class action complaint was filed in the Court of Chancery in the State of Delaware, Teitelbaum v. Rosenschein, et.al., Case No. 6186-VCN, naming as defendants Answers.com, all the members of the Answers.com board of directors, AFCV, Merger Sub and Summit.  The plaintiffs generally allege that, in connection with the approval of the merger agreement, the members of the Answers.com board of directors breached their fiduciary duties owed to Answers.com stockholders by, among other things, (i) failing to take steps to maximize the value of Answers.com to its stockholders because the merger price of $10.50 per share of common stock allegedly does not reflect the true value of Answers.com stock, and (ii) creating allegedly preclusive deal protection devices in the merger agreement. The plaintiffs further allege that AFCV, Summit and Merger Sub aided and abetted the members of the Answers.com board of directors in the alleged breaches of their fiduciary duties. The plaintiffs seek among other things an injunction barring consummation of the merger, an order imposing a constructive trust, in favor of the putative class upon any benefits improperly received by the defendants as a result of their allegedly wrongful conduct, and damages and attorneys’ fees.

On February 11, 2011, a sixth purported class action complaint was filed in the Court of Chancery in the State of Delaware, Dressler v. Answers Corporation, et.al., Case No. 6189-VCN, naming as defendants Answers.com, all the members of the Answers.com board of directors, AFCV, the Merger Sub and Summit. The plaintiffs generally allege that, in connection with the approval of the merger agreement, the members of the Answers.com board of directors breached their fiduciary duties owed to Answers.com stockholders by, among other things, (i) failing to take steps to maximize the value of Answers.com to its stockholders because the merger price of $10.50 per share of common stock allegedly does not reflect the true value of Answers.com stock, (ii) acting to advance their own interests at the expense of Answers.com stockholders, and (iii) creating allegedly preclusive deal protection devices in the merger agreement. The plaintiffs further allege that AFC and Summit aided and abetted the members of the Answers.com board of directors in the alleged breaches of their fiduciary duties. The plaintiffs seek among other things an injunction barring consummation of the merger or rescinding, to the extent already implemented, the merger, and damages and attorneys’ fees.

The outcome in these lawsuits could have an impact on the consummation of the merger.

Answers.com and the other defendant parties intend to defend these lawsuits vigorously and believe them to be without merit.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you.  The merger agreement is attached to this document as Annex A and is incorporated by reference into this document.  We encourage you to read the merger agreement carefully in its entirety for a more complete understanding of it, because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement contains representations and warranties of Answers.com, AFCV and Merger Sub, negotiated between the parties for purposes of the merger agreement, including setting forth the respective rights of the parties with respect to their obligations to complete the merger. The description below of the representations and warranties is included to provide Answers.com’s stockholders with information regarding the terms of the merger agreement.  The representations and warranties contained in the merger agreement were made only for purposes of such agreement, as of specific dates, solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the parties to the merger agreement, including qualifications by confidential disclosures exchanged between the parties in connection with the execution of the merger agreement.  These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement as opposed to establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors.  The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information provided elsewhere in this proxy statement and in the documents incorporated by reference in this proxy statement.  See the sections entitled “Where You Can Find More Information” and “Incorporation of Information by Reference,” both beginning on page 76 of this document.

The Merger

Generally

The merger agreement provides that at the closing of the merger, Merger Sub will be merged with and into Answers.com.  At the effective time of the merger (which we sometimes refer to as the “effective time”), Answers.com will continue as the surviving corporation and will be a wholly-owned subsidiary of AFCV.  At the effective time of the merger, all of Answers.com’s property, rights, privileges, powers and franchises before the merger will vest in the surviving corporation and all of Answers.com’s debt, liabilities and duties before the merger will become the debt, liabilities and duties of the surviving corporation.

Directors and Officers of the Surviving Corporation after the Merger

The initial directors and officers of the surviving corporation will be the directors and officers of Merger Sub immediately prior to the effective time.  AFCV, Answers.com and the surviving corporation will cause the directors and officers of Merger Sub immediately prior to the effective time of the merger to be the directors and officers, respectively, of the surviving corporation’s subsidiaries immediately after the effective time of the merger.

Certificate of Incorporation and Bylaws after the Merger

Unless otherwise determined by AFCV prior to the effective time, the certificate of incorporation of Answers.com will be amended and restated in its entirety as a result of the merger to be identical to the certificate of incorporation attached as Annex E to this proxy statement (a copy of which certificate of incorporation is included as Exhibit B to the merger agreement), and the bylaws of Answers.com will be amended and restated in their entirety as a result of the merger to be identical to the bylaws of Merger Sub as in effect immediately prior to the effective time (provided, however, that at the effective time, the bylaws of Answers.com shall be amended so as to comply with the covenant in the merger agreement described under the section entitled “— Indemnification and Insurance” beginning on page 69 of this document).

Manner and Basis of Converting Shares of Answers.com Common Stock into the Merger Consideration

Under the terms of the merger agreement, at the effective time, each share of Answers.com common stock will be cancelled and extinguished and automatically converted into the right to receive $10.50 in cash, without interest and subject to applicable tax withholding (which we refer to as the “common stock merger consideration”), unless the holder thereof does not vote in favor of adoption of the merger agreement and properly perfects the holder’s appraisal rights under Delaware law.

Each share of Answers.com common stock held by Answers.com, AFCV or any direct or indirect subsidiary of Answers.com or AFCV will be cancelled and extinguished at the effective time, and will not entitle the holder thereof to receive the merger consideration.

Manner and Basis of Converting Shares of Preferred Stock into the Merger Consideration

Under the terms of the merger agreement, at the effective time, each share of Series A stock will be converted into the right to receive an amount in cash equal to $10.50 multiplied by (A) the stated value of $101.76 plus accrued but unpaid dividends thereon accrued daily at the rate of 6% per annum calculated from the date on which the last regular quarterly dividend is paid in respect of the Series A stock to the effective time, divided by (B) $4.50, without interest and subject to applicable tax withholding (which we refer to as the “Series A merger consideration”), unless the holder thereof does not vote in favor of adoption of the merger agreement and properly perfects the holder’s appraisal rights under Delaware law.

Under the terms of the merger agreement, at the effective time, each share of Series B stock will be converted into the right to receive an amount in cash equal to $10.50 multiplied by (A) the stated value of $100.00 plus accrued but unpaid dividends thereon accrued daily at the rate of 6% per annum calculated from the date on which the last regular quarterly dividend is paid in respect of the Series B stock to the effective time, divided by (B) $5.50, without interest and subject to applicable tax withholding (which we refer to as the “Series B merger consideration”), unless the holder thereof does not vote in favor of adoption of the merger agreement and properly perfects the holder’s appraisal rights under Delaware law. We sometimes refer to the Series A merger consideration and the Series B merger consideration, together, as the “preferred stock merger consideration.”

Completion and Effectiveness of the Merger

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by AFCV and Answers.com and specified in the certificate of merger.

We intend to complete the merger no later than two business days after all of the conditions to completion of the merger contained in the merger agreement described in the section entitled “— Conditions to Completion of the Merger” beginning on page 69 of this document, are satisfied or waived, including adoption of the merger agreement by the Answers.com stockholders.  The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as AFCV and Answers.com agree and as specified in the certificate of merger.

We are working to complete the merger as quickly as possible. We currently plan to complete the merger during the second quarter of calendar year 2011. However, we cannot predict the exact timing of the closing because completion of the merger is subject to governmental and regulatory approvals and other conditions.

Treatment of Answers.com Options and Warrants

At the effective time, except as otherwise agreed to between AFCV and the optionholder, each vested Answers.com stock option issued under Answers.com equity plans and agreements which is outstanding at the effective time, to the extent unexercised as of the effective time, will no longer represent the right to acquire Answers.com common stock and, except as specifically agreed between AFCV and the option holder, will represent the right to receive an amount in cash equal to the excess, if any, of (i) the product of (A) the number of shares of Answers.com common stock subject to such stock option, multiplied by (B) $10.50 over (ii) the aggregate exercise price of such stock option, without interest and less any deductions and required withholding taxes, as applicable. Each unvested Answers.com stock option outstanding at the effective time, unless otherwise agreed to between the holder of such option and AFCV, will no longer constitute the right to acquire Answers.com common stock; provided, however, that pursuant to the merger agreement, any unvested Answers.com stock options which are held by our non-employee directors and outstanding immediately prior to the effective time will be accelerated and treated as vested options for all purposes of the merger agreement. Instead, at the effective time, each unvested stock option will represent the right, on the same terms and conditions as were applicable to such unvested stock option (except as specified in the merger agreement), on each date on which the shares of Answers.com common stock subject to the unvested stock option would have become vested and exercisable (and provided that the holder is still employed by Answers.com or AFCV on such date), to receive an amount in cash equal to the excess, if any, of (i) the number of shares of Answers.com common stock subject to such stock option that would have otherwise vested on such date, multiplied by (ii) $10.50, over the aggregate exercise price of such stock option, without interest and less any deductions and required withholding taxes, as applicable.

Following the effective time, warrants to purchase Answers.com common stock will represent only the right, upon the exercise thereof, if any, to receive the common stock merger consideration payable upon the shares of Answers.com common stock previously issuable upon exercise of such warrants, and will in no event be exercisable for any equity securities of AFCV, Answers.com or any of their subsidiaries. In addition, prior to the effective time, Answers.com must cause all holders of warrants to purchase Answers.com common stock to either fully exercise their warrants prior to the close of business on the second business day prior to the effective time or agree in writing that their warrants will be terminated upon the effective time, provided that the holder of any such terminated warrant will be entitled to receive, following the effective time, upon surrender of the certificate representing such warrant, only an amount of cash, without interest (such amount sometimes referred to as the “warrant merger consideration”), equal to:

●	the number of shares of Answers.com common stock issuable upon exercise of such warrant, multiplied by

●	an amount equal to the excess, if any, of $10.50 over the per share exercise price in effect for that warrant.

Adjustments to the Merger Consideration

The common stock merger consideration, the Series A merger consideration, the Series B merger consideration and the consideration payable to option holders will be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Answers.com common stock or preferred stock, as the case may be), reorganization, recapitalization, reclassification or other like change with respect to Answers.com common stock or preferred stock, as the case may be, having a record date on or after the date of the merger agreement and prior to the effective time.

Dissenting Shares

Any shares of Answers.com stock held by a stockholder which has not effectively withdrawn or lost his, her or its appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (which we sometimes refer to, collectively, as the “dissenting shares”), will not be converted into or represent the right to receive the applicable merger consideration, and the holder thereof will only be entitled to such rights as are provided by and in accordance with Section 262 of the General Corporation Law of the State of Delaware. Further, if any holder of dissenting shares effectively withdraws or loses his, her or its appraisal rights under such Section 262, then, as of the later of the effective time and the occurrence of such event, that holder’s shares of Answers.com stock will automatically be converted into and represent only the right to receive the applicable merger consideration, without interest thereon, upon surrender of the certificate representing those shares of Answers.com stock.

Exchange of Answers.com Stock Certificates for the Merger Consideration

General

Promptly following completion of the merger, the exchange agent for the merger will mail to each holder of Answers.com common stock, preferred stock and warrants, as of the effective time, a letter of transmittal and instructions for surrendering the record holder’s certificates in exchange for the applicable portion of the merger consideration.  Only those holders of Answers.com common stock, preferred stock or warrants who properly surrender their Answers.com certificates in accordance with the exchange agent’s instructions will receive the applicable portion of the merger consideration, subject to any applicable withholding tax.  The surrendered certificates representing Answers.com common stock, preferred stock or warrants will be cancelled.  After the effective time, each certificate representing shares of Answers.com common stock that has not been surrendered will represent only the right to receive the applicable portion of the merger consideration.

Answers.com stockholders should not send in their stock certificates until they receive a letter of transmittal from the exchange agent for the merger, with instructions for the surrender of such certificates.

No interest will be paid or accrued on any cash payable to holders of Answers.com stock in the merger. In addition, AFCV and the surviving corporation are entitled to deduct and withhold from the consideration otherwise payable such amounts as are required by applicable law.

Exchange Fund

AFCV has agreed that prior to the effective time, it will enter into an agreement (to be effective as of the effective time) with the exchange agent for the merger under which AFCV will agree (or will agree to cause Merger Sub to) make available to the exchange agent, for exchange in accordance with the merger agreement, the aggregate common stock merger consideration, preferred stock merger consideration and warrant merger consideration payable pursuant to the merger agreement, and AFCV or Merger Sub will deposit that amount with the exchange agent on the closing date (unless the closing occurs after 12:00 p.m., Pacific time, in which case, the deposit must be made on the first business day after the closing date).  Any cash deposited with the exchange agent is sometimes referred to as the “exchange fund.”

Any portion of the exchange fund which remains undistributed to the holders of certificates evidencing Answers.com common stock, preferred stock or warrants that were outstanding immediately prior to the effective time will, 12 months after the effective time, at the request of the surviving corporation in the merger, be delivered to the surviving corporation or otherwise according to its instructions, and any holders of such certificates which have not surrendered such certificates in compliance with the merger agreement will have the right, after such delivery to the surviving corporation, subject to the merger agreement, to look only to the surviving corporation solely as general creditors for the cash constituting the applicable merger consideration (which will not accrue interest) pursuant to the merger agreement.

Transfers of Ownership and Lost Stock Certificates

AFCV will only pay the merger consideration to someone other than the name in which a surrendered Answers.com certificate is registered if the person requesting such payment presents to the exchange agent all documents required to evidence and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes.  If an Answers.com stock certificate is lost, stolen or destroyed, the owner of the shares or warrants represented by such certificate must deliver an affidavit of that fact prior to receiving the applicable portion of the merger consideration.

Representations and Warranties

Answers.com makes a number of customary representations and warranties in the merger agreement regarding aspects of its business, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties relate to, among other things, the following subject matters:

●	its due organization, good standing and qualification to do business, charter documents, subsidiaries and other corporate matters;

●	its capitalization, options and warrants, debt and other securities;

●
its corporate authority and authorization to enter into the merger agreement, including in respect of the Answers.com stockholder approval, and the absence of conflicts with, or default under, organizational documents, other contracts and applicable laws;

●
documents filed with or furnished to the SEC and the information in those documents, including our financial statements, the absence of certain undisclosed liabilities, and the effectiveness of our internal controls;

●	the absence of certain changes or events and operation of its business in the ordinary course, each since September 30, 2010;

●	tax matters;

●	title to properties;

●	intellectual property matters;

●	restrictions on engaging in its business or competing anywhere in the world;

●	the absence of certain litigation and proceedings, the absence of challenges by a governmental entity to any of its material legal rights, and the absence of internal investigations;

●	compliance with laws, required governmental licenses and permits and compliance with anti-corruption and anti-bribery laws;

●	environmental matters;

●	the brokers and finders’ fees payable in connection with the merger agreement and estimated fees payable to its advisors in connection with the merger agreement;

●	the absence of certain transactions with affiliates;

●	employee benefit and labor matters;

●	material contracts (including the enforceability thereof and compliance therewith);

●	information to be included in this proxy statement or other SEC filing;

●	the fairness opinion of the financial advisor to the Answers.com board of directors;

●	material vendors and the absence of disputes with material vendors;

●
its board of directors’ actions with respect to Delaware’s anti-takeover statutes, including Section 203 of the General Corporation Law of the State of Delaware and the absence of any “poison pill” or similar plan or arrangement which could have a dilutive or otherwise adverse effect on AFCV as a result of the consummation of the merger;

●	compliance with applicable privacy policies; and

●	the availability of certain corporate documents.

AFCV and Merger Sub also make a limited number of customary representations and warranties in the merger agreement regarding facts pertinent to the merger. These representations and warranties relate to, among other things:

●	their due organization and good standing;

●
their authority and authorization to enter into and the enforceability of the merger agreement; the absence of conflicts with, or defaults under, organizational documents, other contracts and material law; and any required regulatory filing or approvals of governmental authorities;

●
among other things, delivery of the debt commitment letters to Answers.com by AFCV, the absence of changes to the debt commitment letters, and the enforceability of the debt commitment letters; the sufficiency of the aggregate proceeds contemplated by the debt commitment letters together with the available cash of Answers.com, AFCV and AFCV’s subsidiaries, to pay the aggregate merger consideration and the option merger consideration, to consummate the merger, and to pay all related fees and expenses; and the absence of any side arrangements relating to the debt financing which are inconsistent with the debt commitment letters;

●	the ownership of shares of Answers.com stock by AFCV, and the fact that it is not an “interested stockholder” of Answers.com;

●	that Merger Sub has not had prior operations;

●	information supplied for inclusion in this proxy statement;

●	the solvency of the surviving corporation in the merger;

●	the absence of certain litigation; and

●	the absence of brokers’ and finders’ fees.

The representations and warranties of AFCV and Answers.com contained in the merger agreement expire at the effective time of the merger.  The representations and warranties in the merger agreement are complicated, are not identical as between Answers.com and AFCV and are not easily summarized.  You are urged to carefully read in their entirety Articles III and IV of the merger agreement (entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub,” respectively).

Any reference to a “material adverse effect” with respect to Answers.com means any change, event, circumstance, condition or effect that, individually or in the aggregate, and taken together with all other such effects, (1) has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets (including intangible assets), liabilities, operations or results of operations of Answers.com and its subsidiaries, taken as a whole; or (2) that materially impedes, or that would reasonably be expected to materially impede, the ability or authority of Answers.com to consummate the merger or any of the other transactions contemplated by the merger agreement in accordance with the merger agreement and applicable law. However, no such effect to the extent resulting from or arising out of any of the following (either by itself or when aggregated or taken together with any and all other such effects) will be deemed to be or constitute a “material adverse effect” with respect to Answers.com, and no such effect (either by itself or when aggregated or taken together with any and all other such effects) to the extent resulting from or arising out of any of the following will be taken into account when determining whether or not a “material adverse effect” has occurred with respect to Answers.com:

●	general economic conditions (or changes in such conditions) in the United States, Israel, or any other country or region in the world, or general conditions in the global economy generally;

●
conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States, Israel or any other country or region in the world, including changes in interest rates in the United States, Israel or any other country or region in the world, and changes in exchange rates for the currencies of any such countries, and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States, Israel or any other country or region in the world;

●	general conditions (or changes in such conditions) in the industry or industries in which Answers.com and its subsidiaries operate;

●
political conditions (or changes in such conditions) in the United States, Israel or any other country or region in the world, or acts of war, sabotage, armed hostilities or terrorism (including any escalation or general worsening of any such acts of war, sabotage, armed hostilities or terrorism) in the United States, Israel or any other country or region in the world where Answers.com or its subsidiaries have material operations;

●
changes in law, U.S. generally accepted accounting principles, which we sometimes refer to as “GAAP,” or other accounting standards (or, in each case, the interpretation by any governmental entity thereof);

●
to the extent applicable, changes in Answers.com’s stock price or the trading volume of its stock, in and of itself, provided that any underlying cause of, or effect resulting in, such changes may be taken into account in determining whether there has been a material adverse effect with respect to Answers.com;

●
any failure by Answers.com to meet any internal or third-party financial projections, estimates, expectations or forecasts, in each case, of its revenues or earnings, in and of itself, provided that any underlying cause of, or effect resulting in, such failure may be taken into account in determining whether there has been a material adverse effect with respect to Answers.com;

●	the execution, delivery or announcement of the merger agreement or the pendency or consummation of the transactions contemplated thereby; and

●
any action taken, or the failure to take any action, by Answers.com or any of its subsidiaries, in each case which AFCV has specifically approved, consented to, or requested in writing (other than the taking of any action required by the merger agreement or the failure to take any action prohibited by the merger agreement);

provided, that any such effect resulting from or arising out of the matters described in the first five bullet points above may be taken into account when determining whether an effect has a “material adverse effect” on Answers.com, but only if and to the extent that such effect has, or would reasonably be expected to have, a disproportionately adverse impact on Answers.com and its subsidiaries, taken as a whole, as compared to other companies that conduct business in the industry or industries in which Answers.com and its subsidiaries conduct business.

Notwithstanding the foregoing, a drop in daily average page views to Answers.com’s websites in excess of 15% (measured by comparing the daily average page views for either the 30 days prior to the closing, if the closing occurs on or prior to May 1, 2011, or the 60 days prior to the closing, if the closing occurs on or after May 2, 2011) against the benchmark of 12.7 million daily page views will be deemed to constitute a material adverse effect on Answers.com.

Conduct of Answers.com’s Business Before Completion of the Merger

Under the terms of the merger agreement, Answers.com has agreed on behalf of itself and its subsidiaries that, until the earlier of the effective time of the merger or termination of the merger agreement, or unless AFCV consents in writing, it will operate its business in the ordinary course, substantially in accordance with the manner previously conducted prior to entering into the merger agreement, including by:

●	conducting its business in the ordinary course;

●	paying its liabilities and taxes when due and paying or performing its other obligations as paid or performed in the ordinary course of business;

●
using commercially reasonable efforts to assure that each of its contracts entered into after the date of the merger agreement will not require any consent or waiver or provide for any material change in the obligations of any party to the merger agreement as a result of the merger;

●	maintaining each of its leased real property in accordance with the terms of the applicable leases;

●	notifying and giving AFCV the opportunity to participate in the defense of any litigation to which Answers.com is a party;

●
using commercially reasonable efforts to preserve its present business organization, keep available the services of its officers and key employees, preserve its relationships with vendors and maintain all governmental authorizations;

●	paying dividends to holders of preferred stock when such dividends are payable; and

●
consulting with AFCV and keeping AFCV reasonably apprised in good faith in conducting the defense of any legal proceedings made or brought by any of the current or former stockholders of Answers.com arising out of or in connection with the merger, and not settling or compromising any such legal proceeding without the prior written consent of AFCV under certain circumstances.

Under the merger agreement, Answers.com has also agreed that, except as otherwise expressly provided in the merger agreement or as consented to by AFCV (which consent may not be unreasonably withheld, delayed or conditioned other than in the case of the first, second, fourth, fifth, sixth, eighth, ninth, tenth, eleventh, twelfth, fifteenth, twentieth (but only with respect to clause (A) thereof), twenty-first, twenty-fifth (but only with respect to clause (B) thereof) and twenty-eighth bullet points below), Answers.com will not, and will not cause any of its subsidiaries to, until the earlier of the effective time of the merger or termination of the merger agreement:

●	amend its charter documents or the charter documents of any of its subsidiaries;

●
acquire, or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to its business;

●	enter into any contract with respect to any joint venture, strategic partnership or alliance;

●
except for dividends payable to the holders of preferred stock, declare, set aside or pay any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of its capital stock (including, without limitation the preferred stock), or purchase, redeem or otherwise acquire any of its capital stock or other securities or any options, warrants, calls or rights to acquire any such shares or other securities, except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

●	split, combine or reclassify any of its capital stock;

●
issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, or any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or the value of which is any way based upon or derived from its capital or voting stock (which we sometimes refer to as “voting debt”) or any securities convertible into shares of capital stock, voting debt or subscriptions, rights, warrants or options to acquire any shares of capital stock, voting debt or any securities convertible into shares of capital stock or voting debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than:

–	issuances of its common stock upon the exercise of options or warrants existing on the date of the merger agreement in accordance with their present terms; and

–	issuances of its common stock to participants in its employee stock purchase plan pursuant to the terms thereof;

●	forgive, whether orally or in writing, any loan to any employee;

●	except as may be required by applicable law:

–
increase the compensation payable or to become payable to any employee (except for annual increases in base salaries or wage rates for current non-officer employees in the ordinary course of business consistent with past practice, and increases required by any plan, policy, practice or contract in effect on the date of the merger agreement);

–
make any promise, commitment or payment of any bonus payable or to become payable to any employee (except for bonuses to current non-officer employees in the ordinary course of business consistent with past practice but not to exceed its 2010 bonus accrual, and the change-of-control bonuses described under “The Merger – Interests of Answers.com Directors and Executive Officers in the Merger” beginning on page 41 of this document);

–
adopt, or increase the benefits payable under, any severance, change of control, termination or bonus plan, policy or practice applicable to any employee (except (i) that it may issue or enter into employment offer letters, employment agreements and consulting agreements with non-officer employees in the ordinary course of business consistent with prior agreements entered into with non-officer level employees, and (ii) that it may grant non-stock based benefit rights to new employees hired in accordance with the foregoing clause (i) not exceeding prior agreements with non-officer level employees and in the ordinary course of business consistent with past practice);

–
enter into any employment, severance, termination, change-of-control or indemnification agreement, or any agreements the benefits of which are contingent upon, or the terms of which are materially altered upon, the occurrence of a change-of-control transaction (except (i) that it may award certain ordinary course pay raises, (ii) that it may issue or enter into employment offer letters, employment agreements and consulting agreements with non-officer employees in the ordinary course of business consistent with prior agreements entered into with non-officer level employees, and (iii) that it may grant non-stock based benefit rights to new employees hired in accordance with the foregoing clause (ii) not exceeding prior agreements with non-officer level employees);

–	adopt, or increase the benefits payable under, any employee benefit plan, or enter into any collective bargaining agreement;

–	enter into employee agreements with employees in which the aggregate compensation payable under all such employee agreements exceeds $250,000; or

–
enter into any new consulting agreements or extend the term of any existing consulting agreements (other than month-to-month extensions based on the needs of the business, and any existing or new consulting agreements that do not exceed $100,000 individually or $300,000 in the aggregate);

●
enter into, amend or modify in any material respect, or terminate any material contract, or waive, release, grant any material consent, or assign any material rights or claims thereunder (provided, that the forgoing does not prevent it from taking any of the foregoing actions in the ordinary course of business consistent with past practice with respect to any material contract providing for payments of less than $150,000 annually (other than amounts constituting pass-through revenue or expenses paid by customers); but no such action may be taken with respect to:

–
any new material contract that contains a change-in-control provision in favor of the other party or parties thereto, or would otherwise require a payment to, or give rise to any material rights to, such other party or parties in connection with the transactions contemplated by the merger agreement;

–
any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, it from freely engaging in business anywhere in the world (including any agreement restricting it from competing in any line of business or in any geographic area);

–	the entry, amendment or termination of any material contract relating to the placing of advertising on its websites; or

–	actions that are otherwise prohibited by the covenant described in this paragraph;

●	make any change in accounting methods, principles or practices, except as required by concurrent changes in GAAP, Regulation S-X promulgated by the SEC, or applicable law;

●	enter into any debt, capital lease or other debt or equity financing transaction or enter into any agreement in connection with any such transaction;

●
make any material revaluation of any of its assets, including, without limitation, writing down the value of long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable, except as required by GAAP, Regulation S-X, or applicable law;

●	incur any indebtedness in excess of $25,000 in principal amount;

●	undertake any material restructuring activities, including any reductions in force, lease terminations, restructuring of contracts or similar actions;

●	adopt a plan or agreement of restructuring, liquidation, dissolution, reorganization or recapitalization;

●
sell, lease, license, incur any lien on, or otherwise dispose of, any properties or assets (tangible or intangible), except for sales, leases, licenses or dispositions of property or assets (tangible or intangible) which are not material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole, and, in each case, in the ordinary course of business consistent with past practice;

●	make any loan or extend credit other than in the ordinary course of business and consistent with past practice;

●	make any material purchases of fixed assets or other long-term assets other than in the ordinary course of business and in a manner consistent with past practice;

●	make or incur any capital expenditure exceeding $250,000 individually or $500,000 in the aggregate;

●
(A) adopt or change any material tax accounting method or material tax election, or (B) enter into any material closing agreement in respect of taxes, settle or compromise any material tax claim or assessment, or extend or waive the limitation period applicable to any tax claim or assessment other than in the ordinary course of business consistent with past practice, except with respect to the Israeli Tax Authority pre-ruling requests described under “The Merger — Material Israeli Income Tax Consequences of the Merger” beginning on page 50 of this document;

●
accelerate or release any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or accelerate or release any right to repurchase shares of its capital stock upon any stockholder’s termination of employment or services or pursuant to any right of first refusal;

●
pay or discharge any liabilities or any lien, in each case that was not either shown on its unaudited balance sheet as of September 30, 2010, or incurred in the ordinary course of its business consistent with its past practice after the date of such balance sheet, in an amount not in excess of $100,000 individually or $250,000 in the aggregate;

●	make any changes with respect to its executive officers or certain of its key personnel, or terminate the employment of a material number of employees;

●
make any loan, advance or capital contribution to, or any investment in, or incur any material liability or obligation to, any of its officers, directors or stockholders or any firm or business enterprise in which any such person or entity had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment, other than loans, advances or capital contributions to, or investments in, wholly-owned subsidiaries pursuant to a written contract as of the date of the merger agreement, immaterial advances of travel and other out-of-pocket business expenses to officers, directors and employees in the ordinary course of business consistent with past practice, and advances to employees made against commissions, incentive compensation plans, draws and other similar types of advances in the ordinary course of business consistent with past practice;

●	(A) commence or (B) settle (except as permitted by the covenant described in the immediately preceding paragraph) any pending or threatened material litigation;

●	cancel or terminate, without a reasonable substitute policy therefor, any material insurance policy naming it as a beneficiary or a loss payee, in each case without notice to AFCV;

●
enter into any agreement to purchase, sell or lease any interest in real property, grant a security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any real estate lease documents;

●
enter into any contract containing, or otherwise subjecting AFCV or the surviving corporation to any contractual obligation with respect to, any noncompetition or exclusivity obligations or any other material limits or restrictions on the surviving corporation or AFCV, or any of their respective businesses, including any limits, restrictions, or provisions that, following the merger would restrict AFCV or the surviving corporation from engaging or competing in any business that is material to the business currently conducted by it or by AFCV, or any currently contemplated lines of business of it or AFCV, with any person or entity, other than (A) exclusivity provisions which would not restrict the business or assets of AFCV or its subsidiaries (other than the surviving corporation) in any respect and that are entered into in the ordinary course of business consistent with past practice, and (B) renewals of existing contracts containing any of the obligations, limits and/or other restrictions described above in this bullet point, but only if such obligations, limits and/or other restrictions are not changed in connection with such renewal; or

●	take, commit, or agree in writing or otherwise to take, any of the actions described in the bullet points above.

Answers.com Meeting of Stockholders

Under the merger agreement, Answers.com is required to prepare this proxy statement and to give notice of, convene and hold a meeting of its stockholders for the adoption of the merger agreement as promptly as practicable following the date the proxy statement is cleared by the SEC for mailing to its stockholders.  Answers.com has agreed to use all reasonable efforts, including by engaging a proxy solicitor, to solicit proxies from its stockholders in favor of the adoption of the merger agreement, and may adjourn or postpone the meeting of stockholders to the extent necessary to obtain a quorum (either in person or by proxy) of Answers.com stockholders to take action at the meeting of stockholders.

Subject to its ability to change its recommendation under certain circumstances (as described under “—Limitation on Answers.com’s Ability to Consider Other Acquisition Proposals” beginning on page 66 of this document), Answers.com’s board of directors has agreed to recommend that Answers.com stockholders vote in favor of the adoption of the merger agreement at the meeting of stockholders.

Without the prior written consent of AFCV, adoption of the merger agreement (including adjournment of meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement), is the only matter which Answers.com may propose to be acted on by its stockholders at the special meeting.

Access to Information

Subject to confidentiality obligations and other customary limitations, Answers.com is required to provide AFCV and its officers, employees, representatives and potential financing sources with access to information including Answers.com’s properties, books, contracts, assets, personnel and records.

Public Disclosure

Answers.com and AFCV have agreed to consult with each other, including affording each other the opportunity to review and comment and to use all reasonable efforts to agree, before issuing any press releases or public statements with respect to the merger agreement and the merger, including any alternative transaction proposal, in each case, subject to certain exceptions.

Regulatory Filings

The parties to the merger agreement are required to coordinate and cooperate with one another in respect of, and use reasonable best efforts to not impede compliance with, legal requirements required for consummation of the merger.  Each party must make all filings or other submissions as required by any governmental entity in connection with the merger as promptly as practicable.  The parties are also required to promptly exchange any information which may be required in order to effectuate any of these filings or other submissions, subject to certain exceptions.  In addition, the parties are required to notify one another upon receipt of any comments from governmental entities in connection with such filings, as well as cooperate in filing with the governmental entity any amendment or supplements required for such filings.

Reasonable Best Efforts

The parties to the merger agreement are required to use reasonable best efforts to consummate the merger, AFCV’s debt financing and the other transactions contemplated by the merger agreement, including by doing all things necessary, proper or advisable to satisfy the conditions precedent to the merger, to obtain any waivers, consents, approvals, orders and authorizations from governmental entities and to make all filings with governmental entities, to obtain any consents, approvals or waivers from third parties, to defend any suits, claims, actions, investigations or proceedings challenging the merger or the transactions contemplated thereby and to execute or deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement, in each case, subject to certain exceptions.

Certain Litigation

Subject to certain exceptions, the parties must use reasonable best efforts to resolve any suit, claim, action, investigation or proceeding challenging the merger agreement or the consummation of the merger by any governmental entity or private party as in violation of any antitrust laws, or which if determined adversely would reasonably be expected to materially impede the ability of the parties to timely consummate the merger and the other transactions contemplated by the merger agreement, so as to permit timely consummation of the merger and the other transactions contemplated by the merger agreement.

Notification of Certain Matters

Answers.com must promptly notify AFCV if (i) any representation or warranty made by Answers.com becomes untrue or inaccurate, or upon any failure by Answers.com to comply with any covenant or other agreement, such that the conditions precedent to the merger would not be satisfied or that would otherwise result in liability to Answers.com, AFCV or the surviving corporation (other than a de minimus liability), (ii) any material adverse effect or any event which would reasonably be expected to cause the conditions precedent to the merger to not be satisfied occurs, or (iii) any litigation by a governmental entity is brought against Answers.com or any of its subsidiaries or its officers, directors, employees or stockholders and which relates to the consummation of the merger.

AFCV must promptly notify Answers.com if (i) any representation or warranty made by Answers.com becomes untrue or inaccurate, or upon any failure to comply with any covenant or other agreement such that the conditions precedent to the merger would not be satisfied, (ii) any event occurs that would reasonably be expected to cause the conditions precedent to the merger agreement to not be satisfied, or (iii) any litigation by a governmental entity is brought against AFCV or any of its affiliates, its officers, directors, employees or stockholders and which relates to the consummation of the merger.

Third-Party Consents

 Answers.com is required to use all reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries, respective contracts required to be obtained in connection with the merger, and to use reasonable best efforts to obtain certain specified consents, waivers and approvals.  Answers.com is required to keep AFCV reasonably informed of all material developments with respect to any of the foregoing consents, waivers and approvals.

Debt Financing

Answers.com and its subsidiaries must use commercially reasonable efforts to, and must use commercially reasonable efforts to cause the respective officers, employees, consultants and advisors (including legal and accounting advisors) of Answers.com and its subsidiaries to, provide AFCV all cooperation reasonably requested by AFCV in connection with satisfying the conditions precedent set forth in the debt commitment letters and the arrangement of the debt financing, including by performing certain specified actions, and subject to certain exceptions.

AFCV must use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the debt financing on the terms described in the debt commitment letters, including by performing certain specified actions.  AFCV must also keep Answers.com reasonably informed on a reasonably current basis and in reasonable detail with respect to the status of the debt financing, including by giving Answers.com prompt notice of a number of specified occurrences.  If any material portion of the debt financing becomes unavailable, AFCV must use reasonable best efforts to obtain alternative financing.

Tax Rulings

Answers.com shall cause its Israeli counsel, in consultation with AFCV and its counsel and other advisors, to prepare and file with the Israel Tax Authority applications relating to certain Israeli tax matters discussed under “The Merger—Material Israeli Income Tax Consequences of the Merger” beginning on page 50 of this document.

Limitation on Answers.com’s Ability to Consider Other Acquisition Proposals

Under the terms of the merger agreement, subject to certain exceptions described below, Answers.com has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, employees, affiliates, investment bankers, attorneys, accountants, or other agents, advisors or representatives to, directly or indirectly:

●	solicit, initiate, seek, knowingly encourage or facilitate, support or induce any inquiry with respect to, or the making, submission or announcement of, any alternative transaction proposal;

●
participate or otherwise engage in any discussion or negotiations regarding, or furnish to any person any non-public information or grant access to its books, records or personnel with respect to, or take any action to facilitate any inquiring or the making of any proposal that is or may lead to an alternative transaction proposal;

●	grant any person a waiver or release under any standstill or similar agreement;

●	approve, endorse or recommend any alternative transaction proposal; or

●	enter into any letter of intent or any contract or commitment with respect to an alternative transaction proposal.

As defined in the merger agreement, an “alternative transaction proposal” means, with respect to Answers.com, any offer, expression or indication of interest, letter of intent or proposal (whether binding or non-binding), or any public announcement of any intention to make any such offer, expression of interest or proposal, whether made to Answers.com or its stockholders by any person, entity or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) other than AFCV or its controlled affiliates (which we sometimes refer to as a “third person”) relating to any transaction or series of related transactions involving:

●
any purchase, acquisition or similar transaction by such third party, directly or indirectly, of 20% or more (by vote or by value) of the total voting securities of Answers.com or any of its subsidiaries, as the case may be, outstanding as of the consummation of such transaction;

●
any tender offer, exchange offer or similar transaction that if consummated would result in such third party beneficially owning 20% or more (by vote or by value) of the total voting securities of Answers.com or any of its subsidiaries, as the case may be, outstanding as of the consummation of such transaction;

●	any merger, consolidation, business combination or similar transaction involving Answers.com or any of its subsidiaries;

●
directly or indirectly, any sale, lease, exchange, transfer, license (other than in the ordinary course of business consistent with past practices) or other disposition (including by way of joint venture) of assets (including capital stock or other ownership interests in subsidiaries of Answers.com) representing 20% or more of the aggregate fair market value of the consolidated assets of Answers.com and its subsidiaries, taken as a whole;

●	any liquidation, dissolution, reorganization or recapitalization of Answers.com; or

●
the declaration or payment of any extraordinary dividend, whether of cash or other property, Answers.com to its stockholders representing 20% or more of the aggregate fair market value of the consolidated assets of Answers.com and its subsidiaries, taken as a whole, measured immediately prior to the declaration or payment of such extraordinary dividend.

Under the merger agreement, Answers.com and its subsidiaries, and their respective representatives, are required to cease all activities, discussions or negotiations that may have been ongoing as of the date of the merger agreement with any third parties with respect to any alternative transaction proposal.  Further, Answers.com agreed, except as otherwise permitted under the merger agreement and described below, that its board of directors shall not withdraw, amend, qualify or modify its recommendation of the merger agreement and the merger.

Notwithstanding the prohibitions described above, if prior to the time that the stockholders of Answers.com adopt the merger agreement, Answers.com receives an unsolicited, bona fide alternative transaction proposal, and, among other things, Answers.com’s board of directors determines (after consultation with its outside financial and legal advisors) (i) that the alternative transaction proposal is or is reasonably likely to become a “superior proposal,” and (ii) that it is required to take the following actions in order to comply with its fiduciary obligations to its stockholders under Delaware Law, provided that Answers.com has given AFCV at least 24 hours’ prior written notice of its intention to take any of the following actions, and has disclosed to AFCV the identity of such third party and the material terms and conditions of such alternative transaction proposal, then Answers.com may:

●
furnish non-public information to the third party making such alternative transaction proposal under an executed confidentiality agreement, which includes a standstill provision, on terms at least as restrictive as the confidentiality agreement between AFCV and Answers.com, and provided that such non-public information be furnished to AFCV; and

●	engage in discussions or negotiations with the third party with respect to an alternative transaction proposal.

In response to a superior proposal or an “intervening event,” the Answers.com board may change its recommendation to the stockholders of Answers.com with respect to adoption of the merger agreement, if:

●	in the case of a superior proposal, the proposal has not been withdrawn and continues to be a superior proposal;

●	approval of the merger agreement by Answers.com’s stockholders has not yet been obtained;

●	Answers.com has:

–
delivered to AFCV written notice at least three business days prior to publicly changing its recommendation and provided to AFCV certain information regarding the superior proposal or intervening event;

–	provided to AFCV all materials and information delivered to the third party making the superior proposal; and

–
during this three business day period, if requested by AFCV, engaged in good faith negotiations to amend the merger agreement in such a manner that the superior proposal would no longer be a superior proposal or, in the case of an intervening event, which obviates the need for a change of recommendation to comply with its fiduciary obligations to Answers.com’s stockholders under Delaware law;

●
AFCV has not, within the aforementioned three business day period, made an offer in writing such that the board of directors has in good faith determined that the superior proposal is no longer a superior proposal or, in the case of an intervening event, which obviates the need for the Answers.com board to change its recommendation to comply with its fiduciary obligations to Answers.com stockholders under Delaware law;

●
the board has concluded, after consultation with its outside legal counsel, that in light of the superior proposal or intervening event, and after considering any adjustments proposed by AFCV, that it is required to change its recommendation to comply with its fiduciary obligations under Delaware Law; and

●	Answers.com has previously complied with the provisions summarized under this section and under the section entitled “— Answers.com Meeting of Stockholders” beginning on page 65 of this document.

Notwithstanding a change in the recommendation of the board, Answers.com remains obligated to hold the special meeting of the stockholders to adopt the merger agreement, unless the merger agreement has been properly terminated.

For the purposes of the foregoing, an alternative transaction proposal is a “superior proposal” if Answers.com’s board of directors concludes in good faith, after consultation with its outside financial advisor and outside legal advisor, and taking into account, among other things, all relevant, legal, financial, regulatory, timing and other aspects of the offer and the party making the offer, that such unsolicited, bona fide, written offer to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination transaction, (i) all or substantially all of the consolidated assets of Answers.com and its subsidiaries, or (ii) 80% or more of the outstanding voting securities of Answers.com and as a result of which the stockholders of Answers.com would hold less than 45% of the equity interests of the surviving or resulting entity, (A) is more favorable, from a financial point of view, to Answers.com’s stockholders than the merger with AFCV, after giving effect to any adjustments to the terms of the merger agreement proposed by AFCV in writing, (B) provides for consideration consisting exclusively of cash and/or publicly traded securities, (C) has financing that is fully committed, the conditions of which are no less favorable than those related to AFCV’s debt financing, and (D) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably likely to be consummated on the terms proposed.

An “intervening event” is defined as a material event (other than an alternative transaction proposal or a superior proposal, or events that relate to developments in Answers.com’s progress toward goals set forth in its business plan) arising after the date of the merger agreement that was not known by the Answers.com board as of the date of the merger agreement, nor reasonably foreseeable by the board, and becomes known to the board prior to the vote of Answers.com’s stockholders to adopt the merger agreement.

Employee Benefits for Answers.com Employees

AFCV will give each Answers.com employee who becomes an employee of the surviving corporation full credit for prior service with Answers.com or its subsidiary for purposes of (i) eligibility to participate and vesting under any benefit plan provided by AFCV or its subsidiaries for which length of service is relevant (excluding any defined benefit plan, equity plan or phantom equity plan), (ii) determination of benefit levels under such plan or policy relating to vacation or severance, and (iii) to the extent of AFCV’s commercially reasonable efforts, determination of “retiree” status under any such plan, except where such credit would result in a duplication of benefits.  AFCV shall also use commercially reasonable efforts to waive any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any Answers.com plan and to recognize deductibles and out-of-pocket expenses paid by such employees during the calendar year in which the effective time takes place.

Following the completion of the merger and for a period of one year, AFCV agreed to provide Answers.com employees who become employees of the surviving corporation with benefits that are, in the aggregate, substantially comparable to either (A) the benefits provided by Answers.com and its subsidiary to such employees as in effect on the date of the merger agreement or (B) benefits provided to similarly situated employees of AFCV.  AFCV will have the discretion subsidiary select the specific benefits such employees will receive.

The provisions of the merger agreement relating to employee benefits do not confer rights on any person other than the parties to the merger agreement.

Indemnification and Insurance

Under the terms of the merger agreement, AFCV has agreed to cause the surviving corporation in the merger to indemnify the directors and officers of Answers.com against liability for matters occurring prior to the effective time of the merger for a period of six years to the same extent as Answers.com is currently obligated to indemnify these individuals.

AFCV has also agreed to cause the surviving corporation to prepay in full the premium for a “tail” insurance policy, with a claims period of at least six years after the effective time, that provides coverage at least as favorable as the directors’ and officers’ liability insurance policy in place prior to the effective time of the merger, and covering those individuals who are covered under that policy as of the effective time, for claims based upon matters occurring prior to the effective time.  AFCV will not be required to expend in excess of a specified amount for the premium on that tail policy, which amount has been determined based upon the current annual premium paid by Answers.com for the directors’ and officers’ liability insurance policy that it currently maintains.

Conditions to Completion of the Merger

Conditions to the Obligations of AFCV and Merger Sub.  The obligations of AFCV and Merger Sub to consummate the merger depend upon the satisfaction or waiver, where permitted by the merger agreement, of each of the following conditions:

●	the Answers.com stockholders, by an affirmative vote, shall have adopted the merger agreement;

●	no governmental entity shall have enacted any statute, rule or order making the merger illegal or shall have prohibited or prevented the consummation of the merger;

●	all applicable waiting periods under the HSR Act shall have expired or early termination of those waiting periods shall have been granted;

●
each of Answers.com’s representations and warranties (except those addressing subsidiaries, Answers.com’s Israeli subsidiary, Answers.com’s capital structure, Answers.com’s authority to enter into the merger agreement, any brokers’ and finders’ fees of Answers.com, the UBS fairness opinion and takeover statutes and rights plans) contained in the merger agreement must be true and correct, both as of the date of the merger agreement and as of the closing of the merger (subject to certain exceptions), except to the extent that the failure of any of those representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Answers.com;

●
each of Answers.com’s representations and warranties addressing Answers.com’s authority to enter into the merger agreement, any brokers’ and finders’ fees of Answers.com, the UBS fairness opinion and takeover statutes and rights plans must be true and correct in all material respects, both as of the date of the merger agreement and as of the closing of the merger (subject to certain exceptions);

●
Answers.com’s representations and warranties relating to its capital structure must be true and correct except to the extent an inaccuracy would result in an increase in the consideration payable by AFCV to the stockholders of Answers.com by 0.5% or more;

●
Answers.com’s representations and warranties relating to subsidiaries and its Israeli subsidiary must be true and correct except to the extent an inaccuracy would not reasonably be expected to have, in the aggregate, more than an insignificant adverse effect on AFCV or Answers.com’s ownership or control of Answers.com’s Israeli subsidiary (or any other subsidiary of Answers.com) or on the ability of AFCV, Answers.com or subsidiaries of Answers.com to own or control their assets or conduct their respective businesses;

●
Answers.com shall have complied with all of its covenants and obligations under the merger agreement in all material respects and delivered to the other party a certificate to that effect signed by an officer of Answers.com;

●
Answers.com shall not have suffered any material adverse effect which is continuing as of the closing of the merger and Answers.com shall have delivered to AFCV a certificate to that effect signed by an officer of Answers.com;

●
there shall be no pending or threatened government litigation challenging or seeking to restrain or prohibit the consummation of the merger, seeking to impose any restraint under applicable antitrust or competition laws, or where an unfavorable judgment has had, or would reasonably be expected to have, a material adverse effect on Answers.com;

●	immediately prior to the effective time of the merger, Answers.com and its subsidiaries shall have unrestricted cash on hand of at least $25,900,000, excluding certain specified items;

●	Answers.com shall have delivered to AFCV certain third party consents, which have been obtained by Answers.com; and

●	the Israeli Subsidiary shall have received written approval from the Investment Center, which approval was obtained on February 7, 2011.

Conditions to the Obligations of Answers.com.  The obligations of Answers.com to consummate the merger depend upon the satisfaction or waiver, where permitted by the merger agreement, of each of the following conditions:

●	the Answers.com stockholders, by an affirmative vote, shall have adopted the merger agreement;

●	no governmental entity shall have enacted any statute, rule or order making the merger illegal or having prohibited or prevented the consummation of the merger;

●	all applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted;

●
each of AFCV and Merger Sub’s representations and warranties contained in the merger agreement must be true and correct, both as of the date of the merger agreement and as of the closing of the merger, except to the extent that the failure of any such representations and warranties to be so true and correct does not prevent AFCV and Merger Sub from consummating the merger in accordance with the terms of the merger agreement and applicable legal requirements; and

●
AFCV and Merger Sub shall have complied with all of their covenants and obligations under the merger agreement in all material respects and delivered to the other party a certificate to such effect signed by an officer of AFCV.

Termination of the Merger Agreement

The merger agreement may be terminated:

●	by mutual written consent of AFCV and Answers.com;

●
by either AFCV or Answers.com, if the merger has not been consummated by July 5, 2011, but not by a party whose action or failure to act is the principal cause of or resulted in the failure of the merger to occur;

●
by either AFCV or Answers.com, if any legal requirement makes the merger illegal or if any governmental entity issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger which is final and nonappealable, but not by a party whose action or failure to act is the principal cause of or resulted in the failure of the merger to occur;

●
by either AFCV or Answers.com, if the stockholders of Answers.com fail to adopt the merger agreement at the meeting called for that purpose, but not by Answers.com where its action or failure to act is a principal cause of the failure of the stockholders of Answers.com to adopt the merger agreement;

●
by AFCV, if the board of directors of Answers.com has changed its recommendation with respect to the merger or taken certain other specified actions which are inconsistent with the obligation of the board of directors to recommend the merger, or if Answers.com is in material breach of its obligations under the merger agreement with respect to alternative transaction proposals or its covenant to hold the stockholders meeting;

●
by Answers.com, as a result of the breach by AFCV of its representations, warranties, covenants or agreements under the merger agreement or if any representation or warranty of AFCV shall have become untrue, such that the applicable conditions to the merger would not be satisfied, subject to a twenty day cure period;

●
by AFCV, as a result of the breach by Answers.com of its representations, warranties, covenants or agreements under the merger agreement or if any representation or warranty of Answers.com shall have become untrue, such that the applicable conditions to the merger would not be satisfied, subject to a twenty day cure period;

●	by AFCV, if a material adverse effect on Answers.com has occurred, subject to a twenty day cure period;

●
by Answers.com, if the conditions to the merger have been satisfied (other than those that by their terms are satisfied at the closing), Answers.com is ready, willing and able to consummate the merger and has not materially breached any of its representations, warranties, covenants or agreements under the merger agreement, and on July 5, 2011 AFCV has not received the proceeds of its financing; or

●
by Answers.com, if prior to the stockholders meeting its board of directors has changed its recommendation to the stockholders on account of a superior proposal in accordance with the terms of the merger agreement, it terminates the merger agreement solely to enter into a definitive agreement with respect to the superior proposal, and it concurrently pays to AFCV a termination fee (see below).

In the event of the termination of the merger agreement, the merger agreement will be of no further force or effect except as to certain provisions, including the provisions on termination fees and expenses referred to below.  However, termination of the merger agreement will not relieve a party from liability for any fraud or willful and knowing breach of any representation, warranty, covenant or other agreement contained in the merger agreement.

Termination Fee; Expenses

Answers.com is obligated to pay to AFCV a cash termination fee of $4,600,000 if the merger agreement is terminated by AFCV in the event that:

●
the stockholders of Answers.com fail to adopt the merger agreement and (i) at such time the conditions to AFCV’s financing have been or would reasonably be expected to be satisfied, (ii) an alternative transaction proposal has become publicly known and the valuation per share of Answers.com for purposes of the proposal is equal to or greater than the price contemplated by the merger, and (iii) within twelve months following termination of the merger agreement, an alternative transaction proposal is consummated, or Answers.com enters into a letter of intent or any contract or commitment contemplating an alternative transaction proposal which is subsequently consummated;

●
the board of directors of Answers.com has changed its recommendation with respect to the merger or taken certain other specified actions which are inconsistent with the obligation of the board of directors to recommend the merger, or if Answers.com is in material breach of its obligations under the merger agreement with respect to alternative transaction proposals or its covenant to hold the stockholders meeting; or

●
either the merger has not been consummated by July 5, 2011 and all conditions to the merger are satisfied other than the conditions relating to the representations, warranties, covenants and agreements of Answers.com, or Answers.com breaches its representation, warranties, covenants or agreements under the merger agreement such that the applicable conditions to the merger would not be satisfied, and (i) an alternative transaction proposal has become publicly known or is known to the board of directors of Answers.com and the valuation per share of Answers.com for purposes of the proposal is equal to or greater than the price contemplated by the merger, and (ii) within twelve months following termination of the merger agreement, an alternative transaction proposal is consummated, or Answers.com enters into a letter of intent or any contract or commitment contemplating an alternative transaction proposal which is subsequently consummated.

Answers.com is also obligated to pay to AFCV a cash termination fee of $4,600,000 if the merger agreement is terminated by Answers.com if, prior to the stockholders meeting, its board of directors changes its recommendation to the stockholders on account of a superior proposal in accordance with the terms of the merger agreement, and it terminates the merger agreement solely to enter into a definitive agreement with respect to the superior proposal.

In addition, Answers.com is obligated to pay to AFCV up to $1,000,000 of its reasonable and documented out-of-pocket expenses (A) if the stockholders of Answers.com do not adopt the merger agreement by reason of the willful, knowing and material breach of the merger agreement by Answers.com, (B) if the merger agreement is terminated by AFCV if the board of directors of Answers.com has changed its recommendation with respect to the merger or taken certain other specified actions which are inconsistent with the obligation of the board of directors to recommend the merger or if Answers.com is in material breach of its obligations under the merger agreement with respect to alternative transaction proposals or its covenant to hold the stockholders meeting, or (C) if the merger agreement is terminated by Answers.com, if, prior to the stockholders meeting, its board of directors changes its recommendation to the stockholders on account of a superior proposal in accordance with the terms of the merger agreement, and it terminates the merger agreement solely to enter into a definitive agreement with respect to the superior proposal.

AFCV is obligated to pay to Answers.com a cash termination fee of $7,600,000 if the merger agreement is terminated by Answers.com, (i) if the conditions to the merger have been satisfied (other than those that by their terms are satisfied at the closing), (ii) Answers.com is ready, willing and able to consummate the merger and has not materially breached any of its representations, warranties, covenants or agreements under the merger agreement, and (iii) on July 5, 2011 AFCV has not received the proceeds of its financing.

In addition, AFCV is obligated to pay to Answers.com up to $1,000,000 of its reasonable and documented out-of-pocket expenses upon termination of the merger agreement by Answers.com if AFCV has not received the proceeds of its debt financing by July 5, 2011, but only if the failure of AFCV to have received the proceeds of its financing is due to AFCV’s willful, knowing and material breach of the merger agreement.

Amendment and Waiver

AFCV and Answers.com may amend the merger agreement before or after the adoption of the merger agreement by Answers.com’s stockholders, except that after the Answers.com stockholders adopt the merger agreement, no amendment may be made which under any applicable legal requirement or in accordance with the rules of any relevant stock exchange, including The NASDAQ Capital Market, requires further approval by the stockholders of Answers.com without obtaining such further approval.

Either AFCV or Answers.com may, to the extent legally allowed, extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties, and waive compliance with any of the agreements or conditions for the benefit of such party.

THE VOTING AGREEMENTS

The following is a description of the material terms of the voting agreements. The complete voting agreements are attached as Annexes C-1 and C-2 to this document and are incorporated into this document by reference. All Answers.com stockholders are urged to read the voting agreements carefully and in their entirety.

On February 2, 2011, as an inducement for AFCV and Merger Sub to enter into the merger agreement, (i) Mr. Rosenschein, and (ii) certain Redpoint affiliates, which stockholders collectively beneficially owned 300,960 shares of Answers.com common stock, and all Answers.com preferred stock outstanding as of February 25, 2011, representing approximately 27.3% of the Answers.com common stock and preferred stock outstanding on such date, voting together as a single class on an as converted to common stock basis, each entered into a voting agreement, including an irrevocable proxy, with Answers.com and AFCV.  Mr. Rosenschein entered into his voting agreement solely in his capacity as a stockholder of Answers.com and not in his capacity as a director or officer of Answers.com. The Redpoint affiliates voting agreement provides that nothing in that voting agreement will prevent any director of Answers.com who has been designated by Redpoint from taking any action in his or her capacity as a director of Answers.com in the exercise of his or her fiduciary duties with respect to an alternative transaction proposal or a superior proposal (as each of those terms are defined in the merger agreement) in compliance with the terms of the merger agreement.

The voting agreements provide that the stockholders will vote (or cause to be voted) all of their shares of Answers.com stock:

●	in favor of, among other things, adoption of the merger agreement; and

●	against, among other things, any alternative business combination involving Answers.com.

Each stockholder party to a voting agreement has also granted an irrevocable proxy appointing specified representatives of AFCV as that stockholder’s attorney-in-fact to vote his or its shares covered by the aforementioned voting obligations as required by the voting agreements.

Each stockholder party to a voting agreement has also agreed that, other than according to the terms of his or its voting agreement, that stockholder will not:

●	grant any proxies or enter into any agreement or understanding with respect to the voting of any shares of Answers.com stock; or

●	subject to specified limited exceptions, transfer, sell, pledge or otherwise dispose of any shares of Answers.com stock during the term of such voting agreement.

The voting agreements will terminate upon the earlier of:

●	the termination of the merger agreement; and

●	the date and time that the merger becomes effective.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth certain information as of February 25, 2011 (unless otherwise indicated in the footnotes accompanying the following table), the most recent practicable date before this proxy statement was printed, with respect to the ownership of our common stock by:

●	each person or group which beneficially owns more than 5% of our common stock;

●	each of our directors;

●	our principal executive officer and our two other highest paid executive officers for Answers.com’s fiscal year 2010; and

●	all of our directors and officers as a group.

A person is deemed to be the beneficial owner of securities that can be acquired within sixty days from February 25, 2011 as a result of the exercise of options and warrants. Accordingly, Answers.com common stock issuable upon conversion of preferred stock and upon exercise of options and warrants that are currently exercisable or exercisable within sixty days of February 25, 2011, have been included in the table with respect to the beneficial ownership of the person or entity owning the options and warrants, but not with respect to any other persons or entities.

Applicable percentage of ownership for each holder is based on 8,134,602 shares of common stock outstanding on February 25, 2011, plus, as applicable, shares of Answer.com common stock issuable upon conversion of preferred stock as of February 25, 2011 and shares issuable upon exercise of any presently exercisable stock options and warrants held by each such holder, and options and warrants held by each such holder that will become exercisable within sixty days after February 25, 2011.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned		Percentage of Common Stock
Executive Officers and Directors:

Robert S. Rosenschein	685,965	(2)	8.05%
Steven Steinberg	164,711	(3)	1.99%
Bruce D. Smith	175,824	(4)	2.12%
Mark A. Tebbe	114,426	(5)	1.39%
Yehuda Sternlicht	42,399	(6)	*
Mark B. Segall	62,899	(7)	*
Lawrence S. Kramer	59,899	(8)	*
W. Allen Beasley	3,960,347	(9)	32.74%
R. Thomas Dyal	3,948,539	(10)	32.68%

All directors and executive officers
As a group (9 individuals):	5,282,464	(11)	39.37%

5% or greater stockholders:

Redpoint Ventures 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, CA 94025	3,932,545	(12)	32.59%
Outboard Investments Limited BCM Cape Building Leeward Highway, Providenciales Turks and Caicos	690,000	(13)	8.48%
Osmium Partners, LLC 388 Market Street, Suite 920, San Francisco, California 94111	486,307	(14)	6.0%
AFCV Holdings, LLC 6665 Delmar Blvd, Suite 3000, St. Louis MO 63005	4,618,510	(15)	37.09%
Summit Partners Private Equity Fund VII-A, L.P. 222 Berkeley Street, 18th Floor, Boston, MA 02116	4,618,510	(16)	37.09%
Summit Partners PE VII, L.P. 222 Berkeley Street, 18th Floor, Boston, MA 02116	4,618,510	(16)	37.09%
Summit Partners PE VII, LLC 222 Berkeley Street, 18th Floor, Boston, MA 02116	4,618,510	(16)	37.09%
Summit Partners, L.P. 222 Berkeley Street, 18th Floor, Boston, MA 02116	4,618,510	(16)	37.09%
SP PE VII-B Announce Holdings, L.P. 222 Berkeley Street, 18th Floor, Boston, MA 02116	4,618,510	(16)	37.09%
Summit Investors VI, L.P. 222 Berkeley Street, 18th Floor, Boston, MA 02116	4,618,510	(16)	37.09%
Summit Partners VI (GP), L.P. 222 Berkeley Street, 18th Floor, Boston, MA 02116	4,618,510	(16)	37.09%
Summit Partners VI (GP), LLC 222 Berkeley Street, 18th Floor, Boston, MA 02116	4,618,510	(16)	37.09%
Bruce Evans 222 Berkeley Street, 18th Floor, Boston, MA 02116	4,618,510	(16)	37.09%
Martin J. Mannion 222 Berkeley Street, 18th Floor, Boston, MA 02116	4,618,510	(16)	37.09%

* Less than 1.0%

(1)	Unless otherwise indicated, the business address of each of the following is c/o Answers Corporation, 237 West 35th Street, Suite 1101, New York, NY 10001.
(2)
Consists of 300,960 shares of Answers.com common stock and 385,005 shares of Answers.com common stock issuable upon exercise of options. All of these shares are subject to the voting agreement among Mr. Rosenschein, Answers.com and AFCV described under “The Voting Agreements” beginning on page 72 of this document.

(3)	Consists of 6,500 shares of Answers.com common stock and 158,211 shares of Answers.com common stock issuable upon exercise of options.
(4)	Consists of 15,000 shares of Answers.com common stock and 160,824 shares of Answers.com common stock issuable upon exercise of options.
(5)	Consists of 40,062 shares of Answers.com common stock and 74,364 shares of Answers.com common stock issuable upon exercise of options.
(6)	Consists of 42,399 shares of Answers.com common stock issuable upon exercise of options.
(7)	Consists of 5,500 shares of Answers.com common stock and 57,399 shares of Answers.com common stock issuable upon exercise of options.
(8)	Consists of 2,500 shares of Answers.com common stock and 57,399 shares of Answers.com common stock issuable upon exercise of options.
(9)
Consists of (i) 1,296,667 shares of Answers.com common stock initially issuable upon conversion of 58,350 shares of Series A stock held by Redpoint Omega, L.P. (“RO LP”); (ii) 648,334 shares of Answers.com common stock issuable pursuant to common stock purchase warrants (the “Class A Warrants”) held by RO LP, (iii) 36,667 shares of Answers.com common stock initially issuable upon conversion of 1,650 shares of Series A stock held by Redpoint Omega Associates, LLC (“ROA LLC” and together with RO LP, the “Redpoint Entities”); (iv) 18,333 shares of Answers.com common stock issuable pursuant to Class A Warrants held by ROA LLC; (v) 23,453 shares of Answers.com common stock initially issuable upon conversion of shares of Series A stock pursuant to dividends paid to the Redpoint Entities; (vi) 1,237,727 shares of Answers.com common stock initially issuable upon conversion of 68,075 shares of Series B stock held by RO LP; (vii) 618,864 shares of Answers.com common stock issuable pursuant to common stock purchase warrants (the “Class B Warrants”) held by RO LP; (viii) 35,000 shares of Answers.com common stock initially issuable upon conversion of 1,925 shares of Series B stock held by ROA LLC; and (ix) 17,500 shares of Answers.com common stock issuable pursuant to Class B Warrants held by ROA LLC.  Additionally, includes 27,802 shares of Answers.com common stock issuable upon exercise of options held by Mr. Beasley. RO LP is under common control with ROA LLC.  Redpoint Omega, LLC (“RO LLC”) is the general partner of RO LP and possesses sole voting and investment control over the shares owned by RO LP and may be deemed to have indirect beneficial ownership of the shares held by RO LP. Mr. Beasley is Managing Director of RO LLC. As such, Mr. Beasley shares voting and investment power over the shares held by RO LP and may be deemed to have indirect beneficial ownership of the shares held by RO LP. Mr. Beasley disclaims beneficial ownership of these securities except to the extent of his proportionate pecuniary interest therein.  The securities are owned by ROA LLC as nominee for its members.  Allen Beasley is a Manager of ROA LLC. As such, Mr. Beasley shares voting and investment power over the shares held by ROA LLC and may be deemed to have indirect beneficial ownership of the shares held by ROA LLC. Mr. Beasley disclaims beneficial ownership of these securities except to the extent of his proportionate pecuniary interest therein. All of these shares are subject to the voting agreement among the Redpoint affiliates, Answers.com and AFCV described under “THE VOTING AGREEMENTS” beginning on page 72 of this document.

(10)
Consists of (i) 1,296,667 shares of Answers.com common stock initially issuable upon conversion of 58,350 shares of Series A stock held by RO LP; (ii) 648,334 shares of Answers.com common stock issuable pursuant to Class A Warrants held by RO LP, (iii) 36,667 shares of Answers.com common stock initially issuable upon conversion of 1,650 shares of Series A stock held by ROA LLC; (iv) 18,333 shares of Answers.com common stock issuable pursuant to Class A Warrants held by ROA LLC; (v) 23,453 shares of Answers.com common stock initially issuable upon conversion of shares of Series A stock pursuant to dividends paid to the Redpoint Entities; (vi) 1,237,727 shares of Answers.com common stock initially issuable upon conversion of 68,075 shares of Series B stock held by RO LP; (vii) 618,864 shares of Answers.com common stock issuable pursuant to Class B Warrants held by RO LP; (viii) 35,000 shares of Answers.com common stock initially issuable upon conversion of 1,925 shares of Series B stock held by ROA LLC; and (ix) 17,500 shares of Answers.com common stock issuable pursuant to Class B Warrants held by ROA LLC. Additionally, includes 15,994 shares of Answers.com common stock issuable upon exercise of options held by Mr. Dyal. RO LP is under common control with ROA LLC.  RO LLC is the general partner of RO LP and possesses sole voting and investment control over the shares owned by RO LP and may be deemed to have indirect beneficial ownership of the shares held by RO LP. Mr. Dyal is a Managing Director of RO LLC. As such, Mr. Dyal shares voting and investment power over the shares held by RO LP and may be deemed to have indirect beneficial ownership of the shares held by RO LP. Mr. Dyal disclaims beneficial ownership of these securities except to the extent of his proportionate pecuniary interest therein.  The securities are owned by ROA LLC as nominee for its members.  Mr. Dyal is a Manager of ROA LLC. As such, Mr. Dyal shares voting and investment power over the shares held by ROA LLC and may be deemed to have indirect beneficial ownership of the shares held by ROA LLC. Mr. Dyal disclaims beneficial ownership of these securities except to the extent of his proportionate pecuniary interest therein. All of these shares are subject to the voting agreement among the Redpoint affiliates, Answers.com and AFCV described under “The Voting Agreements” beginning on page 72 of this document.

(11)
Consists of 370,522 shares of Answers.com common stock, 979,397 shares of Answers.com common stock issuable upon exercise of options, 1,356,787 shares of Answers.com common stock issuable upon conversion of Series A stock, 1,272,727 shares of Answers.com common stock issuable upon conversion of Series B stock and 1,303,031 shares of Answers.com common stock issuable upon exercise of Answers.com common stock purchase warrants.

(12)	Based on information included on Schedule 13D/A filed with the SEC on June 16, 2009 and Answers.com’s records.
(13)	Based on information included on Schedule 13D/A filed with the SEC on February 10, 2011.
(14)	Based on information included on Schedule 13D filed with the SEC on February 16, 2011.

(15)
Represents shares held by the Redpoint Entities and Robert Rosenschein, which may be deemed to be beneficially owned as a result of the Voting Agreements entered into by the Redpoint Entities and Robert Rosenschein with AFCV. Nothing herein shall be deemed to constitute an admission by AFCV that it is the beneficial owner of any shares of common stock, Series A stock or Series B stock, and such beneficial ownership is expressly disclaimed.

(16)
Represents shares held by the Redpoint Entities and Robert Rosenschein, which may be deemed to be beneficially owned as a result of the Voting Agreements entered into by the Redpoint Entities and Robert Rosenschein with AFCV. Summit Partners Private Equity Fund VII-A, L.P., SP PE VII-B Announce Holdings, L.P. and Summit Investors VI, L.P. hold, in the aggregate, a majority voting interest in AFCV. Summit is (i) the managing member of Summit Partners PE VII, LLC, which is the sole general partner of Summit Partners PE VII, L.P., which is the sole general partner of each of Summit Partners Private Equity Fund VII-A, L.P. and SP PE VII-B Announce Holdings, L.P. and (ii) the managing member of Summit Partner VI (GP), LLC, which is the sole general partner of Summit Partners VI (GP), L.P., which is the sole general partner of Summit Investors VI, L.P. Summit Partners, L.P., through an investment committee currently composed of Bruce R. Evans and Martin J. Mannion, has voting and dispositive authority over equity securities held by each of these entities and therefore beneficially owns such equity securities. Nothing herein shall be deemed to constitute an admission by any of the named persons that it is the beneficial owner of any shares of common stock, Series A stock or Series B stock, and such beneficial ownership is expressly disclaimed.

DEADLINE FOR STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

If the merger has been completed, Answers.com does not expect to hold a 2011 annual meeting of stockholders because Answers.com will not be a public company at that time.

If the merger is not consummated and Answers.com does hold its 2011 annual meeting of stockholders, then an Answers.com stockholder who wishes to submit a proposal at that meeting must provide that proposal to Answers.com on a timely basis and satisfy the other conditions set forth in the applicable SEC rules and Answers.com’s bylaws.  To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 75 days nor more than 90 days prior to the date of the annual meeting; provided, however, that if less than 75 days’ prior notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of (1) the day on which such notice of meeting was mailed and (2) the day on which such public disclosure was made.

The Company’s stockholders may submit for inclusion in the Company’s proxy statement for its 2011 annual meeting of stockholders proposals on matters appropriate for stockholder action consistent with Rule 14a-8 promulgated under the Exchange Act. In addition, with respect to director nominations, stockholders must adhere to the Company’s Procedures for the Recommendation by Stockholders of Director Candidates (see Appendix A attached to the Company’s proxy statement for its 2010 annual meeting of stockholders). Answers.com must have received proposals that stockholders seek to include in the proxy statement for the Company’s 2011 annual meeting by no later than January 31, 2011. If, however, the date of Answers.com’s 2011 annual meeting is changed by more than 30 days from the date of the 2010 annual meeting, which was held on September 9, 2010, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials for its 2011 annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

HOUSEHOLDING OF PROXY MATERIAL

If you and other persons in your household own shares of our common stock as beneficial owners, your broker or bank may have given notice that your household will receive only one copy of this proxy statement. This practice is known as “householding.” Unless you responded to that notice that you did not wish to participate in householding, you would be deemed to have consented to participating, and only one copy of this proxy statement would be sent to your address (however, each stockholder would receive a separate proxy card). This procedure reduces our printing costs and postage fees. Any stockholder who wishes to receive his or her own copy of this proxy statement, or who shares an address with another stockholder of Answers.com and together would like to receive only one set of documents, should contact us at 237 West 35th Street, Suite 1001, New York, NY 10001, Attention: Corporate Secretary, being sure to supply the names of all stockholders at the same address, the name of the bank or brokerage firm, and the account number(s). You can also reach us at (646) 502-4780. The revocation of a consent to householding should be effective 30 days after the notice is received.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and our financial condition and are incorporated by reference into this proxy statement.

The following Answers.com filings with the SEC are incorporated by reference in this proxy statement:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 8, 2010, as amended on May 11, 2010 and August 30, 2010;

●	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 filed on May 5, 2010;

●	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 filed on August 11, 2010;

●	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 filed on November 12, 2010; and

●	Current Reports on Form 8-K with the filing dates of September 20, 2010, February 3, 2011 and February 7, 2011.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy and information statements. You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following:

Answers Corporation
237 West 35th Street
Suite 1101
New York, NY 10001
Attention: Investors Relations
Telephone: (646) 502-4777
* * *

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated  February 28 , 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to our stockholders nor the payment of cash in the merger creates any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

AFCV HOLDINGS, LLC,

A-TEAM ACQUISITION SUB, INC.

and

ANSWERS CORPORATION

Dated as of February 2, 2011

-i-

TABLE OF CONTENTS (cont’d.)

-ii-

TABLE OF CONTENTS (cont’d.)

-iii-

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A-1	Form of Voting Agreement for Robert S. Rosenschein
Exhibit A-2	Form of Voting Agreement for Redpoint Ventures
Exhibit B	Certificate of Incorporation of Surviving Corporation

Schedules

Schedule 1	Signatories to Voting Agreements
Schedule 1.1(tt)(A)	Company Knowledge
Schedule 1.1(tt)(B)	Parent Knowledge
Schedule 1.1(zz)	Made available
Schedule 1.1(aaa)	Material Adverse Effect
Schedule 6.4(c)	Persons to Execute Confidentiality and Invention Assignment Agreements
Schedule 6.8(b)	Third-Party Consents
Schedule 6.10(a)	Director and Officer Indemnification
Schedule 7.1(c)	Required Foreign Antitrust Approvals
Schedule 7.2(e)	Unrestricted Cash
Schedule 7.2(f)	Required Consents

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 2, 2011, by and among AFCV Holdings, LLC, a Delaware limited liability company (“Parent”), A-Team Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Answers Corporation, a Delaware corporation (the “Company”).

RECITALS

A.           The Board of Managers of Parent, and the respective Boards of Directors of Merger Sub and the Company, have deemed it advisable and in the best interests of their respective organizations and members or stockholders, as applicable, that Parent and the Company consummate the business combination and other transactions provided for herein.

B.           The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger.

C.           Contemporaneously with the execution and delivery of this Agreement by the parties hereto, and as a condition and material inducement to Parent and Merger Sub to enter into this Agreement, each Person listed on Schedule 1 is entering into a Voting Agreement and an irrevocable proxy in substantially the form attached hereto as Exhibits A-1 and A-2 (the “Voting Agreements”) pursuant to which, among other things, such stockholder agrees to vote all shares of the Company’s capital stock owned by it or him in favor of the adoption of this Agreement and the other transactions contemplated hereby.

D.           The Board of Directors of the Company has unanimously resolved to recommend to its stockholders the adoption of this Agreement.

E.           Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

F.           Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1           Certain Defined Terms.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a)           “Alternative Transaction Proposal” shall mean, with respect to the Company, any offer, expression or indication of interest, letter of intent or proposal (whether binding or non-binding), or any public announcement of any intention to make any such offer, expression of interest or proposal, whether made to the Company or its stockholders by any Third Party relating to any transaction or series of related transactions involving:  (i) any purchase, acquisition or similar transaction by such Third Party, directly or indirectly, of twenty percent (20%) or more (by vote or by value) of the total voting securities of the Company or any of its Subsidiaries, as the case may be, outstanding as of the consummation of such transaction; (ii) any tender offer, exchange offer or similar transaction that if consummated would result in such Third Party beneficially owning twenty percent (20%) or more (by vote or by value) of the total voting securities of the Company or any of its Subsidiaries, as the case may be, outstanding as of the consummation of such transaction; (iii) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries; (iv) directly or indirectly, any sale, lease, exchange, transfer, license (other than in the ordinary course of business consistent with past practices) or other disposition (including by way of joint venture) of assets (including capital stock or other ownership interests in Subsidiaries of the Company) representing twenty percent (20%) or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole; (v) any liquidation, dissolution, reorganization or recapitalization of the Company; or (vi) the declaration or payment of any extraordinary dividend, whether of cash or other property, by the Company to its stockholders representing twenty percent (20%) or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole, measured immediately prior to the declaration or payment of such extraordinary dividend; provided, however, for the sake of clarity, the transactions between and among Parent, Merger Sub and the Company contemplated by this Agreement, or transactions solely between or among the Company and its wholly-owned Subsidiaries, shall not be deemed to be an Alternative Transaction Proposal.

(b)           “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or non-U.S. anti-corruption or anti-bribery laws or regulations.

(c)           “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in New York, New York or Jerusalem, Israel are authorized or obligated by law or executive order to close.

(d)           “Change of Recommendation” shall mean the withholding or withdrawal, or any amendment, qualification or modification (in a manner adverse to Parent), by the Company’s Board of Directors (or any duly constituted or designated committee thereof) of its unanimous recommendation in favor of adoption of this Agreement, and, in the case of a tender or exchange offer made by a Third Party directly to the Company’s stockholders, a failure to recommend that the Company’s stockholders reject such tender or exchange offer.

(e)           “COBRA” shall mean Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)           “Common Stock Merger Consideration” shall mean an amount equal to $10.50 per share of Company Common Stock, without interest.

(g)           “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(h)           “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance benefits, termination pay, change of control pay, bonus pay, deferred compensation, performance awards, stock or stock-related awards, phantom stock, commission pay, vacation or paid time off, profit sharing, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

(i)            “Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or claimed to be owned by the Company or its Subsidiaries.

(j)            “Company Options” shall mean all outstanding options to purchase Company Common Stock.

(k)           “Company Preferred Stock” shall mean the Company Series A Preferred Stock and the Company Series B Preferred Stock.

(l)            “Company Products” shall mean all products and services owned (including products and services under development) and provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.

(m)          “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property in effect and owned by, or filed in the name of, applied for by, or subject to a valid obligation of assignment to the Company or any of its Subsidiaries.

(n)           “Company Series A Preferred Stock” shall mean the Series A convertible preferred stock, par value $0.01 per share, of the Company.

(o)           “Company Series B Preferred Stock” shall mean the Series B convertible preferred stock, par value $0.01 per share, of the Company.

(p)           “Company Stock” shall mean the Company Preferred Stock and the Company Common Stock.

(q)           “Company Stock Plans” shall mean all stock option plans or other equity-related plans of the Company including the Company’s 2000 Stock Option Plan, 2003 Stock Option Plan, 2004 Stock Option Plan and 2005 Incentive Compensation Plan (including, in each case, the Israeli-law provisions thereof), each as may be amended from time to time.

(r)            “Company Termination Fee” shall mean an amount in cash equal to $4,600,000.

(s)           “Company Warrants” shall mean all warrants to purchase Company Common Stock issued by the Company.

(t)            “Contract” shall mean any written or oral agreement, contract, subcontract, agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, benefit plan or legally binding commitment or undertaking of any nature.

(u)           “DOJ” shall mean the United States Department of Justice.

(v)           “DOL” shall mean the United States Department of Labor.

(w)          “Employee” shall mean any current or former employee, consultant, advisor, independent contractor or director of the Company or any ERISA Affiliate (including the Israeli Subsidiary).

(x)            “Employee Agreement” shall mean each management, employment, severance, separation, change of control, settlement, bonus, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement or Contract (including, any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Company Options or similar equity awards, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, whether written or unwritten or otherwise  pursuant to which the Company or ERISA Affiliate has or may have any current or future liability or obligation (contingent or otherwise).

(y)           “Environmental Laws” shall mean any and all Legal Requirements which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

(z)            “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(aa)         “ERISA Affiliate” shall mean any Subsidiary of the Company and any other Person under common control with the Company or any of its Subsidiaries, or that, together with the Company or any Subsidiary of the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(bb)         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(cc)         “Financing Sources” shall mean the Persons that have committed to provide or arrange or have otherwise entered into agreements in connection with the Debt Financing or Alternative Financing in connection with the transactions contemplated hereby and any joinder agreements, credit agreements or other financing agreements entered into pursuant thereto or relating thereto, including the party named in Section 4.3(a), together with their Affiliates, officers, directors, employees, agents and representatives and their successors and assigns.

(dd)         “FTC” shall mean the United States Federal Trade Commission.

(ee)         “Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(ff)           “Hazardous Material” shall mean any material, chemical, emission, gas or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, or otherwise a danger to health, reproduction or the environment under any Environmental Law.

(gg)         “Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material.

(hh)         “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

(ii)           “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(jj)           “Indebtedness” shall mean, with respect to any Person, without duplication: (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all capitalized lease obligations of such Person; (iv) all obligations of such Person for the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, in each case to the extent the purchase price is due more than six (6) months from the date the obligation is incurred; (v) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction; (vi) all obligations under any foreign exchange contract, currency swap agreement, foreign currency futures or options, exchange rate insurance or other similar agreement or combination thereof designed to protect the Person or any of its Subsidiaries against fluctuations in currency value; (vii) guarantees in respect of Indebtedness referred to in clauses (i) through (vi) above; and (viii) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (vii) above; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any accounts payable incurred in the ordinary course of business consistent with past practices.

(kk)         “Intellectual Property” shall mean all forms of technology and intellectual property, including any or all of the following:  (i) published and unpublished works of authorship (whether or not registered or registrable), including without limitation audiovisual works, collective works, software and computer programs (whether in source code or executable form), documentation, compilations, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes (“Inventions”); (iii) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”); (iv) databases, data compilations and collections and technical data (“Databases”); (v) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, trade names, trade dress, trademarks and service marks (“Trademarks”); (vi) domain names, web addresses and sites (“Domain Names”); and (vii) devices, prototypes, designs and schematics.

(ll)           “Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Intellectual Property (including the right to enforce and recover remedies) in any jurisdiction, including without limitation the following Intellectual Property:  (1)  Works of Authorship, including without limitation rights in databases and rights granted under the Copyright Act; (2) Databases; (3)  Inventions, including without limitation rights granted under the Patent Act (“Patent Rights”); (4) Trademarks, including without limitation rights granted under the Lanham Act; (5) Confidential Information, including without limitation rights granted under the Uniform Trade Secrets Act (“Trade Secret Rights”); (6) a person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, privacy, and publicity; (7) rights of attribution and integrity and other moral rights of an author, including the right of the author to be known as the author of his/her work, to prevent others from being named as the author of his/her work, to prevent others from making deforming or derogatory changes in his/her work in a manner that reflects negatively on or would be prejudicial to his/her professional standing, his/her goodwill, dignity, honor or reputation (including the rights of an author under Section 45 of the Israeli Copyright Law 2007 or under any other similar provision of any Legal Requirement of any applicable jurisdiction) (“Moral Rights”); and (8) Domain Names.

(mm)       “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted, contributed to, required to be contributed to, or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

(nn)         “Intervening Event” shall mean a material event (other than (i) an Alternative Transaction Proposal or a Superior Proposal, and (ii) events to the extent relating to developments in the Company’s progress toward goals set forth in its business plan) arising after the date of this Agreement, that was not known by the Company’s Board of Directors as of the date hereof nor reasonably foreseeable by the Company’s Board of Directors as of or prior to the date hereof, which becomes known to the Company’s Board of Directors prior to the receipt of the Company Stockholder Approval.

(oo)         “IRS” shall mean the United States Internal Revenue Service.

(pp)         “Israeli Benefit Plan” shall mean each Company Employee Plan established, maintained, contributed to or required to be established, maintained or contributed to by the Company or its Israeli Subsidiary pursuant to which any current or former employee, director or individual independent contractor of the Company or its Israeli Subsidiary who is resident in Israel has any current or future right to benefits, including, without limitation, Manager’s Insurance (Bituach Menahalim) or other provident or pension funds which are not government-mandated but were set up by the Company or its Israeli Subsidiary, whether or not satisfying Company’s legal obligation to pay statutory severance pay under the Israeli Severance Pay Law, 5723-1963.

(qq)         “Israeli Subsidiary” shall mean GuruNet Israel Ltd. an Israeli corporation and a wholly owned subsidiary of the Company.

(rr)           “ITA” shall mean the Israeli Tax Authority.

(ss)         “ITO” shall mean the Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder.

(tt)           “Knowledge” (or “Known” or other terms of similar import) shall mean, with respect to any fact, circumstance, event or other matter in question: (i) with respect to the Company, the actual knowledge of any of the executive officers of the Company set forth on Schedule 1.1(tt)(A); and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the executive officers of Parent set forth on Schedule 1.1(tt)(B).

(uu)         “Last Series A Dividend Payment Date” shall mean the Dividend Payment Date (as defined in the Series A Certificate of Designation) with respect to the Company Series A Preferred Stock last occurring immediately prior to the Effective Time.

(vv)         “Last Series B Dividend Payment Date” shall mean the Dividend Payment Date (as defined in the Series B Certificate of Designation) with respect to the Company Series B Preferred Stock last occurring immediately prior to the Effective Time.

(ww)       “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(xx)          “Liabilities” shall mean the Indebtedness, liabilities and other obligations of a Person, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Legal Requirement or Contract.

(yy)         “Lien” shall mean any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, restriction or other encumbrance of any kind in respect of an asset, tangible or intangible (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(zz)          “Made available” shall mean that the Company has posted such materials, to the virtual data room managed by the Company hosted at the following IP address, on or before 5:00 p.m. Pacific on February 1, 2011: https://datasite.merrillcorp.com/bidder/dashboard.do?loginId=993402&locale=en;

 provided, that (1) with respect to (i) the option agreements listed on Section 3.2(b)(ii) of the Company Disclosure Letter, and (ii) the agreements relating to the FAQ farm acquisition listed on Section 3.16(b)(i)(7) of the Company Disclosure Letter, “made available” shall mean that the Company has sent such agreements in CD or hard copy form to Parent’s legal counsel via Federal Express, on January 28, 2011, and (2) with respect to the materials set forth on Schedule 1.1(zz), “made available” shall mean that the Company has posted such materials to the virtual data room managed by the Company hosted at the IP address set forth above at the times and dates set forth on such Schedule 1.1(zz).

(aaa)       “Material Adverse Effect” shall mean, when used in connection with an entity, any change, event, circumstance, condition or effect (any such item, an “Effect”), individually or in the aggregate, and taken together with all other Effects, (i) that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets (including intangible assets), liabilities, operations or results of operations of such entity and its Subsidiaries, taken as a whole, or (ii) that materially impedes, or that would reasonably be expected to materially impede, the authority or ability of such entity to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that no Effect to the extent resulting from or arising out of any of the following (either by itself or when aggregated or taken together with any and all other such Effects), shall be deemed to be or constitute a “Material Adverse Effect,” and no Effect (either by itself or when aggregated or taken together with any and all other such Effects) to the extent resulting from or arising out of any of the following shall be taken into account when determining whether or not a “Material Adverse Effect” has occurred:

   (i)     general economic conditions (or changes in such conditions) in the United States, Israel, or any other country or region in the world, or general conditions in the global economy generally;

  (ii)     conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States, Israel or any other country or region in the world, including (A) changes in interest rates in the United States, Israel or any other country or region in the world, and changes in exchange rates for the currencies of any such countries, and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States, Israel or any other country or region in the world;

    (iii)      general conditions (or changes in such conditions) in the industry or industries in which such entity and its Subsidiaries (if applicable) operate;

    (iv)      political conditions (or changes in such conditions) in the United States, Israel or any other country or region in the world, or acts of war, sabotage, armed hostilities or terrorism (including any escalation or general worsening of any such acts of war, sabotage, armed hostilities or terrorism) in the United States, Israel or any other country or region in the world where the entity or its Subsidiaries have material operations;

     (v)      changes in Legal Requirements, GAAP or other accounting standards (or, in each case, the interpretation by any Governmental Entity thereof);

    (vi)      to the extent applicable, changes in such entity’s stock price or the trading volume of such entity’s stock, in and of itself, provided, that any underlying cause of, or Effect  resulting in, such changes may be taken into account in determining whether there has been a Material Adverse Effect;

   (vii)      any failure by such entity to meet any internal or third-party financial projections, estimates, expectations or forecasts, in each case, of its revenues or earnings, in and of itself, provided, that any underlying cause of, or Effect resulting in, such failure may be taken into account in determining whether there has been a Material Adverse Effect;

  (viii)      the execution, delivery or announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby;

(ix)      in the case of any Effect with respect to the Company, any action taken, or the failure to take any action, by the Company or any of its Subsidiaries, in each case which Parent has specifically approved, consented to, or requested in writing (other than, for the sake of clarity, the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement);

provided, that (1), with respect to any entity, any Effect resulting from or arising out of the matters described in clauses (i) through (v) above may be taken into account when determining whether an Effect has a “Material Adverse Effect,” but only if and to the extent that such Effect has, or would reasonably be expected to have, a disproportionately adverse impact on such entity and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the industry or industries in which such entity and its Subsidiaries conduct business, and (2) with respect to the Company, notwithstanding anything to the contrary contained in this Agreement, any of the Effects listed in Schedule 1.1(aaa) shall be deemed to constitute a Material Adverse Effect.

(bbb)      “Medicare Part D” shall mean Part D of the Medicare Prescription Drug Improvement and Modernization Act of 2003.

(ccc)       “Merger Sub Common Stock” shall mean the common stock, par value $0.001 per share, of Merger Sub.

(ddd)      “NIS” shall mean New Israeli Shekels.

(eee)       “Open Source License” shall mean (i) any so-called “open source”, “copyleft”, “freeware”, or “general public” license, (ii) any license that is substantially similar to those listed at http://www.opensource.org/licenses/, and (iii) any license that (a) requires the licensor to permit reverse-engineering of the licensed technology (such as software) or other technology incorporated into, derived from, or distributed with such licensed technology or (b) that requires the licensed technology or other technology incorporated into, derived from, or distributed with such licensed technology (1) be distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, (3) be distributed at no charge, or (4) be distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers).

(fff)          “Open Source Software” shall mean any software or computer program that is distributed under an Open Source License (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), the GNU Affero General Public License, Mozilla Public License (MPL), BSD licenses, the Artistic License (e.g., PERL), the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), QT Free Edition License, IBM Public License, Bitkeeper, and the Apache License).

(ggg)       “Parent Termination Fee” shall mean an amount in cash equal to $7,600,000.

(hhh)       “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(iii)           “PEO Plan” shall mean each Company Employee Plan that is sponsored by Administaff, Inc.

(jjj)           “Permitted Lien” shall mean (i) liens for Taxes not yet due and payable, or liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet in accordance with GAAP, and (ii) statutory, common law or civil law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet.

(kkk)        “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(lll)           “Proxy Statement” shall mean the proxy statement to be filed by the Company with the SEC in connection with the solicitation of proxies from Company stockholders for the Company Stockholder Approval, as amended or supplemented.

(mmm)     “PTO” shall mean the United States Patent and Trademark Office.

(nnn)       “Registered Intellectual Property” shall mean all Intellectual Property Rights, that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including without limitation all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent Rights.

(ooo)        “SEC” shall mean the United States Securities and Exchange Commission.

(ppp)        “Securities Act” shall mean the Securities Act of 1933, as amended.

(qqq)       “Series A Certificate of Designations” means that certain Certificate of Designations, Numbers, Voting Powers, Preferences and Rights of the Company Series A Preferred Stock.

(rrr)          “Series A Merger Consideration” shall mean, for each share of Company Series A Preferred Stock, an amount of cash equal to the product of (i) a quotient, the numerator of which is the sum of (A) $101.76, plus (B) accrued interest at the rate of six percent (6%) per annum accrued daily on the principal amount of $101.76 calculated for the period beginning the day after the Last Series A Dividend Payment Date until the Effective Time, and the denominator of which is $4.50, multiplied by (ii) $10.50, without interest.

(sss)        “Series B Certificate of Designations” means that certain Certificate of Designations, Numbers, Voting Powers, Preferences and Rights of the Company Series B Preferred Stock (together with the Series A Certificate of Designations, the “Certificates of Designations”).

(ttt)          “Series B Merger Consideration” shall mean, for each share of Company Series B Preferred Stock, an amount of cash equal to the product of (i) a quotient, the numerator of which is the sum of (A) $100.00, plus (B) accrued interest at the rate of six percent (6%) per annum accrued daily on the principal amount of $100.00 calculated for the period beginning the day after the Last Series B Dividend Payment Date until the Effective Time, and the denominator of which is $5.50, multiplied by (ii) $10.50, without interest.

(uuu)       “Shrink-Wrapped Code” shall mean generally commercially available binary code software (other than development tools and development environments) where available for a cost of not more than $10,000 for a perpetual license for a single user or work station (or $75,000 in the aggregate for all users and work stations).

(vvv)       “Source Code” shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(www)      “Subsidiary” or “Subsidiary” shall mean, when used with respect to any party, any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than fifty percent (50%) of the voting power of such Person,  ,or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

(xxx)         “Superior Proposal” shall mean, with respect to the Company, an unsolicited, bona fide written offer made by a Third Party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination transaction, (i) all or substantially all of the consolidated assets of the Company and its Subsidiaries, or (ii) eighty percent (80%) or more of the outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than forty-five percent (45%) of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has in good faith concluded (after consultation with its outside financial advisor and its outside legal counsel), taking into account, among other things, all relevant legal, financial, regulatory, timing and other aspects of the offer and the Person making the offer, (A) is more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by Parent in writing), (B) provides for consideration consisting exclusively of cash and/or publicly traded securities, (C) has financing that is fully committed, the conditions to which are no less favorable, in the aggregate, than those relating to the Debt Financing, and (D) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably likely to be consummated on the terms proposed.

(yyy)        “Third Party” shall mean a Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) other than Parent or its controlled affiliates.

(zzz)         “Triggering Event” shall be deemed to have occurred if: (i) the Company shall have failed to call or hold the Company Stockholders’ Meeting in accordance with Section 6.2(a); (ii) a Change of Recommendation shall have been effected; (iii) the Company shall have failed to include in the Proxy Statement mailed to the Company’s stockholders the recommendation of its Board of Directors in favor of the adoption of this Agreement; (iv) the Company’s Board of Directors shall have failed to reaffirm (publicly, if so requested by Parent) its recommendation in favor of the adoption of this Agreement within four (4) Business Days after Parent delivers to the Company a request in writing that such recommendation be reaffirmed; (v) the Company’s Board of Directors (or any duly constituted or designated committee thereof) shall have approved or recommended any Alternative Transaction Proposal; (vi) the Company shall have entered into an agreement providing for, or a letter of intent, memorandum of understanding, term sheet or similar arrangement contemplating, an Alternative Transaction Proposal (other than a confidentiality agreement as contemplated by Section 6.3(c)(i)); or (vii) a tender or exchange offer relating to its securities shall have been commenced by a Third Party and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

(aaaa)       “Trustee” shall mean the trustee appointed by the Israeli Subsidiary in accordance with the provisions of the ITO, and approved by the ITA, with respect to securities granted or issued under Section 102 of the ITO, which is currently Tamir Fishman Trusts 2004 Ltd. and any replacement thereof in accordance with the terms of this Agreement and the Company Stock Plans.

(bbbb)     “Unvested Company Option” shall mean each Company Option outstanding immediately prior to the Effective Time that is unvested and may not be exercised by the holder thereof prior to the Closing Date or on account of the Closing.

(cccc)      “Vested Company Option” shall mean (i) each Company Option outstanding immediately prior to the Effective Time that is vested and may be exercised by the holder thereof prior to the Closing Date or becomes vested on account of the Closing, and (ii) each Company Option outstanding immediately prior to the Effective Time that is held by a non-employee director of the Company, whether or not vested at such time.

(dddd)     “Voting Debt” shall mean any bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company.

(eeee)       “WARN” shall mean the Worker Adjustment and Retraining Notification Act, as amended.

1.2           Additional Defined Terms.  The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective terms below:

Term	Section
Agreement	Preamble
Alternative Debt Commitment Letters	6.17(c)
Alternative Financing	6.17(c)
Antitrust Counsel Only Material	6.6(b)
Antitrust Restraint	6.6(e)
Bankruptcy and Equity Exception	3.3(a)
Certificates of Designations	1.1(sss)
Certificate of Merger	2.2
Certificates	2.8(c)
Change of Recommendation Notice	6.3(d)(iii)
Clearance Date	6.2(a)
Closing	2.2
Closing Date	2.2
Code	2.9(a)
Company	Preamble
Company Balance Sheet	3.4(b)
Company Charter Documents	3.1(b)
Company Disclosure Letter	Article III
Company Environmental Permits	3.12(b)
Company Financials	3.4(b)
Company Material Contract	3.16(a)
Company SEC Reports	3.4(a)
Company Stockholder Approval	3.3(a)
Company Stockholders’ Meeting	6.2(a)
Confidentiality Agreement	6.4(a)
Confidential Information	1.1(kk)
Consultant Proprietary Information Agreements	3.8(e)
Continuing Employee	6.9(b)(i)
Continuing Employees	6.9(b)(i)
Databases	1.1(kk)
Debt Commitment Letters	4.3(a)
Debt Financing	4.3(a)
Debt Financing Documents	4.3(b)
Delaware Law	RECITALS
Dissenting Shares	2.7(a)
Domain Names	1.1(kk)
Effect	1.1(aaa)
Effective Time	2.2
Employee Proprietary Information Agreements	3.8(e)
Engagement Letter	3.13
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)
Expense Cap	8.3(b)(ii)
Fairness Opinion	3.18

Term	Section
GAAP	3.4(b)
Governmental Authorizations	3.11(b)
Indemnified Parties	6.10(a)
Inventions	1.1(kk)
Investment Center	3.8(v)
Israeli Government Grants	3.8(v)
Israeli Options Tax Rulings	6.18(a)(ii)
Israeli Tax Certificate	2.9(b)
Israeli Tax Rulings	6.18(a)(ii)
Israeli Withholding Tax Ruling	6.18(a)(ii)
Leased Real Property	3.7(a)
Liability Limitation	8.3(c)(ii)
Merger	2.1
Merger Consideration	2.6(a)(i)
Merger Sub	Preamble
Moral Rights	1.1(ll)
Necessary Consents	3.3(c)
New Financing Commitments	6.17(d)
Non-Breach Financing Failure	8.3(c)(ii)
Option Merger Consideration	2.6(e)(i)
Outside Date	8.1(b)
Parent	Preamble
Parent Employee Plan	6.9(b)(i)(A)
Patent Rights	1.1(ll)
Representatives	6.3(a)
Returns	3.6(b)(i)
Significant Vendor	3.19
Solvent	4.7
Specified Person	8.3(c)(ii)
Subsidiary Charter Documents	3.1(b)
Surviving Corporation	2.1
Systems	3.8(s)
Tax	3.6(a)
Taxes	3.6(a)
Trade Secret Rights	1.1(ll)
Trademarks	1.1(kk)
Unvested Option Merger Consideration	2.6(e)(ii)
Warrant Merger Consideration	2.6(b)
Works of Authorship	1.1(kk)
Vesting Event	2.6(e)(ii)
Voting Agreements	RECITALS

ARTICLE II
THE MERGER

2.1           The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent.  The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2           Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”) as soon as practicable after the closing of the Merger (the “Closing”).  The Closing shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4           Certificate of Incorporation and Bylaws.  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation attached hereto as Exhibit B, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws; provided, however, that at the Effective Time, the Bylaws shall be amended so as to comply with Section 6.10(a).

2.5           Directors and Officers.  Unless otherwise determined by Parent prior to the Effective Time, (a) the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified, (b) the initial officers of the Surviving Corporation shall be the officers of the Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed, and (c) Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively of each of the Company’s Subsidiaries  immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

2.6           Effect on Capital Stock.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a)           Company Stock.

  (i)      Each share of Company Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Stock to be cancelled pursuant to Section 2.6(c), shall be cancelled and extinguished and automatically converted (subject to Section 2.7) into the right to receive (i) with respect to each share of Company Common Stock, the Common Stock Merger Consideration, (ii) with respect to each share of Company Series A Preferred Stock, the Series A Merger Consideration, and (iii) with respect to each share of Company Series B Preferred Stock, the Series B Merger Consideration (the Common Stock Merger Consideration, the Series A Merger Consideration and the Series B Merger Consideration, together, the “Merger Consideration”), in each case upon surrender of the certificate representing such share of Company Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.11).

 (ii)      Any amounts payable pursuant to this Section 2.6(a) in respect of Company Common Stock acquired upon the exercise of Vested Company Options granted under Section 102 of the ITO shall be delivered promptly after the Closing Date and in accordance with the Israeli Option Tax Ruling, if obtained, to the Trustee and held in trust by the Trustee pursuant to the applicable provisions of Section 102 and the Israeli Options Tax Ruling, if obtained.  Such amounts shall be released by the Trustee, together with any interest earned thereon by virtue of the investment of such amounts by the Trustee, in accordance with the terms and conditions of Section 102 of the ITO, the Option Tax Ruling, if obtained, and the trust documents governing the trust held by the Trustee.

(b)           Company Warrants.  Following the Effective Time, all Company Warrants shall represent only the right, upon the valid exercise thereof, if any, to receive the Common Stock Merger Consideration payable upon the shares of Company Common Stock previously issuable upon exercise of such Company Warrants as determined below, and shall in no event be exercisable for any equity securities of Parent, the Company or any of their Subsidiaries.  In addition, prior to the Effective Time, the Company shall cause all holders of Company Warrants to either fully exercise such Company Warrants prior to the close of business on the second (2nd) Business Day prior to the Effective Time or agree in writing (in an agreement reasonably acceptable to Parent) that such Company Warrants shall be terminated upon the Effective Time, provided that the holder of any such terminated Company Warrant shall be entitled to receive, following the Effective Time, upon surrender of the certificate representing such Company Warrant, only an amount of cash, without interest, equal to the product of (x) the number of shares of Company Common Stock issuable upon exercise of such Company Warrant multiplied by (y) an amount equal to the excess, if any, of the Common Stock Merger Consideration over the per share exercise price in effect for such Company Warrant (the “Warrant Merger Consideration”).  Any notice or other materials to be submitted by or on behalf of the Company to the holders of Company Warrants shall be subject to Parent’s reasonable review and approval.

(c)           Cancellation of Treasury and Parent Owned Stock.  Each share of Company Common Stock or Company Preferred Stock held by the Company or Parent, or any direct or indirect wholly owned Subsidiary of the Company or of Parent, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(d)           Capital Stock of Merger Sub.  Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.  Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e)           Stock Options.

   (i)      At the Effective Time, except as otherwise agreed to by Parent and a holder of a Company Option, without any action on the part of the holders of Company Options, each outstanding Vested Company Option, to the extent unexercised as of the Effective Time, shall no longer represent the right to acquire Company Common Stock, and, except as otherwise specifically provided in an agreement between the Parent and the holder of any such Vested Company Option, each such Vested Company Option shall be deemed to constitute a right to receive, an amount in cash equal to the excess (if any) of (i) the product of (A) the number of shares of Company Common Stock subject to such Vested Company Option, multiplied by (B) the Common Stock Merger Consideration over (ii) the aggregate exercise price of such Vested Company Option, without interest and less any deductions and required withholding Taxes as specified in Section 2.9 hereof (the “Option Merger Consideration”).

  (ii)      At the Effective Time, except as otherwise agreed to by Parent and a holder of a Unvested Company Option, without any action on the part of the holders of Company Options, (i) each outstanding Unvested Company Option, shall no longer represent the right to acquire Company Common Stock, and, (ii) except as otherwise specifically provided in an agreement between the Parent and the holder of any such Unvested Company Option, each such Unvested Company Option shall be deemed to constitute the right to receive, on the same terms and conditions (except as specifically provided in this Agreement) as were applicable to such Unvested Company Option, on each date (each a “Vesting Event”) in which shares of Company Common Stock subject to such Unvested Company Option would have become vested  and exercisable, and provided that the holder of such Unvested Company Option is still employed by the Company or the Parent on such date, an amount in cash equal to the excess (if any) of (i) the product of (A) the number of shares of Company Common Stock subject to such Unvested Option that would have otherwise vested on such Vesting Event, multiplied by (B) the Common Stock Merger Consideration over (ii) the aggregate exercise price of such Unvested Company Option, without interest and less any deductions and required withholding Taxes as specified in Section 2.9 hereof (the “Unvested Option Merger Consideration”).

 (iii)      For the avoidance of doubt, no payment shall be made with respect to any Company Option, vested or unvested, if the exercise price of such Company Option exceeds the Common Stock Merger Consideration and such Company Options shall be cancelled and terminated at the Effective Time, without payment in respect thereof.

 (iv)      Any amounts payable pursuant to this Section 2.6(e) for Vested Company Options granted under Section 102 of the ITO or in respect of Company Common Stock acquired upon the exercise of Vested Company Options granted under Section 102 of the ITO shall be delivered promptly after the Closing Date and in accordance with the Israeli Option Tax Ruling, if obtained, to the Trustee and held in trust by the Trustee pursuant to the applicable provisions of Section 102 and the Israeli Options Tax Ruling, if obtained.  Such amounts shall be released by the Trustee, together with any interest earned thereon by virtue of the investment of such amounts by the Trustee, in accordance with the terms and conditions of Section 102 of the ITO, the Option Tax Ruling, if obtained, and the trust documents governing the trust held by the Trustee. Any amounts payable pursuant to this Section 2.6(e) for Unvested Company Options granted under Section 102 of the ITO shall be delivered promptly after each Vesting Event, and in accordance with the Option Tax Ruling, if obtained, to the Trustee and held in trust by the Trustee pursuant to the applicable provisions of Section 102 and the Option Tax Ruling, if obtained.  Such amounts shall be released by the Trustee, together with any interest earned thereon by virtue of the investment of such amounts by the Trustee (after the receipt of the amounts from the Parent), in accordance with the terms and conditions of Section 102 of the ITO, the Israeli Option Tax Ruling, if obtained, and the trust documents governing the trust held by the Trustee.

  (v)      Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 2.6(e), including, without limitation, adopting any plan amendments and obtaining any required consents. Except as otherwise provided in the individual grant agreements related to the Company Options, no acceleration of the vesting of the Company Options shall take place as a result of the consummation of the Merger.  The amount to be paid in respect of the Company Options shall be deemed to be full payment and satisfaction of all rights pertaining to such Options.

(f)           Adjustments to Merger Consideration.  The Common Stock Merger Consideration, the Series A Merger Consideration, the Series B Merger Consideration and the Option Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Preferred Stock, as the case may be), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock or Company Preferred Stock, as the case may be, having a record date on or after the date hereof and prior to the Effective Time.

2.7           Dissenting Shares.

(a)           Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under Section 262 of Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 2.6, but the holder thereof shall only be entitled to such rights as are provided by and in accordance with Delaware Law.

(b)           Notwithstanding the provisions of Section 2.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock set forth in Section 2.6, without interest thereon, upon surrender of the certificate representing such shares.

(c)           The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.  Any written communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent’s consent.

2.8           Surrender of Certificates.

(a)           Exchange Agent.  Parent shall select an institution reasonably acceptable to the Company (whose consent shall not be unreasonably withheld or delayed) to act as the exchange agent (the “Exchange Agent”) for the Merger and the payment of the Merger Consideration.

(b)           Parent to Provide Cash.  Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent (to be effective as of the Effective Time) that shall provide that Parent shall, or shall cause Merger Sub to, make available to the Exchange Agent, for exchange in accordance with this Article II, the aggregate Merger Consideration and Warrant Merger Consideration payable pursuant to Section 2.6, and either Parent or Merger Sub shall deposit such consideration with the Exchange Agent on the Closing Date (unless the Closing occurs after 12:00 p.m., Pacific time, in which case, such deposit shall be made on the first Business Day following the Closing Date).  Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c)           Exchange Procedures.  Promptly following the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of certificates or instruments evidencing the Company Common Stock, Company Preferred Stock or Company Warrants that were outstanding immediately prior to the Effective Time (collectively, the “Certificates”) and which were converted into the right to receive the applicable portion of the Merger Consideration pursuant to Section 2.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other customary provisions as Parent and/or the Exchange Agent may reasonably specify, including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable portion of the Merger Consideration.  Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent (including any required Internal Revenue Service Form W-9 or Form W-8, and any form, declaration, or certificate required under the Israeli Withholding Tax Ruling, if obtained), the holders of such Certificates shall be entitled to receive in exchange therefor a check or wire transfer in the amount of U.S. dollars representing the applicable portion of the Merger Consideration that such holders have the right to receive pursuant to Section 2.6 (subject to any applicable withholding Tax as specified in Section 2.9), and the Certificates so surrendered shall forthwith be cancelled.  Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof the applicable portion of the Merger Consideration that the holders thereof have the right to receive pursuant to Section 2.6.  No interest will be paid or accrued on any cash payable to holders of Certificates pursuant to this Agreement.  In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock or Company Warrants that is not registered in the transfer records of the Company, the applicable portion of the Merger Consideration that the holder thereof has the right to receive pursuant to Section 2.6 may paid to a transferee if the Certificate representing such Company Common Stock, Company Preferred Stock or Company Warrants is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(d)           No Liability.  Notwithstanding anything to the contrary in this Section 2.8 or in Section 2.9, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of Company Common Stock, Company Preferred Stock, Company Warrants or Company Options for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(e)           Investment of Exchange Fund.  The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock, Company Preferred Stock, Company Warrants or Company Options pursuant to this Article II.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to holders of Company Common Stock, Company Preferred Stock, Company Warrants or Company Options pursuant to this Article II shall promptly be paid to Parent.

(f)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.8 shall after such delivery to the Surviving Corporation, subject to Section 2.8(e), look only to the Surviving Corporation solely as general creditors for the cash constituting the Merger Consideration (which shall not accrue interest) pursuant to Section 2.6(a).

2.9           Tax Withholding.

(a)           Required Withholding.  Each of Parent, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as they in good faith reasonably determine to be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.  No withholding shall be required under the Code with respect to payments to holders of Company Stock or Company Warrants in respect thereof, provided that such holders provide properly completed Internal Revenue Service Forms W-9 or Forms W-8, as applicable.

(b)           Israeli Withholding.  Notwithstanding Section 2.9(a) above, Parent, the Exchange Agent or the Surviving Corporation shall be entitled to withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as Parent, the Exchange Agent or the Surviving Corporation may, in their discretion, determine are required to be deducted or withheld therefrom under the ITO; provided, however, that if the Parent, the Exchange Agent or the Surviving Corporation are provided at least three (3) Business Days prior to any payment payable pursuant to this Agreement with what Parent, the Exchange Agent or the Surviving Corporation determines in their reasonable discretion to be a valid approval or ruling issued by the ITA (including the Israeli Withholding Tax Ruling and/or the Israeli Option Tax Ruling, if obtained) regarding the deduction or withholding of Tax (including the reduction of Tax to be withheld, an exemption from withholding or any other instructions regarding the payment of withholding) (the “Israeli Tax Certificate”) from any consideration payable to such payee hereunder, then the withholding (if any) of any amounts under the ITO or any other applicable Legal Requirement, if any, from the consideration payable to such payee hereunder, and the payment of the consideration or any portion thereof, shall be made only in accordance with the provisions of such Israeli Tax Certificate.

2.10          No Further Ownership Rights in any Company Securities.  The aggregate Merger Consideration paid upon the surrender for exchange of Company Common Stock, Company Preferred Stock and Company Warrants in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock, Company Preferred Stock and Company Warrants, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock, Company Preferred Stock and Company Warrants which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.11          Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting the applicable portion of the Merger Consideration; provided, however, that Parent or Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12          Further Action.  At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter of the Company addressed to Parent and Merger Sub, dated as of the date hereof and delivered to Parent and Merger Sub concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”), referencing a representation or warranty herein (it being understood that (i) the Company Disclosure Letter shall be arranged in sections and subsections corresponding to the sections and subsections contained in this Article III, (ii) the disclosures in any section or subsection of the Company Disclosure Letter shall qualify the applicable representations and warranties in the corresponding section or subsection of this Article III and, in addition, the representations and warranties in other sections or subsections in this Article III to the extent it is reasonably apparent to a reasonable person who has read such reference on the face of such disclosures that such disclosures are applicable to such other sections or subsections, and (iii) such disclosures in the Company Disclosure Letter relating to the representations and warranties in this Article III shall also be deemed to be representations and warranties made by the Company under this Article III), and as further understood that the inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material or has resulted in a Material Adverse Effect on the Company or is outside the ordinary course of business or not consistent with past practice, the Company represents and warrants to Parent and Merger Sub as follows:

3.1           Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)           Organization; Standing and Power.  The Company and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as currently contemplated to be conducted, and (iii) is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed to do business and to be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)           Charter Documents.  The Company has made available to Parent true and correct copies of (i) the Certificate of Incorporation, the Certificates of Designations and the By-laws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the Certificate of Incorporation and By-laws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect.  The Company is not in violation in any material respect of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation in any material respect of its respective Subsidiary Charter Documents.

(c)           Subsidiaries.  Except for 1,214 ordinary shares par value NIS 1.00 per share of the Israeli Subsidiary (all of which are owned by the Company, free and clear of any Liens (other than Permitted Liens)), which represents all of the outstanding shares of capital stock of the Israeli Subsidiary, the Company does not own, directly or indirectly, any interest or investment in the form of debt, equity or capital stock in, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

(d)           Israeli Subsidiary.

   (i)        Section 3.1(d)(i) of the Company Disclosure Letter sets forth the identities of each of the Israeli Subsidiary’s directors and officers.

  (ii)      All of the outstanding share capital of the Israeli Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and free of preemptive or similar rights, and are owned by the Company free and clear of all encumbrances and all other limitations or restrictions, including on the right to vote, sell or otherwise dispose of the stock or other ownership interest.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or the Israeli Subsidiary is a party or which are binding on either of them providing for the issuance, disposition or acquisition of any capital stock of the Israeli Subsidiary.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Israeli Subsidiary.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Israeli Subsidiary.

 (iii)      The Israeli Subsidiary does not have any outstanding Indebtedness, including Voting Debt.

3.2           Capital Structure.

(a)           Capitalization.

   (i)      The authorized capital stock of the Company consists of:  (i) 100,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of Company Preferred Stock, of which 60,000 shares are designated Company Series A Preferred Stock, and 70,000 shares are designated Company Series B Preferred Stock.  At the close of business on February 2, 2011: (i) 8,133,269 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its treasury), (ii) zero (0) shares of Company Common Stock were issued and held by the Company in its treasury, (iii) 60,000 shares of Company Series A Preferred Stock were issued and outstanding, (iv) 70,000 shares of Company Series B Preferred Stock were issued and outstanding, and no other shares of Company Preferred Stock were issued and outstanding. There are no other issued and outstanding shares of capital stock of the Company.

 (ii)       No shares of Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock are owned or held by any Subsidiary of the Company.  All outstanding shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.

 (iii)      The applicable portion of the Merger Consideration payable to the holders of Company Preferred Stock hereunder constitutes the entire amounts which such holders are entitled to receive pursuant to the Certificates of Designations and Charter Documents in connection with the Merger and the cancellation of such shares of Company Preferred Stock hereunder.  As of the date hereof, the shares of Company Series A Preferred Stock and the Company Series B Preferred Stock are convertible into 1,356,786 and 1,272,727 shares of Company Common Stock, respectively, and the stated value and liquidation preference thereof is $101.76 per share and $100.00 per share, respectively.  Except as set forth on Section 3.2(a)(iii) of the Company Disclosure Letter, all dividends which have accrued and become due and payable on the shares of Company Series A Preferred Stock and Company Series B Preferred Stock through January 1, 2011 have been paid by the Company in accordance with the terms thereof.

(b)           Company Options and Company Warrants.

   (i)      As of the close of business on February 2, 2011:  (i) 2,541,995 shares of Company Common Stock are issuable upon the exercise of Company Options issued pursuant to the Company Stock Plans at a weighted average exercise price of $8.57 per share, and 1,813,023 shares of Company Common Stock underlying such Company Options are vested and exercisable; (ii) 235,475 shares of Company Common Stock are available for future grant under the Company Stock Plans; (iii) no shares of Company Common Stock are issuable pursuant to outstanding options to purchase Company Common Stock which are issued other than pursuant to the Company Stock Plans and (iv) 1,303,031 shares of Company Common Stock are issuable upon the exercise of Company Warrants.

 (ii)       Section 3.2(b) of the Company Disclosure Letter sets forth a list of each outstanding Company Option and Company Warrant: (a) the particular Company Stock Plan (if any) pursuant to which any such Company Option was granted; (b) the name and address of the holder of such Company Option or Company Warrant; (c) the number of shares of Company Common Stock subject to such Company Option or Company Warrant; (d) the exercise price of such Company Option or Company Warrant; (e) the date on which such Company Option or Company Warrant was granted or issued; (f) the applicable vesting schedule, if any, and the extent to which such Company Option or Company Warrant is vested and exercisable as of the date hereof; (g) the date on which such Company Option or Company Warrant expires and (h) with respect to a Company Option granted to Israeli residents, the particular track under the ITO pursuant to which such Company Option was granted.  All shares of Company Common Stock subject to issuance under the outstanding Company Options and the Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events).  All Company Options of the Israeli Subsidiary were deposited in accordance with the provisions of Section 102 with the Section 102 Trustee within the period determined and accepted by the ITA for such deposit.

(c)           Debt.  Other than as set forth on the Company Balance Sheet, no Indebtedness or Voting Debt is issued or outstanding as of the date hereof.

(d)           Other Securities.

  (i)       Except as otherwise set forth in Section 3.2(b) or Section 3.2(d) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, commitments, understandings, obligations, undertakings, Contracts or arrangements of any kind to which the Company or any of its Subsidiaries is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock, Voting Debt or other voting or non-voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, commitment, understanding, obligation, undertaking, Contract or instrument.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.  There are no outstanding Contracts of the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (B) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries.

  (ii)      All outstanding shares of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, the Company Options and Company Warrants, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued, granted or repurchased in compliance in all material respects with (x) all applicable securities laws and all other applicable Legal Requirements, and (y) all requirements set forth in applicable Contracts of the Company or any of its Subsidiaries.  Except as set forth on Section 3.2(d) of the Company Disclosure Letter, (A) the Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, and (B) other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries (1) to which the Company is a party or (2) of which the Company has knowledge, if the Company is not a party thereto.

3.3           Authority; No Conflict; Necessary Consents.

(a)           Authority.  The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining Company Stockholder Approval (as defined below) as contemplated in Section 6.2.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to obtaining the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to Delaware Law.  The majority vote of the holders of the Company Common Stock, the Company Series A Preferred Stock and the Company Series B Preferred Stock, voting together as a single class (in the case of the holders of the Company Series A Preferred Stock and holders of the Company Series B Preferred Stock, voting on an as converted basis) is the only vote of the Company’s stockholders required to approve this Agreement, the Merger and the transactions contemplated hereby (the “Company Stockholder Approval”).  The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way, duly (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting.  This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”).

(b)           No Conflict.  Neither the execution and delivery of this Agreement by the Company, nor the consummation of the Merger or any other transaction contemplated hereby:  (x) conflicts with, or (with or without notice or lapse of time, or both) results in a termination, breach, impairment or violation of, or constitutes a default under, or requires a consent, waiver or approval of any Person under, (i) any provision of the Company Charter Documents or any Subsidiary Charter Documents, each as currently in effect, (ii) subject to compliance with the requirements of the Necessary Consents, any Legal Requirement applicable to the Company, any of its Subsidiaries, or any of their respective assets or properties, (iii) any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties are bound, or (iv) any privacy policy of the Company or any of its Subsidiaries (except in the case of the foregoing clauses (ii) through (iv) where such conflicts, terminations, breaches, impairments, violations or defaults, or failures to obtain such consents, waivers or approvals, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole); or (y) will result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries, except for Permitted Liens.

(c)           Necessary Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) filings required under, and compliance with any applicable Legal Requirements of, the Exchange Act and the Securities Act, including the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and any other applicable state or federal securities laws, (iii) compliance with any applicable requirements of the HSR Act and any other applicable foreign antitrust law, including written approval from the Investment Center, as set forth on Section 7.1(c) of the Company Disclosure Letter, (iv) any filings required by, and approvals required under, the rules and policies of The NASDAQ Capital Market, and (v) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or materially impede, or that would reasonably be expected to materially impede, the authority or ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing.  The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (v) are referred to herein as the “Necessary Consents.”

3.4           SEC Filings; Financial Statements; Internal Controls.

(a)           SEC Filings.  The Company has filed on a timely basis all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with, or furnished to, the SEC since January 1, 2008 (all such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports”).  As of their respective dates, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.  Each executive officer of the Company has made all of the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such Act, and the statements contained in such certifications are true and accurate as of the date hereof.  The Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of The NASDAQ Capital Market.

(b)           Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including those financial statements in each Company SEC Report filed after the date hereof until the Closing: (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or 8-K under the Exchange Act), and (iii) fairly  presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not expected to be material).  The Company does not intend to correct or restate nor, to the Company’s knowledge, is there any basis, facts or circumstances that would reasonably be expected to result in any correction or restatement of, any material aspect of the Company Financials.  The unaudited balance sheet of the Company contained in the Company SEC Reports as of September 30, 2010, is hereinafter referred to as the “Company Balance Sheet.”  The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past two (2) full fiscal years or during the current fiscal year-to-date.  The books and records of the Company and each of its Subsidiaries have been, and are being, maintained in compliance, in all material respects, with Section 13(b)(2) of the Exchange Act, and the Company Financials were derived from such books and records.  Neither the Company nor any of its Subsidiaries is a party to, or has a legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, including, without limitation, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.  Less than $4,000,000 of the Company’s cash and cash equivalents are held in Israel.

(c)           No Undisclosed Liabilities.  Except as reflected in the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any Liabilities of any nature which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except (i) Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which are of the type which ordinarily recur and do not result from any breach of Contract, tort or violation of any applicable Legal Requirements, (ii) Liabilities incurred in the ordinary course of business for future obligations under the Company Material Contracts in effect as of the date hereof (or under any Company Material Contracts entered into by the Company or any of its Subsidiaries subsequent to the date hereof and not in violation of Section 5.1 below) and that do not result from any breach of such Contracts, (iii) Liabilities reserved against in the Company Balance Sheet (but only to the extent of such reserves), and (iv) Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  No representation or warranty is made in this Section 3.4(c) with respect to (A) compliance with the Exchange Act, to the extent such compliance is covered in Sections 3.4(a) and 3.4(b), (B) applicable Legal Requirements with respect to Taxes, which are covered in Section 3.6, (C) Intellectual Property and related matters, which are covered in Section 3.8, (D) Environmental Laws, which are covered in Section 3.12, or (E) labor matters, ERISA and other employee benefit-related matters, which are covered in Section 3.15.

(d)           Amendments.  The Company has made available to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with, or furnished to, the SEC but which are required to be filed or furnished, to agreements, documents or other instruments which previously had been filed by the Company with the SEC, or furnished by the Company to the SEC, pursuant to the Securities Act or the Exchange Act since January 1, 2008.  No “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) filed as an exhibit to the Company SEC Reports has been amended or modified, except for (i) amendments or modifications which have been filed as an exhibit to a subsequently dated Company SEC Report; or (ii) immaterial amendments, copies of which have been made available to Parent.  There is no ongoing SEC review or outstanding SEC comment with respect to the Company’s SEC Reports, and to the Company’s knowledge, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

(e)           Internal Controls.  The Company has established and maintained an effective system of disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) and such disclosure controls and procedures are designed to ensure  that information required to be disclosed by the issuer in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, including, among other things, that the disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer of the Company, as appropriate to allow timely decisions regarding required disclosures.  To the Company’s knowledge, there are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could reasonably adversely affect the Company’s ability to record, process, summarize and report financial data.  To the Company’s knowledge, there is no fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting.  The Company has established and maintains “internal control over financial reporting” (as defined in Rule 13a-15 promulgated under the Exchange Act) and such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements in accordance with GAAP and includes those policies and procedures described in Rule 13a-15(f) promulgated under the Exchange Act.

3.5           Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have operated their businesses in the ordinary course of business consistent with past practices in all material respects, and since such date:

(a)          there has not been any Material Adverse Effect on the Company;

(b)          there has not been any termination by a third party with respect to any Company Material Contract;

(c)          there has not been any damage, destruction or loss of any material property or material asset of the Company or any of its Subsidiaries, whether or not covered by insurance;

(d)          there have not been any claims or matters raised by any individual, Governmental Entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging a labor dispute, labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries;

(e)          to the date of this Agreement, the Company has not taken any action that would be prohibited by Section 5.1(b) without requesting or receipt of the consent of Parent, as applicable (except for clauses (iii), (vi), (viii), (xi), (xiii), (ix) (but only with respect to terminations, material amendments or modifications to Material Contracts or to the extent the Company has waived, released, granted or assigned any material right under a Material Contract), (xviii), (xxvi), (xxvii), (xxviii) and, to the extent relating to any of the foregoing, (xxix) therein), if such action were taken or proposed to be taken on or after the date of this Agreement; and

(f)          there has not been any negotiation or any entry into of any Contract to do any of the things described in the preceding clauses (a) through (e) by the Company or any of its Subsidiaries (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.6           Taxes.

(a)           Definition of Taxes.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, National Insurance payments, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes (including betterment tax) as well as social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts.

(b)           Tax Returns and Audits.

  (i)        The Company and each of its Subsidiaries (A) have timely filed all material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) required to be filed by them and such Returns are true, correct and complete in accordance with applicable Legal Requirements in all material respects and (B) have timely paid all material Taxes required to be paid by the Company and any of its Subsidiaries (whether or not reflected on any Return).

 (ii)        The Company has registered with all appropriate Governmental Entities and has timely reported, withheld, and remitted, as applicable, with respect to its Employees and other third party service providers, all material U.S. federal, state, local, provincial and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other material Taxes required to be reported and/or withheld and remitted.

(iii)        There is no material Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

    (iv)        No material audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

     (v)     Neither the Company nor any of its Subsidiaries is or has been during the applicable period describe in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

    (vi)     Neither the Company nor any of its Subsidiaries has been or will be required to include any income or gain in or exclude any deduction or loss from income for any tax period (or portion thereof) after the Closing as a result of (A) a change in method of accounting made, or (B) a closing agreement (within the meaning of Section 7121 of the Code or any comparable provision of applicable Legal Requirements) executed, prior to the Closing.

   (vii)     Neither the Company nor any of its Subsidiaries has any Liabilities for unpaid Taxes which have not been accrued or reserved on the Company Financials in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any Liability for material Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

 (viii)      Neither the Company nor any of its Subsidiaries has (A) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Company), (B) ever been a party to any Tax sharing, indemnification or allocation agreement, (C) any liability for the Taxes of any Person (other than Company or any of its Subsidiaries), under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirements including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, by operation of law, or otherwise or (D) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

    (ix)     Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

     (x)     Neither of the Company nor any of its Subsidiaries has engaged in a reportable transaction under Treasury Regulations Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2), or any comparable provision of state, local or non-U.S. Legal Requirements. The Israeli Subsidiary has not undertaken any transaction which will require special reporting in accordance with Section 131(g) of the ITO and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006.

    (xi)     Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.  No claim that is unresolved has ever been made by a Governmental Entity that the Company or any of its Subsidiaries is or may be subject to Tax in a jurisdiction in which it does not file Returns.

   (xii)     The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Company and its Subsidiaries.  The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code and Section 85A of the ITO.

  (xiii)     The Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government and the consummation of the transactions contemplated by this Agreement will not, in and of itself, have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order or give rise to any right by a Governmental Entity to terminate, cancel or revoke any of the benefits identified in Section 3.8(v) of the Company Disclosure Letter.

 (xiv)      The Company and its Subsidiaries have provided Parent with true and correct copies of all U.S. federal and state and Israeli income tax Returns and all other material Returns for the last four taxable years.  The Company and its Subsidiaries have provided Parent with true and correct copies of any and all correspondence relating to any current tax audits of the Company or any of its Subsidiaries and any and all correspondence or rulings related to any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government.  The Company and its Subsidiaries have provided Parent with true and correct copies of all available analysis and documentation (including any materials prepared by third parties) that exists and is in the possession of the Company, its Subsidiaries or any of its advisors on or before the date of this Agreement related to the application of Section 382 or 383 of the Code to the carryforward of net operating losses and other Tax attributes of the Company, including, but not limited to, (A) the identity and ownership of any 5% stockholders on each “testing date” prior to the Closing within the meaning of Sections 382 and 383 of the Code and the Treasury Regulations thereunder, (B) the valuation of the Company upon each such testing date and (C) capitalization tables of the Company on each such testing date.

 (xiv)      The Israeli Subsidiary has not refunded or deducted any value added tax in a material amount that it was not so entitled to deduct or refund.

  (xv)      Neither the Company nor any of its Subsidiaries is subject to restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made in connection with the provisions of Part E2 of the ITO.

 (xvi)      Neither the Company nor any of its Subsidiaries has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority other than the rulings requested or received in connection with the transactions contemplated herein.

(xvii)      The business and affairs of the Company currently are, and since its organization and formation have been, operated and conducted in a manner such that, for Israeli Tax purposes, the Company is treated as controlled and managed from outside of Israel.

(c)           Loss of Executive Compensation Deduction.  There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company or any ERISA Affiliate, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(d)           Section 409A.  Each Company Plan and Employee Agreement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies with the requirements of Section 409A of the Code by its terms and has been operated in accordance with such requirements.  No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any Employee that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).  There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a tax gross up payment to any Employee for Tax-related payments under Section 409A of the Code.

(e)           Section 280G.  None of the Company or any of its ERISA Affiliates has made any payment to any Employee and is not party to a Contract, agreement or arrangement with any Employee to make payment, individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code and that could not be deductible under Section 280G of the Code.  There is no agreement, plan, arrangement or other contract by which the Company or any of its ERISA Affiliates is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.  Section 3.6(e) of the Company Disclosure Letter lists all Employees reasonably believed to be “disqualified individuals” (within the meaning of Section 280G of the Code) as determined as of the date hereof.

3.7           Title to Properties.

(a)           Properties.  Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.  Section 3.7(a) of the Company Disclosure Letter sets forth a list of all real property currently leased, licensed or subleased by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”).  All Lease Documents are valid and enforceable in all material respects against the Company or its Subsidiary or Subsidiaries party thereto, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party thereto.  The Company and its Subsidiaries currently occupy all of the Leased Real Property necessary for the operation of their business, and no third parties occupy or, to the knowledge of the Company, have a right to occupy any Leased Real Property.  Neither the Company nor any of its Subsidiaries will be required to incur any material cost or material expense for any restoration or surrender obligations with respect to the Leased Real Property.  The Leased Real Property is in good operating condition suitable for the operation of the Company’s business as currently conducted and, to the Company’s knowledge, in compliance, in all material respects, with applicable Legal Requirements.  Each of the Company and each of its Subsidiaries has performed in all material respects all of its respective obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect, and has no continuing Liability with respect to such terminated real property leases.  Neither the Company nor any of its Subsidiaries is party to any agreement or subject to any claim that requires, or would reasonably be expected to require, the payment of any real estate brokerage commissions, and no such commission is owed by the Company or any of its Subsidiaries with respect to any of the Leased Real Property.

(b)           Documents.  The Company has made available to Parent true, correct and complete copies of all leases or agreements relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Documents”); and there are no other Contracts affecting the Company with respect to the Leased Property in any material respect or to which the Company or any of its Subsidiaries is bound, other than those identified in Section 3.7(b) of the Company Disclosure Letter.

(c)           Valid Title.  The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (other than Permitted Liens), except for such Liens and imperfections of title which do not materially interfere with the use or ownership of such properties and assets.  The tangible properties and assets presently owned, leased or licensed by the Company and its Subsidiaries (and the Company’s and its Subsidiaries’ rights therein) include, in the aggregate, all tangible properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in the same manner, in all material respects, as their businesses as presently conducted.

3.8           Intellectual Property.

(a)           Intellectual Property; Proceedings.  Section 3.8(a) of the Company Disclosure Letter (i) lists all Company Registered Intellectual Property and (ii) lists any proceedings or actions before any court or tribunal (including the PTO or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved (but excluding office actions and similar activity in connection with applications for the registration or issuance of Intellectual Property Rights issued in the ordinary course of prosecution).

(b)           Encryption Technology.  The Company Products do not include or use any encryption technology.

(c)           Registration.  Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property.  The Company has not claimed any status in the application for or registration of any Company Registered Intellectual Property, including “small business status,” that would not be applicable to Parent.  The Company has no knowledge of any facts or circumstances that would render any Company Registered Intellectual Property invalid or unenforceable.

(d)           Further Actions.  Except as set forth in written docket reports made available to Parent, there are no actions that must be taken by the Company or any of its Subsidiaries within one hundred twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

(e)           Assignments and Recordation.  Copies of the Company’s and its Subsidiaries’ standard forms of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreements”) and the Company’s and its Subsidiaries’ standard form of consulting agreements containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreements”) have been made available to Parent.  All current and former Employees of the Company and its Subsidiaries who have been involved in the research, development, conception or reduction to practice of any material Intellectual Property for the Company, have executed the applicable form of agreement or has signed an enforceable written agreement, which has been made available to Parent, that assigns to the Company all right, title, and interest in and to any such material Intellectual Property developed, conceived or reduced to practice for the Company.  All amounts payable by the Company to all Persons involved in the research, development, conception or reduction to practice of any Company Intellectual Property have been paid in full. The transactions contemplated hereby shall not grant to or allow any Person any ownership interest in, or the right to use, any Company Intellectual Property.  No current or former shareholder, officer, director, or other employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or ownership interest in any material Company Intellectual Property.

(f)           Transferability.  Except as set forth on Section 3.8(f) of the Company Disclosure Letter, all material Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party (other than payment of Taxes resulting from any such transfer, alienation or license).

(g)           Absence of Liens.  The Company and its Subsidiaries exclusively own all right, title, and interest in and to the Company Intellectual Property (including all Company Registered Intellectual Property) free and clear of any Liens (other than Permitted Liens and other than non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice).  The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the material Company Intellectual Property.

(h)           Transfer.  Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any material Intellectual Property Rights that are or were Company Intellectual Property, to any other Person or (ii) except in its reasonable business judgment and in the ordinary course of  business, permitted the Company’s or any of its Subsidiaries’ rights in such material Company Intellectual Property to lapse or enter into the public domain.

(i)            Licenses-In.  Other than (i) Shrink-Wrapped Code, (ii) Open Source Software as set forth in Section 3.8(r) of the Company Disclosure Letter, (iii) non-disclosure agreements entered into in the ordinary course of business and (iv) Employee Proprietary Information Agreements and Consultant Proprietary Information Agreements contemplated by Section 3.8(e), Section 3.8(i) of the Company Disclosure Letter lists all contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any Intellectual Property Rights by a third party which require the payment of more than $100,000 on an annual basis (but not taking into account any payments that may be required to be made in connection with indemnification obligations thereunder), or are otherwise material to the business of the Company and its Subsidiaries.

(j)            Licenses-Out.  Other than (i) written non-disclosure agreements and (ii) non-exclusive licenses of Company Products and related agreements with respect thereto (including software and maintenance and support agreements) to end-users (in each case, pursuant to written “shrink-wrap” or “click-through” agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) which have been made available to Parent), Section 3.8(j)(ii) of the Company Disclosure Letter lists all contracts, licenses, cross-licenses, and agreements to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has generated more than $100,000 in revenue in a fiscal year since January 1, 2009 or has granted or provided any material Intellectual Property Rights to third parties.

(k)           No Default/No Conflict.  All Contracts relating to either (i) Company Intellectual Property, or (ii) Intellectual Property Rights of a third Person licensed to the Company or any of its Subsidiaries that, in each case, is material to the business of the Company and its Subsidiaries, are in full force and effect, and enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception.  Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any such Contracts and, to the knowledge of the Company, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts.  Except as set forth on Section 3.8(k) of the Company Disclosure Letter, following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.  To the knowledge of Company, no current or former employee, consultant or independent contractor of the Company or its Subsidiaries who is or was involved in, or who has or will have contributed to, the creation or development of any of the Company Intellectual Property owned, in whole or in part, by the Company or its Subsidiaries, has performed services for, or was an employee of, or was otherwise engaged by any third party during the time of his/her employment or engagement by the Company or its Subsidiaries, in a manner that may provide any reasonable basis for any claim, interest, or right of such third party with respect to the Company Intellectual Property.

(l)            No Infringement.  Except as set forth on Section 3.8(l) of the Company Disclosure Letter, the operation of the business of the Company and its Subsidiaries as it is currently conducted or is contemplated to be conducted by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any material right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.

(m)          Notice.  Except as set forth on Section 3.8(m) of the Company Disclosure Letter, since January 1, 2009, neither the Company nor any of its Subsidiaries has received notice in writing from any Person claiming that any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

(n)           No Third Party Infringement.  To the knowledge of the Company, and except as set forth on Section 3.8(n) of the Company Disclosure Letter, no person has infringed or misappropriated, or is infringing or misappropriating, any material Company Intellectual Property.

(o)           Transaction.  Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any Contracts to which the Company or any of its Subsidiaries is a party, will result in Parent, any of its subsidiaries or the Surviving Corporation: (i) granting to any third party any right to or with respect to any Intellectual Property Rights (other than those acquired as a result hereof) owned by, or licensed to, any of them, (ii) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) being obligated to pay any material royalties or other material amounts, or offer any material discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(p)           Confidentiality and Security.  Each of the Company and its Subsidiaries has taken commercially reasonable steps to protect the security of Company Intellectual Property and the Company’s rights in Confidential Information, including Trade Secret Rights of the Company and any of its Subsidiaries or provided by any other Person to the Company or any of its Subsidiaries.

(q)           No Order.  No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(r)            Open Source Software.  Section 3.8(r) of the Company Disclosure Letter lists all Open Source Software that has been incorporated into or used in the development, testing, or delivery of any Company Product.  The Company has not used Open Source Software in any manner that would or could (i) require the disclosure or distribution in source code form of any Company Intellectual Property, (ii) require the licensing of any Company Intellectual Property for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Company Intellectual Property, (iv) create, or purport to create, obligations for the Company with respect to Intellectual Property Rights owned by the Company or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights owned by the Company, or (v) impose any other material limitation, restriction, or condition on the right of the Company to use or distribute any Company Intellectual Property.  With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto, complete copies of which have been made available to Parent if not available via http://www.opensource.org/licenses/alphabetical.

(s)            Systems.  The computer, information technology and data processing systems, facilities and services used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are reasonably sufficient for the existing needs of the Company.  The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company.  Except as set forth in Section 3.8(s) of the Company Disclosure Letter, all Systems, other than software licensed to the Company pursuant to a Contract, are owned and operated by and are under the control of the Company.  From and after the Effective Time, the Surviving Corporation will have and be permitted to exercise the same rights with respect to the Systems as the Company would have had and been able to exercise had this Agreement not been entered into and the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments which the Company would otherwise have been required to pay anyway.

(t)            Security Measures.  The Company has used reasonable measures to protect the Systems and to preserve the availability, security, and integrity of the Systems, and the data and information stored thereon. The Company has reasonable and appropriate disaster recovery and security plans, procedures and facilities for the Systems.  To the knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the Systems.

(u)           Source Code.  Except as specified in Section 3.8(u) of the Company Disclosure Letter, neither the Company, any of its Subsidiaries, nor any other Person acting on any of their behalf has disclosed or delivered, or agreed to or permitted the license or disclosure of, or the delivery to, any escrow agent or other Person of any Source Code that is Company Intellectual Property.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property.  Section 3.8(u) of the Company Disclosure Letter identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Source Code that is Company Intellectual Property, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, could result in the release from escrow of any Source Code that is Company Intellectual Property.

(v)           Government Funding.  Section 3.8(v) of the Company Disclosure Letter provides a complete list of all pending and outstanding grants, incentives, qualifications and subsidies from the government of the State of Israel or any governmental, regulatory, administrative or quasi-governmental authority, agency or commission, or judicial or arbitral body thereof, and any outstanding application to receive the same filed by the Company or its Subsidiary (collectively, “Israeli Government Grants”), granted to the Israeli Subsidiary, including Approved Enterprise Status and Privileged Enterprise Status from the Israeli Investment Center in the Israeli Ministry of Industry, Trade and Labor (the “Investment Center”) under the Law of Encouragement of Capital Investment, 1959.  Except as set forth in Section 3.8(v) of the Company Disclosure Letter, (i) no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used by the Company, its Subsidiary, or (ii) to the knowledge of the Company, any Person who has been involved in the research, development, conception or reduction to practice of any material Intellectual Property of the Company in the development of the Company Intellectual Property, and (iii) no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. The Company has delivered to the Parent accurate and complete copies of all documents evidencing Israeli Government Grants or amendments thereto.  Except as set forth in Section 3.8(v) of the Company Disclosure Letter, the Company and its Israeli Subsidiary are in material compliance with all of the terms, conditions and requirements of their respective Israeli Government Grants and have duly fulfilled in all material respects all the undertakings relating thereto. To the knowledge of the Company, the Investment Center does not have any intention to revoke or materially modify any of the Israeli Government Grants.

3.9           Restrictions on Business Activities.  Neither the Company nor any of its Subsidiaries is subject to, and no asset or property of the Company or any Subsidiary is bound or affected by, any judgment, injunction, order or decree of any Governmental Entity or Contract (non-compete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, the Company or any of its Subsidiaries or, following the Effective Time, the Surviving Corporation or Parent, (i) from freely engaging in the business of the Company and its Subsidiaries (including any judgment, injunction, order or decree of any Governmental Entity or Contracts prohibiting or impairing any business practice of the Company or any of its Subsidiaries or any acquisition of property or assets by the Company or any of its Subsidiaries), or (ii) from competing anywhere in the world (including any judgments, injunctions, orders or decrees of any Governmental Entity or Contracts restricting the geographic area in which the Company or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or any of its Subsidiaries may address in operating the Company’s business or restricting the prices which the Company or any of its Subsidiaries may charge for its products, technology or services (including most favored customer pricing provisions)), or (iii) includes any grants by the Company or any of its Subsidiaries of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.10         Litigation.  Except as set forth on Section 3.10 of the Company Disclosure Letter, there is no action, suit, claim, investigation or proceeding of any nature pending or, to the knowledge of the Company, currently threatened against the Company, any of its Subsidiaries, any of their respective properties (tangible or intangible), or any of their respective officers or directors, or to the knowledge of the Company, any Person whose liability the Company or any of its Subsidiaries has retained, assumed or granted indemnification against (either contractually or by operation of law) that if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to be material, or result in a material Liability, to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no Governmental Entity has since January 1, 2009 challenged or questioned in writing in any material respects any legal right of the Company or any of its Subsidiaries, which legal right is material to the Company and its Subsidiaries, taken as a whole, to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted.  There have not been since January 1, 2009, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any material financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.11         Compliance with Laws.

(a)           Compliance.  Neither the Company nor any of its Subsidiaries is, or has been since January 1, 2009 (i) in violation or default of applicable Legal Requirements, or (ii) in violation or default of any Legal Requirements relating to export controls or economic sanctions applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)           Authorizations.  The Company and each of its Subsidiaries (i) holds all material permits, grants, licenses and approvals from, and has made since January 1, 2009, all material filings with, Governmental Entities that are necessary and/or legally required to be held by it to conduct its business without any violation of applicable Legal Requirements (“Governmental Authorizations”), except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (ii) has complied since January 1, 2009, and is now in compliance, with all Governmental Authorizations, and all such Governmental Authorizations are valid and in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  The Company has made available to Parent true, correct and complete copies of each Governmental Authorization. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication from any Governmental Entity regarding (A) any actual or possible violation of Legal Requirements or any Governmental Authorization or any failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)           Anti-Corruption and Anti-Bribery Laws.

  (i)      Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Persons associated with or acting on their behalf) has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws.

 (ii)      There are no pending, or to the knowledge of the Company overtly threatened, claims, charges, overt investigations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws.

3.12        Environmental Matters.

(a)           Hazardous Material.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

 (i)       As of the Closing, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company or any of its Subsidiaries to Liability, no Hazardous Materials are present on any Leased Real Property or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries.  To the knowledge of the Company, there are no underground storage tanks, asbestos which is friable or likely to become friable or polychlorinated biphenyls present on any Leased Real Property as a consequence of the acts of the Company or any of its Subsidiaries that would reasonably be expected to give rise to material liability of the Company or its Subsidiaries under any Environmental Laws.

 (ii)      The Company and its Subsidiaries have conducted all Hazardous Material Activities in compliance with all applicable Environmental Laws.  The Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in violation of any Environmental Laws.

(b)           Permits.  The Company and its Subsidiaries currently hold all material Permits necessary for the conduct of their Hazardous Material Activities and businesses of the Company and each of its Subsidiaries as such activities and businesses are currently being conducted (the “Company Environmental Permits”).

(c)           Environmental Liabilities.  No action, proceeding, writ, injunction or claim is pending, or to the Company’s knowledge threatened against the Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries.  The Company is not aware of any fact or circumstance, which would, individually or in the aggregate, reasonably be expected to result in any material environmental Liability to the Company and its Subsidiaries, taken as a whole.  Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries have entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of the Hazardous Materials Activities or environmental liabilities of the Company, any of its Subsidiaries or of any other Person.

(d)           Manufacturing.  Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any predecessor of the Company or any of its Subsidiaries, conducts or has conducted any assembly or manufacturing operations or has sold any manufactured goods or electronic hardware or equipment of any kind.

3.13         Brokers’ and Finders’ Fees; Fees and Expenses.  Except for fees payable to UBS Securities LLC as set forth in engagement letter between the Company and UBS Securities LLC, dated September 17, 2010 (the “Engagement Letter”), a true, correct and complete version of which has been made available by the Company to Parent, neither the Company nor any Subsidiary is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar financial advisor in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar financial advisor as a result of this Agreement or the Merger.  The Company has made available to Parent true and correct and complete versions of engagement letters or other Contracts with its legal counsel, accountants or other advisors retained by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, and except as set forth in such engagement letters or other Contracts, no fees and expenses will be payable by the Company to any legal counsel, accountants or other advisors retained by the Company in connection with the transactions contemplated hereby.

3.14         Transactions with Affiliates.  Except for indemnification, compensation, employment or other similar arrangements entered into in the ordinary course of business consistent with past practice and that have been made available to Parent prior to the date hereof, arrangements contemplated by this agreement, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.15         Employee Benefit Plans and Compensation.

(a)           Schedule.  Section 3.15(a)(i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement.  Section 3.15(a)(ii) of the Company Disclosure Letter sets forth a table setting forth (a) the name; (b) job title or position; (c) location; (d) base salary and target bonus opportunity for 2010; (e) accrued but unused vacation time and/or PTO; (f) any applicable commission rate or opportunity; (g) full-time, part-time, or temporary status; and (h) exempt or not-exempt status of each current employee of the Company and each of its Subsidiaries.  Section 3.15(a)(iii) of the Company Disclosure Letter contains an accurate and complete list of all individuals that have a current consulting or advisory or independent contractor relationship with the Company or any of its Subsidiaries that is subject to ongoing obligations in excess of $150,000 per year.

(b)           Documents.  The Company and each ERISA Affiliate has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules, audit reports and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all material correspondence to or from any governmental agency relating to any Company Employee Plan (including, without limitation, any filings made with the ITA with respect to each Israeli Benefit Plan and any notices of the ITA), and (vii) all IRS determination or opinion letters, as applicable, issued with respect to each Company Employee Plan.

(c)           Employee Plan Compliance.

  (i)         The Company and each ERISA Affiliate has performed all material obligations required to be performed by them under, is not in default or violation in any material respect of, and the Company and each of its Subsidiaries has no knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been registered, established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements, including, but not limited to, ERISA or the Code.

   (ii)       To the knowledge of the Company, any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (A) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (B) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, in each case, except as would not result in material Liability to the Company or its Subsidiaries.

 (iii)        To the knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or an ERISA Affiliate.

 (iv)       There are no actions, suits or claims pending or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.

   (v)       Each Company Employee Plan other than any PEO Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without any Liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). With respect to the PEO Plan the Company can discontinue participation after the Effective Time without Liability to the Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses).

 (vi)        (A) There are no audits, inquiries or proceedings pending or to the knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan, other than a PEO Plan, and (B) neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan, other than a PEO Plan, under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  To the knowledge of the Company, (A) there are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or any other Governmental Entity with respect to any PEO Plan and (B) neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any PEO Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(vii)        The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, except as would not result in material Liability to the Company or its Subsidiaries.

(d)           No Pension Plan.  Neither the Company nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e)           No Self-Insured Plan.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured medical benefits plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f)            No VEBA; MEWA.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to (i) any “funded welfare plan” within the meaning of Section 419 of the Code, nor (ii) any multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries.

(g)           Collectively Bargained, Multiemployer and Multiple-Employer Plan.  At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).  Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or any plan described in Section 413 of the Code.

(h)           No Post-Employment Obligations.  No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Employee or former Employee (or spouse or dependent thereof) for any reason in respect of any period beyond that required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has any legally binding obligation to provide any Employee (either individually or to Employees as a group) or any other service provider with post-termination or retiree life insurance, health or other employee welfare benefits in respect of any period beyond that required by COBRA or other applicable statute.

(i)            Effect of Transaction.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, contingent or otherwise) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any ERISA Affiliate or (iv) result in the acceleration of the time of payment or vesting of any such benefits (including with regard to Company Options), except as required under Section 411(d)(3) of the Code or other applicable law.

(j)           Each Person who currently performs or renders services to or for the Company or its Subsidiaries has been, and is, to the knowledge of the Company, properly classified by the Company and its Subsidiaries as an employee, contractor or consultant. Neither the Company nor its Subsidiaries employs, nor have any of them ever employed, any “leased employees” as defined in Section 414(n) of the Code.

(k)          The Israeli Subsidiary does not have any material liability to the ITA with respect to any Israeli Benefit Plan.  The Israeli Subsidiary has made adequate provisions with respect to the payment of any payment under any Israeli Benefit Plan, agreement or otherwise, except for such payments that can be delayed in the ordinary course of business as permitted under laws.

(l)           Neither the Company nor its Subsidiaries has a formal plan or commitment or has made a commitment to any individual to create any additional Company Employee Plan or modify or change any existing Company Employee Plan that would affect any current employee, director or consultant, or former employee, of the Company or its Subsidiaries, or any beneficiary or alternate payee of such an individual.  Except as set forth on Section 3.15(l) of the Company Disclosure Letter, no events have occurred or are expected to occur with respect to any Israeli Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

(m)          COBRA; FMLA; HIPAA; Medicare Part D.  The Company and each ERISA Affiliate is in compliance, through a PEO Plan, where applicable, with COBRA, the Family Medical Leave Act of 1993, HIPAA, Medicare Part D, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state or foreign Legal Requirements applicable to its employees.  To the extent required under HIPAA and the regulations issued thereunder, the Company is in compliance all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142).  The Company does not have unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA, Medicare Part D or any state or foreign Legal Requirements governing health care coverage or extension.

(n)           Employment Matters.  The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local Legal Requirements respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages and minimum wages), pay equity, compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by applicable Legal Requirements or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan.  There are no pending or, to the knowledge of the Company, threatened claims or actions against Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy.  Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices.  The services provided by each of the Company’s, each of its Subsidiary’s and their ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates, except as otherwise set forth on Section 3.15(n) of the Company Disclosure Letter.  Neither the Company nor any of its Subsidiaries has any material Liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages.  To the knowledge of the Company and its Subsidiaries, neither the Company’s nor its Subsidiaries employment policies or practices is currently being audited or investigated by any Governmental Entity or court.

(o)           Labor; WARN.  No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries is pending, or to the knowledge of the Company, threatened or reasonably anticipated.  The Company has no knowledge of any activities or proceedings of any labor union to organize any Employees.  There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices and any other charges or inquiries against the Company or its Subsidiaries with respect to employment practices.  Neither the Company nor any of its Subsidiaries is now, or has been since January 1, 2008, subject to a union organizing effort. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  Neither the Company nor any of its Subsidiaries is presently, nor has it been since January 1, 2008, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries.  Neither the Company nor and Subsidiary has since January 1, 2008 taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or similar state or local Legal Requirements, issued any notification of a plant closing or mass layoff required by WARN or similar state or local Legal Requirements, or incurred any liability or obligation under WARN or any similar state or local Legal Requirements that remains unsatisfied.  No terminations planned to occur prior to the Closing would trigger any notice or other obligations under WARN or similar state or local Legal Requirements.  Since January 1, 2008, neither the Company nor its Israeli Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation or other order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of any Governmental Entity relating to employees or employment practices other than such extension orders applicable to all employees in Israel.

(p)          The Israeli Subsidiary’s obligations to provide statutory severance pay to its employees (as if such employee were to be terminated as of the date hereof) pursuant to the Israeli Severance Pay Law are fully funded (in accordance with the provisions of Section 14 of the Israeli Severance Pay Law) as reflected on the Israeli Subsidiary’s financial statements. All amounts that the Israeli Subsidiary is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by the Israeli National Insurance Law (Consolidated Version), 5755 1995, the National Health Insurance Law, 5754 1994 or otherwise, have, in each case, been duly deducted, transferred, withheld and paid in all material respects and the Israeli Subsidiary has no overdue obligation to make any such deduction, transfer, withholding or payment.

(q)          To the knowledge of the Company, no key employee of the Company or any of its Subsidiaries presently intends to terminate his or her employment with the Company or any of its Subsidiaries, as applicable.

(r)           The Israeli Subsidiary is in material compliance with all Israeli Applicable Laws respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, including the Advance Notice for Dismissal and Resignation Law, 5761 2001, the Notification to an Employee (Terms of Employment) Law, 5762 2002, the Wage Protection Law 5718 1958, Prior Notice to the Employee Law, 5762 2002, the Prevention of Sexual Harassment Law, 5758 1998, the Hours of Work and Rest Law, 5711 1951, the Annual Leave Law, 5711 1951 and the Employment by Human Resource Contractors Law, 5756 1996.  The Israeli Subsidiary has made available to Parent all Permits held by the Israeli Subsidiary that enable it to employ foreign employees or employees.

(s)          The Israeli Subsidiary is not required (under any Legal Requirement, contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by applicable Legal Requirements to be provided pursuant to the rules and regulations of the Israeli Histadrut (General Federation of Labor), the Israeli Coordinating Bureau of Economic Organization and the Israeli Industrialists’ Association.  The Israeli Subsidiary has not and is not subject to, and no employee or consultant of the Israeli Subsidiary benefits from, any extension order (tzavei harchava) or any general Contract or arrangement with respect to employment or termination of employment, except those extension orders that apply to all Israeli companies generally.

(t)          There are no unwritten policies, practices or customs or any other contracts, undertakings or agreements of the Company or its Subsidiaries that, by extension, would reasonably be expected to entitle any current or former employee to benefits in addition to what such employee is entitled by applicable Legal Requirements or under the terms of such employee’s employment Contract.

(u)           International Employee Plans.  Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Legal Requirements that are applicable to such International Employee Plan.  No International Employee Plan has unfunded Liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued.  Except as required by applicable Legal Requirements, no condition exists that would prevent the Company, the Surviving Corporation or Parent from terminating or amending any International Employee Plan at any time for any reason.

3.16         Contracts.

(a)           Material Contracts.  For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound:

   (i)       any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company and its Subsidiaries;

 (ii)       any Employee Agreement with any officer of the Company or any Employee of the Company earning an annual base salary in excess of $150,000, or any Employee Agreement with any member of the Company’s Board of Directors, or any Employee Agreement granting any change of control, severance or termination pay (in cash or equity or otherwise) to any Employee other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or any of its Subsidiaries;

(iii)       any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, for which any benefits will be increased, or for which the vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events), or for which the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

(iv)       any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts conforming to the standard agreement under a Company Stock Plan;

 (v)       any Contract pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless, or to guaranty any obligations of, (i) any director or executive officer of the Company or any such Subsidiary (other than the Company’s or such Subsidiary’s certificate of incorporation, bylaws or other organizational document(s) as in effect on the date hereof), or (ii) any third party where the liability of the Company or any of its Subsidiaries is not capped at amounts less than $250,000 for the remaining term thereof (other than pursuant to written “shrink-wrap” or “click-through” agreements which are not agreements for Shrink-Wrap Code that have been entered into in the ordinary course of business);

(vi)       any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Company Intellectual Property or compete with any Person in any material line of business, (B) granting any exclusive rights, (C) providing “most favored nations” or other preferential terms, or (D) otherwise restricting the right of the Company and its Subsidiaries to sell, distribute, license, maintain or utilize Company Products or material Company Intellectual Property or to purchase or otherwise obtain any material software, components, parts or sub-assemblies;

   (vii)     any Contract entered into since January 1, 2009 relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any interest in any other Person or business unit or enterprise, except for (A) Contracts relating to the acquisition or purchase by the Company or any of its Subsidiaries of equipment entered into in the ordinary course of business and providing for purchase prices which do not exceed $100,000 individually or $250,000 in the aggregate and (B) purchase orders relating to the acquisition or purchase by the Company or any of its Subsidiaries of any equipment for any of their respective co-location facilities entered into in the ordinary course of business and providing for purchase prices which do not exceed $100,000 individually or $250,000 in the aggregate;

  (viii)     any Contract under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which the Company or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries that has a value of more than $150,000 individually;

    (ix)     any Contract required to be disclosed in Section 3.8 of the Company Disclosure Letter or any subsection thereof;

     (x)     any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness or extension of credit, other than accounts receivables and payables arising or incurred in the ordinary course of business;

    (xi)     any Lease Document;

   (xii)     any material settlement agreement entered into since January 1, 2009, any litigation “standstill” agreement, or any tolling agreement, other than (A) releases immaterial in nature or amount entered into with former Employees of the Company in the ordinary course of business in connection with the routine cessation of such Employee’s employment or service arrangement with the Company or its applicable Subsidiary, or (B) settlement agreements with Persons other than Governmental Entities for cash only (which has been paid) that do not exceed $50,000 as to such settlement;

  (xiii)     any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $250,000 or more;

  (xiv)     any Contract providing for payments to or from the Company of more than $100,000 per annum, or which is otherwise material to the Company and its Subsidiaries, taken as a whole, and in each case providing for the development, purchase or license of any material software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property for (or for the benefit or use of) it, which software, content, technology or Intellectual Property is used or incorporated (or is contemplated by it to be used or incorporated) in connection with any material product, service or technology;

   (xv)     any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party, other than partnership Contracts that (A) are no longer active and (B) since January 1, 2009 have involved, or are reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party of less than $100,000 on a per annum basis;

  (xvi)     any Contract with any works council or labor union, or any collective bargaining agreement or similar Contract;

 (xvii)     any Contract (A) in which Employees or stockholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise) other than Employment Agreements, Contracts relating to the issuance of options or Contracts under which the Company or a Subsidiary agrees to provide indemnification, or (B) with any Person with whom the Company or its Subsidiaries do not deal at arm’s length;

(xviii)     any Contract under which the Company’s entering into this Agreement or the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third party or any obligations of the Company or any of its Subsidiaries that would come into effect upon the consummation of the Merger, which in each case would require payment by the Company of an amount of $150,000 or more or which is otherwise material to the company and its Subsidiaries, taken as a whole;

  (xix)     any Contract with a Significant Vendor, or with a Governmental Entity, or any Governmental Authorization;

   (xx)     any Contract relating to the membership of, or participation by it in, or the affiliation of it with, any industry standards group or association;

  (xxi)     any Contract relating to any hedging, derivatives or similar contract or arrangements (other than currency hedges or derivatives entered into in the ordinary course of business);

 (xxii)     any Contract relating to the placing of advertising on the Company Websites providing, or which would reasonably be expected to provide, for annual revenues of at least $150,000 individually; or

(xxiii)     any other Contract that is material to the Company and its Subsidiaries, taken as a whole, or their business, operations, financial condition or assets (tangible or intangible).

(b)           Schedule.  Section 3.16(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof which are described in Section 3.16(a)(i) through Section 3.16(a)(xx) hereof, setting forth for each such Company Material Contract, the subsections of Section 3.16(a) applicable to such Company Material Contract.  Except as otherwise set forth on Section 3.16(b) of the Company Disclosure Letter, a true, correct and complete copy of each Company Material Contract has been made available to Parent.  All Company Material Contracts are in written form.

(c)           No Breach.  The Company or its applicable Subsidiary has performed in all material respects all of the obligations required to be performed by it and is entitled, in all material respects, to all benefits under each Company Material Contract.  Each of the Company Material Contracts is in full force and effect and has been duly executed by the Company (or its applicable Subsidiary) and, to the Company’s knowledge, each of the other parties thereto.  There exists no default or event of default or event, occurrence, condition or act with respect to the Company or any of its Subsidiaries, or to the knowledge of the Company with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a material default or event of default under any Company Material Contract or (ii) give any third party (A) the right to declare a material default or exercise any material remedy under any Company Material Contract, (B) the right to any material rebate, chargeback, refund, credit, penalty or change in performance schedule under any Company Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company or any of its Subsidiaries under any Company Material Contract, (D) the right to cancel or terminate any Company Material Contract, or (E) the right to modify any Company Material Contract in any manner that would be reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries has received any written notice or other written communication (or to the Company’s knowledge, formal oral notice) regarding any actual or possible violation or breach of or default under, or intention to terminate, cancel refuse to perform, refuse to renew, or modify, any Company Material Contract.  As of the date hereof, there is no (x) material disagreement or dispute with any other party to any Company Material Contract, (y) pending request to amend, in any material respect, any Company Material Contract, or (z) written notification (or, to the Company’s knowledge, formal oral notice) by any other party to any Company Material Contract to materially decrease its placement of advertisements through, or other revenue sources derived from, the Company Products.

(d)           Government Contracts.  Except as set forth on Section 3.8(v) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company is a party to any Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand, and any outstanding bid, quotation or proposal by the Company that if accepted or awarded would bind the Company to a Contract between the Company, on the one hand, and any Governmental Entity, on the other hand.

(e)           Insurance.  The Company has made available to Parent true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company and each ERISA Affiliate.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (x) there is no claim by the Company or any ERISA Affiliate pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds; (y) neither the Company nor any of its Subsidiaries is in breach or default with respect to any insurance policy, and each insurance policy is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, assuming due authorization, execution and delivery by the other parties thereto and (z) neither the Company nor any of its Subsidiaries has received written notice of actual or threatened modification of any insurance policy, or has received written notice of cancellation or non-renewal of any material insurance policy, other than in connection with ordinary renewals.

3.17           Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or any other document that is required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (each, an “Other Required Company Filing”) will, on each relevant filing date (including the filing of any amendment or supplement thereto), on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement and any Other Required Company Filing will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing.

3.18           Fairness Opinion.  The Company’s Board of Directors has received an opinion from UBS Securities LLC that as of February 2, 2011, and subject to the assumptions, matters considered and limitations described in such opinion, the Common Stock Merger Consideration to be received in the Merger by holders of Company Common Stock is fair to such holders from a financial point of view (the “Fairness Opinion”).

3.19           Vendors.  There is no material outstanding dispute concerning the products and/or services provided by any Significant Vendor between any such Significant Vendor, on the one hand, and the Company or any of its Subsidiaries, on the other hand.  As used herein, the term “Significant Vendor” shall mean either (i) any of the top ten (10) suppliers of products or services based on the amounts paid or payable to the Company or its Subsidiaries by such suppliers, or (ii) any of the top ten (10) suppliers of products or services based on the amounts paid or payable by the Company or its Subsidiaries to such supplier, in each case for the twelve (12) month period from January 1, 2010 to December 31, 2010.  Each Significant Vendor is listed on Section 3.19 of the Company Disclosure Letter together with the total payments to each such Significant Vendor by the Company or its Subsidiaries, or by each such Significant Vendor to the Company or its Subsidiaries, as the case may be, for the twelve (12) month period from January 1, 2010 to December 31, 2010.  Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, other formal notice from any Significant Vendor that: (i) such Significant Vendor intends to decrease or materially limit its supply of products or services to the Company, or its placement of advertisement through the Company Products; or (ii) such Significant Vendor shall not continue as a vendor to the Company (or the Surviving Corporation) after the Closing or that such Significant Vendor intends to cancel, terminate, or in any material manner that would reasonably be expected to be adverse to the Company or its Subsidiaries or the Surviving Corporation and its Subsidiaries, modify any existing Contracts with the Company.

3.20           Takeover Statutes and Rights Plans.  Assuming the accuracy of the representations and warranties of Parent set forth in Section 4.7, the Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirement, shall not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.  The Company does not have in effect any “poison pill” or similar plan or agreement which could have a dilutive or otherwise adverse effect on Parent as a result of consummation of the transactions contemplated hereby.

3.21           Privacy.  Since January 1, 2008, the Company’s privacy policy is and has been available (as updated from time to time) on the Company Websites (as defined below).  The Company’s and its Subsidiaries’ privacy practices conform, and at all times have conformed, in all material respects to their respective privacy policies and the Company did not collect any personally identifiable information from any individual user of the Company Websites except pursuant to such privacy policies, as amended from time to time.  The Company and each of its Subsidiaries has complied, in all material respects, with all applicable Legal Requirements, including, without limitation, the Israeli Protection of Privacy Law 5741-1981 relating to (a) the privacy of users of the Company Products and all Internet websites owned, maintained or operated by the Company and its Subsidiaries (collectively, the “Company Websites”), (b) the privacy of the employees of the Company and its Subsidiaries; and (c) the collection, storage and transfer of any personally identifiable information collected by the Company and its Subsidiaries or by third parties having authorized access to the Company’s and its Subsidiaries’ records.  The Company’s and its Subsidiaries’ privacy policies, its practices concerning the collection, use, storage, registration and disclosure of Personal Information, and the Company Products and any materials distributed or marketed by the Company and its Subsidiaries conform, and at all times have conformed, to all of the Company’s and its Subsidiaries’ contractual commitments (including to advertisers on the Company Websites) and in all material respects with applicable Legal Requirements.  Except as set forth on Section 3.21 of the Company Disclosure Letter, no claims have been asserted or, to the knowledge of the Company, are threatened against the Company or any of its Subsidiaries by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of the Company or its Subsidiaries. With respect to all personal and user information described in this Section 3.21, the Company and its Subsidiaries have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  To the knowledge of the Company or any of its Subsidiaries, there has been no unauthorized access to or other misuse of that information.

3.22           Corporate Documents.  The Company has made available to Parent: (a) copies which, except as set forth on Section 3.22(a) of the Company Disclosure Letter, are true, complete and correct, in all material respects, of the minute books containing records of proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of the Company and each of its Subsidiaries for the two (2) years prior to the date of this Agreement; and (b) copies which are true, complete and correct, in all material respects, of documents reflecting all grants of Company Options and Company Warrants for the two (2) years prior to the date of this Agreement.

3.23           Other Information.  Except for the representations and warranties expressly set forth in this Agreement, none of the Company nor any of its Subsidiaries, whether directly or indirectly through any Representative or any other Person, is making any representations or warranties whatsoever, express or implied.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1             Organization.  Parent is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and each of Parent and Merger Sub has all requisite limited liability company or corporate power, as the case may be, and authority to carry on its business as presently conducted.

4.2             Authority; No Conflict; Necessary Consents.

  (a)           Authority.  Each of Parent and Merger Sub has all requisite limited liability company and corporate, respectively, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company and corporate, respectively action on the part of the Parent and Merger Sub, and no further action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           No Conflict.  The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of their articles of organization, limited liability company agreement, certificate of incorporation or bylaws, or similar governing documents, as applicable, or (ii) subject to compliance with the requirements set forth in Section 4.2(b), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected; except, in the case of each of the preceding clauses (i) and (ii), for any conflict or violation that would not reasonably be expected to materially impede the ability of the parties to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements.

(c)           Necessary Consents.   No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents; and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would, individually or in the aggregate, reasonably impede, or would reasonably be expected to materially impede, the authority or ability the parties to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof.

4.3           Financing.

(a)          Parent has delivered to the Company true, complete and correct copies of executed commitment letters, each dated as of the date hereof, from (i) Wells Fargo Bank, National Association and (ii) Summit Partners Subordinated Debt Fund IV-A, L.P. and Summit Partners Subordinated Debt Fund IV-B, L.P. (as the same may be amended and replaced in accordance with Section 6.17, collectively, the “Debt Commitment Letters”), pursuant to which the lender parties thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to one or more direct or indirect Subsidiaries of Parent for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”).

(b)          As of the date hereof, (i) none of the Debt Commitment Letters has been amended or modified and no such amendment or modification is contemplated by Parent, and (ii) the respective commitments contained in the Debt Commitment Letters have not been withdrawn or rescinded in any respect.  Parent or one or more of its Subsidiaries has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letters that are payable on or prior to the date hereof.  Each of the Debt Commitment Letters, as delivered by Parent in accordance with Section 4.3(a), is in full force and effect and is a legal, valid and binding obligation of Parent or a Subsidiary of Parent party thereto, as applicable, and, to the knowledge of Parent, the other parties thereto for so long as it remains in full force and effect, subject to the Bankruptcy and Equity Exception.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letters.  Subject to the terms and conditions of the Debt Commitment Letters, and subject to the terms and conditions of this Agreement (including the condition set forth in Section 7.2(a)), the aggregate proceeds contemplated by the Debt Commitment Letters, together with the available cash of the Company and the available cash on hand of Parent and its Subsidiaries, will be sufficient for Parent and Merger Sub: to pay the aggregate Merger Consideration and the aggregate Option Merger Consideration; to consummate the Merger upon the terms contemplated by this Agreement; and to pay all related fees and expenses associated therewith.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or its applicable Subsidiary under any term or condition of the Debt Commitment Letters; and as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would otherwise be reasonably likely to result in the Debt Financing being unavailable.  Neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Debt Financing will not be satisfied on a timely basis or that the Debt Financing will not be available to Parent or its applicable Subsidiaries on the date of the Closing.  As of the date of this Agreement, there are no side letters or other agreements, arrangements, understandings or other Contracts relating to the Debt Financing (the “Debt Financing Documents”) to which Parent, Merger Sub or any of their affiliates is a party as of the date of this Agreement that are inconsistent with the terms and conditions of the Debt Commitment Letters.  There are no Debt Financing Documents to which Parent, Merger Sub or any of their affiliates is a party that would reasonably be expected to materially impede the ability of Parent and Merger Sub to timely consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements or make the funding of the Debt Financing materially less likely to occur.

4.4           Stock Ownership.  As of the date hereof, neither Parent nor Merger Sub beneficially owns any shares of the Company’s capital stock.  Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates,” has been an “interested stockholder” of the Company at any time since the date that is three (3) years prior to the date hereof, as those terms are used in Section 203 of the Delaware Law.

4.5           No Prior Merger Sub Operations.  Merger Sub was formed solely for the purpose of effecting the Merger, has no assets or liabilities, and has not engaged in any business activities or conducted any material operations other than in connection with the transactions contemplated hereby (including, without limitation, the Debt Financing).

4.6           Information Supplied.  The information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will not contain, on each relevant filing date (including the filing of any amendment or supplement thereto), on the date of the mailing to the Company’s stockholders, or at the time of the Company Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company thereof.  Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement.

4.7           Solvency.  Neither Parent nor Merger Sub is entering into any of the transactions contemplated hereby or by the Debt Commitment Letters with the intent to hinder, delay or defraud either present or future creditors.  As of the Effective Time and immediately after giving effect to all of the transactions contemplated hereby, including the Debt Financing, any Alternative Financing and the payment of the aggregate Merger Consideration, payment of the aggregate Option Merger Consideration and any other amounts payable to holders of Company Options hereunder, and payment of all related fees and expenses, and assuming (a) satisfaction of each of the conditions to Parent’s obligation to consummate the Merger as expressly set forth in Article VII and the conditions to the Debt Financing expressly set forth in the Debt Commitment Letters, (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects), and (c) estimates, projections and/or forecasts provided by the Company or its Representatives to Parent prior to the date hereof (as applicable) were prepared in good faith based on reasonable assumptions when prepared, the Surviving Corporation will be Solvent.  For purposes of this Section 4.7, “Solvent” with respect to the Surviving Corporation means that: (i) the sum of the Indebtedness (including contingent Liabilities) of the Surviving Corporation and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the present assets of the Surviving Corporation and its Subsidiaries, taken as a whole; (ii) the capital of Surviving Corporation and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Surviving Corporation and its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the fair salable value (on a going concern basis) of the assets of the Surviving Corporation will not be less than the amount that will be required to pay the probable liability on the debts of the Surviving Corporation as they become absolute and matured.

4.8           Litigation.  There is no action, suit, claim, investigation or proceeding of any nature pending or, to the knowledge of Parent, threatened against Parent, Merger Sub, any of their respective Subsidiaries, or any of their respective properties (tangible or intangible), that, if determined or resolved adversely in accordance with the plaintiff’s demands would, individually or in the aggregate, materially impede, or would reasonably be expected to materially impede, the authority or ability of the Parent to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof.

4.9           Brokers’ and Finders’ Fees.  Except for fees and expenses of Jefferies & Company, Inc., none of Parent, Merger Sub or any of their Subsidiaries is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar financial advisor in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.

4.10         Other Information.  Except for the representations and warranties expressly set forth in this Agreement, none of Parent, Merger Sub nor any of their Subsidiaries, whether directly or indirectly through any Representative or any other Person, is making any representations or warranties whatsoever, express or implied.

ARTICLE V
CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

5.1           Conduct of Business by the Company.

(a)           Ordinary Course.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly required by this Agreement or by applicable Legal Requirements or to the extent that Parent shall otherwise consent in writing, (i) conduct its business in the ordinary course of business and substantially consistent with past practice and in compliance, in all material respects, with all applicable Legal Requirements, (ii) pay its Liabilities and Taxes when due, subject to good faith disputes with respect to any such Liabilities or Taxes, and pay or perform its other material obligations as paid or performed in the ordinary course of business, (iii) use commercially reasonable efforts to assure that each of its Contracts entered into after the date of this Agreement will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party hereto in connection with, or terminate as a result of the consummation of, the Merger, (iv) maintain each of its Leased Real Properties in accordance with the terms of the applicable lease in all material respects, (v) notify and give Parent the opportunity to participate in (but not conduct) the defense or settlement of any litigation to which the Company is a party, (vi) use commercially reasonable efforts consistent with past practices to (A) preserve intact its present business organization, (B) keep available the services of its present officers and other key Employees, (C) preserve its beneficial relationships with customers, vendors, suppliers, distributors, consultants, licensors, licensees and others with which it has business dealings, and (D) maintain in effect all of its Governmental Authorizations, (vii) shall pay in cash to the holders of shares of Company Preferred Stock the dividends that become payable on such shares prior to the Closing Date pursuant to Section 2(b) of the Certificates of Designations, and such payments shall be made on the terms, in the amounts (and no more than the amounts) and on the dates required by the Certificates of Designations (and for the avoidance of doubt, all dividends accrued at or prior to the Last Series A Dividend Payment Date or the Last Series B Dividend Payment Date, as applicable, shall be paid at or prior to such date, respectively), and (viii) consult with Parent, and keep Parent reasonably apprised, in good faith in conducting the defense of any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own or on behalf of the Company) against the Company or its Board of Directors which arise out of or in connection with the Merger or any of the transactions contemplated by this Agreement), and not settle or compromise any such legal proceeding without the prior written consent of Parent, in its sole discretion, (A) to the extent that the Company, Parent or any of their respective subsidiaries is required to pay any amount in settlement or compromise, or (B) if such settlement or compromise would impose any obligation on Parent or any of its Subsidiaries.

(b)           Required Consent.  Without limiting the generality of Section 5.1(a), except as permitted by the terms of this Agreement, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned other than in the case of clauses (i), (ii), (iv), (v), (vi), (viii), (ix), (x), (xi), (xii), (xv), (xx)(A), (xxi), (xxv)(B), (xxviii) and, to the extent relating to any of the foregoing, clause (xxix) below) (it being understood and agreed that if any action is expressly permitted by any of the following subsections, then such action shall be deemed to be expressly permitted under Section 5.1(a) as well):

   (i)        amend the Company Charter Documents or Subsidiary Charter Documents;

 (ii)         acquire, or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(iii)         enter into any Contract with respect to any joint venture, strategic partnership or alliance;

(iv)         except as required by the last sentence of Section 5.1(a), declare, set aside or pay any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock (including, without limitation the Company Series A Preferred Stock and Company Series B Preferred Stock), or purchase, redeem or otherwise acquire any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

  (v)        split, combine or reclassify any of the Company’s or any of its Subsidiaries’ capital stock;

   (vi)     issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock, Voting Debt or subscriptions, rights, warrants or options to acquire any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, in each case, of the Company or any of its Subsidiaries, or enter into other agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options or Company Warrants existing on the date hereof in accordance with their present terms; and (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof;

  (vii)     forgive, whether orally or in writing, any loan from the Company or any of its Subsidiaries to any Employee;

 (viii)     except as may be required by applicable Legal Requirements, (A) increase the compensation payable or to become payable to any Employee by the Company or any of its Subsidiaries (except for (x) annual increases in base salaries or wage rates for current non-officer Employees in the ordinary course of business consistent with past practice and (y) increases required by any plan, policy, practice or Contract in effect on the date of this Agreement and made available to Parent), (B) make any promise, commitment or payment of any bonus payable or to become payable to any Employee (except for (x) bonuses to current non-officer Employees in the ordinary course of business consistent with past practice but not to exceed the 2010 bonus accrual and (y) the change-of-control bonuses described on Section 5.1(b)(viii)(B)(y) of the Company Disclosure Letter), (C) adopt, or increase the benefits payable under, any severance, change of control, termination or bonus plan, policy or practice applicable to any Employee (except (x) that the Company and any of its Subsidiaries may issue or enter into employment offer letters, employment agreements and consulting agreements with non-officer Employees in the ordinary course of business consistent with prior agreements entered into with non-officer level Employees, and (y) that the Company and any of its Subsidiaries may grant non-stock based benefit rights to new Employees hired in accordance with the foregoing clause (x) not exceeding prior agreements with non-officer level Employees and in the ordinary course of business consistent with past practice), (D) enter into any employment, severance, termination, change-of-control or indemnification agreement, or any agreements the benefits of which are contingent upon, or the terms of which are materially altered upon, the occurrence of a change-of-control transaction involving the Company of the nature contemplated hereby, either alone or upon the occurrence of additional or subsequent events (except (w) as set forth on Section 5.1(b)(viii)(D)(w) of the Company Disclosure Letter, (x) that the Company and any of its Subsidiaries may issue or enter into employment offer letters, employment agreements and consulting agreements with non-officer Employees in the ordinary course of business consistent with prior agreements entered into with non-officer level Employees, and (y) that the Company and any of its Subsidiaries may grant non-stock based benefit rights to new Employees hired in accordance with the foregoing clause (x) not exceeding prior agreements with non-officer level Employees, (E) adopt, or increase the benefits payable under, any Company Employee Plan, or enter into any collective bargaining agreement, (F) enter into Employee Agreements with employees of the Company in which the aggregate compensation payable under all such Employee Agreements exceeds $250,000, or (G) enter into any new consulting agreements or extend the term of any existing consulting agreements (other than (x) month-to-month extensions based on the needs of the business and (y) any existing or new consulting agreements that do not exceed $100,000 individually or $300,000 in the aggregate);

    (ix)    enter into, amend or modify in any material respect, or terminate any Company Material Contract, or waive, release, grant any material consent, or assign any material rights or claims thereunder (provided, that the forgoing shall not prevent or preclude the Company or any of its Subsidiaries from taking any of the foregoing actions in the ordinary course of business consistent with past practice with respect to any Company Material Contract providing for payments of less than $150,000 annually (other than amounts constituting pass-through revenue or expenses paid by customers); provided, further, that no such action may be taken with respect to (A) any new Company Material Contract that contains a change-in-control provision in favor of the other party or parties thereto, or would otherwise require a payment to, or give rise to any material rights to, such other party or parties in connection with the transactions contemplated by this Agreement, (B) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world (including any agreement restricting the Company or any of its Subsidiaries from competing in any line of business or in any geographic area); (C) the entry, amendment or termination of any material contract relating to the placing of advertising on the Company Websites; or (D) actions that are otherwise prohibited by this Section 5.1(b);

      (x)    make any change in accounting methods, principles or practices, except as required by concurrent changes in GAAP, Regulation S-X promulgated by the SEC, or applicable Legal Requirements;

    (xi)     enter into any debt, capital lease or other debt or equity financing transaction or enter into any agreement in connection with any such transaction;

   (xii)     make any material revaluation of any of its assets, including, without limitation, writing down the value of long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable, except as required by GAAP, Regulation S-X, or applicable Legal Requirements;

  (xiii)     incur any Indebtedness in excess of $25,000 in principal amount;

  (xiv)     undertake any material restructuring activities, including any reductions in force, lease terminations, restructuring of contracts or similar actions;

    (xv)    adopt a plan or agreement of restructuring, liquidation, dissolution, reorganization or recapitalization of the Company;

  (xvi)     sell, lease, license, incur any Lien on, or otherwise dispose of, any properties or assets (tangible or intangible), except for sales, leases, licenses or dispositions of property or assets (tangible or intangible) which are not material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole, and, in each case, in the ordinary course of business consistent with past practice;

 (xvii)     make any loan or extend credit to any Person other than in the ordinary course of business and consistent with past practice;

(xviii)     make any material purchases of fixed assets or other long-term assets other than in the ordinary course of business and in a manner consistent with past practice;

   (xix)     make or incur any capital expenditure exceeding $250,000 individually or $500,000 in the aggregate;

    (xx)     (A) adopt or change any material Tax accounting method or material Tax election, or (B) (x) enter into any material closing agreement in respect of Taxes, (y) settle or compromise any material Tax claim or assessment, or (z) extend or waive the limitation period applicable to any Tax claim or assessment other than in the ordinary course of business consistent with past practice, except for ITA pre-ruling requests;

      (xxi)     (A) accelerate or release any vesting condition to the right to exercise any Company Option, Company Warrant or other right to purchase or otherwise acquire any shares of the Company’s capital stock, or (B) accelerate or release any right to repurchase shares of the Company’s capital stock upon any Company stockholder’s termination of employment or services with the Company or its Subsidiaries or pursuant to any right of first refusal, in each case except as specifically required by any Contract listed on Section 5.1(b)(xxi) of the Company Disclosure Letter;

     (xxii)     pay or discharge any Liabilities or any Lien, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practice after the date of the Company Balance Sheet, in an amount not in excess of $100,000 individually or $250,000 in the aggregate;

    (xxiii)     make any changes with respect to executive officers of the Company or any of its Subsidiaries or any of the key personnel of the Company or any of its Subsidiaries set forth on Section 5.1(b)(xxiii) of the Company Disclosure Letter, or terminate the employment of a material number of employees;

    (xxiv)     make any loan, advance or capital contribution to, or any investment in, or incur any material liability or obligation to, any of its officers, directors or stockholders or any firm or business enterprise in which any such Person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment, other than (x) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company pursuant to a written Contract made available to Parent as of the date of this Agreement, (y) immaterial advances of travel and other out-of-pocket Company-related business expenses to officers, directors and employees in the ordinary course of business consistent with past practice, and (z) advances to Employees made against commissions, incentive compensation plans, draws and other similar types of advances in the ordinary course of business consistent with past practice;

      (xxv)     (A) commence or (B) settle (except as permitted by Section 5.1(a)(viii)) any pending or threatened material litigation;

    (xxvi)     cancel or terminate, without a reasonable substitute policy therefor, any material insurance policy naming the Company as a beneficiary or a loss payee, in each case without notice to Parent;

   (xxvii)     enter into any agreement to purchase, sell or lease any interest in real property, grant a security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Lease Documents;

  (xxviii)     enter into any Contract containing, or otherwise subject Parent or the Surviving Corporation to any contractual obligation with respect to, any noncompetition or exclusivity obligations or any other material limits or restrictions on the Company, the Surviving Corporation or Parent, or any of their respective businesses, including any limits, restrictions, or provisions that, following the Closing, would restrict the Company, Parent, or the Surviving Corporation from engaging or competing in any business that is material to the business currently conducted by the Company or Parent, or any currently contemplated lines of business of the Company or Parent, with any Person, other than (A) exclusivity provisions which would not restrict the business or assets of Parent or its Subsidiaries (other than the Surviving Corporation) in any respect and that are entered into in the ordinary course of business consistent with past practice and (B) renewals of existing Contracts containing any of the obligations, limits and/or other restrictions described above in this clause (xxviii) but only if such obligations, limits and/or other restrictions are not changed in connection with such renewal; or

(xxix)      take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(b)(i) through Section 5.1(b)(xxviii).

5.2           Procedures for Requesting Parent Consent.  If the Company (including any of its Subsidiaries) shall desire to take any action, or not to take any action, which would require the written consent of Parent pursuant to Section 5.1, prior to taking such action, or not taking such action, the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals, and may not take such action until such consent in writing has been received from the following individual:

AFCV Holdings, LLC
6665 Delmar, Suite 3000
St. Louis, MO 63130
Attention:           Chief Executive Officer
Telephone No.:  (314) 664-2010
Telecopy No.:  (314) 754-9526

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1           Proxy Statement and Other Filings.

(a)           As promptly as practicable after the execution of this Agreement (but in no event more than ten (10) Business Days after the date of this Agreement), the Company shall prepare, and file with the SEC, preliminary proxy materials (including a preliminary Proxy Statement) relating to the seeking of the Company Stockholder Approval.  Parent shall provide promptly to the Company such information concerning Parent as, in the reasonable judgment of Parent or its counsel, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto.  At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the definitive Proxy Statement to be mailed to its stockholders.  Prior to filing any Proxy Statement or any other filing with the SEC or any other Governmental Entity in connection with the transactions contemplated hereby (including any amendment or supplement to the Proxy Statement as a result of any event or occurrence required to be set forth therein), the Company shall provide Parent (which term shall in all instances in this Section 6.1 also include Parent’s outside legal counsel) with reasonable opportunity to review and comment on each such filing in advance, and the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent.

(b)           The Company will notify Parent promptly of the receipt of any oral or written comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement or the issuance of any stop order) and of any request by the SEC or its staff or any other officials of any Governmental Entity for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its advisors or representatives, on the one hand, and the SEC, or its staff or any other officials of any Governmental Entity, on the other hand, with respect to the Proxy Statement or any other filing with any Governmental Entity in connection with the transactions contemplated hereby.  The Company shall, and shall instruct its outside legal counsel to, permit Parent and its outside legal counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or the Merger.  The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, and shall provide Parent with reasonable opportunity to review and comment on any such written response in advance and shall include in such response all reasonable comments proposed by Parent.  If, at any time prior to the Effective Time, any event or information relating to the Company, or any of its affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company shall cause an appropriate amendment or supplement describing such information to be filed with the SEC as promptly as practicable thereafter and, to the extent required by applicable Legal Requirements, disseminated to the stockholders of the Company.

6.2           Meeting of Company Stockholders; Board Recommendation.

(a)           Meeting of Company Stockholders.  The Company shall take all action necessary in accordance with applicable Legal Requirements (including the applicable rules of the NASDAQ Capital Market) to duly give notice of, set a record date for, convene and hold a meeting of its stockholders, as soon as practicable following the date that the Proxy Statement is cleared by the SEC for mailing to such stockholders (the “Clearance Date”), for the purpose of considering and taking action with respect to the Company Stockholder Approval (the “Company Stockholders’ Meeting”) to be held as promptly as practicable after the Clearance Date.  Subject to Section 6.3(d), the Company shall use all reasonable efforts (including, if requested by Parent, by engaging a proxy solicitor) to solicit from its stockholders proxies in favor of the Company Stockholder Approval and shall take all other action necessary or advisable to secure the vote or consent of its stockholders for the Company Stockholder Approval.  Notwithstanding anything to the contrary contained in this Agreement, the Company may delay, adjourn or postpone the date of the Company Stockholders’ Meeting (i) if and to the extent necessary to obtain a quorum (either in person or by proxy) of its stockholders to take action at the Company Stockholders’ Meeting and/or (ii) if and to the extent the Company determines in good faith that such delay, adjournment or postponement is required by applicable Legal Requirements (including in order to circulate a supplement or amendment to the Proxy Statement or to comply with any comments made by the SEC with respect to the Proxy Statement, or otherwise to give the Company’s stockholders sufficient time to evaluate any new information or disclosure (including any supplement or amendment to the Proxy Statement) that the Company has sent them or otherwise made available to Company’s stockholders by issuing a press release, filing materials with the SEC or otherwise, in each case, to the extent so required by applicable Legal Requirements, as determined by the Company in good faith).  Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Stockholders’ Meeting if this Agreement is terminated in accordance with its terms (including, without limitation, pursuant to Section 8.1(j)) before the Company Stockholders’ Meeting is held.  Without the prior written consent of Parent, adoption of this Agreement (including adjournment of the Company Stockholders’ Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of this Agreement) is the only matter which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders’ Meeting.

(b)           Board Recommendation.  Except to the extent expressly permitted by Section 6.3(d):  (i) the Company’s Board of Directors shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, (ii) the Proxy Statement shall include (A) a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, and (B) the Fairness Opinion, and (iii) neither the Board of Directors of the Company (nor any duly constituted or designated committee thereof) shall make any Change of Recommendation.

6.3           Alternative Transaction Proposals.

(a)           No Solicitation.  The Company agrees that it shall not, and will cause its Subsidiaries not to, permit or authorize any of its or their respective officers, directors, employees, affiliates, investment bankers, attorneys, accountants, or other agents, advisors or representatives (collectively, “Representatives”) to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage or facilitate, support or induce any inquiry with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal; (ii) participate or otherwise engage in any discussions or negotiations regarding, or furnish to any Person any non-public information or grant access to the Company’s books, records or personnel with respect to, or take any other action (except to the extent specifically permitted pursuant to Section 6.3(d)) to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, an Alternative Transaction Proposal (except to provide notification of or disclose the existence of the provisions of this Section 6.3(a)); (iii) grant any Person a waiver or release under any standstill or similar agreement with respect to any class of equity security of the Company or any of its Subsidiaries (which provisions the Company shall, and shall cause its Subsidiaries to, use all reasonable efforts to enforce), or approve any transaction covered by any such standstill or similar agreement (including any person becoming an “interested stockholder” under Section 203 of Delaware Law); provided, that immediately upon any breach by the Company of its obligations under this clause (iii), Parent shall automatically be released from its obligations under the standstill provisions of the Confidentiality Agreement without any further action by any party hereto; (iv) approve, endorse or recommend any Alternative Transaction Proposal (except to the extent specifically permitted pursuant to Section 6.3(d)); or (v) enter into any letter of intent or any Contract or commitment (whether binding or not) with respect to an Alternative Transaction Proposal or transaction contemplated thereby.  The Company shall, and shall cause its Subsidiaries to, and shall instruct their respective Representatives to, immediately cease any and all activities, discussions or negotiations that may be ongoing as of the date hereof with any third parties with respect to any Alternative Transaction Proposal, and promptly following the date hereof shall request the prompt return or destruction of all confidential information previously furnished to any such Person with which the Company, its Subsidiaries or any of their Representatives have engaged in any such activities, discussions or negotiations within the twelve (12) month period preceding the date hereof.

(b)           Notification of Unsolicited Alternative Transaction Proposals.

 (i)      As promptly as practicable (but in no event more than one (1) Business Day in Jerusalem, Israel) after the Company, any of its Subsidiaries or any of its or their respective Representatives receives any Alternative Transaction Proposal or any request for non-public information or any expression of interest or inquiry that could reasonably be expected to lead to an Alternative Transaction Proposal, the Company shall provide Parent with oral and written notice of (A) the material terms and conditions of such Alternative Transaction Proposal, request, expression of interest or inquiry, (B) the identity of the Third Party making any such Alternative Transaction Proposal, request, expression of interest or inquiry, and (C) a copy of the proposed transaction agreement, if applicable, and/or any other written information (including materials in electronic format) provided to the Company (or any of its Subsidiaries or any of its or their respective Representatives) by or on behalf of such Third Party to the extent setting forth any material terms of such Alternative Transaction Proposal, request, expression of interest or inquiry.  In addition, the Company shall keep Parent informed on a reasonable and prompt basis as to the material changes in status and material details (including modifications or proposed modifications as to price and other material terms) of any such Alternative Transaction Proposal, request, expression of interest or inquiry (including any negotiations contemplated by Section 6.3(c)(ii)) and shall promptly provide Parent with a copy of all modifications (or proposed modifications) to the proposed transaction agreement, if applicable, and/or any other material written information (including materials in electronic format) subsequently provided to the Company (or any of its Subsidiaries or any of its or their respective Representatives) by or on behalf of the Third Party making such Alternative Transaction Proposal, or by the Company to such Third Party in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry.

 (ii)      The Company shall provide Parent with at least twenty-four (24) hours prior notice (or such lesser prior notice as is provided to the members of the Company’s Board of Directors) of any meeting of its Board of Directors at which its Board of Directors would reasonably be expected to consider any Alternative Transaction Proposal or to determine whether such Alternative Transaction Proposal is a Superior Proposal; provided that such notice, which the Company shall give to the applicable Persons in Section 9.2, may be given telephonically or via electronic mail.

(c)           Superior Proposal.  Notwithstanding anything to the contrary contained in Section 6.3(a), if, prior to the time that the Company Stockholder Approval has been obtained, the Company receives an unsolicited, bona fide written Alternative Transaction Proposal from a third party, as applicable, which the Company’s Board of Directors has determined to be, or which the Company’s Board of Directors has in good faith determined is reasonably likely to become, (in either case, after consultation with its outside financial advisor and its outside legal counsel), a Superior Proposal  (without regard to the matters referred to in clauses (C) and (D) of the “Superior Proposal” definition contained herein, but only to the extent not known (or capable of being known) at the time of receipt of such Alternative Transaction Proposal), then the Company may then take the following actions, but only if: (x) (A) the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that it is required to do so to comply with its fiduciary obligations to its stockholders under Delaware Law, and (B) the Company has given Parent at least twenty-four (24) hours’ prior written notice of its intention to take any of the following actions and has disclosed to Parent the identity of the Person making such Alternative Transaction Proposal and the material terms and conditions of such Alternative Transaction Proposal; and (y) the Company shall have previously complied with the provisions of this Section 6.3:

 (i)      furnish non-public information to the third party making such Alternative Transaction Proposal, provided that (A) the Company shall have received from such third party an executed confidentiality agreement containing (1) customary limitations on the use and disclosure of all non-public written and oral information furnished to such third party on the Company’s behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, and (2) a standstill provision, the term of which is at least as long as the term contained in the Confidentiality Agreement, and the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of this Section 6.3), which confidentiality agreement shall not include any provision having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement or the Confidentiality Agreement and shall require such third party to agree to the same employee non-solicitation provisions, and covering the same period, as set forth in the Confidentiality Agreement, and (B) contemporaneously with furnishing any such non-public information to such third party, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously so furnished); and

 (ii)      engage in discussions or negotiations with the third party with respect to the Alternative Transaction Proposal.

(d)           Change of Recommendation.  Solely in response to the receipt of a Superior Proposal or an Intervening Event, the Board of Directors of the Company may make a Change of Recommendation (and the Company may terminate this Agreement to the extent permitted by, and in accordance with, Section 8.1(j)), if all of the following conditions in clauses (i) through (vi) are met:

  (i)        in the case of a Superior Proposal, the Superior Proposal shall have been made and not withdrawn and shall continue to be a Superior Proposal;

 (ii)        the Company Stockholder Approval shall not yet have been obtained;

(iii)        the Company shall have: (A) delivered to Parent written notice (a “Change of Recommendation Notice”) at least three (3) Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (1) that the Company has received a Superior Proposal or an Intervening Event has occurred, as applicable, (2) the material terms and conditions of the Superior Proposal and the identity of the Third Party making the Superior Proposal or, in the case of an Intervening Event, a description in reasonable detail of the cause and factors constituting such Intervening Event, and (3) that the Company intends to effect a Change of Recommendation and the manner in which it intends to do so; (B) provided to Parent a copy of all materials and information delivered or made available by or on behalf of the Company to the Third Party making the Superior Proposal in connection with such Superior Proposal; and (C) during the aforementioned three (3) Business Day period, if requested by Parent, engaged in good faith negotiations to amend this Agreement in such a manner that the Superior Proposal would no longer be a Superior Proposal or, in the case of an Intervening Event, obviates the need for a Change of Recommendation to comply with its fiduciary obligations to the stockholders of the Company under Delaware Law;

(iv)        Parent shall not have, within the aforementioned three (3) Business Day period, made an offer in writing that the Company’s Board of Directors has in good faith determined (after consultation with its outside financial advisor and outside legal counsel) results in the Alternative Transaction Proposal that had been determined to be a Superior Proposal no longer being a Superior Proposal or, in the case of an Intervening Event, obviates the need for a Change of Recommendation to comply with its fiduciary obligations to the stockholders of the Company under Delaware Law;

 (v)        the Board of Directors of the Company shall have concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal or Intervening Event and after considering any adjustments proposed by Parent in writing pursuant to the preceding clause (iv), that the Company’s Board of Directors is required to effect a Change of Recommendation to comply with its fiduciary obligations to the stockholders of the Company under Delaware Law; and

(vi)        the Company shall have previously complied with the provisions set forth in Section 6.2 and this Section 6.3.

Notwithstanding anything to the contrary contained herein, in the event of a Superior Proposal, any material amendment or modification to an existing Superior Proposal will be deemed to be a new Superior Proposal for purposes of this Section 6.3(d), and in the event of an Intervening Event, any material change to the Intervening Event will be deemed to be a new Intervening Event for purposes of this Section 6.3(d) (and each will require a new three (3) Business Day period, measured as set forth above, and compliance with the terms of this Section 6.3(d), before the Board of Directors of the Company is permitted hereunder to make a Change of Recommendation).

(e)           Continuing Obligation Regarding Company Stockholders’ Meeting.  Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, set a record date for, convene and hold the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Alternative Transaction Proposal, or by any Change of Recommendation, unless this Agreement has been properly terminated in accordance with Section 8.1 (including, without limitation, Section 8.1(j)).

(f)           Compliance with Tender Offer Rules and Other Legal Requirements.  Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the stockholders of the Company a position contemplated by, and in accordance with, Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders which the Company’s Board of Directors determines to make in good faith (after consultation with its outside legal counsel) in order to comply with its fiduciary obligations to its stockholders under Delaware Law; provided that any such disclosure shall be subject to the terms and conditions of this Agreement.  Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.3(d).

(g)           Specific Performance; Actions by Representatives.

 (i)      Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.3 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

 (ii)      Actions by Representatives.  It is understood and agreed that any violation of the restrictions set forth in this Section 6.3 by any Subsidiary of the Company or any of the Company’s or its Subsidiaries’ Representatives shall be deemed to be a breach of this Section 6.3 by the Company.

6.4           Confidentiality; Access to Information; Documents; Assignments.

(a)           Confidentiality.  The parties acknowledge that the Company and Parent have previously executed a Mutual Confidentiality Agreement, dated as of July 14, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b)           Access to Information.  Subject to the Confidentiality Agreement and applicable Legal Requirements, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors, potential financing sources and other representatives of Parent, reasonable access at all reasonable times and upon reasonable notice during the period prior to the Effective Time to all their properties, books, Contracts, assets (including the Company Intellectual Property), personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries or otherwise result in any significant interference with the discharge by such personnel of their normal duties) and, during such period and subject to the Confidentiality Agreement and applicable Legal Requirements, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the applicable Legal Requirements of federal or state securities laws (except to the extent that any such filing is publicly available), and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.  Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose any information where such access or disclosure would give rise to a material risk of waiving any attorney-client privilege of the Company or any of its Subsidiaries or violate any applicable Legal Requirement or any material provision (other than a confidentiality provision) of any Contract entered into prior to the date of this Agreement and made available to Parent.  In the event that the Company does not provide access or information to Parent in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent (or Parent’s legal counsel) in a way that would not violate such applicable Legal Requirements or contractual provisions or waive such privilege.

(c)           Intellectual Property Assignment.  Prior to the Closing Date, the Company shall deliver to Parent evidence, in a form reasonably satisfactory to Parent, that the Persons set forth on Schedule 6.4 have executed a Confidentiality and Invention Assignment Agreement.

6.5           Public Disclosure.

(a)           Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Alternative Transaction Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement or the content of such statement, except as may be required by applicable Legal Requirements or any listing agreement with the NASDAQ Capital Market, or any other applicable national or regional securities exchange or market.  The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.

(b)           To the extent reasonably practicable, the Company shall provide Parent with an advance copy of any press release relating to the Company’s earnings or results of operations prior to issuing any such press release.  In addition, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 6.1 or prior communications consented to in accordance with this Section 6.5(b), the Company shall not issue any press release or otherwise make any public statement or disclosure concerning Parent or its business, financial condition or results of operations without the consent of Parent.

6.6           Regulatory Filings; Reasonable Best Efforts.

(a)           Regulatory Filings.  Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use its reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act (which shall be filed within ten (10) Business Days of the date hereof, except to the extent extended by the mutual consent of Parent and the Company confirmed in writing), (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent to be required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger.  Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.6(a) to comply in all material respects with all applicable Legal Requirements.  The Israeli Subsidiary shall, prior to the Closing, file the appropriate forms with the Investment Center for the change in ownership to be effected by the Merger.

(b)           Exchange of Information.  Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 6.6(a).  Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other and/or its counsel with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in the case of oral presentations, a summary) to the extent that any Legal Requirement of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such information.  Notwithstanding the foregoing, except as may be agreed in connection with any joint defense agreement executed between legal counsel for Parent and legal counsel for the Company, Parent, Merger Sub and the Company will not be required to share with each other any documents covered by Item 4(c) of filings prepared in connection with the HSR Act.  The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6 as “Antitrust Counsel Only Material.”  Such Antitrust Counsel Only Material shall be given only to the outside antitrust counsel of the recipient, and shall not be disclosed by such outside antitrust counsel to any Employees of the recipient or any of its affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.  Each of the Company and Parent shall cause their respective outside antitrust counsel to comply with this Section 6.6(b). Notwithstanding anything to the contrary in this Section 6.6, any materials provided by Parent or the Company (or such party’s legal counsel) to the other such party or its legal counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries and privileged communications.

(c)           Notification.  Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of:  (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d)           Reasonable Best Efforts.  Subject to the express provisions of Section 6.2 and Section 6.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Debt Financing and the other transactions contemplated by this Agreement, including using all reasonable best efforts to accomplish the following:  (i) the satisfaction of the conditions precedent set forth in Article VII; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all steps as may be reasonably necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(e)           Certain Litigation and Antitrust Restraints.  In furtherance and not in limitation of the covenants of the parties contained in Section 6.6(d) and otherwise in this Agreement, if any suit, claim, action, investigation or proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby is instituted (or threatened to be instituted) by the FTC, the DOJ or any other Governmental Entity or any private party challenging any of the transactions contemplated hereby as in violation of any applicable antitrust Legal Requirements, or if determined or resolved adversely in accordance with the demands of the FTC, the DOJ, or such other Governmental Entity or private party would reasonably be expected to materially impede the ability of the parties hereto to timely consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof, each of Parent, Merger Subsidiary and the Company shall use reasonable best efforts to resolve any such suits, claims, actions, investigations or proceedings so as to permit timely consummation of the Merger and the other transactions contemplated by this Agreement.  Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) neither Parent nor Merger Sub shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, instituted by the FTC, the DOJ or any other Governmental Entity; and (ii) neither Parent nor Merger Sub shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates or the Company or any of its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Parent or any of its affiliates to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company capital stock or any limitation or regulation on the ability of Parent or any of its affiliates to exercise full rights of ownership of the shares of Company capital stock (any of the foregoing, an “Antitrust Restraint”).

(f)           Resignation of Directors and Officers.  To the extent requested by Parent, the Company shall use reasonable efforts to obtain from the individuals holding, immediately prior to the Effective Time, the positions of director or officer of the Company and/or the Israeli Subsidiary, the resignation from such positions in writing effective as of the Effective Time.

6.7           Notification of Certain Matters.

(a)           By the Company.  The Company shall give prompt notice to Parent and Merger Sub in writing of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied or that otherwise would or would reasonably be expected to result in any Liability to the Company, Parent or the Surviving Corporation other than a de minimis Liability; (ii) the occurrence of any Material Adverse Effect or any event or occurrence that would reasonably be expected to cause the conditions set forth in Article VII not to be satisfied; and (iii) any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any Governmental Entity or arbitrator, initiated by or against it, or known by the Company or any of its Subsidiaries to be threatened against the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or stockholders in their capacities as such, in each case that (x) if pending or, to the knowledge of the Company, threatened on the date of this Agreement, would have been required to have been disclosed pursuant to any provision of this Agreement, or (y) relate to the consummation of the transactions contemplated by this Agreement.

(b)           By Parent.  Parent and Merger Sub shall give prompt notice to the Company in writing of: (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied; (ii) any event or occurrence that would reasonably be expected to cause the conditions set forth in Article VII not to be satisfied; and (iii) any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any Governmental Entity or arbitrator, initiated by or against Parent or any of its affiliates, or known by Parent to be threatened against Parent or any of its affiliates, or any of their respective officers, directors, employees or equityholders in their capacities as, in each case that (x) if pending or, to the knowledge of Parent, threatened on the date of this Agreement, would have been required to have been disclosed pursuant to any provision of this Agreement, or (y) relate to the consummation of the transactions contemplated by this Agreement.

6.8           Third-Party Consents.  As soon as reasonably practicable following the date hereof, (i) the Company shall use all reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including all consents, waivers and approvals set forth on Section 3.3(b) of the Company Disclosure Letter, and (ii) without in any way limiting the foregoing clause (i), the Company shall use its reasonable best efforts to obtain the consents, waivers and approvals set forth on Schedule 6.8 hereto.  In connection with seeking such consents, waivers and approvals, the Company shall keep Parent reasonably informed of all developments material to the obtaining of such consents, waivers and approvals, and shall, at Parent’s reasonable request, include Parent in any discussions or communications with any Persons whose consent, waiver or approval is sought under this Section 6.8.  Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.  In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals.  If the lessor or licensor under any Lease Document conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), the Company shall be solely responsible (to the extent reasonable) for making all such payments or providing all such additional security.  As soon as reasonably practicable following the date hereof, the Company shall deliver any notices required under any of its or its Subsidiaries’ respective Contracts that are required to be provided in connection with the consummation of the transactions contemplated hereby.

6.9           Employee Matters.

(a)           Consultation on Employee Communications.  The Company shall consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other communication materials to its employees regarding the matters described in this Section 6.9 and any other matters relating to the entry into of this Agreement or the effects of the Merger.

(b)           Other Employee Matters.

  (i)      Parent shall give each Employee of the Company or any of its Subsidiaries as of the Effective Time who continues employment with the Surviving Corporation or any of its affiliates following the Effective Time (each, a “Continuing Employee” and, collectively, the “Continuing Employees”) full credit for prior service with the Company or its applicable Subsidiary for purposes of (A) eligibility and vesting under any Parent Employee Plan, (B) determination of benefit levels under any Parent Employee Plan or policy relating to vacation or severance, and (C) to the extent of Parent’s commercially reasonable efforts, determination of “retiree” status under any Parent Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits.  In addition, Parent shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.  For purposes of this Agreement:

    (A)           the term “Parent Employee Plan” shall mean any Parent employee benefit plan provided by Parent or its wholly owned operating subsidiary covering United States employees for which length of service is relevant (excluding any defined benefit plan, equity plan or phantom equity plan).

  (ii)     During the one (1)-year period following the Effective Time, Parent shall, or Parent shall cause the Surviving Corporation and its Subsidiaries to, provide to all Continuing Employees, to the extent they remain employed during such one (1)-year period, benefits that are in the aggregate substantially comparable to either (A) the benefits provided by the Company and its Subsidiaries to the Continuing Employees as in effect as of the date of this Agreement or (B) the benefits provided to similarly situated Parent employees. Parent shall have discretion to select the specific benefits to be provided to Continuing Employees pursuant to this Section 6.9(c)(ii).

(iii)      Nothing in this Section 6.9(b) shall (A) be treated as an amendment of, or undertaking to amend, any benefit plan, (B) prohibit Parent or any of its Subsidiaries, including the Surviving Corporation, from amending any employee benefit plan, (C) obligate Parent, the Company, the Surviving Corporation or any of their respective affiliates to retain the employment or services of any particular Employee or any other individual or (C) confer any rights or benefits on any person other than the parties to this Agreement.

6.10           Indemnification.

(a)           Indemnity.  From and after the Effective Time until the sixth (6th) anniversary thereof, Parent will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to and to the extent of (i) any indemnification agreements between the Company and its directors and officers as of immediately prior to the Effective Time (the “Indemnified Parties”) in effect on the date of this Agreement and listed in Section 6.10(a) of the Company Disclosure Letter, subject to applicable Legal Requirements, and (ii) any indemnification provisions under the Company Charter Documents as in effect on the date hereof, in each case, with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time.  The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by applicable Legal Requirements.

(b)           Insurance.  Prior to the Effective Time, the Company shall obtain, as of the Effective Time, and pay for in full a prepaid “tail” insurance policy substantially on the terms reviewed by Parent prior to the date hereof (including with respect to the cost, scope and coverage thereof), with a claims period of at least six (6) years after the Effective Time, with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events occurring prior to the Effective Time with respect to those directors and officers of the Company and its Subsidiaries who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy; provided, that in no event shall the Surviving Corporation be required to expend in excess of the amount set forth on Schedule 6.10(a) for such coverage (and, to the extent such costs exceed such amount, Parent or the Surviving Corporation shall only be required to obtain the maximum amount of “tail” coverage as is available for such amount set forth on Schedule 6.10(a).

(c)           Third-Party Beneficiaries; Successors and Assigns.  This Section 6.10 is intended to be for the benefit of, and following the Closing shall be enforceable by the Indemnified Parties and their respective heirs and personal representatives, and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns.

(d)           Other Matters.  Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any insurance policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to, or in substitution for, any such claims under any such insurance policies.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party, and shall not be terminated or modified in a manner as to materially and adversely affect any Indemnified Party to whom this Section 6.10 applies without the consent of such affected Indemnified Party.

6.11           Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause any dispositions of Company Stock (including derivative securities with respect to such Company Stock) resulting from the transactions contemplated by Article II by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12           FIRPTA Certificate.  On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3).

6.13           No Modification of Representations, Warranties, Covenants or Agreements.  No information or knowledge obtained in any investigation or review or notification pursuant to Section 5.1 (Conduct of Business by the Company), Section 6.4 (Confidentiality; Access to Information), Section 6.6 (Regulatory Filings; Reasonable Efforts), Section 6.7 (Notification of Certain Matters) or otherwise shall (a) affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement, (b) limit or otherwise affect any remedies available to the party conducting such investigation or review or receiving such notice or the obligation of such party to consummate the Merger, or (c) in the case of the Company, be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant or agreement.

6.14           Insurance Approval.  The Company shall deliver to Parent at least ten (10) Business Days prior to the Closing a letter in a form acceptable to Parent validly executed by an officer of the Company, which authorizes Parent’s insurance broker to act as the Company’s insurance broker of record with respect to all insurance policies held by the Company, effective from and after the Effective Time, if the Closing shall occur.

6.15           State Takeover Statutes.  The Company’s Board of Directors shall take all actions sufficient to render inapplicable to the Merger, the execution, delivery and performance of this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, the provisions of Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203 of Delaware Law).

6.16           Notice to Holders of Company Preferred Stock.  As promptly as practicable following the date of this Agreement, the Company shall provide notice of an anticipated “Change of Control Transaction” and “Liquidation” (as such terms are defined in the Certificates of Designation) as a result of the Merger to the holders of the shares of Company Preferred Stock, which notice shall state the anticipated date of the Change of Control and Liquidation, and which notice shall be delivered by depositing the same with Federal Express or similar courier for next Business Day delivery, freight paid (with acknowledgement by the holders of shares of Company Preferred Stock), but not less than thirty (30) days prior to the Closing.  Prior to the Closing, the Company shall cause to be terminated, in a manner and on a form reasonably acceptable to Parent, any agreements between the Company and a holder of Company Preferred Stock (including, without limitation, that certain Registration Rights Agreement, dated as of June 16, 2008, by and between the Company, Redpoint Omega, L.P. and Redpoint Omega Associates, LLC).

6.17           Debt Financing.  Without in any way limiting any of the parties’ obligations under Section 6.6:

(a)         Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause the respective officers, employees, consultants and advisors, including legal and accounting advisors, of the Company and its Subsidiaries to, provide to Parent all cooperation reasonably requested by Parent in connection with satisfying the conditions precedent contained in the Debt Commitment Letters and the arrangement of the Debt Financing, including, without limitation, (i) participation in a reasonable number of meetings, presentations and due diligence and drafting sessions, (ii) providing reasonable assistance with the preparation of materials for lender meetings, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, (iii) using commercially reasonable efforts to cause its independent accountants to provide assistance and cooperation to Parent, including but not limited to participating in a reasonable number of accounting due diligence sessions, providing consent to Parent to use their audit reports relating to the Company and providing any necessary “comfort letters,” (iv) executing and delivering definitive financing documents, including pledge, guaranty agreements and security documents and other certificates or documents (including interest rate hedging agreements) as may be reasonably requested by Parent, and otherwise reasonably facilitating the pledging of collateral, in connection with the Debt Financing immediately prior to the Effective Time; provided that no obligation of the Company or any of its Subsidiaries under any such agreement, document or pledge shall be effective until  the Effective Time, (v) providing reasonable access to the books and records, officers, directors, agents and Representatives of the Company and its Subsidiaries, (vi) using commercially reasonable efforts to obtain surveys, title insurance and non-invasive environmental assessments reasonably requested by Parent, (vii) as promptly as practicable, using commercially reasonable efforts to furnish to Parent and its Financing Sources all financial and other pertinent information regarding the Company and its Subsidiaries reasonably requested by Parent, to the extent within the Company’s custody or control, including all information and data necessary to satisfy the conditions set forth in the Debt Commitment Letters, and providing authorization letters to Financing Sources authorizing the distribution of information to prospective lenders or investors, in each case subject to confidentiality agreements reasonably requested by the Company, (viii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements in connection with the Debt Financing and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; provided that no right of any lender, nor any obligation of the Company or any of its Subsidiaries, thereunder shall be effective until the Effective Time, (ix) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high yield debt financing, by the Company immediately following the Effective Time, (x) obtaining customary payoff letters, lien releases and terminations and instruments of discharge to be delivered at Closing, provided that no such payoff letter, lien releases or terminations or instruments shall be effective until the Effective Time, and (xi) furnishing Financing Sources as promptly as practicable with all documentation and other information which any lender providing or arranging the Debt Financing has reasonably requested and that such lender has determined is required by Governmental Entities in connection with the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the USA PATRIOT Act; provided, that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or its Subsidiaries, or otherwise result in any significant interference with the prompt and timely discharge by the Company’s or any of its Subsidiaries’ personnel of their normal duties; provided further that neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any Liability with respect to the Debt Financing prior to the Effective Time or which is not subject to the occurrence of the Closing.  Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with any cooperation provided under this Section 6.17.  The Company hereby consents to the use of its and its Subsidiaries’ logos as may be reasonably necessary, as reasonably determined by the Financing Sources, in connection with arranging and providing the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.

(b)         Subject to the provisions of Section 6.17(c), Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letters, including, without limitation, using reasonable best efforts to (i) maintain in effect the Debt Commitment Letters on the terms and conditions described therein, negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions reflected in the Debt Commitment Letters or on other terms as would not reasonably be expected to materially impede the ability of Parent and Merger Sub to timely consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub set forth in the Debt Commitment Letters and such definitive agreements that are within their control, (iii) consummate the Debt Financing at or prior to the Closing, (iv) comply with its obligations under the Debt Commitment Letters, and (v) enforce its rights under the Debt Commitment Letters.

(c)         Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of the Debt Financing and provide to the Company copies of all executed definitive documents related to the Debt Financing.  Without limiting the generality of the foregoing, Parent shall give the Company prompt (and in any event within one (1) Business Day) written notice: (i) of any default or breach (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to any Debt Commitment Letter or definitive Contract related to the Debt Financing of which Parent has knowledge or becomes aware; (ii) of the receipt of any written notice from any party to a Debt Commitment Letter with respect to any (x) actual or potential default, breach, termination or repudiation by such party of a Debt Commitment Letter or any definitive Contract related to the Debt Financing; and (iii) if for any reason Parent has definitively determined that it will not be able to obtain all or any material portion of the Debt Financing on the terms and conditions, in the manner or from the Financing Sources contemplated by the Debt Commitment Letters.   As soon as reasonably practicable, but in any event within two (2) Business Days after the date that the Company delivers Parent a written request therefor, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in any of the foregoing clauses (i) through (iii) above.  Parent shall not enter into, make, or cause or permit to be made any amendment or modification to a Debt Commitment Letter that amends or modifies the conditions precedent to the Debt Financing in any manner that would reasonably be expected to delay or prevent the Closing from occurring on a timely basis, or make the funding of the Debt Financing materially less likely to occur.  Parent shall provide the Company with a copy of any amendment or modification to a Debt Commitment Letter promptly after the same is entered into.  Subject to the terms and conditions of this Agreement, in the event that any material portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, Parent shall immediately notify the Company thereof, and shall promptly following the occurrence of such event use its reasonable best efforts to arrange to (A) obtain alternative financing (in an amount at least equal to the amount of the Debt Financing or such unavailable portion thereof, as the case may be, or such lesser amount, together with the available cash of the Company and the available cash on hand of Parent and its Subsidiaries, as is sufficient for Parent and Merger Sub enable Parent to pay the aggregate Merger Consideration and the aggregate Option Merger Consideration, to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith) from alternative sources (“Alternative Financing”), on terms that are substantially comparable, in the aggregate, to those contained in the Debt Commitment Letters, and (B) obtain a new financing commitment letter or letters with respect to such Alternative Financing (collectively, the “Alternative Debt Commitment Letters”), which shall replace the existing Debt Commitment Letters, a true, complete and correct copy of each of which Parent shall promptly provide to the Company.  In the event that any Alternative Debt Commitment Letter is obtained, (1) any reference in this Agreement to the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified by the Alternative Commitment Letters, and (2) any reference in this Agreement to the “Debt Commitment Letters” shall be deemed to include the Debt Commitment Letters to the extent not superseded by Alternative Debt Commitment Letters at the time in question and the Alternative Debt Commitment Letters to the extent then in effect.  Parent shall keep the Company reasonably apprised as to the status of, and any material developments relating to, the Debt Financing and, if applicable, any Alternative Financing.

(d)         Subject to their compliance with Sections 6.17(a), 6.17(b) and 6.17(c), nothing contained in this Agreement shall prohibit Parent or Merger Sub from entering into agreements relating to the financing or the operation of Parent, Merger Sub, or the Surviving Corporation.  Notwithstanding anything in this Agreement to the contrary, but subject to its compliance with Sections 6.17(a), 6.17(b) and 6.17(c), after the date of this Agreement but prior to the Effective Time, Parent may replace, amend or supersede the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letters as of the date hereof, or otherwise by instruments (the “New Financing Commitments”) which replace, amend or supersede existing Debt Commitment Letters and/or contemplate co-investment by or financing from one or more other or additional parties; provided, that the terms of the New Financing Commitments shall not (i) expand upon or modify the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letters in any manner that would reasonably be expected to delay or prevent the Closing from occurring on a timely basis, or make the funding of the Debt Financing materially less likely to occur, or (ii) otherwise reasonably be expected to materially impede the ability of Parent and Merger Sub to timely consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements, or make the funding of the Debt Financing materially less likely to occur.  In such event, the term “Debt Commitment Letters” as used herein shall be deemed to include the Debt Commitment Letters to the extent not so replaced, amended or superseded at the time in question and the New Financing Commitments to the extent then in effect.

6.18           Tax Rulings.

 (a)           As soon as reasonably practicable after the execution of this Agreement, the Company shall cause its Israeli counsel, in consultation with Parent and its counsel, advisors and/or accountants,  to prepare and file with the ITA one or more applications:

 (i)     confirming, inter-alia, (A) that the deposit with the Trustee of the payment of consideration pursuant to Section 2.6 for Vested Company Options granted under Section 102 of the ITO and for Company Common Stock obtained upon the exercise of Vested Company Options granted under Section 102 of the ITO will not result in a requirement for an immediate Israeli Tax payment and that the Israeli taxation will be deferred until the completion of such statutory holding period and release of the cash consideration for holders of such Vested Company Options and Company Common Stock; (B) that the statutory holding period applied with respect to Company Options and Company Common Stock subject to Section 102 of the ITO will continue uninterrupted from the original date of grant and will not recommence as a result of the transactions contemplated herein, provided that the applicable consideration paid to the holders of such Vested Company Options granted under Section 102 of the ITO and Company Common Stock obtained upon the exercise of Vested Company Options granted under Section 102 of the ITO is deposited with the Trustee for duration of the statutory holding period; (C) the tax consequences of the right granted at Closing in lieu of Unvested Company Options granted under Section 102 of the ITO pursuant to Section 2.6, and  payment of consideration pursuant to Section 2.6 for Unvested Company Options granted under Section 102 of the ITO; and (D) such other ruling or relief as the parties may agree is appropriate to request under the circumstances (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Options Tax Ruling”).  To the extent that prior to the Closing an interim Israeli Options Tax Ruling is obtained, then all references herein to the Israeli Options Tax Ruling shall be deemed to refer to such interim ruling, until such time that a final definitive Israeli Options Tax Ruling is obtained; and

(ii)      that either: (A) exempts Parent, the Company, the Exchange Agent and their respective agents from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement, or clarifying that no such obligation exists; or (B) clearly instructs Parent, the Company, the Exchange Agent and their respective agents how such withholding at source is to be performed, and in particular, with respect to the classes or categories of holders or former holders of Company Common Stock from which Tax is to be withheld (if any), and the rate or rates of withholding to be applied (the “Israeli Withholding Tax Ruling” and together with the Israeli Options Ruling, the “Israeli Tax Rulings”).

(b)           The Company shall, and shall instruct its representatives and advisors to, cooperate with Parent and its Israeli counsel, representatives and advisors with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings.  Subject to the terms and conditions hereof, the parties shall use all reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to obtain the Israeli Tax Rulings, as promptly as practicable.  The Company, its representatives and advisors shall not make any application to, or conduct any negotiation with, the ITA with respect to any matter relating to the subject matter of the Israeli Tax Rulings without prior coordination with Parent or its representatives and advisors, and will enable Parent’s representatives and advisors to participate in all discussions and meetings relating thereto.  To the extent that the Parent’s representative and advisors elect not to participate in any meeting or discussion, the Company’s representatives and advisors shall provide a prompt and full report of the discussions held.  In any event, the final text of the Israeli Tax Rulings shall in all circumstances be subject to the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1           Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a)           Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with applicable Legal Requirements at the time of such approval.

(b)           No Injunctions or Restraints.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c)           Antitrust Matters.  (i) All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the FTC and the DOJ, and (ii) all other approvals under antitrust, competition or similar applicable laws of other foreign jurisdictions set forth on Schedule 7.1(c) shall have been obtained, in each case, without any condition or requirement requiring or calling for any Antitrust Restraint.

7.2           Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)           Representations and Warranties.

 (i)         The representations and warranties of the Company set forth herein (other than those representations and warranties of the Company specified in Section 7.2(a)(ii)) shall be true and correct (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality or “Material Adverse Effect”), in each case, both at and as of the date of this Agreement and the Closing Date, as if made at and as of such times (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

 (ii)        The representations and warranties of the Company set forth in Section 3.1(c) (Subsidiaries), Section 3.1(d)(ii) (Israeli Subsidiary) (but excluding the last two sentences thereof), Section 3.2 (but excluding Section 3.2(d)(ii)) (Capital Structure), Section 3.3(a) (Authority), Section 3.13 (Brokers’ and Finders’ Fees; Fees and Expenses), Section 3.18 (Fairness Opinion) and Section 3.20 (Takeover Statutes and Rights Plans) shall be true and correct in all material respects, in each case, both at and as of the date of this Agreement and the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); provided, that (x) the representations and warranties of the Company in Section 3.2 (Capital Structure) shall fail to be true and correct in all material respects if an inaccuracy therein would result in an increase in the consideration payable by Parent to the security holders of the Company pursuant to Article II (whether payable in connection with the cash payments or assumption of securities) by 0.5% or more as compared to the amount that would have been payable if such representations and warranties had been true and correct in all respects; and (y) the representations and warranties of the Company in Section 3.1(c) (Subsidiaries) or Section 3.1(d)(ii) (Israeli Subsidiary) shall fail to be true and correct in all material respects if an inaccuracy therein would reasonably be expected to have, in the aggregate, more than an insignificant adverse effect on Parent’s or the Company’s ownership or control of the Israeli Subsidiary (or any of its Subsidiaries) or on the ability of Parent, the Company or the Subsidiaries of the Company to own or control their assets or conduct their respective businesses.

(iii)         At the Closing, Parent shall have received a certificate to the effect of clauses (i) and (ii) above signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(c)           Material Adverse Effect.  No Material Adverse Effect on the Company shall have occurred since the date of this Agreement and be continuing as of the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(d)           No Litigation.  There shall not be any pending or threatened (which threat has not been withdrawn) suit, action or proceeding asserted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger, the effect of which challenge, restraint or prohibition if obtained would cause the condition set forth in Section 7.1(b) to not be satisfied, (ii) seeking to impose an Antitrust Restraint, or (iii) where an unfavorable judgment has a Material Adverse Effect on the Company or on Parent.

(e)           Unrestricted Cash.  The Company and its Subsidiaries shall have unrestricted cash on hand immediately prior to the Effective Time in an aggregate amount of not less than $25,900,000, it being understood and agreed that (i) none of the fees and expenses paid or payable, or incurred or to be incurred, by the Company or any of its Subsidiaries to the extent in connection with the transactions contemplated hereby (including, without limitation, the Debt Financing) (collectively, such fees and expenses, the “Transaction Expenses”), up to a maximum aggregate amount equal to $5,200,000, shall be taken into account for purposes of determining whether or not the condition set forth in this Section 7.2(e) shall have been satisfied; provided, however, any Transaction Expenses in excess of $5,200,000 will be taken into account and shall reduce the unrestricted cash of the Company for purposes of this Section 7.2(e), and (ii) none of the amounts paid or payable by the Company or the Israeli Subsidiary to the extent in connection with the settlement or compromise with the ITA of the matter set forth on Schedule 7.2(e) shall be taken into account for purposes of determining whether or not the condition set forth in this Section 7.2(e) shall have been satisfied to the extent such settlement or compromise is entered into by the Company or the Israeli Subsidiary with the prior written consent of Parent.

(f)           Third Party Consents.  The Company shall have delivered to Parent the consents, waivers and approvals set forth on Schedule 7.2(f) hereto.

(g)           Investment Center Approval.  The Israeli Subsidiary shall have filed the appropriate forms with, and received the written approval of, the Investment Center for the change in ownership to be effected by the Merger.

7.3           Additional Conditions to the Obligations of the Company.  The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality), in each case, both at and as of the date of this Agreement and the Closing Date, as if made at and as of such times (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct does not prevent Parent and Merger Sub from consummating the Merger in accordance with the terms hereof and applicable Legal Requirements.  The Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent.

(b)           Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties (upon the authorization of such party’s Board of Directors), and except as provided below, whether before or after receipt of Company Stockholder Approval:

(a)           by mutual written consent of each of Parent and the Company;

(b)           by either the Company or Parent if the Merger shall not have been consummated by 5:00 p.m. Pacific time on July 5, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

(c)           by either the Company or Parent if any Legal Requirement makes the consummation of the Merger illegal, or if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken any action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such Legal Requirement or action;

(d)           by either the Company or Parent if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the Company Stockholder Approval at a meeting of the Company stockholders duly convened therefore or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the action or failure to act of Company has been a principal cause of or resulted in the failure to obtain the Company Stockholder Approval;

(e)           by Parent (at any time prior to the time the Company Stockholder Approval has been obtained) if a Triggering Event or a material breach of Section 6.2 or Section 6.3 shall have occurred;

(f)           by the Company, following a breach of any representation, warranty, covenant or agreement on the part of Parent and/or the Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and/or the Merger Sub shall have become untrue, in either case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy in Parent and/or Merger Sub’s representations and warranties or breach by Parent and/or Merger Sub is curable by Parent prior to the Outside Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(f) prior to twenty (20) days following the receipt of written notice from the Company to Parent of such breach; provided, further, that Parent continues to exercise all reasonable efforts to cure such breach through such twenty (20) day period (it being understood that, notwithstanding the foregoing, the Company may not terminate this Agreement pursuant to this Section 8.1(f) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or if such breach by Parent and/or Merger Sub is cured within such twenty (20) day period);

(g)           by Parent, following a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the Outside Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(g) prior to twenty (20) days following the receipt of written notice from Parent to the Company of such breach; provided, further, that the Company continues to exercise all reasonable efforts to cure such breach through such twenty (20) day period (it being understood that, notwithstanding the foregoing, Parent may not terminate this Agreement pursuant to this Section 8.1(g) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or if such breach by the Company is cured within such twenty (20) day period);

(h)           by Parent, if a Material Adverse Effect on the Company shall have occurred since the date hereof; provided, that if such Material Adverse Effect on the Company is curable by the Company prior to the Outside Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(h) prior to twenty (20) days following the occurrence of such Material Adverse Effect on the Company; provided, further, that the Company continues to exercise all reasonable efforts to cure such Material Adverse Effect on the Company through such twenty (20) day period (it being understood that, notwithstanding the foregoing, Parent may not terminate this Agreement pursuant to this Section 8.1(h) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or if such Material Adverse Effect on the Company is cured within such twenty (20) day period);

(i)           by the Company if (A) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), (B) the Company is, at such time, ready, willing and able to consummate the transactions contemplated by this Agreement and has not materially breached any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, and (C) on the Outside Date, none of the Parent, Merger Sub nor the Surviving Corporation shall have received the proceeds of the Debt Financing; and

(j)           by the Company if (i) prior to the time that the Company Stockholder Approval has been obtained, the Company’s Board of Directors shall have effected a Change of Recommendation in respect of a Superior Proposal in accordance with the terms of (and subject to the conditions in) Section 6.3(d) and (ii) the Company effectuates such termination of this Agreement solely in order to enter into a definitive agreement with respect to such Superior Proposal, and (iii) concurrently with such termination of this Agreement (and as a condition to the Company’s ability to terminate this Agreement pursuant to this Section 8.1(j)), the Company pays Parent the Company Termination Fee in accordance with Section 8.3(b)(i)(C).

8.2           Notice of Termination; Effect of Termination.  Any termination of this Agreement under, and in accordance with, Section 8.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect except as set forth in Section 6.4(a) (Confidentiality), this Section 8.2, Section 8.3 (Fees and Expenses) and Article IX (General Provisions), each of which shall survive the termination of this Agreement, and nothing herein shall relieve any party from liability for any fraud or willful and knowing breach (except as otherwise provided in, and subject to the limitations of, Section 8.3 in respect of a Non-Breach Financing Failure) of any representation, warranty, covenant or other agreement contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3           Fees and Expenses.

(a)           General.  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b)           Company Payment.

(i)      Payment.  The Company shall pay Parent the Company Termination Fee, by wire transfer to an account designated by Parent in immediately available funds, as follows:

(A)           If this Agreement is terminated by Parent pursuant to Section 8.1(d) and: (w) at the time of the termination of this Agreement, all of the conditions to the Debt Financing have been satisfied, or would at such time reasonably be expected to be satisfied (other than those conditions, the failure of which to be satisfied or be reasonably expected to be satisfied has been or is principally caused by the actions or failure to act of the Company); (x) at the time of the termination of this Agreement, an Alternative Transaction Proposal with respect to the Company has become publicly known and not withdrawn; (y) the valuation of the Company per share of Common Stock for purposes of the Alternative Transaction Proposal is equal to or greater than the Common Stock Merger Consideration (provided, that for purposes of such determination the “Common Stock Merger Consideration” shall be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Preferred Stock, as the case may be), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock or Company Preferred Stock, as the case may be, occurring or having a record date on or after the date hereof); and (z) within twelve (12) months following the termination of this Agreement, an Alternative Transaction Proposal with respect to the Company is consummated, or the Company enters into a letter of intent or any Contract or commitment (whether binding or not) contemplating an Alternative Transaction Proposal which is subsequently consummated following the date thereof, then such payment shall be made concurrently with the consummation of such Alternative Transaction Proposal;

(B)            If this Agreement is terminated by Parent pursuant to Section 8.1(e), then such payment shall be made promptly, but in no event later than two (2) Business Days after the date of such termination;

(C)            If this Agreement is terminated by Parent pursuant to Section 8.1(b) (in circumstances where all of the conditions set forth in Article VII (other than the conditions set forth in Section 7.2(a) or Section 7.2(b)) shall have been satisfied or waived) or pursuant to Section 8.1(g), and: (x) at the time of the termination of this Agreement, an Alternative Transaction Proposal with respect to the Company has become publicly known or known to the Board of Directors of the Company and not withdrawn; (y) the valuation of the Company per share of Common Stock for purposes of the Alternative Transaction Proposal is equal to or greater than the Common Stock Merger Consideration (provided, that for purposes of such determination the “Common Stock Merger Consideration” shall be adjusted to reflect  the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Preferred Stock, as the case may be), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock or Company Preferred Stock, as the case may be, occurring or having a record date on or after the date hereof); and (z) within twelve (12) months following the termination of this Agreement, an Alternative Transaction Proposal with respect to the Company is consummated, or the Company enters into a letter of intent or any Contract or commitment (whether binding or not) contemplating an Alternative Transaction Proposal which is subsequently consummated following the date thereof, then such payment shall be made concurrently with the consummation of such Alternative Transaction Proposal; and

(D)            If this Agreement is terminated by the Company pursuant to Section 8.1(j) then, in accordance with Section 8.1(j), the Company shall pay Parent the Termination Fee concurrently with such termination of this Agreement.

Notwithstanding anything contained herein to the contrary, for purposes of the references to “Alternative Transaction Proposal” contained in this Section 8.3(b)(i), (i) all references to “twenty percent (20%) or more” contained in the definition of “Alternative Transaction Proposal” shall be deemed to read “more than fifty percent (50%)” and (ii) all references to “the Company or any of its Subsidiaries” shall be deemed to read “the Company.”

(ii)      Parent Expenses. In addition to any payments made pursuant to Section 8.3(b)(i), the Company shall pay to Parent by wire transfer to an account designated by Parent in immediately available funds, within two (2) Business Days thereafter, up to an aggregate amount of $1,000,000 (such amount, the “Expense Cap”) of all reasonable and documented out-of-pocket expenses of Parent and its subsidiaries, including reasonable and documented fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by Parent and its subsidiaries or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby if this Agreement is terminated by Parent or the Company (A) pursuant to Section 8.1(d), but only if the Company Stockholder Approval shall not have been obtained by reason of the Company’s willful, knowing and material breach of this Agreement, or (B) pursuant to Section 8.1(e) or Section 8.1(j).

(c)           Parent Payment.

(i)       In the event that this Agreement is terminated by the Company pursuant to Section 8.1(i), then Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay the Company the Parent Termination Fee by wire transfer to an account designated by the Company in immediately available funds.

(ii)      Notwithstanding anything to the contrary in this Agreement, (A) if in the circumstances in which Parent becomes obligated to pay the Parent Termination Fee, Parent is not otherwise in willful, knowing and material breach of this Agreement such that the conditions set forth in Section 7.1 and Section 7.2 would otherwise be satisfied (any such event, a “Non-Breach Financing Failure”), then the Company’s termination of this Agreement pursuant to Section 8.1(i) and receipt of payment of the Parent Termination Fee pursuant to Section 8.3(c)(i) shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub, Financing Sources and any of their respective former, current or future directors, officers, employees, agents, partners, managers, members, Affiliates, stockholders, assignees or representatives of any of the foregoing (each a “Specified Person”) for any loss or damage suffered as a result of the failure of the Merger to be consummated, and upon payment of the Parent Termination Fee in accordance with Section 8.3(c)(i), none of Parent, Merger Sub, Financing Sources or any of their respective Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, (B) in no event, whether or not this Agreement shall have been terminated, shall the Company be entitled to monetary damages in excess of $7,600,000 (such amount, plus any interest, costs and expenses payable under Section 8.3(d), the “Liability Limitation”), inclusive of the Parent Termination Fee, if applicable, and in no event shall the Company seek to recover any money damages in excess of such amount,  for all losses and damages arising from or in connection with breaches of this Agreement by Parent, Merger Sub or their respective Representatives and Affiliates, or arising from any other claim or cause of action under this Agreement; provided, that the Liability Limitation will not apply to damages to the extent related to circumstances in which Parent is in willful, knowing and material breach of its obligations under this Agreement (other than its obligation to consummate the Merger in circumstances where there is a Non-Breach Financing Failure), and (C) in no event shall Financing Sources or any of their Specified Persons have any liability to the Company or any of its Subsidiaries for any loss or damage relating to, arising out of, or in connection with this Agreement or the transactions contemplated hereby.

(iii)      Company Expenses. In addition to any payments made pursuant to Section 8.3(c)(i), Parent shall pay to the Company by wire transfer to an account designated by the Company in immediately available funds, within two (2) Business Days thereafter, up to an aggregate amount of the Expense Cap of all reasonable and documented out-of-pocket expenses of the Company and its subsidiaries, including reasonable and documented fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by the Company and its subsidiaries or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby if this Agreement is terminated by the Company pursuant to Section 8.1(i), but only if the failure of Parent, Merger Sub and the Surviving Corporation to have received the proceeds of the Debt Financing shall have been due to Parent’s willful, knowing and material breach of this Agreement.

(d)              Interest and Costs; Other Remedies.  The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if the Company or Parent fails to pay in a timely manner the amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Parent or the Company makes a claim that results in a judgment against the Company or Parent for the amounts set forth in this Section 8.3, the Company or Parent, as applicable, shall pay to Parent or the Company the reasonable costs and expenses of Parent or the Company, as applicable (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Each of the parties further acknowledge that the Company Termination Fee or the Parent Termination Fee, as the case may be, is not a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  In no event shall the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, more than once.

8.4           Amendment.  Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company, provided, that after receipt of Company Stockholder Approval, no amendment shall be made which under any applicable Legal Requirement or in accordance with the rules of any relevant stock exchange, including the NASDAQ Capital Market, requires further approval by the stockholders of the Company without such further stockholder approval.  This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.

8.5           Extension; Waiver.  At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Any extension or waiver given in compliance with this Section 8.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

9.1           Non-Survival of Representations and Warranties.  The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time, as well as this Article IX, shall survive the Effective Time.

9.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent or Merger Sub, to:

AFCV Holdings, LLC
6665 Delmar, Suite 3000
St. Louis, MO 63130
Attention:           Chief Executive Officer
Telephone No.:  (314) 664-2010
Telecopy No.:  (314) 754-9526

A-Team Acquisition Sub, Inc.
6665 Delmar, Suite 3000
St. Louis, MO 63130
Attention:          President
Telephone No.:  (314) 664-2010
Telecopy No.:  (314) 754-9526

with copies to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention:          Robert G. Day, Esq.
                            Lawrence M. Chu, Esq.
Telephone No.:  (650) 493-9300
Telecopy No.:  (650) 493-6811

if to the Company, to:

Answers Corporation
237 W. 335th Street, Suite 1101
New York, NY 10001
Attention:  General Counsel
Telephone No.:  (646) 502-4777
Telecopy No.:  (646) 502-4778

with copies to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention:          Scott S. Rosenblum, Esq.
                                                                            Abbe L. Dienstag, Esq.
Telephone No.:  (212) 715-9100
Telecopy No.:  (212) 715-8000

9.3           Interpretation; Rule of Construction.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to $ or dollars shall mean to U.S. dollars.  References to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.  References to a Person are also to its permitted successors and assigns.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.4           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.5           Entire Agreement; Third-Party Beneficiaries.  This Agreement and the documents and instruments and other agreements between or among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Voting Agreements and other Exhibits hereto, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between or among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement, and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except (x) as specifically provided, following the Effective Time, in Section 6.9(b), and (y) the Financing Sources and their Specified Persons shall be express third party beneficiaries of and have the right to enforce Sections 8.3(a), 9.7, 9.8 and 9.10.

9.6           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

9.7           Remedies.

(a)           Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity by such party, and the exercise by a party of one remedy will not preclude the exercise of any other remedy.  In no event shall any party be liable for punitive or special damages.

(b)           The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof.  Accordingly, prior to the termination of this Agreement pursuant to Section 8.1, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, and subject to the following sentence, the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.  Notwithstanding the second sentence of this Section 9.7(b), the parties acknowledge that with respect to those covenants of Parent or Merger Sub that require Parent or Merger Sub to obtain the Debt Financing or to consummate the Merger, the Company shall be entitled to an injunction or injunctions to prevent breaches of such covenants by Parent or Merger Sub or to enforce specifically the terms and provisions of such covenants only to prevent breaches of or enforce compliance with such covenants of Parent or Merger Sub to the extent that they require Parent or Merger Sub to (x) use its reasonable best efforts (or such other standards as set forth herein) to obtain the Debt Financing (including, without limitation, the covenants set forth in Sections 6.6(d) and 6.17) or (y) consummate the Merger, if in the case of this clause (y), but only if, the financing provided for in the Debt Commitment Letters (and, if Alternative Financing is being used, pursuant to the Alternative Financing) is available to be drawn down by Parent pursuant to the terms of the applicable agreements but is not so drawn down solely as a result of Parent refusing to do so in a willful, knowing and material breach of this Agreement.  For the avoidance of doubt, whether or not the Company is entitled to seek injunctions or specific performance pursuant to the provisions of the preceding sentence or otherwise, (A) the Company will not be entitled to monetary damages in excess of the Liability Limitation except in connection with any willful, knowing and material breach by Parent of any of its obligations under this Agreement (other than its obligations to consummate the Merger in circumstances where there is a Non-Breach Financing Failure), and (B) neither the Financing Sources nor any of their Specified Persons will have any liability to the Company or any of its Subsidiaries for any loss or damage relating to, arising out of, or in connection with this Agreement or the transaction documents contemplated hereby.

9.8           Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law. Notwithstanding the foregoing, the Company hereby agrees that it will not bring or support any action, cause of action, claim, cross claim or third party claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Financing Sources or their Specified Persons in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, in any forum other than those set forth above in this Section 9.8 and the provisions of Section 9.10 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third party claim.

9.9           Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.  Any purported assignment in violation of this Section 9.9 shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.10           Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

AFCV HOLDINGS, LLC

By:	/s/ David Karandish
Name: David Karandish
Title: Chief Executive Officer

A-TEAM ACQUISITION SUB, INC.

By:	/s/ David Karandish
Name: David Karandish
Title: President

ANSWERS CORPORATION

By:	/s/ Robert Rosenschein
Name: Robert Rosenschein
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

Annex B

DELAWARE GENERAL CORPORATION LAW § 262
APPRAISAL RIGHTS

(a)           Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)           Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)           Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)           Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to §228, §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)           Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)           Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)           At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)           After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)           The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)           The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)           From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)           The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C-1

EXECUTION COPY

EXHIBIT A-1

VOTING AGREEMENT

          THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of February 2, 2011 by and between AFCV Holdings, LLC, a Delaware limited liability company (“Parent”), Robert Rosenschein (the “Stockholder”) and Answers Corporation, a Delaware corporation (the “Company”).

          A.          Parent, the Company and A-Team Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 2, 2011, which provides for the merger (the “Merger”) of Merger Sub with and into the Company with the Company surviving and pursuant to which all outstanding capital stock of the Company will be cancelled and converted into the right to receive the consideration set forth in the Merger Agreement.

         B.          As of the date of this Agreement, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of Company Common Stock as is indicated on the signature page of this Agreement.

         C.          In consideration of the execution of the Merger Agreement by Parent, the Stockholder (in his capacity as such) has agreed to vote the Shares (as defined below) and such other shares of capital stock of the Company over which the Stockholder has or will acquire voting power, so as to facilitate consummation of the Merger. In addition, the Stockholder understands and acknowledges that the Company and Parent are entitled to rely on (i) the truth and accuracy of the Stockholder’s representations contained herein and (ii) the Stockholder’s performance of his obligations set forth herein.

          NOW, THEREFORE, intending to be legally bound hereby, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration the parties hereto hereby agree as follows:

          1.           Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

                        1. 1          “Beneficially Own” or “Beneficial Ownership” or “Beneficially Owned,” with respect to any securities, means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any Contract. A “Beneficial Owner” is a Person who Beneficially Owns securities.

                        1. 2          “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

                        1. 3          “Shares” shall mean: (i) all shares of Company Common Stock (including all options, warrants and other rights to acquire shares of Company Common Stock) Beneficially Owned by the Stockholder as of the date of this Agreement, and (ii) all additional shares of Company Common Stock (including all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires Beneficial Ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

C-1-1

                      1. 4          A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

          2.           Transfer of Shares.

                        2. 1          No Transfer of Shares. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares.

                        2. 2          No Transfer of Voting Rights. The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar Contract to vote or give instructions with respect to the Shares (other than this Agreement and the Proxy) in contravention of the obligations of the Stockholder (including in any manner inconsistent with Section 4 below) under this Agreement with respect to any of the Shares.

          3.           Agreement to Vote Shares.

                       3. 1         Until the Expiration Date, at every meeting of the Company’s stockholders called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Company’s stockholders with respect to any such meeting, the Stockholder shall vote (to the extent not voted by the person(s) appointed under the Proxy) the Shares:

                                     (a) in favor of the adoption of the Merger Agreement (as it may be amended from time to time) and any matter that would reasonably be expected to facilitate the Merger; and

                                    (b) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (i) the approval of any proposal made in opposition to, or in competition with, the Merger or any other transactions contemplated by the Merger Agreement, (ii) any Alternative Transaction Proposal, and (iii) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transaction contemplated by the Merger Agreement.

                      3. 2          In the event that a meeting of the holders of shares of Company Common Stock is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

C-1-2

          4.           Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder shall deliver to Parent a duly executed proxy in the form attached hereto as Exhibit A with respect to the Shares (the “Proxy”), which Proxy is coupled with an interest, and, until the Expiration Date, shall be irrevocable to the fullest extent permitted by applicable law, with respect to each and every meeting of stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company with respect to the matters contemplated by Section 3 covering the total number of Shares in respect of which the Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by the Stockholder, (i) the Stockholder hereby revokes any and all prior proxies (other than the Proxy) given by the Stockholder with respect to the subject matter contemplated by Section 3, and (ii) the Stockholder agrees to not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares in any manner inconsistent with the terms of Section 4, until after the Expiration Date.

          5.           Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder in his capacity as a director of the Company in voting in his sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in his capacity as a holder of shares of Company Common Stock and options to purchase shares of Company Common Stock).

          6.           Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent that:

                        6. 1          Power; Binding Agreement. The Stockholder has full power, capacity and authority to execute and deliver this Agreement and the Proxy, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action, if any, on the part of the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement or the Proxy, the performance by the Stockholder of its obligations hereunder or thereunder or the consummation by the Stockholder of the transactions contemplated hereby or thereby. This Agreement and the Proxy have been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitute a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with their terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

                        6. 2          No Conflicts. No filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution by the Stockholder of this Agreement and the Proxy, the performance by the Stockholder of his obligations hereunder and thereunder and the consummation by the Stockholder of the transactions contemplated hereby and thereby. None of the execution and delivery by the Stockholder of this Agreement or the Proxy, the performance by the Stockholder of his obligations hereunder or thereunder or the consummation by the Stockholder of the transactions contemplated hereby or thereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any Contract or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound, or (ii) violate any Legal Requirements applicable to the Stockholder or any of the Stockholder’s properties or assets, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger and the transactions contemplated by the Merger Agreement and this Agreement or otherwise prevent or delay the Stockholder from performing his obligations under this Agreement.

C-1-3

                        6. 3          Ownership of Shares. As of the date of this Agreement, the Stockholder (i) is the Beneficial Owner of the shares of Company Common Stock (including options and/or warrants to purchase shares of Company Common Stock and shares of Company Common Stock issuable upon the exercise of such options and/or warrants), and (ii) does not own, beneficially or otherwise, any shares of Company Common Stock (including options and/or warrants to purchase shares of Company Common Stock and shares of Company Common Stock issuable upon the exercise of such options and/or warrants), shares of Company Series A Preferred Stock or Shares of Company Series B Preferred Stock other than as indicated on the signature page of this Agreement. The Shares are and will be at all times up until the Expiration Date free and clear of any Liens, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on the Stockholder’s voting rights and other encumbrances of any nature that would adversely affect the Merger or the exercise or fulfillment of the rights and obligations of the Company under the Merger Agreement or of the parties to this Agreement.

                        6. 4          Voting Power. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

                        6. 5          No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Stockholder.

                        6. 6          No Solicitation; Notification. Until the Expiration Date, the Stockholder, solely in his capacity as a stockholder of the Company, shall not, and shall not authorize, or encourage any Representative or Affiliate of such Person, directly or indirectly, to take any action that would, or would reasonably be expected to, result in the violation by the Company of Section 6.3 (Alternative Transaction Proposals) of the Merger Agreement; provided, that, nothing herein shall prevent the Stockholder from taking any action solely in his capacity as a director of the Company in the exercise of his fiduciary duties with respect to an Alternative Transaction Proposal or Superior Proposal in compliance with the terms of the Merger Agreement. Without limiting the generality of the foregoing, the Stockholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 7 by the Stockholder or any of his Representatives or Affiliates shall be deemed to be a breach of this Agreement by the Stockholder. The Stockholder shall not enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to its terms.

          7.           Disclosure. Subject to reasonable prior notice and approval, the Stockholder shall permit and hereby authorizes Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related thereto, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

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          8.           Consent and Waiver. The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which the Stockholder is a party or subject or in respect of any rights the Stockholder may have in connection with the Merger or the other transactions provided for in the Merger Agreement (whether such rights exist under the certificate of incorporation or bylaws of the Company, any Contract to which the Company is a party or by which it is, or any of its assets are, bound under statutory or common law or otherwise). Without limiting the generality or effect of the foregoing, the Stockholder hereby waives, in his capacity as a stockholder of the Company, any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company Board of Directors’ actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith; and the Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that the Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

          9.           Further Assurances. Subject to the terms and conditions of this Agreement, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill the Stockholder’s obligations under this Agreement. The Stockholder, in his capacity as a holder of Shares, shall at all times publicly support the Merger and other transactions contemplated by the Merger Agreement.

          10.          Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 11 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party hereto, for any breach of this Agreement.

          11.          Miscellaneous.

                        11. 1        Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                        11. 2        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                        11. 3        Binding Effect; Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Stockholder may be assigned to any other Person without the prior written consent of Parent.

                        11. 4        Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

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                        11. 5       Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

                        11. 6         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

                        11. 7        Submission to Jurisdiction. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (a) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (b) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.11. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                        11. 8       WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.8.

                        11. 9        Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                        11. 10      Entire Agreement. This Agreement and the other agreements referred to in this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

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                        11. 11      Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

If to Parent:

AFCV Holdings, LLC
6665 Delmar, Suite 3000
St. Louis, MO 63130
Attention: Chief Executive Officer
Telephone No.: (314) 664-2010
Telecopy No.: (314) 754-9526

with copies to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
	Attention:	Robert G. Day
Lawrence M. Chu
Facsimile No.: (650) 493-6811

If to the Stockholder:		To the address for notice set forth on the signature page hereof.

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (iv) in the case of mailing, on the third (3rd) Business Day following that on which the piece of mail containing such communication is posted.

                        11. 12      Headings. The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

                        11. 13      No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                        11. 14      Interpretation.

                                      (a) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

                                    (b) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

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                        11. 15       Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

                        11. 16      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

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               IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER:

/s/ Robert Rosenschein
Robert Rosenschein

6 Yiftah Street, Jerusalem, Israel
Print Address

+972-2-649-5001
Facsimile No.

Shares beneficially owned:

300,960 shares of Company Common Stock

[Signature Page to Rosenschein Voting Agreement]

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AFCV HOLDINGS, LLC:

By:	/s/ David Karandish
Name: David Karandish
Title: Chief Executive Officer

ANSWERS CORPORATION:

By:	/s/ Robert Rosenschein
Name: Robert Rosenschein
Title: Chief Executive Officer

[Signature Page to Rosenschein Voting Agreement]

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EXHIBIT A

IRREVOCABLE PROXY

          The undersigned stockholder (“Stockholder”) of Answers Corporation, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints David Karandish, Chief Executive Officer, and Mood Rowghani, Manager of AFCV Holdings, LLC, a Delaware limited liability company (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of Company Common Stock that now are or hereafter may be Beneficially Owned by the undersigned, and any and all other shares or securities of the Company issued or issuable to Stockholder on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date. Upon Stockholder’s execution of this Irrevocable Proxy, any and all prior proxies given by Stockholder with respect to any Shares are hereby revoked and Stockholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

          This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, A-Team Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Voting Agreement.

          The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Stockholder, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of Stockholder with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the adoption of the Merger Agreement (as it may be amended from time to time) and any matter that would reasonably be expected to facilitate the Merger; and (ii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (a) the approval of any proposal made in opposition to, or in competition with, the Merger or any other transactions contemplated by the Merger Agreement, (b) any Alternative Transaction Proposal, and (c) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transaction contemplated by the Merger Agreement.

          The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided herein. Stockholder may vote the Shares on all other matters.

          Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

          This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

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Dated: February 2, 2011

STOCKHOLDER:

/s/ Robert Rosenschein
Robert Rosenschein

[Signature Page to Rosenschein Voting Agreement]

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Annex C-2

EXECUTION COPY

EXHIBIT A-2

VOTING AGREEMENT

          THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of February 2, 2011 by and between AFCV Holdings, LLC, a Delaware limited liability company (“Parent”), Redpoint Omega, L.P., a Delaware limited partnership and Redpoint Omega Associates, LLC, a Delaware limited liability company (the “Stockholders”) and Answers Corporation, a Delaware corporation (the “Company”).

          A.          Parent, the Company and A-Team Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 2, 2011, which provides for the merger (the “Merger”) of Merger Sub with and into the Company with the Company surviving and pursuant to which all outstanding capital stock of the Company will be cancelled and converted into the right to receive the consideration set forth in the Merger Agreement.

          B.          As of the date of this Agreement, the Stockholders are the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the Company Series A Preferred Stock, Company Series B Preferred Stock and such number of shares of Company Common Stock issuable upon the exercise and conversion of the Company Series A Preferred Stock and Company Series B Preferred Stock, as is indicated on the signature page of this Agreement.

          C.          In consideration of the execution of the Merger Agreement by Parent, each Stockholder (in its capacity as such) has agreed to vote the Shares (as defined below) and such other shares of capital stock of the Company over which such Stockholder has or will acquire voting power, so as to facilitate consummation of the Merger. In addition, each Stockholder understands and acknowledges that the Company and Parent are entitled to rely on (i) the truth and accuracy of such Stockholder’s representations contained herein and (ii) such Stockholder’s performance of their obligations set forth herein.

          NOW, THEREFORE, intending to be legally bound hereby, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration the parties hereto hereby agree as follows:

           1.          Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

                   1. 1          “Beneficially Own” or “Beneficial Ownership” or “Beneficially Owned,” with respect to any securities, means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any Contract. A “Beneficial Owner” is a Person who Beneficially Owns securities.

                   1. 2          “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

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1. 3          “Shares” shall mean: (i) all shares of Company Common Stock (including all options, warrants and other rights to acquire shares of Company Common Stock) Beneficially Owned by a Stockholder as of the date of this Agreement, (ii) all shares of Company Series A Preferred Stock Beneficially Owned by a Stockholder as of the date of this Agreement, (iii) all shares of Company Series B Preferred Stock Beneficially Owned by a Stockholder as of the date of this Agreement, and (iv) all additional shares of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock (including all additional options, warrants and other rights to acquire shares of Company Common Stock) of which a Stockholder acquires Beneficial Ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

1. 4          A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

          2.           Transfer of Shares.

2. 1          No Transfer of Shares. Each Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, such Stockholder shall not cause or permit any Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares.

2. 2          No Transfer of Voting Rights. Each Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, such Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar Contract to vote or give instructions with respect to the Shares (other than this Agreement and the Proxy) in contravention of the obligations of such Stockholder (including in any manner inconsistent with Section 4 below) under this Agreement with respect to any of the Shares.

          3.          Merger Consideration. Each Stockholder hereby acknowledges and agrees that payment of the Series A Merger Consideration and the Series B Merger Consideration in accordance with the terms of the Merger Agreement shall be deemed to satisfy the Company’s obligations under the Certificates of Designation with respect to the Company Series A Preferred Stock and Company Series B Preferred Stock in connection with a “Change of Control Transaction” and a “Liquidation” (as such terms are defined in the Certificates of Designation). Each Stockholder hereby irrevocably waives all other rights under the Certificates of Designation to convert the Company Series A Preferred Stock or Company Series B Preferred Stock to Company Common Stock, or to continue to hold the Company Series A Preferred Stock or the Company Series B Preferred Stock after the Effective Time.

          4.          Agreement to Vote Shares.

4. 1          Until the Expiration Date, at every meeting of the Company’s stockholders called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Company’s stockholders with respect to any such meeting, each Stockholder shall vote (to the extent not voted by the person(s) appointed under the Proxy) the Shares:

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                                        (a)          in favor of the adoption of the Merger Agreement (as it may be amended from time to time) and any matter that would reasonably be expected to facilitate the Merger; and

                                        (b)          against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (i) the approval of any proposal made in opposition to, or in competition with, the Merger or any other transactions contemplated by the Merger Agreement, (ii) any Alternative Transaction Proposal, and (iii) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transaction contemplated by the Merger Agreement.

                       4. 2          In the event that a meeting of the holders of shares of Company Common Stock is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

          5.          Irrevocable Proxy. Concurrently with the execution of this Agreement, each Stockholder shall deliver to Parent a duly executed proxy in the form attached hereto as Exhibit A with respect to the Shares (the “Proxy”), which Proxy is coupled with an interest, and, until the Expiration Date, shall be irrevocable to the fullest extent permitted by applicable law, with respect to each and every meeting of stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company with respect to the matters contemplated by Section 4 covering the total number of Shares in respect of which such Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by each Stockholder, (i) such Stockholder hereby revokes any and all prior proxies (other than the Proxy) given by the Stockholder with respect to the subject matter contemplated by Section 4, and (ii) such Stockholder agrees to not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares in any manner inconsistent with the terms of Section 4, until after the Expiration Date.

          6.          Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require either Stockholder to attempt to) limit or restrict any designee of such Stockholder who is a director of the Company from acting in such capacity or voting in such Person’s sole discretion on any matter (it being understood that this Agreement shall apply to a Stockholder solely in such Stockholder’s capacity as a holders of shares of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock and/or holder of warrants to purchase shares of Company Common Stock).

          7.          Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:

                       7. 1          Power; Binding Agreement. Such Stockholder has full power, capacity and authority to execute and deliver this Agreement and the Proxy, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action, if any, on the part of such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Agreement or the Proxy, the performance by such Stockholder of its obligations hereunder or thereunder or the consummation by such Stockholder of the transactions contemplated hereby or thereby. This Agreement and the Proxy have been duly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitute a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with their terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

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                       7. 2          No Conflicts. No filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution by such Stockholder of this Agreement and the Proxy, the performance by such Stockholder of its obligations hereunder and thereunder and the consummation by such Stockholder of the transactions contemplated hereby and thereby. None of the execution and delivery by such Stockholder of this Agreement or the Proxy, the performance by such Stockholder of its obligations hereunder or thereunder or the consummation by such Stockholder of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any organizational documents applicable to such Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any Contract or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets may be bound, or (iii) violate any Legal Requirements applicable to such Stockholder or any of such Stockholder’s properties or assets, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger and the transactions contemplated by the Merger Agreement and this Agreement or otherwise prevent or delay such Stockholder from performing its obligations under this Agreement.

                       7. 3          Ownership of Shares. As of the date of this Agreement, such Stockholder (i) is the Beneficial Owner of the shares of Company Common Stock (including options and/or warrants to purchase shares of Company Common Stock and shares of Company Common Stock issuable upon the exercise of such options and/or warrants), Company Series A Preferred Stock and Company Series B Preferred Stock as indicated on the signature page of this Agreement, all of which are free and clear of any Liens (except any Liens arising hereunder), and (ii) does not own, beneficially or otherwise, any shares of Company Common Stock (including options and/or warrants to purchase shares of Company Common Stock and shares of Company Common Stock issuable upon the exercise of such options and/or warrants), shares of Company Series A Preferred Stock or Shares of Company Series B Preferred Stock other than as indicated on the signature page of this Agreement. The Shares are and will be at all times up until the Expiration Date free and clear of any Liens, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on such Stockholder’s voting rights and other encumbrances of any nature that would adversely affect the Merger or the exercise or fulfillment of the rights and obligations of the Company under the Merger Agreement or of the parties to this Agreement. Such Stockholder’s principal place of business is set forth on the signature page hereto.

                       7. 4          Voting Power. Such Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

                       7. 5          No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of such Stockholder.

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          8.          No Solicitation; Notification. Until the Expiration Date, each Stockholder, solely in its capacity as a stockholder of the Company, shall not, and shall not authorize, or encourage any Representative or Affiliate of such Person, directly or indirectly, to take any action that would, or would reasonably be expected to, result in the violation by the Company of Section 6.3 (Alternative Transaction Proposals) of the Merger Agreement; provided, that, with respect to a designee of a Stockholder who is a director of the Company, nothing herein shall prevent such Person from taking any action solely in such employee’s capacity as a director of the Company in the exercise of such director’s fiduciary duties with respect to an Alternative Transaction Proposal or Superior Proposal in compliance with the terms of the Merger Agreement. Without limiting the generality of the foregoing, each Stockholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 8 by such Stockholder or any of their Representatives or Affiliates shall be deemed to be a breach of this Agreement by such Stockholder. No Stockholder shall enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to its terms.

          9.          Disclosure. Subject to reasonable prior notice and approval, each Stockholder shall permit and hereby authorizes Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related to thereto, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement.

         10.          Consent and Waiver. Each Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which such Stockholder is a party or subject or in respect of any rights such Stockholder may have in connection with the Merger or the other transactions provided for in the Merger Agreement (whether such rights exist under the certificate of incorporation or bylaws of the Company, any Contract to which the Company is a party or by which it is, or any of its assets are, bound under statutory or common law or otherwise). Without limiting the generality or effect of the foregoing, each Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company Board of Directors’ actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith; and such Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that such Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

         11.          Further Assurances. Subject to the terms and conditions of this Agreement, each Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement. Each Stockholder, in such Stockholder’s capacity as a holder of Shares, shall at all times publicly support the Merger and other transactions contemplated by the Merger Agreement.

         12.          Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party hereto, for any breach of this Agreement.

         13.          Miscellaneous.

                       13. 1          Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

C-2-5

                       13. 2        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                       13. 3        Binding Effect; Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Stockholder may be assigned to any other Person without the prior written consent of Parent.

                       13. 4         Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

                       13. 5        Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

                       13. 6         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

                       13. 7        Submission to Jurisdiction. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (a) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (b) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.11. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

C-2-6

                      13. 8        WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.8.

                       13. 9        Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                       13. 10       Entire Agreement. This Agreement and the other agreements referred to in this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

                       13. 11      Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

If to Parent:

AFCV Holdings, LLC
6665 Delmar, Suite 3000
St. Louis, MO 63130
Attention: Chief Executive Officer
Telephone No.: (314) 664-2010
Telecopy No.: (314) 754-9526

with copies to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Robert G. Day Lawrence M. Chu
Facsimile No.: (650) 493-6811

If to a Stockholder:	To the address for notice set forth on the signature page hereof.

C-2-7

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (iv) in the case of mailing, on the third (3rd) Business Day following that on which the piece of mail containing such communication is posted.

                       13. 12       Headings. The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

                       13. 13        No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                       13. 14        Interpretation.

                                        (a)          Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

                                        (b)          The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

                       13. 15       Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

                       13. 16      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

C-2-8

          IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDERS:

Redpoint Omega, L.P.

By:	/s/ Allen Beasley

Name:	Allen Beasley

Title:	Managing Director

3000 Sand Hill Road, Bldg 2 Suite 290, Menlo park, CA 94025
Print Address

650-854-5762
Facsimile No.

Shares beneficially owned:

0 shares of Company Common Stock

58,350 shares of Company Series A Preferred Stock, convertible into 1,319,474 shares of Company Common Stock as of the date hereof

68,075 shares of Company Series B Preferred Stock, convertible into 1,237,727 shares of Company Common Stock as of the date hereof

1,267,198 shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

[Signature Page to Redpoint Voting Agreement]

C-2-9

Redpoint Omega Associates, LLC

By:	/s/ Allen Beasley

Name:	Allen Beasley

Title:	Managing Director

3000 Sand Hill Road, Bldg 2 Suite 290, Menlo park, CA 94025
Print Address

650-854-5762
Facsimile No.

Shares beneficially owned:

0 shares of Company Common Stock

1,650 shares of Company Series A Preferred Stock, convertible into 37,312 shares of Company Common Stock as of the date hereof

1,925 shares of Company Series B Preferred Stock, convertible into 35,000 shares of Company Common Stock as of the date hereof

35,833 shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

[Signature Page to Redpoint Voting Agreement]

C-2-10

AFCV HOLDINGS, LLC:

By:	/s/ David Karandish
Name: David Karandish
Title: Chief Executive Officer

ANSWERS CORPORATION:

By:	/s/ Robert Rosenschein
Name: Robert Rosenschein
Title: Chief Executive Officer

[Signature Page to Redpoint Voting Agreement]

C-2-11

EXHIBIT A

IRREVOCABLE PROXY

          The undersigned stockholder (“Stockholder”) of Answers Corporation, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints David Karandish, Chief Executive Officer, and Mood Rowghani, Manager of AFCV Holdings, LLC, a Delaware limited liability company (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of Company Series A Preferred Stock, Company Series B Preferred Stock and Company Common Stock that now are or hereafter may be Beneficially Owned by the undersigned, and any and all other shares or securities of the Company issued or issuable to Stockholder on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date. Upon Stockholder’s execution of this Irrevocable Proxy, any and all prior proxies given by Stockholder with respect to any Shares are hereby revoked and Stockholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

          This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, A-Team Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Voting Agreement.

          The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Stockholder, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of Stockholder with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the adoption of the Merger Agreement (as it may be amended from time to time) and any matter that would reasonably be expected to facilitate the Merger; and (ii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (a) the approval of any proposal made in opposition to, or in competition with, the Merger or any other transactions contemplated by the Merger Agreement, (b) any Alternative Transaction Proposal, and (c) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transaction contemplated by the Merger Agreement.

          The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided herein. Stockholder may vote the Shares on all other matters.

          Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

          This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

C-2-12

Dated: February 2, 2011
STOCKHOLDER:

Redpoint Omega
Redpoint Omega Associates

	By:	/s/ Allen Beasley

	Name:	Allen Beasley

	Title:	Managing Director

[Signature Page to Redpoint Voting Agreement]

C-2-13

Annex D
UBS Securities LLC
299 Park Avenue
New York NY 10171

www.ubs.com

February 2, 2011

The Board of Directors
Answers Corporation
237 West 35th Street, Suite 1101
New York, NY 10001

Dear Members of the Board:

          We understand that Answers Corporation, a Delaware corporation (“Answers” or the “Company”), is considering a transaction whereby AFCV Holdings, LLC, a Delaware limited liability company (“Parent”), will effect a merger involving the Company. Pursuant to the terms of an Agreement and Plan of Merger, draft dated February 1, 2011 (the “Agreement”), among Parent, the Company and A-Team Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), Sub will merge with and into the Company, and the Company will become a wholly owned subsidiary of Parent (the “Transaction”). Pursuant to the terms of the Agreement, all of the issued and outstanding shares of the common stock, par value of $0.01 per share, of the Company (“Company Common Stock”), will be converted into the right to receive, for each outstanding share of Company Common Stock, $10.50 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such holders in the Transaction.

          UBS Securities LLC (“UBS”) has acted as financial advisor to the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company or of affiliates of Parent and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

The Board of Directors
Answers Corporation
February 2, 2011
Page 2

          Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or the form of the Transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration. We also express no opinion as to the Series A Merger Consideration or Series B Merger Consideration (in each case as defined in the Agreement) or as to the relative fairness of any portion of the consideration to holders of shares of Company Common Stock, on the one hand, and holders of shares of any series of Company preferred stock, on the other hand. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, (ii) the parties to the Agreement will comply with all material terms of the Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof.

          In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were not publicly available, including financial forecasts and estimates for the three-month fiscal period ended December 31, 2010 and the fiscal year ending December 31, 2011, in each case prepared by the management of the Company, that you have directed us to utilize for purposes of our analysis; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of Company Common Stock; (vii) reviewed the Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

          As you are aware, management of the Company does not believe it can forecast with confidence the financial performance of the Company beyond the fiscal year ending December 31, 2011, and therefore did not provide any such forecasts to UBS. As a consequence, UBS did not prepare a discounted cash flow analysis.

The Board of Directors
Answers Corporation
February 2, 2011
Page 3

   In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

          Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction is fair, from a financial point of view, to such holders.

The Board of Directors
Answers Corporation
February 2, 2011
Page 4

This opinion is provided for the benefit of the Board of Directors, in its capacity as such, in connection with, and for the purpose of, its evaluation of the Consideration in the Transaction.

Very truly yours,

UBS SECURITIES LLC

By:	/s/ Janine Shelffo	By:	/s/ Chris Rhee
Name: Janine Shelffo		Name: Chris Rhee
Title: Managing Director		Title: Executive Director

Annex E
CERTIFICATE OF INCORPORATION

OF

ANSWERS CORPORATION
 a Delaware corporation

ARTICLE FIRST

The name of the corporation is Answers Corporation (the “Corporation”).

ARTICLE SECOND

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19081.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as the same exists or as may hereafter be amended from time to time.

ARTICLE FOURTH

The Corporation is authorized to issue one class of stock to be designated Common Stock.  The total number of shares of Common Stock authorized to be issued is one thousand (1,000) shares with a par value of $0.001 per share.

ARTICLE FIFTH

The Corporation is to have perpetual existence.

ARTICLE SIXTH

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, subject to the provisions of the Bylaws of the Corporation.

ARTICLE SEVENTH

The number of directors which constitute the whole Board of Directors of the Corporation shall be determined in the manner specified in the Bylaws of the Corporation.

ARTICLE EIGHTH

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE NINTH

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE TENTH

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable provisions of the DGCL (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article TENTH shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE ELEVENTH

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time. Any amendment, repeal or modification of this Article ELEVENTH shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation under this Article ELEVENTH in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

ARTICLE TWELFTH

Except as provided in Article TENTH and ELEVENTH above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ANSWERS CORPORATION > 237 WEST 35TH STREET SUITE 1101 NEW YORK, NY 10001
VOTE BY INTERNET –
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – (1-800-690-6903)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to
c/o Broadridge Financial Solutions LLC, 51 Mercedes Way, Edgewood, New York 11717, Attn: Vote Processing.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommend a vote FOR proposals 1 and 2		For	Against	Abstain
1.  To adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated of February 2, 2011, by and among Answers Corporation, AFCV Holdings, LLC (“AFCV”) and A-Team Acquisition Sub, Inc., an indirect wholly owned subsidiary of AFCV.
		☐	☐	☐

2. To adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Merger Agreement.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally. All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owner)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

ANSWERS CORPORATION
Special Meeting of Stockholders

This proxy is solicited by the Board of Directors

237 WEST 35TH STREET, SUITE 1101
NEW YORK, NY 10001

The undersigned stockholder of Answers Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated February 28 , 2011,  and hereby appoints  Robert S. Rosenschein  and  Caleb A. Chill , or either of them, proxies and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company to be held on  April 12 , 2011 at  10:00 a.m., local time, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036 and at any adjournment or postponement thereof, and to vote all shares of common stock or preferred stock, voting, in person or by proxy and entitled to vote on the matter, together as a single class on an as converted to common stock basis, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

If no choice is indicated on the proxy card, the shares will be voted FOR proposal 1 and, if necessary, proposal 2 described herein, and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Meeting.

Continued and to be signed on reverse side